UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

The Securities Exchange Act of 1934

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Filed by a Party other than the Registrant   ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

PS Business Parks, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☒	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

701 Western Avenue

Glendale, California 91201

June 8, 2022

Dear Stockholder,

You are cordially invited to attend a special meeting of common stockholders of PS Business Parks, Inc., a Maryland corporation (the “Company” or “PSB”), to be held on July 15, 2022, at 10 a.m., Pacific time. The special meeting will be held at the Westin Pasadena at 191 N Los Robles Ave, Pasadena, CA 91101. At the special meeting, you will be asked to consider and vote on the merger (the “Company Merger”) of Sequoia Merger Sub I LLC (“Merger Sub I”), a wholly owned subsidiary of Sequoia Parent LP (“Parent”), an affiliate of Blackstone Inc. (“Blackstone”), with and into the Company, and the other transactions contemplated by the Agreement and Plan of Merger, dated as of April 24, 2022, and as it may be amended from time to time, by and among the Company, PS Business Parks, L.P., Parent, Merger Sub I and Sequoia Merger Sub II LLC (the “Merger Agreement”).

If the Company Merger is completed, each share of our common stock, $0.01 par value per share (the “Common Stock”), that is issued and outstanding immediately prior to the effective time of the Company Merger (the “Company Merger Effective Time”) will automatically be converted into the right to receive $187.50 in cash, without interest and less any applicable withholding taxes, as more fully described in the enclosed proxy statement (the “merger consideration”).

Only holders of record of our Common Stock at the close of business on June 7, 2022, are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement thereof. The vote of the holders of our preferred stock, $0.01 par value per share (the “Preferred Stock”), or any depositary shares in respect thereof is not required to approve any of the proposals at the special meeting and is not being solicited. Our board of directors has unanimously determined and declared that the transactions contemplated by the Merger Agreement, including the Company Merger, are advisable and in the best interests of the Company and its stockholders and approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Company Merger. Our board of directors unanimously recommends that you vote “FOR” the approval of the Company Merger and the other transactions contemplated by the Merger Agreement and the other proposals to be considered at the special meeting.

The Company Merger must be approved by the affirmative vote of the stockholders entitled to cast a majority of all the votes entitled to be cast on the matter by the holders of the issued and outstanding Common Stock. The notice of special meeting and proxy statement accompanying this letter provide you with more specific information concerning the special meeting, the Company Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement. We encourage you to read carefully the enclosed proxy statement, including the exhibits. You may also obtain more information about the Company from us or from documents we have filed with the U.S. Securities and Exchange Commission.

If you hold your shares of Common Stock in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your broker, bank or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals without your instructions.

Your vote is very important regardless of the number of shares of Common Stock that you own. Whether or not you plan to attend the special meeting, we request that you authorize a proxy to vote your shares of Common Stock by either completing and returning the enclosed proxy card as promptly as possible or authorizing your proxy or voting instructions by telephone or through the Internet. The enclosed proxy card contains instructions regarding voting.

If you attend the special meeting in person, you may continue to have your shares of Common Stock voted as instructed in your proxy, or you may revoke your proxy at the special meeting by voting your shares of Common Stock in person at the special meeting. If you fail to vote by proxy or in person at the special meeting, or fail to instruct your broker, bank or other nominee how to vote, it will have the same effect as a vote “AGAINST” approval of the Company Merger and the other transactions contemplated by the Merger Agreement.

On behalf of the board of directors, thank you for your continued support.

Sincerely,

Stephen W. Wilson

President and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Company Merger, passed upon the merits or fairness of the Company Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated June 8, 2022, and is first being mailed to our stockholders on or about June 8, 2022.

PS BUSINESS PARKS, INC.

701 Western Avenue

Glendale, California 91201

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 15, 2022

To the Stockholders of PS Business Parks, Inc.:

You are cordially invited to attend a special meeting of common stockholders (the “special meeting”) of PS Business Parks, Inc., a Maryland corporation (the “Company”), to be held on July 15, 2022, at 10 a.m., Pacific time. The special meeting will be held at the Westin Pasadena at 191 N Los Robles Ave, Pasadena, CA 91101. The special meeting is being held for the purpose of acting on the following matters:

1.

To consider and vote on a proposal to approve the merger (the “Company Merger”) of Sequoia Merger Sub I LLC (“Merger Sub I”) with and into the Company, as contemplated by the Agreement and Plan of Merger, dated as of April 24, 2022, and as it may be amended from time to time, by and among the Company, PS Business Parks, L.P., Sequoia Parent LP, Merger Sub I and Sequoia Merger Sub II LLC (the “Merger Agreement”), and the other transactions contemplated by the Merger Agreement (the “proposal to approve the Company Merger”);

2.

To consider and vote on a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Company Merger (the “proposal to approve the merger-related compensation”); and

3.

To consider and vote on a proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the proposal to approve the Company Merger (the “proposal to approve adjournment of the special meeting”).

The foregoing items of business are more fully described in the attached proxy statement, which forms a part of this notice and is incorporated herein by reference. Pursuant to the Maryland General Corporation Law (the “Maryland General Corporation Law”), and our bylaws, only the matters set forth in this Notice of Special Meeting may be brought before the special meeting. Our board of directors has fixed the close of business on June 7, 2022, as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting or any postponement or adjournment thereof. All holders of record of our common stock, $0.01 par value per share (the “Common Stock”), as of the record date are entitled to receive notice of, attend and vote at the special meeting or any postponement or adjournment of the special meeting. The vote of the holders of our preferred stock, $0.01 par value per share (the “Preferred Stock”), or any depositary shares in respect thereof is not required to approve any of the proposals at the special meeting and is not being solicited.

Our board of directors has unanimously determined and declared that the transactions contemplated by the Merger Agreement, including the Company Merger, are advisable and in the best interests of the Company and its stockholders and approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Company Merger. Our board of directors unanimously recommends that you vote “FOR” the proposal to approve the Company Merger, “FOR” the proposal to approve the merger-related compensation, and “FOR” the proposal to approve adjournment of the special meeting.

The Company Merger must be approved by the affirmative vote of the holders of our Common Stock entitled to cast a majority of all the votes entitled to be cast on the Company Merger. Accordingly, your vote is very important regardless of the number of shares of Common Stock that you own. Whether or not you plan to attend the special meeting, we request that you authorize a proxy to vote your shares of Common Stock by either marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope or authorizing your proxy or voting instructions by telephone or through the Internet. If you attend the special meeting in person, you may continue to have your shares of Common Stock voted as instructed in your proxy, or you may revoke your proxy at the special meeting by voting your shares of Common Stock in person at the special meeting. If you hold your shares of Common Stock in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker, bank or other nominee cannot vote on any of the proposals without your instructions. If you fail to exercise your proxy or vote in person, or fail to instruct your broker, bank or other nominee how to vote, the effect will be that the shares of Common Stock that you own will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to approve the Company Merger. Holders of shares of Common Stock may not exercise any appraisal rights, dissenters’ rights or the rights of an objecting stockholder to receive the fair value of the stockholder’s shares of Common Stock in connection with the Company Merger.

Approval of the proposal to approve the merger-related compensation and the proposal to approve adjournment of the special meeting each require the affirmative vote of a majority of the votes cast on such proposal. If you fail to vote by proxy or in person, or fail to instruct your broker, bank or other nominee how to vote, it will not have any effect on the outcome of such proposals, assuming a quorum is present. Abstentions are not considered votes cast and therefore will have no effect on the outcome of these proposals, assuming a quorum is present.

Any proxy may be revoked at any time prior to its exercise by delivery of a properly executed, later-dated proxy card, by authorizing your proxy or voting instructions by telephone or through the Internet at a later date than your previously authorized proxy, by submitting a written revocation of your proxy to our Corporate Secretary, or by voting at the special meeting in person. Attendance at the special meeting alone will not be sufficient to revoke a previously authorized proxy.

We encourage you to read the accompanying proxy statement in its entirety and to submit a proxy or voting instructions so that your shares of Common Stock will be represented and voted even if you do not attend the special meeting. If you have any questions or need assistance in submitting a proxy or your voting instructions, please call our proxy solicitor, D.F. King & Co., Inc., toll-free at (866) 227-7300.

On Behalf of the Board of Directors,

Adeel Khan
Executive Vice President,
Chief Financial Officer and Corporate Secretary

June 8, 2022

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Regulatory Matters	61
Material U.S. Federal Income Tax Consequences	62
Tax Classification of the Company Merger in General	66
Consequences of the Company Merger to U.S. Holders of Shares of Common Stock	66
Consequences of the Company Merger to Non-U.S. Holders of Shares of Common Stock	67
Information Reporting and Backup Withholding	68
Delisting and Deregistration of Common Stock	68
Litigation Relating to the Mergers	68
THE MERGER AGREEMENT	70
Structure	70
Effective Times; Closing Date	70
Governing Documents	71
Directors; Officers; General Partner and Limited Partners of the Surviving Entities	71
Treatment of Common Stock, Preferred Stock and Equity Awards	71
Representations and Warranties	74
Conduct of Our Business Pending the Mergers	78
Company Stockholders’ Meeting	82
Agreement to Take Certain Actions	84
Company Acquisition Proposals; Non-Solicitation	85
Obligation of the Board of Directors with Respect to Its Recommendation	89
Employee Benefits	91
Financing Cooperation	92
Partnership Conversion	94
Certain Other Covenants	94
Conditions to the Mergers	95
Termination of the Merger Agreement	96
Termination Fees	98
Guaranty and Remedies	99
Amendment and Waiver	99
THE SUPPORT AGREEMENT	100
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	101
NO DISSENTERS’ RIGHTS OF APPRAISAL	103
STOCKHOLDER PROPOSALS	103
HOUSEHOLDING OF PROXY MATERIALS	104
OTHER MATTERS	104
WHERE YOU CAN FIND MORE INFORMATION	105

EXHIBITS

Exhibit A — Agreement and Plan of Merger, dated as of April  24, 2022, by and among PS Business Parks, Inc., PS Business Parks, L.P., Sequoia Parent LP, Sequoia Merger Sub I LLC and Sequoia Merger Sub II LLC.

A-1
Exhibit B — Support Agreement, dated as of April 24, 2022, by and between Sequoia Parent LP, PS Business Parks, Inc. and Public Storage.	B-1
Exhibit C — Opinion of J.P. Morgan Securities LLC, dated as of April 24, 2022.	C-1

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SUMMARY

This summary highlights only selected information from this proxy statement relating to (1) the merger (the “Partnership Merger”) of Sequoia Merger Sub II LLC, a Maryland limited liability company (“Merger Sub II”) and wholly owned subsidiary of Sequoia Parent LP, a Delaware limited partnership (“Parent”) and an affiliate of Blackstone Inc. (“Blackstone”), with and into PS Business Parks, L.P., a California limited partnership (the “Partnership”), with the Partnership surviving such merger, (2) the merger (the “Company Merger” and, together with the Partnership Merger, the “Mergers”) of Sequoia Merger Sub I LLC, a Maryland limited liability company (“Merger Sub I”) and wholly owned subsidiary of Parent, with and into PS Business Parks, Inc., a Maryland corporation (“us”, “our” or the “Company”), with the Company surviving such merger, (3) certain other matters contemplated by the Agreement and Plan of Merger, dated as of April 24, 2022, and as it may be amended from time to time, by and among the Company, the Partnership, Parent, Merger Sub I and Merger Sub II (the “Merger Agreement”) and (4) the special meeting of our common stockholders to consider the matters set forth in this proxy statement.

This summary does not contain all the information about the special meeting or the Mergers and related transactions contemplated by the Merger Agreement that may be important to you. As a result, to understand the special meeting, the Mergers and the related transactions fully and for a more complete description of the terms of the Mergers and related transactions, you should read carefully this proxy statement in its entirety, including the exhibits and the other documents to which we have referred you, including the Merger Agreement attached as Exhibit A. Each item in this summary includes a page reference directing you to a more complete description of that item. This proxy statement is first being mailed to our stockholders on or about June 8, 2022.

The Parties to the Mergers (page 28)

PS Business Parks, Inc.

701 Western Avenue,

Glendale, California 91201

(818) 244-8080

PS Business Parks, Inc., which we refer to as “we,” “our,” “us,” “PSB” or the “Company,” was originally formed as a California corporation in 1990 and effective May 19, 2021 the Company reincorporated to the State of Maryland. We elected to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”) commencing with our taxable year ended December 31, 1990. We are a fully-integrated, self-advised and self-managed REIT that owns, operates, acquires and develops commercial properties, primarily multi-tenant industrial, industrial-flex, and low rise-suburban office space. As of March 31, 2022, we owned and operated 27.0 million rentable square feet of commercial space in six states, comprising 96 parks and 652 buildings. Our properties are primarily located in major coastal markets that have experienced long-term economic growth. We also held a 95.0% interest in a joint venture entity which owns Highgate at The Mile, a 395-unit multifamily apartment complex located in Tysons, Virginia, and a 98.2% interest in a joint venture formed to develop Brentford at The Mile, a planned 411-unit multifamily apartment complex also located in Tysons, Virginia. We also manage for a fee approximately 0.3 million rentable square feet on behalf of Public Storage.

The Company’s website is psbusinessparks.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the U.S. Securities and Exchange Commission (the “SEC”). Our Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “PSB.” Depositary shares in respect of each series of our Preferred Stock are listed on the NYSE under the symbols: “PSBPrX”, “PSBPrY” and “PSBPrZ.” For additional information about us and our business, please refer to “Where You Can Find More Information.”

PS Business Parks, L.P.

701 Western Avenue,

Glendale, California 91201

(818) 244-8080

PS Business Parks, L.P., which we refer to as the “Partnership,” is currently a California limited partnership formed on January 2, 1997 and is planned to be converted into a Maryland limited partnership pursuant to the terms of the Merger Agreement. As of the record date, we owned approximately 79.1% of the common units of partnership interest of the Partnership. Substantially all of our assets are held by, and all of our operations are conducted through, the Partnership. Our interest in the Partnership entitles us to share in cash distributions from, and in the profits and losses of, the Partnership in proportion to our percentage ownership. As the sole general partner of the Partnership we have exclusive and complete responsibility and discretion in managing and controlling the Partnership.

Sequoia Parent LP

c/o Blackstone Inc.

345 Park Avenue

New York, New York 10154

(212) 583-5000

Sequoia Parent LP, which we refer to as “Parent”, is a Delaware limited partnership and an affiliate of Blackstone Real Estate Partners IX L.P., a Delaware limited partnership (the “Sponsor”). Sequoia Parent GP LLC, a Delaware limited liability company, is the sole general partner of Parent and is also an affiliate of the Sponsor. Parent was formed solely for the purpose of acquiring us and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. The Sponsor is an affiliate of Blackstone.

Blackstone is a global leader in real estate investing. Blackstone’s real estate business was founded in 1991 and has $298 billion of investor capital under management. Blackstone is the largest owner of commercial real estate globally, owning and operating assets across every major geography and sector, including logistics, residential, office, hospitality and retail. Blackstone’s opportunistic funds seek to acquire undermanaged, well-located assets across the world. Blackstone’s Core+ business invests in substantially stabilized real estate assets globally, through both institutional strategies and strategies tailored for income-focused individual investors including Blackstone Real Estate Income Trust, Inc. (BREIT), a U.S. non-listed REIT, and Blackstone’s European yield-oriented strategy. Blackstone Real Estate also operates one of the leading global real estate debt businesses, providing comprehensive financing solutions across the capital structure and risk spectrum, including management of Blackstone Mortgage Trust (NYSE: BXMT).

Sequoia Merger Sub I LLC

c/o Blackstone Inc.

345 Park Avenue

New York, New York 10154

(212) 583-5000

Sequoia Merger Sub I LLC, which we refer to as “Merger Sub I”, is a Maryland limited liability company. Parent is the sole member of Merger Sub I. Merger Sub I was formed solely for purposes of facilitating Parent’s acquisition of us and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Pursuant to the Merger Agreement, on the closing date, Merger Sub I will merge with and into the Company, and the Company will continue as the surviving company.

Sequoia Merger Sub II LLC

c/o Blackstone Inc.

345 Park Avenue

New York, New York 10154

(212) 583-5000

Sequoia Merger Sub II LLC, which we refer to as “Merger Sub II”, is a Maryland limited liability company. Parent is the sole member of Merger Sub II. Merger Sub II was formed solely for purposes of facilitating Parent’s acquisition of us and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Pursuant to the Merger Agreement, on the closing date, Merger Sub II will merge with and into the Partnership, and the Partnership will continue as the surviving partnership.

The Special Meeting (page 30)

The Proposals

The special meeting of our stockholders (the “special meeting”) will be held on July 15, 2022 at 10 a.m., Pacific time, at the Westin Pasadena at 191 N Los Robles Ave, Pasadena, CA 91101. At the special meeting, holders of our common stock, $0.01 par value per share (the “Common Stock”), as of the record date, which was the close of business on June 7, 2022, will be asked to consider and vote on (1) a proposal to approve the Company Merger and the other transactions contemplated by the Merger Agreement (the “proposal to approve the Company Merger”), (2) a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Company Merger (the “proposal to approve the merger-related compensation”) and (3) a proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the Company Merger and the other transactions contemplated by the Merger Agreement (the “proposal to approve adjournment of the special meeting”).

Pursuant to the Maryland General Corporation Law and our bylaws, only the matters set forth in the Notice of Special Meeting may be brought before the special meeting.

Record Date, Notice and Quorum

All stockholders of record of shares of our Common Stock as of the record date, which was the close of business on June 7, 2022, are entitled to receive notice of and attend and vote at the special meeting or any postponement or adjournment of the special meeting. Each stockholder will be entitled to cast one vote on each matter presented at the special meeting for each share of Common Stock that such holder owned as of the record date. On the record date, there were 27,631,499 shares of Common Stock entitled to vote at the special meeting.

The presence in person or by proxy of our common stockholders entitled to cast a majority of all the votes entitled to be cast at the special meeting will constitute a quorum for purposes of the special meeting. A quorum is necessary to transact business at the special meeting. Abstentions will be counted as shares present for the purposes of determining the presence of a quorum. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to a later date. Pursuant to our bylaws, the chairman of the special meeting may adjourn the special meeting, whether or not a quorum is present, to a later date and time and place announced at the special meeting (subject to certain restrictions in the Merger Agreement, including that in certain circumstances the special meeting may not be held, without Parent’s consent, on a date that is more than 30 days after the date on which the special meeting was originally scheduled).

Required Vote

Completion of the Company Merger and the other transactions contemplated by the Merger Agreement requires approval of the Company Merger and the other transactions contemplated by the Merger Agreement by the affirmative vote of the holders of the issued and outstanding shares of Common Stock entitled to cast a majority of all the votes entitled to be cast on the matter. Each common stockholder will be entitled to cast one vote on each matter presented at the special meeting for each share of Common Stock that such holder owned as of the record date. Because the required vote for this proposal is based on the number of votes our common stockholders are entitled to cast rather than on the number of votes cast, if you fail to exercise your proxy or vote in person (including by abstaining), or fail to instruct your broker, bank or other nominee how to vote, such failure will have the same effect as voting against the proposal to approve the Company Merger.

Each of the proposal to approve the merger-related compensation and the proposal to approve adjournment of the special meeting requires the affirmative vote of a majority of the votes cast on such proposal. Approval of these proposals is not a condition to completion of the Mergers. For the purpose of each of these proposals, if you fail to exercise your proxy or vote in person, or fail to instruct your broker, bank or other nominee how to vote, it will not have any effect on the outcome of such proposals, assuming a quorum is present. Abstentions are not considered votes cast and therefore will have no effect on the outcome of these proposals, assuming a quorum is present.

The vote of the holders of our 5.250% Series X Cumulative Preferred Stock, par value $0.01 per share, 5.200% Series Y Cumulative Preferred Stock, par value $0.01 per share, and 4.875% Series Z Cumulative Preferred Stock, par value $0.01 per share, which we refer to collectively as the “Preferred Stock,” or depositary shares in respect thereof, is not required to approve any of the proposals at the special meeting and is not being solicited.

As of the record date, our directors and executive officers owned and are entitled to vote an aggregate of 399,620 shares of our Common Stock, entitling them to exercise approximately 1.4% of the voting power of our Common Stock entitled to vote at the special meeting. Our directors and executive officers have informed us that they intend to vote the shares of Common Stock that they own in favor of the proposal to approve the Company Merger, in favor of the proposal to approve the merger-related compensation and in favor of the proposal to approve adjournment of the special meeting.

In addition, Public Storage, solely in its capacity as a common stockholder of the Company and limited partner of the Partnership, Parent and the Company have entered into a support agreement requiring Public Storage, among other things, to vote its shares of Common Stock in favor of the proposal to approve the Company Merger (the “Support Agreement”). As of the record date, Public Storage beneficially owned 7,158,354 shares of our Common Stock, entitling it to exercise approximately 25.9% of the voting power of our Common Stock entitled to vote at the special meeting. As of the record date, Public Storage, together (without duplication) with our directors and executive officers, beneficially owned 7,557,974 shares of our Common Stock, entitling them to exercise approximately 27.4% of the voting power of our Common Stock entitled to vote at the special meeting.

Proxies; Revocation

Any of our common stockholders of record entitled to vote may authorize a proxy to vote his, her or its shares of Common Stock by returning the enclosed proxy card, authorizing a proxy or voting instructions by telephone or through the Internet, or by appearing and voting at the special meeting in person. If the shares of Common Stock that you own are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee how to vote your shares of Common Stock using the instructions provided by your broker, bank or other nominee.

Any proxy may be revoked at any time prior to its exercise by your delivery of a properly executed, later-dated proxy card, by authorizing your proxy by telephone or through the Internet at a later date than your previously authorized proxy, by your filing a written revocation of your proxy with our Corporate Secretary or by your voting in person at the special meeting. Attendance at the special meeting alone will not be sufficient to revoke a previously authorized proxy.

The Mergers (page 34)

Pursuant to the Merger Agreement, on the closing date, Merger Sub II will merge with and into the Partnership and the separate existence of Merger Sub II will cease, and the Partnership will continue as the surviving entity in the merger (the “Partnership Merger”). We use the term “Surviving Partnership” to refer to the Partnership following the Partnership Merger Effective Time (as defined below).

The Partnership Merger will become effective upon the later of the acceptance for record of the articles of merger with respect to the Partnership Merger by the State Department of Assessments and Taxation of Maryland (the “SDAT”) or on such other date and time as may be mutually agreed to by us and Parent and specified in the articles of merger with respect to the Partnership Merger (not to exceed 30 days from the date the articles of merger with respect to the Partnership Merger are accepted for record by the SDAT). We use the term “Partnership Merger Effective Time” in this proxy statement to refer to the time the Partnership Merger becomes effective.

Pursuant to the Merger Agreement, on the closing date, Merger Sub I will merge with and into the Company and the separate existence of Merger Sub I will cease, and the Company will continue as the surviving entity in the merger (the “Company Merger”). We use the term “Surviving Company” to refer to the Company following the Company Merger Effective Time (as defined below).

The Company Merger will become effective upon the acceptance for record of the articles of merger with respect to the Company Merger by the SDAT or on such other date and time as may be mutually agreed to by us and Parent and specified in the articles of merger with respect to the Company Merger (not to exceed 30 days from the date the articles of merger with respect to the Company Merger are accepted for record by the SDAT). We use the term “Company Merger Effective Time” in this proxy statement to refer to the time the Company Merger becomes effective.

Unless otherwise agreed by the parties to the Merger Agreement, the Partnership Merger Effective Time and the Company Merger Effective Time will occur on the closing date, with the Company Merger Effective Time occurring immediately after the Partnership Merger Effective Time.

Recommendation of Our Board of Directors (page 47)

Our board of directors has unanimously:

•	determined and declared the transactions contemplated by the Merger Agreement, including the Company Merger, to be advisable and in the best interests of the Company and its stockholders;

•	approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Company Merger; and

•

recommended that you vote “FOR” the proposal to approve the Company Merger, “FOR” the proposal to approve the merger-related compensation, and “FOR” the proposal to approve adjournment of the special meeting.

Opinion of the Company’s Financial Advisor (page  50)

In connection with the Mergers, J.P. Morgan Securities LLC (“J.P. Morgan”), the Company’s financial advisor, delivered to the Company’s board of directors on April 24, 2022 an oral opinion, which was confirmed by delivery of a written opinion dated April 24, 2022, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the consideration to be paid to the holders of the Company’s Common Stock in the Mergers was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan, dated April 24, 2022, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Exhibit C to this proxy statement and is incorporated herein by reference. The summary of J.P. Morgan’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the written opinion. The Company’s common stockholders are urged to read J.P. Morgan’s opinion in its entirety. J.P. Morgan’s opinion was addressed to the Company’s board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the Mergers, was directed only to the consideration to be paid to the holders of the Company’s Common Stock in the Mergers and did not address any other aspect of the Mergers. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the Mergers to the holders of any other class of securities, creditors or other constituencies of the Company or the Partnership, or as to the underlying decision by the Company to engage in the Mergers. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. J.P. Morgan’s opinion does not constitute a recommendation to any of the Company’s common stockholders as to how such stockholder should vote with respect to the Mergers or any other matter. For a description of the opinion that the Company’s board of directors received from J.P. Morgan, see the section entitled “The Mergers — Opinion of the Company’s Financial Advisor”.

Treatment of Common Stock, Preferred Stock, Company Options and Equity Awards (page  71)

Common Stock

At the Company Merger Effective Time, each share of our Common Stock (other than shares of our Common Stock that are owned by Parent or any wholly owned subsidiary of Parent or us, which will automatically be cancelled with no consideration being delivered in exchange thereof (the “cancelled shares”)) issued and outstanding immediately prior to the Company Merger Effective Time will be automatically converted into the right to receive the merger consideration of $187.50 in cash, without interest and less any applicable withholding taxes. If we declare a dividend determined by us to be reasonably necessary to maintain our status as a REIT under the Code or to avoid the imposition of income or excise tax or any other entity-level tax as permitted under the Merger Agreement (an “Additional Dividend”), the merger consideration will be decreased by an amount equal to the per share amount of such Additional Dividend. Additionally, immediately prior to the Partnership Merger Effective Time, we will be required to pay a closing cash dividend (the “Closing Cash Dividend”) to holders of record of our Common Stock as of the close of business on the business day immediately prior to the closing date in an amount reasonably determined by the Company in consultation with Parent equal to or in excess of the sum of (i) the amount required to be distributed to avoid the imposition of income or excise tax or any other entity-level tax for the Company’s hypothetical short taxable year ending on the closing date as a result of the Mergers or the Company’s taxable year ended December 31, 2021 and (ii) the estimated accumulated earnings and profits of the Company, calculated pursuant to applicable Treasury Regulations, for the Company’s hypothetical short taxable year ending on the closing date as a result of the Mergers, so long as any such Closing Cash Dividend is no greater than the cash available for distribution. The Closing Cash Dividend will also reduce the merger consideration per share by an amount equal to the per share amount of such Closing Cash Dividend.

Preferred Stock

Each share of Preferred Stock issued and outstanding immediately prior to the Company Merger Effective Time and each depositary share issued pursuant to the deposit agreements for the Preferred Stock, representing one-thousandth of one share of Preferred Stock issued and outstanding immediately prior to the Company Merger Effective Time will be unaffected by the Company Merger and will remain outstanding in accordance with their respective terms.

Company Options

Immediately prior to the Company Merger Effective Time, each option to purchase shares of our Common Stock (we refer to each as a “Company Option”) that is outstanding immediately prior to the Company Merger Effective Time will be cancelled in exchange for a cash payment in an amount equal to (1) the number of shares of Common Stock subject to the Company Option immediately prior to the Company Merger Effective Time multiplied by (2) the excess (if any) of the merger consideration over the per share exercise price applicable to the Company Option, less any applicable withholding taxes. Each Company Option with a per share exercise price that exceeds the merger consideration will be cancelled for no consideration.

Company RSU Awards

Immediately prior to the Company Merger Effective Time, each award of restricted stock units (we refer to each as a “Company RSU Award”) covering shares of our Common Stock granted under a Company equity plan that is outstanding immediately prior to the Company Merger Effective Time will be cancelled in exchange for a cash payment in an amount equal to (1) the number of shares of Common Stock subject to the Company RSU Award immediately prior to the Company Merger Effective Time multiplied by (2) the merger consideration, less any applicable withholding taxes.

Company Deferred Stock Unit Awards

Immediately prior to the Company Merger Effective Time, each award of deferred stock units (we refer to each as a “Company Deferred Stock Unit Award”) governed under the Company’s retirement plan for non-employee directors that is outstanding immediately prior to the Company Merger Effective Time will become vested and, at the Company Merger Effective Time, be converted into a right to receive a cash payment in an amount equal to (1) the number of shares of Common Stock subject to the Company Deferred Stock Unit Award immediately prior to the Company Merger Effective Time multiplied by (2) the merger consideration, less any applicable withholding taxes.

2022 Equity Incentive Plan Awards

Immediately prior to the Company Merger Effective Time, each award approved under the Company’s 2022 Equity Incentive Plan Awards Program (we refer to each as a “2022 EIP Award”) will be cancelled in exchange for a specified cash payment, less any applicable withholding taxes.

Financing (page 56)

In connection with the closing of the Mergers, Parent will cause an aggregate of approximately $6.6 billion to be paid to the holders of our Common Stock, including the holders of Company equity awards, and the holders of common units of partnership interest of the Partnership. In addition, Parent has informed us that in connection with the closing of the Mergers, Parent expects to cause our outstanding indebtedness under our revolving credit facility, if any, to be prepaid in full. As of May 19, 2022, we had $0 in aggregate principal amount of consolidated indebtedness under our revolving credit facility.

Parent has informed us that it has received, in connection with the Mergers, a debt commitment letter from Citigroup Global Markets Inc., Bank of America, N.A., Barclays Bank PLC, Barclays Capital Real Estate Inc., Morgan Stanley Bank, N.A. and Societe Generale Financial Corporation, providing for debt financing through a CMBS loan and balance sheet loan in an aggregate amount of up to approximately $4.85 billion to be funded on or after the closing of the Mergers, subject to the satisfaction of the conditions contained in the debt commitment letter (which we refer to collectively as the “debt financing”) and that it may seek to obtain additional debt financing in connection with the Mergers. In addition, it is expected that the Sponsor and its affiliates will contribute equity to Parent for the purpose of funding the acquisition costs (including the merger consideration) that are not covered by such debt financing.

Parent has informed us that in addition to the payment of the merger consideration, the funds to be obtained from the debt and equity financing may be used for purposes such as reserves, paying carrying costs with respect to the properties, funding working capital requirements, and for other costs and expenses related to the financing and the Mergers. Parent has informed us that it currently believes that the funds to be borrowed under the debt financing would be secured by, among other things, a mortgage lien on certain properties which are wholly owned and/or ground leased by us, certain escrows and reserves and such other pledges and security required by the lenders to secure and perfect their interests in the applicable collateral, and that such debt financing would be conditioned on the mergers being completed and other customary conditions for similar financings.

The Merger Agreement does not contain a financing condition or a “market MAC” condition to the closing of the mergers. For more information, see “The Merger Agreement — Financing Cooperation” and “The Merger Agreement — Conditions to the Mergers.”

Interests of Our Directors and Executive Officers in the Company Merger (page 57)

Our directors and executive officers have certain interests in the Company Merger that are different from, or in addition to those of our stockholders. See “The Mergers — Interests of Our Directors and Executive Officers in the Company Merger” for additional information about interests that our directors and executive officers have in the Company Merger that are different than yours.

Company Acquisition Proposals; Non-Solicitation (page 85) and Obligation of the Board of Directors with Respect to Its Recommendation (page 89)

The “Go-Shop” Period: Solicitation of Company Acquisition Proposals

Until 11:59 p.m. (New York City time) on May 25, 2022, which we refer to as the “No-Shop Period Start Date,” we and our subsidiaries and representatives had the right to solicit, initiate, encourage or facilitate any inquiry, discussion, offer, request or proposal that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal (as defined below), including providing non-public information and data regarding the Company to any person pursuant to an acceptable confidentiality agreement, and engage in any discussions or negotiations with any persons and their respective representatives with respect to a Company Acquisition Proposal or potential Company Acquisition Proposal or interest or potential interest with respect thereto, or otherwise cooperate with, assist or participate in, or facilitate any inquiries. Within one (1) business day after the No-Shop Period Start Date, the Company was required to notify Parent of the identity of each person from whom the Company received a Company Acquisition Proposal during such period, including any “excluded parties” as described below, and provide a copy of such Company Acquisition Proposal and any other written terms or proposals. The Company and its subsidiaries and their respective representatives were permitted to continue to engage in the activities described above with respect to any excluded party until 11:59 p.m. (New York City time) on June 4, 2022 subject to extension in certain circumstances as described under “The Merger Agreement—Company Acquisition Proposals; Non-Solicitation.” An “excluded party” is a person or group of persons from whom we or any of our representatives have received a written bona fide Company acquisition proposal after the date of the Merger Agreement and prior to the No-Shop Period Start Date that our board of directors determined in good faith prior to the No-Shop Period Start Date (after consultation with outside counsel and financial advisor) constitutes or could reasonably be expected to lead to a Superior Proposal (as defined in “The Merger Agreement — Company Acquisition Proposals”). The circumstances in which a person or group of persons ceases to be an “excluded party” are described under “The Merger Agreement — Company Acquisition Proposals; Non-Solicitation — Actions Prior to ‘No-Shop Period Start Date’.” We refer to such Company Acquisition Proposal as a “qualified proposal.”

The “No-Shop” Period: No Solicitation of Company Acquisition Proposals

Under the terms of the Merger Agreement, from and after the No-Shop Period Start Date, other than as permitted with respect to excluded parties as described above, we have agreed to cease any solicitations, discussions, negotiations or communications with any person with respect to any Company Acquisition Proposal and not to solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion, offer, request or proposal that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal, and, subject to certain exceptions, we are not permitted to enter into discussions or negotiations concerning, or provide non-public information to a third party in connection with, any Company Acquisition Proposals. However, we may, prior to obtaining the requisite vote of our common stockholders in favor of the proposal to approve the Company Merger, engage in discussions or negotiations and provide non-public information to a third party which has made an unsolicited written bona fide Company Acquisition Proposal if the Company’s board of directors determines in good faith, after consultation with outside legal counsel and financial advisors, that such Company acquisition proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal.

Prior to obtaining the requisite vote of our common stockholders in favor of the proposal to approve the Company Merger, the Company’s board of directors may, in certain circumstances, effect an adverse recommendation change (as defined in the section entitled “The Merger Agreement — Obligation of the Board of Directors with Respect to Its Recommendation”), subject to complying with specified notice requirements to Parent and other conditions set forth in the Merger Agreement.

Conditions to the Mergers (page 95)

Completion of the Mergers depends upon the satisfaction or waiver of a number of conditions, including, among others, that:

•

the Company Merger and the other transactions contemplated by the Merger Agreement must be approved by the affirmative vote of the common stockholders entitled to cast a majority of all the votes entitled to be cast on the matter and the Partnership Merger must be approved by the written consent of the Company (as the general partner of the Partnership) and the written consent of the holders of partnership units (other than the Company);

•

no governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Mergers illegal or otherwise restricting, preventing or prohibiting the consummation of the Mergers;

•

our and the Partnership’s and Parent’s, Merger Sub I’s and Merger Sub II’s respective representations and warranties in the Merger Agreement must be true and correct in the manner described under the section entitled “The Merger Agreement — Conditions to the Mergers”;

•

we and the Partnership and Parent, Merger Sub I and Merger Sub II must have performed and complied, in all material respects, with our and their respective obligations, agreements and covenants required by the Merger Agreement to be performed or complied with on or prior to the closing date;

•

we and Parent must have received a tax opinion of Hogan Lovells US LLP, tax counsel to the Company, or such other law firm as may be reasonably approved by Parent, dated as of the closing date, concluding (subject to customary assumptions, qualifications and representations, including representations made by us and our subsidiaries in a tax representation letter provided by us in connection with the issuance of such opinion) that we were organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code for all taxable periods commencing with our taxable year ended December 31, 2015 through our hypothetical short taxable year ending immediately before the closing on the closing date (without regard to the effects of the Closing, any action (or inaction) taken after the Closing, and the distribution requirements of Section 857(b) of the Code for the hypothetical short taxable year); and

•

from the date of the Merger Agreement through the closing date, there must not have occurred a change, event, state of facts or development which has had or would reasonably be expected to have, individually or in the aggregate, a “material adverse effect” (as defined in the Merger Agreement).

Termination of the Merger Agreement (page 96)

We and Parent may mutually agree to terminate and abandon the Merger Agreement at any time prior to the closing date, even after we have obtained the requisite vote of our common stockholders to approve the Company Merger and the other transactions contemplated by the Merger Agreement.

Termination by either the Company or Parent

In addition, we, on the one hand, or Parent, on the other hand, may terminate and abandon the Merger Agreement by written notice to the other at any time prior to the closing date, even after we have obtained the requisite vote of our common stockholders to approve the Company Merger and the other transactions contemplated by the Merger Agreement, if:

•

any governmental entity of competent authority has issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the Mergers substantially on the terms contemplated by the Merger Agreement and such order, decree, ruling or other action has become final and non-appealable, provided, that the right to terminate the Merger Agreement pursuant to this bullet point is not available to a party if the issuance of such final, non-appealable order, decree or ruling or taking of such other action was primarily due to the failure of us or the Partnership, in the case of termination by us, or Parent, Merger Sub I or Merger Sub II, in the case of termination by Parent, to perform any of its obligations under the Merger Agreement;

•

the Mergers have not been consummated by October 24, 2022, provided that the right to terminate the Merger Agreement under this bullet point is not available to us, if the Company or the Partnership, or to Parent, if Parent, Merger Sub I or Merger Sub II, as applicable, has breached in any material respect its obligations under the Merger Agreement in any manner that has caused or resulted in the failure to consummate the Mergers on or before October 24, 2022; or

•

the requisite vote of our common stockholders to approve the Company Merger and the other transactions contemplated by the Merger Agreement has not been obtained at the duly held special meeting or any adjournment or postponement thereof at which the Company Merger is voted on.

Termination by the Company

We may also terminate and abandon the Merger Agreement by written notice to Parent at any time prior to the closing date, even after we have obtained the requisite vote of our common stockholders to approve the Company Merger and the other transactions contemplated by the Merger Agreement, if:

•

prior to obtaining the requisite vote of our common stockholders to approve the Company Merger and the other transactions contemplated by the Merger Agreement, our board of directors effects an adverse recommendation change in accordance with the requirements described under “The Merger Agreement — Obligation of the Board of Directors with Respect to Its Recommendation” and has approved, and concurrently with the termination under the provision described in this bullet point we enter into, a definitive agreement providing for the implementation of a Superior Proposal that did not result from a breach of our obligations described under “The Merger Agreement — Company Acquisition Proposals; Non-Solicitation” and “The Merger Agreement — Obligation of the Board of Directors with Respect to Its Recommendation,” provided that we will have previously or concurrently paid the Company termination fee (as described under “The Merger Agreement — Termination Fees”);

•

Parent, Merger Sub I or Merger Sub II has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement such that a closing condition relating to its representations, warranties, covenants or agreements would be incapable of being satisfied by October 24, 2022, provided that neither we nor the Partnership have breached or failed to perform any of our or its representations, warranties, covenants or other agreements contained in the Merger Agreement in any material respect; or

•	all of the following requirements are satisfied:

○

all of the mutual conditions to the parties’ obligations to effect the Mergers and the additional conditions to the obligations of Parent, Merger Sub I and Merger Sub II to effect the Mergers have been satisfied or waived by Parent (other than those conditions that by their nature are to be satisfied at the closing of the Mergers, provided that such conditions to be satisfied at the closing of the Mergers would be satisfied as of the date of the notice referenced in the immediately following bullet point if the closing of the Mergers were to occur on the date of such notice);

○

on or after the date the closing of the Mergers should have occurred pursuant to the Merger Agreement, we have delivered written notice to Parent to the effect that the prior sub-bullet has been satisfied and we and the Partnership are prepared to consummate the closing of the Mergers; and

○

Parent, Merger Sub I and Merger Sub II fail to consummate the closing of the Mergers on or before the third (3rd) business day after delivery of the notice referenced in the immediately preceding sub-bullet point, and we and the Partnership were prepared to consummate the closing of the Mergers during such three (3) business day period.

Termination by Parent

Parent may also terminate and abandon the Merger Agreement by written notice to us at any time prior to the closing date, even after we have obtained the requisite vote of our common stockholders to approve the Company Merger and the other transactions contemplated by the Merger Agreement, if:

•

we or the Partnership have breached or failed to perform any of our or the Partnership’s representations, warranties, covenants or other agreements contained in the Merger Agreement such that the closing conditions relating to our and the Partnership’s representations, warranties, covenants or agreements would be incapable of being satisfied by October 24, 2022, provided that neither Parent, Merger Sub I nor Merger Sub II has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement in any material respect; or

•

(1) our board of directors has effected, or resolved to effect, an adverse recommendation change, (2) we have failed to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Company Acquisition Proposal (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by our stockholders) within ten business days after the commencement of such tender offer or exchange offer, (3) our board of directors has failed to publicly reaffirm its recommendation to our common stockholders to approve the proposal to approve the Company Merger within ten business days after the date a Company Acquisition Proposal has been publicly announced (or if the special meeting is scheduled to be held within ten business days from the date a Company Acquisition Proposal is publicly announced, promptly and in any event prior to the date on which the special meeting is scheduled to be held) or (4) we enter into a letter of intent, memorandum of understanding, agreement in principle, expense reimbursement agreement, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive agreement providing for or relating to a Company Acquisition Proposal or requiring us or the Partnership to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement (other than an acceptable confidentiality agreement).

Termination Fees (page 98)

Termination Fee Payable by the Company

We have agreed to pay Parent a termination fee of $220 million (the “Company termination fee”) as directed by Parent if:

•	Parent terminates the Merger Agreement pursuant to the provision described above in the second bullet point under “—Termination by Parent”;

•	we terminate the Merger Agreement pursuant to the provision described above in the first bullet point under “—Termination by the Company”; or

•	all of the following requirements are satisfied:

○

we or Parent terminate the Merger Agreement pursuant to the provisions described above in the second bullet point or the third bullet point under “—Termination by either the Company or Parent” or Parent terminates the Merger Agreement pursuant to the provision described above in the first bullet point under “—Termination by Parent”; and

○

(1) a Company Acquisition Proposal has been received by us or our representatives or any person has publicly proposed or publicly announced an intention (whether or not conditional) to make a Company Acquisition Proposal (and, in the case of a termination pursuant to the provision described above in the third bullet point under ““—Termination by either the Company or Parent,” such Company Acquisition Proposal or publicly proposed or announced intention was made prior to the special meeting) and (2) within 12 months after a termination referred to in this bullet point we enter into a definitive agreement relating to, or consummate, any Company Acquisition Proposal (with, for purposes of this clause (2), the references to “15%” in the definition of “Company Acquisition Proposal” being deemed to be references to “50%”).

However, the Company termination fee will equal $110 million if the Merger Agreement is terminated by us pursuant to the provision described above in the first bullet point under “—Termination by the Company” prior to 11:59 p.m. (New York City time) on June 4, 2022 (subject to extension in certain circumstances as described under “The Merger Agreement — Company Acquisition Proposals; Non-Solicitation”) in order to enter into a definitive agreement with an excluded party providing for the implementation of a Superior Proposal.

Termination Fee Payable by Parent

Parent has agreed to pay to us the Parent termination fee of $735 million if we terminate the Merger Agreement pursuant to the provisions described above in the second bullet point or third bullet point under “— Termination by the Company” or in the event that Parent terminates the Merger Agreement pursuant to the provisions described above in the second bullet under “—Termination by either the Company or Parent” and we were then entitled to terminate the Merger Agreement pursuant to the provisions described above in the second or third bullet point under “—Termination by the Company.”

Guaranty and Remedies (page 99)

In connection with the Merger Agreement, Sponsor, entered into a guaranty (the “guaranty”) in our favor to guarantee Parent’s payment obligations with respect to the Parent termination fee and certain expense reimbursement and indemnification obligations of Parent under the Merger Agreement, subject to the terms and limitations set forth in the guaranty.

The maximum aggregate liability of the Sponsor under the guaranty will not exceed $735 million plus all reasonable and documented third-party costs and out-of-pocket expenses (including reasonable fees of counsel) actually incurred by us relating to any litigation or other proceeding brought by us to enforce our rights under the guaranty, if we prevail in such litigation or proceeding.

We and the Partnership cannot seek specific performance to require Parent, Merger Sub I or Merger Sub II to complete the Mergers and, subject to limited exceptions, including with respect to enforcing confidentiality provisions and certain expense reimbursement and indemnification obligations of Parent, our sole and exclusive remedy against Parent, Merger Sub I and Merger Sub II relating to any breach of the Merger Agreement or otherwise will be the right to receive the Parent termination fee under the conditions described above. Parent, Merger Sub I and Merger Sub II may, however, seek specific performance to require us and the Partnership to complete the Mergers.

Support Agreement (page 100)

Concurrently with the execution of the Merger Agreement, Parent and the Company entered into a Support Agreement with Public Storage, who as of the record date owned 7,158,354 shares of the Company’s Common Stock, or approximately 25.9% of the outstanding shares of the Company’s Common Stock, as well as 7,305,355 common units of partnership interest of the Partnership.

Pursuant to the Support Agreement, Public Storage has agreed, among other things, that at any meeting of the stockholders of the Company or partners of the Partnership, and in connection with any written consent of the stockholders of the Company or partners of the Partnership, it will (a) appear at such meeting or otherwise cause any issued and outstanding shares of Common Stock and common units of partnership interest of the Partnership (or any securities convertible into or exercisable or exchange for any of the foregoing) beneficially owned by Public Storage, or that may otherwise become beneficially owned by Public Storage during the term of the Support Agreement (collectively, the “Covered Securities”) to be counted as present thereat for the purpose of establishing a quorum, (b) vote or cause to be voted all of the Covered Securities in favor of adopting the Merger Agreement and approving the Mergers and the transactions contemplated thereby and (c) vote or cause to be voted all of the Covered Securities against any alternative acquisition proposal or any other action that could reasonably be expected to impede, interfere with, materially delay, materially postpone or adversely affect the Mergers or other transactions contemplated by the Merger Agreement or result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Company or the Partnership under the Merger Agreement or of Public Storage under the Support Agreement. Public Storage also agreed not to transfer any Covered Securities during the term of the Support Agreement. The Support Agreement does not require Public Storage to redeem any common units of partnership interest of the Partnership beneficially owned by Public Storage for shares of Common Stock.

Except with respect to certain provisions which shall survive termination, the Support Agreement will automatically terminate upon the earliest of (i) the Partnership Merger Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms or (iii) if there occurs any amendment or modification to the Merger Agreement that reduces the amount or changes the form of consideration payable in any of the Mergers or otherwise amends or modifies the Merger Agreement in a manner adverse (directly or indirectly) to Public Storage without Public Storage’s prior written consent.

Regulatory Matters (page 61)

We are unaware of any material federal, state or foreign regulatory requirements or approvals that are required for the execution of the Merger Agreement or the completion of either the Company Merger or the Partnership Merger, other than (1) the filing and acceptance for record of the articles of merger with respect to the Mergers by the SDAT, and (2) the filing and acceptance of record of the articles of conversion and a certificate of limited partnership with the SDAT, and a certificate of conversion with the California Secretary of State, in connection with the conversion of the Partnership from a California limited partnership to a Maryland limited partnership.

No Dissenters’ Rights of Appraisal (page 103)

We are organized as a corporation under Maryland law. Holders of shares of Common Stock may not exercise any appraisal rights, dissenters’ rights or the rights of an objecting stockholder to receive the fair value of the stockholder’s shares of Common Stock in connection with the Company Merger because, as permitted by the Maryland General Corporation Law, our charter provides that stockholders are not entitled to exercise such rights unless our board of directors, upon the affirmative vote of a majority of the board of directors, determines that such rights apply. Our board of directors has made no such determination.

Material U.S. Federal Income Tax Consequences (page 62)

We intend to treat the distribution of the Closing Cash Dividend and the Additional Dividends, if any, as a dividend distribution to holders of shares of Common Stock to the extent of the Company’s current and accumulated earnings and profits. Further, we intend to designate the Closing Cash Dividend, to the maximum extent permitted by applicable law, as a “capital gains dividend” under Section 857(b) of the Code. Each of the Closing Cash Dividend and the Additional Dividends, if any, will reduce the per share merger consideration by an amount equal to the per share amount of such dividend.

The receipt of cash in exchange for shares of Common Stock pursuant to the Company Merger will be a taxable transaction for U.S. federal income tax purposes.

You should consult your own tax advisors regarding the tax consequences to you of the receipt of the Closing Cash Dividend, the Additional Dividends, if any, and the per share merger consideration received in exchange for shares of Common Stock pursuant to the Company Merger in light of your particular circumstances (including the application and effect of any state, local or non-U.S. income and other tax laws). For further discussion, see “The Mergers — Material U.S. Federal Income Tax Consequences.”

Delisting and Deregistration of Common Stock (page  68)

Following the completion of the Company Merger, our Common Stock will no longer be traded on the NYSE and will be deregistered under the Securities Exchange Act of 1934 (the “Exchange Act”).

Our Preferred Stock (and depositary shares in respect thereof) will be unaffected by the Company Merger and will remain outstanding in accordance with their respective terms.

Litigation Relating to the Mergers (page 68)

As of June 8, 2022, three lawsuits have been filed by purported stockholders of the Company in connection with the Mergers. The complaints generally allege that the preliminary proxy statement filed by the Company in connection with the Mergers fails to disclose allegedly material information in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. Plaintiffs seek, among other things, to enjoin the Company from consummating the Mergers, or in the alternative, rescission of the Merger Agreement, as well as attorney’s fees. For a more detailed description of such litigation relating to the Mergers, see the section entitled “The Mergers — Litigation Relating to the Mergers.” Although the ultimate outcome of the matters cannot be predicted with any certainty, the Company believes that the allegations in the complaints are without merit. Additional lawsuits arising out of the Mergers may also be filed in the future.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGERS

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed Mergers. These questions and answers may not address all questions that may be important to you as a common stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, as well as the additional documents to which it refers or which it incorporates by reference, including the Merger Agreement, a copy of which is attached to this proxy statement as Exhibit A.

Q:	What is the proposed transaction?

A:

The proposed transaction is the acquisition of the Company, including the Partnership, by affiliates of Blackstone pursuant to the Merger Agreement. After the Company Merger and the other transactions contemplated by the Merger Agreement have been approved by our common stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub II will merge with and into the Partnership, with the Partnership continuing as the Surviving Partnership, and Merger Sub I will merge with and into the Company, with the Company continuing as the Surviving Company. The Mergers will occur at the time provided in the Merger Agreement.

For additional information about the Mergers, please review the Merger Agreement, attached to this proxy statement as Exhibit A and incorporated by reference into this proxy statement. We encourage you to read the Merger Agreement carefully and in its entirety, as it is the principal document governing the Mergers.

Q:	As a common stockholder, what will I receive in the Company Merger?

A:

For each outstanding share of Common Stock that you own immediately prior to the Company Merger Effective Time, you will receive the merger consideration, which is $187.50 in cash, without interest and less the per share amount of the Closing Cash Dividend (and any Additional Dividend) and any applicable withholding taxes.

Q:	Will I receive any regular quarterly dividends or any other dividends with respect to the shares of Common Stock that I own?

A:

On February 2, 2022, our board of directors authorized and we declared a quarterly cash dividend of $1.05 per share of Common Stock for the quarter ended March 31, 2022, which was paid in cash on March 31, 2022, to holders of record of our Common Stock at the close of business on March 16, 2022. Additionally, on April 29, 2022, our board of directors authorized and we declared a quarterly cash dividend of $1.05 per share of Common Stock for the quarter ended June 30, 2022, which will be payable in cash on June 30, 2022, to holders of record of our Common Stock at the close of business on June 15, 2022. Under the terms of the Merger Agreement, we may make, declare and pay regular quarterly cash dividends to holders of Common Stock and to holders of common units of partnership interest of the Partnership, in an amount of up to $1.05 per share or unit (with declaration, record and payment dates consistent with historical declaration, record and payment dates from fiscal year 2021), including a pro rata distribution in respect of any stub period.

Under the terms of the Merger Agreement we are also permitted to authorize, declare and pay any Additional Dividend, which are dividends to the holders of our Common Stock during the term of the Merger Agreement that are determined by us to be reasonably necessary to maintain our status as a REIT under the Code or to avoid the imposition of income or excise tax or any other entity-level tax. Additionally, immediately prior to the Partnership Merger Effective Time, we will be required to pay the Closing Cash Dividend, which is a dividend to holders of record of our Common Stock as of the close of business on the business day immediately prior to the closing date in an amount reasonably determined by the Company in consultation with Parent equal to or in excess of the sum of (i) the amount required to be distributed to avoid the imposition of income or excise tax or any other entity-level tax for the Company’s hypothetical short taxable year ending on the closing date as a result of the Mergers or the Company’s taxable year ended December 31, 2021 and (ii) the estimated accumulated earnings and profits of the Company, calculated pursuant to applicable Treasury Regulations, for the Company’s hypothetical short taxable year ending on the closing date as a result of the Mergers, so long as any such Closing Cash Dividend is no greater than the cash available for distribution. Each of the Closing Cash Dividend and the Additional Dividends, if any, will reduce the per share merger consideration received by holders of Common Stock in the Company Merger by an amount equal to the per share amount of such dividend.

Q:	When do you expect the Mergers to be completed?

A:

If our common stockholders vote to approve the Company Merger and the other transactions contemplated by the Merger Agreement, and assuming that the other conditions to the Mergers are satisfied or waived, it is currently anticipated that the Mergers will be completed in the third quarter of 2022. Pursuant to the Merger Agreement, the closing of the Mergers will take place on the third business day after satisfaction or waiver of the conditions to the Mergers described under “The Merger Agreement — Conditions to the Mergers” (other than those conditions that by their nature are to be satisfied at the closing of the Mergers, but subject to the satisfaction or waiver of such conditions) or on such other date as may be mutually agreed in writing by us and Parent. For further information regarding the timing of the closing of the Mergers, see “The Merger Agreement — Effective Times; Closing Date.”

Q:	What happens if the Company Merger is not completed?

A:

If the Company Merger is not approved by our common stockholders, or if the Company Merger is not completed for any other reason, our common stockholders will not receive any payment for their shares of Common Stock pursuant to the Merger Agreement. Instead, the Company will remain a public company and shares of Common Stock and depositary shares with respect to the Preferred Stock will continue to be registered under the Exchange Act and listed on the NYSE, and our Common Stock, Preferred Stock (and depositary shares in respect thereof), equity awards and partnership interests of the Partnership will remain outstanding. Upon a termination of the Merger Agreement, under certain circumstances, we will be required to pay Parent the Company termination fee. In certain other circumstances, Parent will be required to pay us the Parent termination fee upon a termination of the Merger Agreement.

Q:	If the Company Merger is completed, how do I obtain the merger consideration for my shares of Common Stock?

A:

Following the completion of the Company Merger, your shares of Common Stock will automatically be converted into the right to receive your portion of the merger consideration. Shortly after the Company Merger is completed, you will receive instructions describing how you may surrender your shares of Common Stock for the merger consideration. If your shares of Common Stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration.

Q:	When and where is the special meeting?

A:	The special meeting will be held on July 15, 2022, at 10 a.m., Pacific time, at the Westin Pasadena at 191 N Los Robles Ave, Pasadena, CA 91101.

Q:	Who can vote and attend the special meeting?

A:

All holders of record of shares of Common Stock as of the record date, which was the close of business on June 7, 2022, are entitled to receive notice of and attend and vote at the special meeting or any postponement or adjournment of the special meeting. Each common stockholder will be entitled to cast one vote on each matter presented at the special meeting for each share of Common Stock that such holder owned as of the record date.

The vote of the holders of shares of Preferred Stock (or depositary shares in respect thereof) is not required to approve any of the proposals at the special meeting and is not being solicited.

Q:	What is the quorum requirement for the special meeting?

A:

The presence in person or by proxy of our common stockholders entitled to cast a majority of all the votes entitled to be cast at the special meeting will constitute a quorum for purposes of the special meeting. A quorum is necessary to transact business at the special meeting. Abstentions will be counted as shares present for the purposes of determining the presence of a quorum. If you fail to submit a proxy prior to the special meeting or to vote in person at the special meeting, your shares of Common Stock will not be counted toward a quorum.

Q:	What vote of common stockholders is required to approve the Company Merger?

A:

Approval of the Company Merger and the other transactions contemplated by the Merger Agreement requires the affirmative vote of the holders of issued and outstanding Common Stock entitled to cast a majority of all the votes entitled to be cast on the matter. Because the required vote for this proposal is based on the number of votes our common stockholders are entitled to cast rather than on the number of votes cast, failure to vote your shares of Common Stock (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have the same effect as voting “AGAINST” the proposal to approve the Company Merger.

Q:

What vote of common stockholders is required to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Company Merger?

A:

Approval, on a non-binding, advisory basis, of the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Company Merger requires the affirmative vote of a majority of the votes cast on the proposal. For the purpose of this proposal, failure to vote your shares of Common Stock (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have no effect on the proposal, assuming a quorum is present.

Q:	What vote of common stockholders is required to approve adjournments of the special meeting?

A:

Approval of any adjournment of the special meeting to solicit additional proxies if there are not sufficient votes at the special meeting to approve the proposal to approve the Company Merger requires the affirmative vote of a majority of the votes cast on the proposal. For the purpose of this proposal, failure to vote your shares of Common Stock (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have no effect on the proposal, assuming a quorum is present.

Q:	Why is my vote important?

A:

If you do not authorize your proxy or voting instructions or vote at the special meeting, it will be more difficult for us to obtain the necessary quorum to hold the special meeting. In addition, because the proposal to approve the Company Merger must be approved by the affirmative vote of the stockholders entitled to cast a majority of all the votes entitled to be cast on the matter by the holders of issued and outstanding Common Stock, your failure to authorize your proxy or voting instructions or to vote at the special meeting will have the same effect as a vote “AGAINST” the approval of the Company Merger.

Q:	How does the merger consideration compare to the market price of the Company’s shares of Common Stock?

A:

The merger consideration of $187.50 per share in cash represents a premium of approximately 15% to the volume weighted average share price over the 60 days prior to announcement of the proposed transaction.

Q:	How does our board of directors recommend that I vote?

A:

Our board of directors recommends that you vote “FOR” the proposal to approve the Company Merger, “FOR” the proposal to approve the merger-related compensation, and “FOR” the proposal to approve adjournment of the special meeting.

Q:	Why am I being asked to consider and cast a vote on the non-binding proposal to approve the merger-related compensation payable to our named executive officers?

A:

The SEC has adopted rules that require companies to seek a non-binding, advisory vote to approve certain compensation that may be paid or become payable to their named executive officers that is based on or otherwise relates to corporate transactions such as the Company Merger.

Q:	What will happen if stockholders do not approve the non-binding proposal to approve the merger-related compensation?

A:

The proposal to approve the merger-related compensation is a proposal separate and apart from the proposal to approve the Company Merger. Approval of this proposal is not a condition to completion of the Mergers. The vote on this proposal is an advisory vote only, and it is not binding on us or our board of directors. Further, the underlying arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Mergers are completed, our named executive officers will be eligible to receive the compensation that may be paid or become payable to them that is based on or otherwise relates to the Company Merger, in accordance with the terms and conditions applicable to such compensation.

Q:	Do any of the Company’s directors and executive officers have any interests in the Company Merger that are different than mine?

A:

Our directors and executive officers have certain interests in the Company Merger that are different from, or in addition to, the interests of our stockholders generally. See “The Merger — Interests of Our Directors and Executive Officers in the Company Merger” for additional information about interests that our directors and executive officers have in the Company Merger that are different than yours.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this proxy statement and the exhibits attached to this proxy statement, please vote your shares of Common Stock or authorize a proxy to vote your shares of Common Stock in one of the ways described below as soon as possible. You will be entitled to cast one vote on each matter presented at the special meeting for each share of Common Stock that you owned as of the record date.

Q:	How do I cast my vote?

A:

If you are a holder of record of Common Stock on the record date, you may vote in person at the special meeting or authorize a proxy to vote your shares of Common Stock at the special meeting. You can authorize your proxy by marking, signing, dating and returning the enclosed proxy card by mail, or, if you prefer, by telephone or through the Internet by following the instructions included with your proxy card. Specific instructions to be followed by stockholders of record interested in authorizing a proxy via the Internet or by telephone are shown on the accompanying proxy card. Internet and telephone procedures are designed to authenticate the stockholder’s identity and to allow stockholders to authorize a proxyholder to vote the stockholder’s shares and confirm that their instructions have been properly recorded. A common stockholder that authorizes a vote through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which will be borne by the stockholder.

Q:	How do I cast my vote if my shares of Common Stock are held of record in a “street name”?

A:

If your shares are held in a “street name” through a broker, bank or other nominee, you must direct your intermediary regarding how you would like your shares voted by following the voting instructions you receive from your broker, bank or other nominee; or, if you want to participate in the special meeting, you must follow the instructions you receive from your broker, bank or other nominee.

Q:	What will happen if I abstain from voting or fail to vote?

A:

With respect to the proposal to approve the Company Merger, if you abstain from voting and fail to cast your vote in person at the special meeting or by proxy, or if you hold your shares of Common Stock in “street name” and fail to give voting instructions to your broker, bank or other nominee, it will have the same effect as a vote “AGAINST” the Company Merger. With respect to the proposal to approve the merger-related compensation and the proposal to approve adjournment of the special meeting, if you abstain from voting or you fail to cast your vote in person at the special meeting or by proxy, or if you hold your shares of Common Stock in “street name” and fail to give voting instructions to your broker, bank or other nominee, it will not have any effect on the outcome of such proposals, assuming a quorum is present.

Q:	How will proxy holders vote my shares of Common Stock?

A:

If you properly authorize a proxy prior to the special meeting, your shares of Common Stock will be voted as you direct. If you authorize a proxy but no direction is otherwise made, your shares of Common Stock will be voted “FOR” the proposal to approve the Company Merger, “FOR” the proposal to approve the merger-related compensation and “FOR” the proposal to approve adjournment of the special meeting. Pursuant to the Maryland General Corporation Law and our bylaws, only the matters set forth in the Notice of Special Meeting may be brought before the special meeting.

Q:	What happens if I sell shares of Common Stock before the special meeting?

A:

If you held shares of Common Stock on the record date but transfer them prior to the Company Merger Effective Time, you will retain your right to vote at the special meeting, but not the right to receive the merger consideration for those shares. The right to receive such consideration when the Company Merger becomes effective will pass to the person who at that time owns the shares of Common Stock you previously owned.

Q:	Can I change my vote after I have mailed my proxy card?

A:

Yes. If you own shares of Common Stock as a record holder on the record date, you may revoke a previously authorized proxy at any time before it is exercised by filing with our Corporate Secretary a notice of revocation or a duly authorized proxy bearing a later date or by attending the special meeting and voting in person at the special meeting. Attendance at the special meeting will not, in itself, constitute revocation of a previously authorized proxy. If you have instructed a broker, bank or other nominee to vote your shares of Common Stock, the foregoing options for changing your vote do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to change your vote.

Q:	What are the material U.S. federal income tax consequences of the Mergers?

A:

We intend to treat the distribution of the Closing Cash Dividend and the Additional Dividends, if any, as a dividend distribution to holders of shares of Common Stock to the extent of the Company’s current and accumulated earnings and profits. Further, we intend to designate the Closing Cash Dividend, to the maximum extent permitted by applicable law, as a “capital gains dividend” under Section 857(b) of the Code. Each of the Closing Cash Dividend and the Additional Dividends, if any, will reduce the per share merger consideration by an amount equal to the per share amount of such dividend.

The receipt of cash in exchange for shares of Common Stock pursuant to the Company Merger will be a taxable transaction for U.S. federal income tax purposes.

You should consult your own tax advisors regarding the tax consequences to you of the receipt of the Closing Cash Dividend and the Additional Dividends, if any, and the per share merger consideration received in exchange for shares of Common Stock pursuant to the Company Merger in light of your particular circumstances (including the application and effect of any state, local or non-U.S. income and other tax laws). For further discussion, see “The Mergers — Material U.S. Federal Income Tax Consequences.”

Q:	What rights do I have if I oppose the Mergers?

A:

If you are a common stockholder of record on the record date, you can vote against the proposal to approve the Company Merger. You are not, however, entitled to exercise any appraisal rights, dissenters’ rights or the rights of an objecting stockholder to receive the fair value of the stockholder’s shares in connection with the Company Merger or the transactions contemplated by the Merger Agreement because, as permitted by the Maryland General Corporation Law, our charter provides that stockholders are not entitled to exercise any such rights unless our board of directors, upon the affirmative vote of a majority of the board of directors, determines that such rights apply. Our board of directors has made no such determination. See “No Dissenters’ Rights of Appraisal.”

Q:	Where can I find the voting results of the special meeting?

A:

We intend to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that we file with the SEC are publicly available on the SEC’s website at www.sec.gov when filed.

Q:	Have any stockholders entered into a support agreement in connection with the Company Merger?

A:

Yes. Public Storage, solely in its capacity as our stockholder and limited partner of the Partnership, has entered into the Support Agreement with Parent pursuant to which it agreed, among other things, that at any meeting of the stockholders of the Company or partners of the Partnership, and in connection with any written consent of the stockholders of the Company or partners of the Partnership, it will (a) appear at such meeting or otherwise cause any Covered Securities to be counted as present thereat for the purpose of establishing a quorum, (b) vote or cause to be voted all of the Covered Securities in favor of adopting the Merger Agreement and approving the Mergers and the transactions contemplated thereby and (c) vote or cause to be voted all of the Covered Securities against any alternative acquisition proposal or any other action that could reasonably be expected to impede, interfere with, materially delay, materially postpone or adversely affect the Mergers or other transactions contemplated by the Merger Agreement or result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Company or the Partnership under the Merger Agreement or of Public Storage under the Support Agreement. Public Storage also agreed not to transfer any Covered Securities during the term of the Support Agreement. The Support Agreement does not require Public Storage to redeem any common units of partnership interest of the Partnership beneficially owned by Public Storage for shares of Common Stock.

As of the record date, the shares of Common Stock covered by the Support Agreement represented approximately 25.9% of the outstanding voting power of our Common Stock.

Q:	Can I participate if I am unable to attend the special meeting?

A:

If you are unable to attend the special meeting in person, we encourage you to complete, sign, date and return your proxy card, or authorize your proxy or voting instructions by telephone or through the Internet. The special meeting will not be broadcast telephonically or over the Internet.

Q:	Where can I find more information about the Company?

A:

We file certain information with the SEC, which is available on the SEC’s website at www.sec.gov and on our website at https://ir.psbusinessparks.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC. You can also request copies of these documents from us. See “Where You Can Find More Information.”

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

We will bear the cost of solicitation of proxies for the special meeting. Our board of directors is soliciting your proxy on our behalf. In addition to the use of mail, proxies may be solicited by personal interview, telephone, fax, e-mail or otherwise, by our directors, officers and other employees. We have engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee of $15,000, plus reimbursement of out-of-pocket expenses. We also will request persons, firms and corporations holding shares of Common Stock in their names, or in the names of their nominees, that are beneficially owned by others to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

Q:	Who can help answer my other questions?

A:	If after reading this proxy statement you have more questions about the special meeting or the Mergers, you should contact us at:

PS Business Parks, Inc.

701 Western Avenue,

Glendale, California 91201

Attention: Adeel Khan, Executive Vice President, Chief Financial Officer and Corporate Secretary

(818) 244-8080

You may also contact D.F. King & Co., Inc., our proxy solicitor, as follows:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers, Call Collect: (212) 269-5550

All Others Call Toll Free: (866) 227-7300

Email: PSB@dfking.com

If your broker holds your shares of Common Stock, you should also contact your broker or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents that we incorporate by reference herein contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Exchange Act). Also, documents we subsequently file with the SEC and incorporate by reference may contain forward-looking statements. These forward-looking statements include, among others, statements about the expected benefits of the Mergers, the expected timing and completion of the Mergers and the future business, performance and opportunities of the Company. Forward-looking statements may be identified by words such as “will,” “expect,” “believe,” “plan,” “anticipate,” “intend,” “goal,” “future,” “outlook,” “guidance,” “target,” “estimate” and similar words or expressions, including the negative version of such words and expressions. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise, and we may not be able to realize them. These forward-looking statements are based upon the Company’s present expectations, estimates and projections about the industry and markets in which the Company operates and beliefs of and assumptions made by Company management, involve numerous risks and uncertainties that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, and are not guaranteed to occur. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes. You should not place undue reliance upon these forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, the Company’s actual results and performance could differ materially from those set forth in these forward-looking statements due to numerous factors. Forward-looking statements are based on expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation:

•	the adverse effects on global economic conditions and the capital markets of the war in Ukraine, and the global supply chain disruptions related thereto;

•	the duration and severity of the coronavirus (“COVID-19”) pandemic and its impact on our business and our customers;

•	changes in general economic and business conditions, including as a result of the economic fallout of the COVID-19 pandemic;

•	potential regulatory actions to close our facilities or limit our ability to evict delinquent customers;

•	decreases in rental rates or increases in vacancy rates/failure to renew or replace expiring leases;

•	the effect of the recent credit and financial market conditions;

•	our failure to maintain our status as a REIT under the Code;

•	the health of our officers and directors;

•	increases in operating costs;

•	increases in interest rates and its effect on our stock price;

•	the impact of inflation;

•	potential defaults on or non-renewal of leases by tenants;

•	the economic health of our customers;

•	casualties to our properties not covered by insurance;

•	the availability and cost of capital;

•

security breaches, including ransomware, or a failure of our networks, systems or technology which could adversely impact our operations or our business, customer and employee relationships or result in fraudulent payments;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the failure to obtain the approval of the Company’s common stockholders of the Company Merger or the failure to satisfy any of the other conditions to the completion of the Mergers;

•

the current and any future stockholder litigation in connection with the Mergers, which may affect the timing or occurrence of the Mergers or result in significant costs of defense, indemnification and liability;

•

the effect of the announcement of the Mergers on the ability of the Company to retain and hire key personnel and maintain relationships with its tenants, vendors and others with whom it does business, or on its operating results and businesses generally;

•	risks associated with the disruption of management’s attention from ongoing business operations due to the Mergers;

•	the ability to meet expectations regarding the timing and completion of the Mergers; and

•	significant transaction costs, fees, expenses and charges.

There can be no assurance that the Mergers or any other transaction described above will in fact be consummated in the expected time frame, on the expected terms or at all. There can be no assurance as to the impact of COVID-19 and other potential future outbreaks of infectious diseases or of the war in Ukraine on the Company’s financial condition, results of operations, cash flows and performance and those of the Company’s tenants as well as on the economy and real estate and financial markets, which may impact the timing or occurrence of the Mergers. While forward-looking statements reflect our good-faith beliefs, they are not guarantees of future performance. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors” set forth in Item 1A of the Company’s Annual Report on Form 10-K filed by the Company with the SEC on February 22, 2022, and subsequent filings by the Company with the SEC. Any forward-looking statement speaks only as of the date on which it is made, and the Company assumes no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

PROPOSAL 1

PROPOSAL TO APPROVE THE COMPANY MERGER

We are asking our common stockholders to vote on a proposal to approve the merger of Merger Sub I with and into the Company (with the Company surviving such merger) and the other transactions contemplated by the Merger Agreement.

For detailed information regarding this proposal, see the information about the Company Merger and the Merger Agreement throughout this proxy statement, including the information set forth in the sections entitled “The Mergers” and “The Merger Agreement.” A copy of the Merger Agreement is attached as Exhibit A to this proxy statement.

Approval of the proposal to approve the Company Merger requires the affirmative vote of the holders of issued and outstanding Common Stock entitled to cast a majority of all the votes entitled to be cast on the matter. If you properly authorize your proxy by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares of Common Stock “FOR,” “AGAINST” or “ABSTAIN” on this Proposal 1, your shares of Common Stock, will be voted in accordance with the recommendation of our board of directors, which is “FOR” this Proposal 1. Because the required vote for this proposal is based on the number of votes our common stockholders are entitled to cast rather than on the number of votes cast, failure to vote your shares of Common Stock (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have the same effect as voting “AGAINST” the proposal to approve the Company Merger.

Approval of this proposal is a condition to the completion of the Mergers. In the event that this proposal is not approved, the Mergers cannot be completed.

Recommendation of the Board of Directors

Our board of directors unanimously recommends that our common stockholders vote “FOR” the proposal to approve the Company Merger.

PROPOSAL 2

PROPOSAL TO APPROVE THE MERGER-RELATED COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) under the Exchange Act, we are asking our common stockholders to vote at the special meeting on an advisory basis regarding the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Company Merger. Information intended to comply with Item 402(t) of Regulation S-K concerning this compensation, subject to certain assumptions described therein, is presented in “The Mergers — Interests of Our Directors and Executive Officers in the Company Merger — Quantification of Potential Payments and Benefits to Our Named Executive Officers in Connection with the Company Merger.”

The stockholder vote on executive compensation is an advisory vote only, and it is not binding on us or our board of directors. Further, the underlying arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Mergers are completed, our named executive officers will be eligible to receive the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Company Merger, in accordance with the terms and conditions applicable to such compensation. Approval of this proposal is not a condition to the completion of the Mergers.

We are asking our common stockholders to vote “FOR” the following resolution:

RESOLVED, that PS Business Parks, Inc.’s common stockholders approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of PS Business Parks, Inc. that is based on or otherwise relates to the Company Merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Mergers — Interests of Our Directors and Executive Officers in the Company Merger — Quantification of Potential Payments and Benefits to Our Named Executive Officers in Connection with the Company Merger”.

Approval of the above resolution, on a non-binding, advisory basis, requires the affirmative vote of a majority of the votes cast on the proposal. If you properly authorize your proxy by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares of Common Stock “FOR,” “AGAINST” or “ABSTAIN” on this Proposal 2, your shares of Common Stock will be voted in accordance with the recommendation of our board of directors, which is “FOR” this Proposal 2. For the purpose of this proposal, failure to vote your shares of Common Stock (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have no effect on the proposal, assuming a quorum is present.

Recommendation of the Board of Directors

Our board of directors unanimously recommends that our common stockholders vote “FOR” the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Company Merger.

PROPOSAL 3

PROPOSAL TO APPROVE ADJOURNMENT OF THE SPECIAL MEETING

We are asking our common stockholders to vote on a proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the Company Merger and the other transactions contemplated by the Merger Agreement.

Approval of the proposal to approve any such adjournment of the special meeting requires the affirmative vote of a majority of the votes cast on the proposal. Approval of this proposal is not a condition to the completion of the Mergers. If you properly authorize your proxy by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares of Common Stock “FOR,” “AGAINST” or “ABSTAIN” on this Proposal 3, your shares of Common Stock will be voted in accordance with the recommendation of our board of directors, which is “FOR” this Proposal 3. For the purpose of this proposal, failure to vote your shares of Common Stock (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have no effect on the proposal, assuming a quorum is present.

In addition, even if a quorum is not present at the special meeting, the chairman of the special meeting may adjourn the special meeting to a later date and time and place announced at the special meeting (subject to certain restrictions in the Merger Agreement, including that in certain circumstances the special meeting may not be held, without Parent’s consent, on a date that is more than 30 days after the date on which the special meeting was originally scheduled).

Recommendation of the Board of Directors

Our board of directors unanimously recommends that our common stockholders vote “FOR” the proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the Company Merger and the other transactions contemplated by the Merger Agreement.

THE PARTIES TO THE MERGERS

PS Business Parks, Inc.

701 Western Avenue,

Glendale, California 91201

(818) 244-8080

We were originally formed as a California corporation in 1990 and effective May 19, 2021 we reincorporated to the State of Maryland. We elected to be taxed as a REIT under the Code commencing with our taxable year ended December 31, 1990. We are a fully-integrated, self-advised and self-managed REIT that owns, operates, acquires and develops commercial properties, primarily multi-tenant industrial, industrial-flex, and low rise-suburban office space. As of March 31, 2022, we owned and operated 27.0 million rentable square feet of commercial space in six states, comprising 96 parks and 652 buildings. Our properties are primarily located in major coastal markets that have experienced long-term economic growth. We also held a 95.0% interest in a joint venture entity which owns Highgate at The Mile, a 395-unit multifamily apartment complex located in Tysons, Virginia, and a 98.2% interest in a joint venture formed to develop Brentford at The Mile, a planned 411-unit multifamily apartment complex also located in Tysons, Virginia. We also manage for a fee approximately 0.3 million rentable square feet on behalf of Public Storage.

The Company’s website is psbusinessparks.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC. Our Common Stock is listed on the NYSE under the symbol “PSB.” Depositary shares in respect of each series of our Preferred Stock are listed on the NYSE under the symbols: “PSBPrX”, “PSBPrY” and “PSBPrZ.” For additional information about us and our business, please refer to “Where You Can Find More Information.”

PS Business Parks, L.P.

701 Western Avenue,

Glendale, California 91201

(818) 244-8080

The Partnership is currently a California limited partnership formed on January 2, 1997 and is planned to be converted into a Maryland limited partnership pursuant to the terms of the Merger Agreement. As of the record date, we owned approximately 79.1% of the common units of partnership interest of the Partnership. Substantially all of our assets are held by, and all of our operations are conducted through, the Partnership. Our interest in the Partnership entitles us to share in cash distributions from, and in the profits and losses of, the Partnership in proportion to our percentage ownership. As the sole general partner of the Partnership, we have exclusive and complete responsibility and discretion in managing and controlling the Partnership.

Sequoia Parent LP

c/o Blackstone Inc.

345 Park Avenue

New York, New York 10154

(212) 583-5000

Parent is a Delaware limited partnership and an affiliate of the Sponsor. Sequoia Parent GP LLC, a Delaware limited liability company, is the sole general partner of Parent and is also an affiliate of the Sponsor. Parent was formed solely for the purpose of acquiring us and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. The Sponsor is an affiliate of Blackstone.

Blackstone is a global leader in real estate investing. Blackstone’s real estate business was founded in 1991 and has $298 billion of investor capital under management. Blackstone is the largest owner of commercial real estate globally, owning and operating assets across every major geography and sector, including logistics, residential, office, hospitality and retail. Blackstone’s opportunistic funds seek to acquire undermanaged, well-located assets across the world. Blackstone’s Core+ business invests in substantially stabilized real estate assets globally, through both institutional strategies and strategies tailored for income-focused individual investors including Blackstone Real Estate Income Trust, Inc. (BREIT), a U.S. non-listed REIT, and Blackstone’s European yield-oriented strategy. Blackstone Real Estate also operates one of the leading global real estate debt businesses, providing comprehensive financing solutions across the capital structure and risk spectrum, including management of Blackstone Mortgage Trust (NYSE: BXMT).

Sequoia Merger Sub I LLC

c/o Blackstone Inc.

345 Park Avenue

New York, New York 10154

(212) 583-5000

Merger Sub I is a Maryland limited liability company. Parent is the sole member of Merger Sub I. Merger Sub I was formed solely for purposes of facilitating Parent’s acquisition of us and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Pursuant to the Merger Agreement, on the closing date, Merger Sub I will merge with and into the Company, and the Company will continue as the surviving company.

Sequoia Merger Sub II LLC

c/o Blackstone Inc.

345 Park Avenue

New York, New York 10154

(212) 583-5000

Merger Sub II is a Maryland limited liability company. Parent is the sole member of Merger Sub II. Merger Sub II was formed solely for purposes of facilitating Parent’s acquisition of us and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Pursuant to the Merger Agreement, on the closing date, Merger Sub II will merge with and into the Partnership, and the Partnership will continue as the surviving partnership.

THE SPECIAL MEETING

Date, Time and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by our board of directors to be exercised at a special meeting to be held on July 15, 2022, at 10 a.m., Pacific time. The special meeting will be held at the Westin Pasadena at 191 N Los Robles Ave, Pasadena, CA 91101.

Only holders of our Common Stock as of the close of business on the record date are entitled to receive notice of, and vote at, the special meeting or any adjournment or postponement thereof. If you are a holder of record, you will be able to attend the special meeting in person, ask a question and vote.

The purpose of the special meeting is for you to consider and vote on the following matters:

1.

a proposal to approve the merger of Merger Sub I with and into the Company, as contemplated by the Agreement and Plan of Merger, dated as of April 24, 2022, and as it may be amended from time to time, by and among the Company, the Partnership, Parent, Merger Sub I and Merger Sub II, and the other transactions contemplated by the Merger Agreement;

2.

a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Company Merger; and

3.

a proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the Company Merger and the other transactions contemplated by the Merger Agreement.

Pursuant to the Maryland General Corporation Law and our bylaws, only the matters set forth in the Notice of Special Meeting may be brought before the special meeting. The affirmative vote of the holders of issued and outstanding Common Stock entitled to cast a majority of all the votes entitled to be cast on the matter is required to approve the Company Merger and the other transactions contemplated by the Merger Agreement and for the Mergers to occur. A copy of the Merger Agreement is attached as Exhibit A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date, Notice and Quorum

All holders of record of our Common Stock as of the record date, which was the close of business on June 7, 2022, are entitled to receive notice of and attend and vote at the special meeting or any postponement or adjournment of the special meeting. Each stockholder will be entitled to cast one vote on each matter presented at the special meeting for each share of Common Stock that such holder owned as of the record date. On the record date, there were 27,631,499 shares of Common Stock outstanding and entitled to vote at the special meeting.

The presence in person or by proxy of our stockholders entitled to cast a majority of all the votes entitled to be cast at the special meeting will constitute a quorum for purposes of the special meeting. A quorum is necessary to transact business at the special meeting. Abstentions will be counted as shares present for the purposes of determining the presence of a quorum. If you fail to submit a proxy prior to the special meeting or to vote in person at the special meeting, your shares of Common Stock will not be counted toward a quorum. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to a later date. Under our bylaws, the chairman of the special meeting may adjourn the special meeting, whether or not a quorum is present, to a later date and time and place announced at the special meeting (subject to certain restrictions in the Merger Agreement, including that in certain circumstances the special meeting may not be held, without Parent’s consent, on a date that is more than 30 days after the date on which the special meeting was originally scheduled).

Required Vote

Completion of the Company Merger and the other transactions contemplated by the Merger Agreement requires approval of the Company Merger and the other transactions contemplated by the Merger Agreement by the affirmative vote of the stockholders entitled to cast a majority of all the votes entitled to be cast on the matter by the holders of issued and outstanding Common Stock. Each stockholder will be entitled to cast one vote on each matter presented at the special meeting for each share of Common Stock that such holder owned as of the record date. Because the required vote for this proposal is based on the number of votes our common stockholders are entitled to cast rather than on the number of votes cast, if you fail to exercise your proxy or vote in person (including by abstaining), or fail to instruct your broker, bank or other nominee how to vote, such failure will have the same effect as voting against the proposal to approve the Company Merger.

In addition, each of the proposal to approve the merger-related compensation and the proposal to approve adjournment of the special meeting requires the affirmative vote of a majority of the votes cast on the proposal. Approval of these proposals is not a condition to completion of the Mergers. For the purpose of each of these proposals, if you fail to exercise your proxy or vote in person, or fail to instruct your broker, bank or other nominee how to vote, it will not have any effect on the outcome of such proposals, assuming a quorum is present. Abstentions are not considered votes cast and therefore will have no effect on the outcome of these proposals, assuming a quorum is present.

In order for your shares of Common Stock to be voted, if you are a common stockholder of record, you must either return the enclosed proxy card, authorize your proxy or voting instructions by telephone or through the Internet, or vote in person at the special meeting.

The vote of the holders of shares of Preferred Stock, or depositary shares in respect thereof, is not required to approve any of the proposals at the special meeting and is not being solicited.

As of the record date, our directors and executive officers owned and are entitled to vote an aggregate of 399,620 shares of our Common Stock, entitling them to exercise approximately 1.4% of the voting power of our Common Stock entitled to vote at the special meeting. Our directors and executive officers have informed us that they intend to vote the Common Stock that they own in favor of the proposal to approve the Company Merger, in favor of the proposal to approve the merger-related compensation and in favor of the proposal to approve adjournment of the special meeting. In addition, Public Storage, solely in its capacity as our stockholder and limited partner of the Partnership, has entered into a Support Agreement pursuant to which it agreed, among other things, that at any meeting of the stockholders of the Company or partners of the Partnership, and in connection with any written consent of the stockholders of the Company or partners of the Partnership, it will (a) appear at such meeting or otherwise cause any Covered Securities to be counted as present thereat for the purpose of establishing a quorum, (b) vote or cause to be voted all of the Covered Securities in favor of adopting the Merger Agreement and approving the Mergers and the transactions contemplated thereby and (c) vote or cause to be voted all of the Covered Securities against any alternative acquisition proposal or any other action that could reasonably be expected to impede, interfere with, materially delay, materially postpone or adversely affect the Mergers or other transactions contemplated by the Merger Agreement or result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Company or the Partnership under the Merger Agreement or of Public Storage under the Support Agreement. Public Storage also agreed not to transfer any Covered Securities during the term of the Support Agreement. The Support Agreement does not require Public Storage to redeem any common units of partnership interest of the Partnership beneficially owned by Public Storage for shares of Common Stock. As of the record date, Public Storage beneficially owned 7,158,354 shares of our Common Stock, entitling it to exercise approximately 25.9% of the voting power of our Common Stock entitled to vote at the special meeting. As of the record date, Public Storage, together (without duplication) with our directors and executive officers, beneficially owned 7,557,974 shares of our Common Stock, entitling them to exercise approximately 27.4% of the voting power of our Common Stock entitled to vote at the special meeting.

Votes cast by proxy or in person at the special meeting will be counted by the person appointed by us to act as inspector of election for the special meeting. The inspector of election will also determine the number of shares of Common Stock represented at the special meeting, in person or by proxy.

How to Authorize a Proxy

Holders of record of our Common Stock may vote or cause their shares to be voted by proxy using one of the following methods:

1.	mark, sign, date and return the enclosed proxy card by mail;

2.	authorize your proxy or voting instructions by telephone or through the Internet by following the instructions included with your proxy card; or

3.	appear in person and vote at the special meeting.

Regardless of whether you plan to attend the special meeting, we request that you authorize a proxy for your Common Stock as described above as promptly as possible.

Under NYSE rules, all the proposals in this proxy statement are non-routine matters, so there can be no broker non-votes at the special meeting. A broker non-vote occurs when shares held by a bank, broker, trust or other nominee are represented at a meeting, but the bank, broker, trust or other nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal but has discretionary voting power on other proposals at such meeting. Brokers, banks and other nominees do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement. Accordingly, if your shares are held in “street name” through a broker, bank or other nominee, you must direct your intermediary regarding how you would like your shares voted by following the voting instructions you receive from your broker, bank or other nominee; or, if you want to participate in the special meeting, you must follow the instructions you receive from your broker, bank or other nominee. Because the proposal to approve the Company Merger requires the affirmative vote of the stockholders entitled to cast a majority of all the votes entitled to be cast on the matter by the holders of issued and outstanding Common Stock, the failure to provide your bank, broker, trust or other nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to approve the Company Merger. Because the approval of each of (1) the proposal to approve the merger-related compensation and (2) the proposal to adjourn the special meeting requires the affirmative vote of a majority of the votes cast on such proposal, and because your bank, broker, trust or other nominee does not have discretionary authority to vote on either proposal, the failure to provide your bank, broker, trust or other nominee with voting instructions will have no effect on approval of either proposal, assuming a quorum is present.

Proxies and Revocation

If you authorize a proxy, your Common Stock will be voted at the special meeting as you indicate on your proxy. If no instructions are indicated when you authorize your proxy, your Common Stock will be voted in accordance with the recommendations of our board of directors. Our board of directors recommends that you vote “FOR” the proposal to approve the Company Merger, “FOR” the proposal to approve the merger-related compensation and “FOR” the proposal to approve adjournment of the special meeting.

You may revoke your proxy at any time, but only before the proxy is voted at the special meeting, in any of three ways:

1.

by delivering, prior to the date of the special meeting, a written revocation of your proxy dated after the date of the proxy that is being revoked to our Corporate Secretary at our principal executive offices, 701 Western Avenue, Glendale, California 91201;

2.

by delivering to our Corporate Secretary a later-dated, duly executed proxy or by authorizing your proxy by telephone or by Internet at a date after the date of the previously authorized proxy relating to the same shares of Common Stock; or

3.	by attending the special meeting and voting in person.

Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy. If you own Common Stock in “street name,” you may revoke or change previously granted voting instructions by following the instructions provided by the broker, bank or other nominee that is the registered owner of the shares.

Pursuant to the Maryland General Corporation Law and our bylaws, only the matters set forth in the Notice of Special Meeting may be brought before the special meeting.

Solicitation of Proxies

We will bear the cost of solicitation of proxies for the special meeting. In addition to the use of mail, proxies may be solicited by personal interview, telephone, fax, e-mail or otherwise, by our officers, directors and other employees, for which they will not receive additional compensation. We have engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee of $15,000, plus reimbursement of out-of-pocket expenses, and we have agreed to indemnify D.F. King & Co., Inc. against certain losses, costs and expenses. We also will request persons, firms and corporations holding Common Stock in their names, or in the names of their nominees, that are beneficially owned by others to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

Adjournments

Although it is not currently expected, the special meeting may be adjourned for, among other purposes, the purpose of soliciting additional proxies if the holders of a sufficient number of shares of Common Stock are not present at the special meeting, in person or by proxy, to constitute a quorum or if we believe it is reasonably likely that the Company Merger and the other transaction contemplated by the Merger Agreement will not be approved at the special meeting when convened on July 15, 2022, or when reconvened following any adjournment. Any adjournments may be made, without setting a new record date for the special meeting, to a date not more than 120 days after the original record date without notice (other than by an announcement at the special meeting), by the chairman of the special meeting, whether or not a quorum is present, to a later date and time and place announced at the special meeting (subject to certain restrictions in the Merger Agreement, including that in certain circumstances the special meeting may not be held, without Parent’s consent, on a date that is more than 30 days after the date on which the special meeting was originally scheduled).

Postponements

At any time prior to convening the special meeting, we may postpone the special meeting, without setting a new record date for the special meeting, for any reason without the approval of our common stockholders to a date not more than 120 days after the original record date (subject to certain restrictions in the Merger Agreement, including that in certain circumstances the special meeting may not be held, without Parent’s consent, on a date that is more than 30 days after the date on which the special meeting was originally scheduled). Notice of the date, time and place to which the special meeting is postponed shall be given not less than 10 days prior to such date.

THE MERGERS

General Description of the Mergers

Under the terms of the Merger Agreement, affiliates of Blackstone will acquire the Company and its subsidiaries, including the Partnership, through (1) the merger of Merger Sub II with and into the Partnership, with the Partnership continuing as the Surviving Partnership and (2) the merger of Merger Sub I with and into the Company, with the Company continuing as the Surviving Company.

Background of the Mergers

Our board of directors and senior management regularly review our performance and prospects in light of the current business, economic, capital markets, and real estate environments, as well as developments in the multi-tenant industrial, industrial-flex, and low-rise suburban office space and the opportunities and challenges facing participants in those businesses. These reviews have included consideration, from time to time, of potential strategic alternatives, including potential acquisitions, dispositions, the re-weighting of our portfolio of assets to industrial assets, joint ventures, spin-off transactions, and business combination transactions, as well as remaining an independent public company. Our board of directors and senior management have considered various challenges that we have faced as a public company, in particular the competitive environment for acquiring industrial and industrial-flex assets and our close to zero tax basis in existing assets, making asset-by-asset dispositions inefficient from a tax perspective, as well as the discount to estimated net asset value at which shares of Common Stock have recently traded and the implications of this discount on the cost of obtaining capital to fund future acquisitions and growth.

Additionally, from time to time, the Chairman of the board of directors, Ronald L. Havner, and our senior management have engaged in discussions with executives of other participants in the real estate industry, including Blackstone, regarding potential acquisitions or dispositions of assets or portfolios of assets, as well as potential joint ventures. In January 2021, the Company and Blackstone engaged in discussions regarding the Company acquiring a portfolio of industrial properties on the west coast of the United States that Blackstone planned to sell. Blackstone conducted an auction to sell these properties, and, after preliminary discussions, the Company determined in March 2021 not to pursue the transaction because, among other things, the competitive dynamic and resulting price expectations meant the acquisition would not be accretive to the Company.

In February 2021, a representative of Blackstone contacted Mr. Havner, expressing that Blackstone would be interested in exploring a potential acquisition of the Company, and requesting that the Company provide Blackstone with non-public information for such purpose. The conversation was high level and no specific terms were discussed. On February 24, 2021, the Company and Blackstone entered into a confidentiality agreement, following which the Company provided Blackstone limited property-level financial information. Over the next few weeks, Blackstone engaged in due diligence on the Company and, on March 11, 2021, Blackstone’s representative telephoned Mr. Havner and informed him that, based on Blackstone’s due diligence review, Blackstone would not be in a position at that time to offer to acquire the Company at a premium to its then-current stock price. On March 11, 2021, the closing price of the Company’s Common Stock was $151.53 per share. Mr. Havner relayed this conversation to the other members of the board.

At a meeting of the Company’s board of directors on August 28, 2021, the board of directors reviewed our business performance and outlook in light of general market conditions and considered opportunities and risks in our industrial, flex and office real estate businesses. The board discussed, among other things, the Company’s strategic direction, as well as the real estate business environment. At the meeting, in light of the business and real estate environment at the time, the board of directors determined to engage Eastdil, which has from time to time acted as a broker for real estate transactions involving the Company, to assist the board in confidentially evaluating strategic options and assessing the value of the Company and its assets. The board of directors directed management to assist Eastdil in preparing its evaluation, with the results of such evaluation to be presented to the board at a meeting later in 2021.

On October 26, 2021, during a meeting of the Company’s board of directors, which was attended by the Company’s senior management, Eastdil presented its assessment of the state of the real estate industry, including the industrial, flex, and office sectors. Representatives of Eastdil also presented a preliminary valuation of the Company and the assets in the Company’s portfolio and discussed with the board possible approaches to creating value through strategic acquisitions and dispositions The board discussed with management and Eastdil the benefits and risks of pursuing such opportunities, and instructed management and Eastdil to continue reviewing such strategic acquisitions and dispositions.

On December 1, 2021, a representative of Blackstone contacted a representative of Eastdil to discuss the Company and the Company’s real estate portfolio. Blackstone’s representative was aware that the Company had previously worked with Eastdil with respect to acquisitions and dispositions of real estate assets. The representative of Blackstone indicated that Blackstone would be interested in discussing an acquisition of the entire Company. Blackstone’s representative did not propose a valuation of the Company, stating that before proposing a purchase price, Blackstone would need access to certain confidential information regarding the Company. Blackstone’s representative then asked that the representative of Eastdil communicate Blackstone’s interest to the Company, including with respect to receiving confidential information of the Company.

Between December 2, 2021 and December 4, 2021, representatives of Eastdil conveyed their discussions with Blackstone to Mr. Havner and Dan “Mac” Chandler, III, the Company’s then-President and Chief Executive Officer, including that Blackstone had expressed an interest in potentially making a proposal to acquire the Company.

On December 8, 2021, during a meeting of the Company’s board of directors, which was attended by the Company’s senior management, Mr. Havner and Mr. Chandler provided a summary to the other members of the board regarding Blackstone’s renewed interest in potentially acquiring the Company and its request to receive access to certain confidential information of the Company in order to make a proposal to acquire the Company. After discussion, the board of directors authorized members of management to provide confidential information about the Company to Blackstone in order to determine Blackstone’s proposed purchase price for an acquisition of the Company.

On December 14, 2021, Mr. Chandler discussed with a representative of Blackstone the Company’s willingness to provide confidential information of the Company so that Blackstone could provide a proposed purchase price, subject to the parties entering into a new confidentiality agreement given the earlier confidentiality agreement was scheduled to expire on February 24, 2022. On December 19, 2021, the Company and Blackstone entered into a new confidentiality agreement. Following the execution of the new confidentiality agreement, the Company granted access to an electronic data room to representatives of Blackstone and Blackstone commenced its extensive due diligence review, including of property-level information, which continued until the execution of the Merger Agreement.

On January 6, 2022, a representative of Blackstone contacted Mr. Havner to update Mr. Havner on Blackstone’s extensive due diligence efforts and informed Mr. Havner that Blackstone intended to propose a specific purchase price for the Company in the near future.

On January 18, 2022, the Company announced that Mr. Chandler would take a temporary leave of absence for health reasons unrelated to the coronavirus (COVID-19) pandemic, effective January 17, 2022. The Company also announced that in connection with Mr. Chandler’s leave of absence, on January 17, 2022, the board of directors appointed Stephen W. Wilson, a member of the Company’s board, to serve as interim President and Chief Executive Officer and Maria R. Hawthorne, a member of the Company’s board, to serve as interim Chief Operating Officer, until Mr. Chandler returned from his leave of absence. Subsequently on March 23, 2022, the Company announced that Mr. Chandler would step down as President and Chief Executive Officer. On April 5, 2022, the Company announced that Mr. Wilson had been appointed President and Chief Executive Officer of the Company, and that he would continue to serve as a member of the board of directors.

On February 3, 2022, a representative of Blackstone contacted representatives of Eastdil to orally communicate an indicative purchase price for all of the outstanding shares of Common Stock and all outstanding common units of partnership interest of the Partnership not owned by the Company of $188.00 per share/unit in cash. The representative of Blackstone did not outline any other terms of the proposal. Thereafter on February 3, 2022, representatives of Eastdil contacted Mr. Havner and Mr. Wilson to summarize the conversation with Blackstone’s representative, including the proposed indicative purchase price.

On February 8, 2022, during a meeting of the Company’s board of directors, which was attended by the Company’s senior management, Mr. Havner and members of the Company’s senior management provided an update on discussions with Blackstone, including the February 3, 2022 indicative purchase price of $188.00 per share/unit. During the meeting, the board discussed, among other things, general real estate and economic conditions and the Company’s potential opportunities and strategic direction, including potential monetization opportunities and the standalone case as an independent public company, and the benefits and risks related to each, including those discussed at prior meetings of the board of directors. Following discussion, the board determined that the Company should communicate to Blackstone that its indicative purchase price was too low and that, based on current market conditions at the time, any indicative purchase price should be at least $200.00 per share/unit. Following further discussions, the board determined to reconvene in the coming days to receive any updates and further discuss the indicative purchase price and potential next steps.

On February 9, 2022, Mr. Havner communicated to representatives of Eastdil the board of directors’ view that the indicative purchase price of $188.00 per share/unit was too low at this time, and that any indicative purchase price should be at least $200.00 per share/unit. Representatives of Eastdil subsequently communicated the board’s views to representatives of Blackstone.

On February 12, 2022, representatives of Blackstone contacted representatives of Eastdil to inform them that Blackstone was not prepared to offer more than $188.00 per share/unit. Representatives of Eastdil subsequently communicated Blackstone’s unwillingness to increase the indicative purchase price to Mr. Havner and Mr. Wilson.

On February 13, 2022, during a meeting of the Company’s board of directors, which was attended by the Company’s senior management, Mr. Havner, Mr. Wilson, and other members of management provided an update on the discussions with Blackstone and Eastdil and continued their discussion of Blackstone’s proposal, the general market conditions, and the Company’s performance and opportunities. Following discussion, the board of directors authorized management to evaluate beginning a confidential process to explore potential strategic alternatives with the goal of enhancing stockholder value, which could include a potential transaction such as a merger, business combination, sale, spin-off, dissolution and distribution of assets, or other transaction, as well as the potential for the Company to continue operating its business as a standalone public company. In order to facilitate this process, the board formed an ad-hoc transaction committee of the board of directors comprised of three independent directors (the “Transaction Committee”), which would provide advice to members of the Company’s senior management on day-to-day matters involving this process and assist in the selection of financial, legal, and other advisors as appropriate. The members of the board of directors named to the Transaction Committee were M. Christian Mitchell, Gary E. Pruitt, and Robert S. Rollo, with Mr. Mitchell appointed Chairman of the Transaction Committee. Thereafter on numerous occasions, Mr. Mitchell and Mr. Wilson discussed various matters related to the potential transaction with Blackstone and the potential strategic alternatives review process, as well as the Company’s standalone business plan, and Mr. Mitchell also discussed these matters with the other members of the Transaction Committee.

On February 14, 2022, the Transaction Committee held a meeting by teleconference during which the Transaction Committee decided that Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”) should be retained by the Company to act as the Company’s legal advisor in connection with the Company’s evaluation of strategic alternatives. Additionally, the Transaction Committee determined that, in addition to Eastdil, who would continue to serve as real estate advisor to the Company and as a financial advisor, it would be advisable for the

Company to retain an additional financial advisor. Later that week, after meeting with several candidates, based on the recommendation of the Transaction Committee, the Company retained J.P. Morgan as co-financial advisor to the Company in connection with its consideration of strategic alternatives. J.P. Morgan was selected based on its qualifications, expertise and reputation in the industrial, industrial-flex and office sectors, and its knowledge of the business and affairs of the Company and of potential counterparties.

On February 24, 2022, the Russian Federation launched an invasion of Ukraine, which conflict escalated throughout the spring of 2022 and continues as of the date of this proxy statement. Following commencement of the invasion, there was a rapid deterioration of the credit markets, including as related to real estate in the United States, and borrowing costs associated with purchasing real estate continued to increase.

During the final week of February and the month of March, members of management worked with Eastdil and J.P. Morgan to prepare for a potential process to explore potential strategic alternatives for the Company. Also during this period, members of management and the Company’s financial advisors monitored market conditions in light of the war in Ukraine, including the substantial deterioration in the access and the cost of credit relative to prior to Russia’s invasion of Ukraine. Members of management and the Company’s financial advisors continued to evaluate the potential strategic alternatives in light of the macroeconomic environment, and compared those alternatives to the Company’s strategic business plan as a standalone public company. Also during this time, members of management finalized the Company’s projections for 2022 through 2026, which we refer to as the “Company Projections” (discussed in more detail under “—Forward Looking Financial Information”).

During March 2022, representatives of Blackstone continued to discuss with representatives of J.P. Morgan and Eastdil a potential acquisition of the Company, taking into account the rapidly deteriorating economic environment and the rise of borrowing costs. Representatives of Blackstone communicated that Blackstone was no longer willing to offer an indicative purchase price of $188.00 per share/unit, and, on several occasions, indicated that given the deterioration in the credit markets, any purchase price may need to be less than $180.00 per share/unit. Representatives of J.P. Morgan and Eastdil subsequently informed Mr. Wilson of these discussions, who regularly updated Mr. Havner and Mr. Mitchell and the other members of the Transaction Committee regarding these discussions.

On March 18, 2022, at a meeting of the board of directors, Mr. Wilson provided an update on management’s work with J.P. Morgan and Eastdil regarding the potential process to evaluate strategic alternatives for the Company. Mr. Wilson described to the board of directors the various alternatives that management and its advisors had identified, including the Company continuing to execute on its strategic plan and operating its business as a standalone, public company, as well as potential transactions such as a merger, business combination, sale, spin-off, dissolution and distribution of assets. Mr. Wilson also discussed with the board of directors the macroeconomic and real estate environments in general, including the substantial deterioration in the credit markets that had occurred since the beginning of the conflict in Ukraine, and the impact such deterioration would have on any potential purchaser of the Company or its real estate assets.

On March 25, 2022, Mr. Havner, a representative of Eastdil, and a representative of Blackstone met to discuss a variety of matters related to the real estate industry. At that meeting, Mr. Havner asked the representative of Blackstone whether Blackstone was still interested in pursuing an acquisition of the Company and, if so, at what price. Blackstone’s representative informed Mr. Havner that Blackstone was interested in an acquisition of the Company and that their respective representatives should continue discussions in a bilateral manner, without the Company engaging with third parties. Mr. Havner informed Blackstone’s representative that if the Company were to enter into bilateral negotiations with Blackstone regarding a transaction, he and the other members of the board of directors would insist on the right of the Company to solicit alternative proposals during a “go-shop” period following the execution of any definitive agreement with Blackstone.

On March 29, 2022, Mr. Wilson, Mr. Havner and representatives of Blackstone met via teleconference to further discuss Blackstone’s potential acquisition of the Company. The representatives of Blackstone did not make a proposal during the discussion. Mr. Havner and representatives of Blackstone agreed that representatives of Blackstone would meet with Mr. Wilson and additional representatives of the Company on March 31, 2022, during which meeting members of management would describe underappreciated features of specific assets of the Company that the Company believed were likely undervalued in Blackstone’s model, and thus not accurately reflected in any indicative purchase price.

On March 31, 2022, representatives of each of the Company, including Mr. Wilson, Blackstone, J.P. Morgan and Eastdil met via teleconference, during which meeting members of management discussed the Company’s portfolio of underappreciated assets, and answered questions from representatives of Blackstone regarding the Company’s assets, business strategy and financial outlook. At the conclusion of the meeting, representatives of Blackstone indicated that they would provide an updated indicative purchase price shortly after the meeting.

On April 1, 2022, representatives of Blackstone, J.P. Morgan, and Eastdil continued to discuss the proposed transaction and the possible valuation of the Company. During this discussion, representatives of Blackstone indicated that they would be prepared to acquire all of the outstanding shares of Common Stock and all outstanding common units of partnership interest of the Partnership not owned by the Company for $185.00 per share/unit in cash (the “April 1 Proposal”). Thereafter on April 1, 2022, representatives of J.P. Morgan and Eastdil informed Mr. Wilson, Mr. Havner, and members of the Transaction Committee of the discussions with Blackstone, including the April 1 Proposal. Mr. Wilson, Mr. Havner, and the members of the Transaction Committee agreed that they would discuss the April 1 Proposal at a meeting of the board of directors in order to determine a response.

On April 5, 2022, the board of directors held a meeting, which was attended by members of the Company’s senior management and representatives of J.P. Morgan, Eastdil, and Wachtell Lipton. Mr. Wilson and representatives of J.P. Morgan and Eastdil provided members of the board of directors with an update on developments with respect to the strategic review, as well as discussions with Blackstone, including the April 1 Proposal. Additionally, representatives of J.P. Morgan and Eastdil provided the board of directors with an update on the real estate market and macroeconomic conditions since the Russian invasion of Ukraine, including the rapid deterioration of the credit markets, and the rising interest rate environment for borrowers. Representatives of J.P. Morgan then reviewed with the board their preliminary financial analysis of the April 1 Proposal, including their analysis of Blackstone’s overall financial ability to acquire the Company, and representatives of Wachtell Lipton reviewed with the board its legal obligations in connection with considering the possible sale of the Company. Following this discussion, representatives of J.P. Morgan provided an overview of other strategic alternatives that members of management and representatives of each of Eastdil and J.P. Morgan had discussed, including a potential separation of the Company’s industrial-flex and office assets through the formation of a joint venture and/or taxable spin-off transaction. Members of the board of directors further discussed the April 1 Proposal and potential responses, including in the context of the Company’s standalone plan, as well as potential short- and long-term execution and strategic risks to the Company’s long-range financial plan on a standalone basis, including the deteriorating credit markets and rising interest rate environment, as well as the execution risks associated with the strategic alternatives that J.P. Morgan and members of management had identified. Representatives of J.P. Morgan also reviewed with the board other potential acquirors of the Company, including other publicly traded real estate investment trusts, as well as financial sponsor buyers other than Blackstone.

Following this discussion, the board, management and advisors reviewed and discussed the risks to the Company and its business posed by contacting other potential bidders before engaging in discussions with Blackstone, including: concerns that market leaks and rumors regarding a potential transaction would disrupt the Company’s business relationships and risk employee turnover, as well as lead to turnover in our stockholder base and potential stock price volatility, and the limited number of potential purchasers with the financial ability to acquire the Company in light of its size and diverse portfolio of assets comprising multi-tenant industrial, industrial-flex, and low-rise suburban office space (including as a result of the deterioration in credit markets and the rising interest rate environment). As a result, the board determined that it was in the best interest of the

Company and its stockholders to pursue a transaction with Blackstone with a price per share/unit of at least $185.00 per share in cash, but that any definitive agreement with Blackstone must contain a “go-shop” provision or other mechanism that would permit the Company to solicit and entertain potentially superior proposals from other bidders while having a binding contract with Blackstone. After further discussion of the best path forward to maximizing value for the Company’s stockholders, the board of directors instructed management and the Company’s financial advisors to request that Blackstone revise the April 1 Proposal to improve its price per share/unit, and suggested that they make a counteroffer of $190.00 per share/unit in cash, and to inform Blackstone that the Company would require that any merger agreement include a go-shop provision.

On April 6, 2022, representatives of J.P. Morgan and Eastdil, acting at the direction of the board of directors, contacted a representative of Blackstone to inform him that the Company was prepared to move forward with bilateral negotiations with Blackstone for an acquisition by Blackstone of the Company, but that to do so Blackstone would need to improve the price per share/unit of its April 1 Proposal, and suggested $190.00 as a price that the board of directors might find acceptable. Additionally, representatives of J.P. Morgan and Eastdil, acting at the direction of the board of directors, informed Blackstone’s representative that any definitive agreement between the Company and Blackstone must include a go-shop provision.

On April 7, 2022, a representative of Blackstone contacted Mr. Wilson to inform him that Blackstone would be making an offer to acquire the Company for $187.50 per share/unit in cash. Thereafter, a representative of Blackstone emailed a letter to Mr. Wilson containing a non-binding proposal (the “April 7 Letter”) for Blackstone to acquire all of the outstanding shares of Common Stock at a value of $187.50 per share in cash. The April 7 Letter also proposed that (i) the Company not be permitted to declare or pay any further dividends on its Common Stock prior to the closing of a transaction, (ii) the Company’s Preferred Stock (and the depositary shares representing an interest therein) would remain outstanding following the closing of the proposed transaction, and (iii) the merger agreement for any such transaction contain a customary no-shop provision. The April 7 Letter also stated that Blackstone’s proposal was not subject to a financing condition. Mr. Wilson shared the April 7 Letter with the members of the board of directors, as well as the Company’s financial and legal advisors.

On April 8, 2022, following discussion with other members of the board of directors, including Mr. Havner and Mr. Mitchell, Mr. Wilson contacted a representative of Blackstone to inform him that he would be sending the Company’s written response to the April 7 Letter, and that it would include a purchase price of $188.00 per share/unit in cash, as well as the right of the Company to continue paying its regular, quarterly dividends/distributions on the Common Stock and common units of partnership interest of the Partnership up to $1.05 per quarter, including pro rata dividends or distributions for any stub period prior to closing.

Following this call on April 8, 2022, Mr. Wilson emailed a letter to Blackstone’s representative containing the Company’s response to the April 7 Letter (the “April 8 Company Letter”), which stated that the Company was prepared to proceed with a transaction with Blackstone, subject to alignment on the following key terms: (i) a transaction price of $188.00 per share/unit in cash for all of the outstanding common equity of the Company and the Partnership, (ii) the right of the Company and the Partnership to continue paying their regular, quarterly dividends/distributions on the shares of Common Stock and common units of partnership interest of the Partnership of up to $1.05 per quarter, including pro rata dividends or distributions for any stub period prior to closing, (iii) a go-shop period of 45 days after signing the merger agreement, (iv) a termination fee equal to 2.5% of the equity value of the transaction, payable by the Company to Blackstone in the event that the Company terminated its agreement with Blackstone to enter into a definitive agreement with a topping bidder, provided that such termination fee would be equal to 0.5% of the equity value of the transaction if the Company terminated its agreement with Blackstone to enter into an agreement with a bidder that emerged during the 45-day go-shop period, and (v) the Preferred Stock (and depositary shares representing an interest therein) would remain outstanding following the closing. The April 8 Company Letter also stated that, if Blackstone and the Company aligned on the foregoing terms, the Company was willing to forego the right to specifically enforce Blackstone’s obligation to close the transaction, consistent with the approach Blackstone has taken in its other acquisitions of publicly traded real estate investment trusts, provided that Blackstone agree to pay a reverse termination fee equal to 12% of the equity value of the transaction (including the aggregate liquidation preference of the Preferred Stock) in the event Blackstone breached its obligation to close the transaction when otherwise obligated to do so. Finally, the letter stated that the Company expected that if Blackstone and the Company aligned on these key terms, the parties could negotiate definitive documentation expeditiously.

On April 9, 2022, a representative of Blackstone contacted Mr. Wilson and stated that Blackstone had reviewed the April 8 Company Letter, and was willing to agree to most of the key terms with certain modifications, which would be set forth in an updated proposal letter. In particular, Blackstone’s representative noted that Blackstone was unwilling to permit the Company and the Partnership to declare or pay any dividends on the shares of Common Stock or common units of partnership interest of the Partnership for the second quarter of 2022 and was only willing to permit a pro-rata dividend or distribution at a rate of $1.05 per quarter for the period from July 1, 2022 through the closing of a transaction.

Following this discussion, on April 9, 2022, a representative of Blackstone emailed a proposal to Mr. Wilson containing Blackstone’s response to the April 8 Company Letter (the “April 9 Blackstone Proposal”). In the April 9 Blackstone Proposal, Blackstone agreed to the terms of the April 8 Company Letter, including the price per share/unit of $188.00, with the following modifications: (i) the Company and the Partnership would not be permitted to declare and/or pay any dividends/distributions on the shares of Common Stock and common units of partnership interest of the Partnership during the second quarter of 2022 and would only have the ability to declare and/or pay a pro rata dividend/distribution at a rate of $1.05 per quarter for the period from July 1, 2022 through the closing, (ii) the go-shop period would last for 30 days, instead of 45 days, (iii) the termination fee payable from the Company to Blackstone in the event that the Company terminated the merger agreement to accept a superior proposal from another bidder would be equal to 3.0% of the equity value of the transaction (including the aggregate liquidation preference of the Preferred Stock), provided that such termination fee would be equal to 1.5% of the equity value of the transaction (including the aggregate liquidation preference of the Preferred Stock) if, within 40 days of signing, the Company terminated its agreement with Blackstone and entered into an agreement with a bidder that made a proposal during the go-shop period that the board determined in good faith prior to the end of the go-shop period constituted or could reasonably be expected to lead to a superior proposal, and (iv) the reverse termination fee payable by Blackstone to the Company in the event Blackstone breached its obligation to close the transaction when otherwise obligated to do so would be 9% of the equity value of the transaction (including the aggregate liquidation preference of the Preferred Stock). Mr. Wilson shared the April 9 Blackstone Proposal with certain members of the board of directors, as well as the Company’s financial and legal advisors.

Later on April 9, 2022, following discussion with certain other members of the board of directors, including Mr. Havner and Mr. Mitchell, Mr. Wilson contacted a representative of Blackstone and stated that the Company had reviewed the April 9 Blackstone Proposal, and that he believed the parties had reached agreement on most key terms, but that the Company was unwilling to forego the Company’s and the Partnership’s right to continue declaring and paying its regular, quarterly dividends/distributions of up to $1.05 per quarter per share/unit, as well as pro rata dividends/distributions for any stub period prior to closing. Mr. Wilson informed Blackstone’s representative that the Company’s written response to the April 9 Blackstone Proposal would be forthcoming.

Following this call, on April 9, 2022, Mr. Wilson emailed a proposal to a representative of Blackstone containing the Company’s response to the April 9 Blackstone Proposal (the “April 9 Company Proposal”). The April 9 Company Proposal agreed to the terms of the April 9 Blackstone Proposal with certain modifications, including: (i) there would be no suspension of the Company’s or the Partnership’s right to declare and pay regular, quarterly dividends/distributions of up to $1.05 per share/unit, including a pro rata dividend or distribution for any stub period prior to closing, and (ii) the reverse termination fee payable by Blackstone to the Company in the event Blackstone breached its obligation to close the transaction when otherwise obligated to do so would be 10% of the equity value of the transaction (including the aggregate liquidation preference of the Preferred Stock).

Later on April 9, 2022, a representative of Blackstone informed Mr. Wilson that Blackstone was willing to agree to the terms of the April 9 Company Proposal, including the right of the Company and the Partnership to declare and pay regular, quarterly dividends/distributions of up to $1.05 per share/unit, including a pro rata dividend or distribution for any stub period prior to closing, but that the purchase price per share/unit must be $187.50 to partially account for the Company’s right to continue to pay its regular, quarterly dividends/distributions of up to $1.05 per share/unit, including a pro rata dividend or distribution for any stub period prior to closing.

Following receipt of Blackstone’s revised proposal, on April 9, 2022, Mr. Wilson discussed Blackstone’s proposal with certain other members of the board of directors and the Company’s legal and financial advisors. Following discussion, Mr. Wilson and such other members of the board of directors determined that, consistent with the board’s prior determination on April 5, 2022, it would be in the best interests of the Company and its stockholders to attempt to negotiate definitive documentation on terms consistent with those set forth in the April 9 Company Proposal, with a purchase price per share/unit of $187.50. Mr. Wilson thereafter contacted Blackstone’s representative to notify him that the Company was prepared to proceed on this basis.

Beginning on April 10, 2022, the Company made available to Blackstone and its representatives certain additional due diligence information. Thereafter, from April 10, 2022 through April 24, 2022, Blackstone, with the assistance of its advisors, continued to conduct due diligence on the Company and its assets, including through calls with members of management.

On April 12, 2022, the board of directors held a meeting, which was attended by members of the Company’s senior management and representatives of J.P. Morgan, Eastdil and Wachtell Lipton. Mr. Wilson and representatives of J.P. Morgan and Eastdil provided the board of directors with an update on the negotiations with Blackstone since the board had authorized Mr. Wilson on April 5, 2022 to pursue a transaction with Blackstone at a price per share/unit of at least $185.00. The group discussed that Blackstone had agreed to a price per share/unit of $187.50, as well as to the Company and the Partnership continuing to make regular, quarterly dividends/distributions in an amount of up to $1.05 per share/unit, including a pro rata dividend/distribution with respect to any stub period prior to closing. The group discussed that, given that the approval of the Company’s common stockholders would be required in any such transaction, any transaction with Blackstone would be unlikely to close during the second quarter of 2022, and thus the right to pay a dividend during the second quarter of 2022 as well as a stub dividend for any stub period prior to closing would likely result in common stockholders receiving at least $1.05 that they would not otherwise receive if the Company were not permitted to declare and pay a dividend for the second quarter of 2022. Additionally, the group discussed the fact that Blackstone had agreed that any definitive documentation with respect to a transaction would provide the Company the right to solicit and entertain proposals from bidders other than Blackstone during a 30-day go-shop period. The board instructed Mr. Wilson and members of the Company’s senior management, along with the Company’s financial and legal advisors, to proceed to negotiate definitive documentation with Blackstone consistent with the terms described to the board at this meeting, which documentation would remain subject to final board approval.

On April 13, 2022, Simpson Thacher & Bartlett LLP, legal advisors to Blackstone, provided initial drafts to Wachtell Lipton of the proposed merger agreement and the other transaction documents. Between April 13, 2022 and April 24, 2022, the parties’ respective management teams and legal and financial advisors engaged in extensive negotiations regarding the terms of the proposed merger agreement and other transaction documentation. During the course of these negotiations, areas of discussion and negotiation between the parties included, among other things, the representations and warranties to be made by the parties, the Company’s obligations with respect to the operation of its business during the period between the signing of the merger agreement and the consummation of the Mergers, the scope of the restrictions applicable to actions taken by the Company during the period between the signing of the merger agreement and the consummation of the Mergers, the conditions to completion of the Mergers, the plans of the surviving company following the consummation of the Mergers with respect to the Preferred Stock and depositary shares in respect thereof, the termination provisions and the triggers of the termination fee payable by the Company, and the provisions regarding the Company’s equity awards, employee benefit plans, retention, severance and other compensation matters.

On April 18, 2022, a representative of a private equity firm (“Party A”) contacted Mr. Wilson and orally communicated an interest in acquiring the Company. Mr. Wilson informed the representative of Party A that he would inform the board of such interest and inquired at what price would Party A be willing to pursue such a transaction. The representative of Party A stated that Party A would need due diligence information regarding the Company, but orally informed Mr. Wilson that the price could be up to as much as $200.00 per share/unit, subject to due diligence and obtaining necessary financing for such a transaction. Mr. Wilson asked the representative of Party A to present its proposal in writing. Thereafter, Mr. Wilson informed Mr. Mitchell, Mr. Havner, and the Company’s financial and legal advisors of the discussion with Party A.

On April 24, 2022, the board of directors held a meeting by videoconference, which was attended by members of the Company’s senior management and representatives of J.P. Morgan, Eastdil, and Wachtell Lipton. During this meeting, members of the Company’s senior management and its financial and legal advisors reviewed the history of negotiations with Blackstone and the terms of the proposal by Blackstone and the associated transaction documents. Mr. Wilson also informed the board of directors of his conversation with the representative of Party A, including the fact that Party A had not presented the Company with a written proposal at that time and that Party A had not conducted any non-public due diligence on the Company. Members of the Company’s senior management and the representatives of J.P. Morgan and Eastdil discussed the likelihood of a third party offering to acquire the Company at a value at or above $187.50 per share of Common Stock, including whether Party A would be able to secure the financing necessary to consummate a transaction of this size, in light of the rapid deterioration of the credit markets following the Russian invasion of Ukraine and the rising interest rate environment for borrowers. The board also discussed the timing consideration relating to such possible proposals, as well as the potential opportunities and risks associated with rejecting Blackstone’s proposal and remaining a standalone entity or pursuing other strategic alternatives or discussions with other third parties at that time, including concerns that market leaks and rumors regarding a potential transaction would disrupt the Company’s business relationships and risk employee turnover, as well as lead to turnover in our stockholder base and potential stock price volatility. Members of the board also discussed the Company’s ability during a 30-day go-shop period following the execution of the merger agreement to solicit proposals from third parties, including Party A, and the ability of the Company to terminate its agreement with Blackstone to enter into an agreement with another bidder, including Party A, if such a bidder made a superior proposal to acquire the Company. In addition, the board observed that the $110 million company termination fee applicable to qualified proposals made during the go-shop period was not likely to preclude or discourage other interested parties from submitting a superior proposal. Additionally, the board reviewed disclosures from J.P. Morgan regarding fees it had received or may in the future receive from the Company and its affiliates, Public Storage and its affiliates, or Blackstone and its affiliates, and J.P. Morgan’s ownership of common equity of the Company, Public Storage, Blackstone, and their respective affiliates. Representatives of J.P. Morgan then reviewed J.P. Morgan’s financial analyses of the consideration provided for in the proposed merger agreement with Blackstone. Following its presentation, J.P. Morgan delivered to the Company’s board of directors its oral opinion, confirmed by delivery of a written opinion dated April 24, 2022, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the consideration to be paid to the holders of our Common Stock in the Mergers was fair, from a financial point of view, to the holders of our Common Stock, as more fully described below in the section “—Opinion of the Company’s Financial Advisor”. Also at the meeting, representatives of Wachtell Lipton provided a presentation summarizing the terms of the draft merger agreement and other transaction documents and reviewed with the directors their legal obligations in connection with their consideration and potential approval of the transaction with Blackstone.

Following extensive discussion, the board unanimously approved the Merger Agreement, declared the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Company Merger, to be advisable and in the best interests of the Company and its stockholders, and determined to recommend the approval of the Company Merger and the other transactions contemplated by the Merger Agreement to our stockholders.

Following the board’s approval, during the evening of April 24, 2022, the parties finalized and executed and delivered the Merger Agreement, the guaranty, and the equity commitment letter. As required by Blackstone, the parties and Public Storage, the Company’s largest stockholder holding approximately 25.9% of the issued and outstanding shares of Common Stock and 20.9% of the issued and outstanding common units of partnership interest of the Partnership, also executed the support agreement, pursuant to which, among other things, Public Storage agreed to vote all of its shares of Common Stock and common units of partnership interest of the Partnership in favor of the proposed transaction, not transfer its shares/units, and not engage in solicitation of alternative acquisition proposals to the extent the Company is prohibited from soliciting such proposals under the merger agreement with Blackstone. Thereafter, the transaction was announced before the opening of the financial markets in New York on April 25, 2022, in a press release jointly issued by the Company and Blackstone. The press release announcing the transaction also noted that the merger agreement included a 30-day go-shop period that would expire on May 25, 2022.

During the go-shop period, representatives of J.P. Morgan and Eastdil, acting at the direction of the board of directors, communicated with 43 prospective transaction partners in order to solicit such prospective transaction partners to make an offer or proposal that would constitute, or would reasonably be expected to lead to, a Company Acquisition Proposal. Of those 43 parties, the Company executed a confidentiality agreement with 12 parties (including Party A) and subsequently provided non-public information with respect to the Company to such parties. To date, no party (including Party A) has made a Company Acquisition Proposal following the execution of the Merger Agreement.

The go-shop period expired at 11:59 p.m. (New York City time) on May 25, 2022.

Reasons for the Mergers

In reaching its decision to approve the Merger Agreement, declare the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Company Merger, to be advisable and in the best interests of the Company and our stockholders, and recommend approval of the Company Merger and the other transactions contemplated by the Merger Agreement to our stockholders, our board of directors consulted with the Company’s senior management team, as well as our financial and legal advisors, and considered a number of factors, including the following material factors which the board of directors viewed as supporting its decision:

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the current and historical trading prices of our shares of our Common Stock, and the fact that the merger consideration of $187.50 per share in cash represents a premium of approximately 12% to the closing price of our Common Stock as of April 22, 2022, the last trading day prior to the public announcement of the Merger Agreement, and a premium of approximately 15% to the volume weighted average price of our Common Stock over the 60 days prior to announcement of the proposed transaction;

•	the Company’s ability to continue declaring and paying its regular quarterly cash dividends on the Company’s Common Stock and Preferred Stock without a reduction in the merger consideration;

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the risks and uncertainties of remaining as an independent public company, including the Company’s need to frequently raise capital due to the capital intensive nature of the Company’s business, the difficulty and cost of obtaining capital and the need to ensure qualified and talented individuals are available to serve as members of the Company’s management team;

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that a private company might be able to realize more value from the Company’s business than a public company and thereby pay a higher price to acquire the Company, including the ability of private companies to use higher leverage to pursue growth that is more accretive, to absorb near-term dilution from capital expenditures in favor of longer-term growth, and to fund developments without having to rely on the volatility of equity capital markets;

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the board’s belief that, in light of Blackstone’s strategic focus on acquiring industrial real estate assets and substantial available capital, Blackstone was in the best position to offer the highest possible price for the Company;

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the fact that the merger consideration was the result of arm’s-length negotiations and that we negotiated an increase by Blackstone from its April 1, 2022 proposed price of $185.00 per share, and the board of directors’ belief that the merger consideration was the maximum price that Blackstone was willing to pay;

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the limited number of potential purchasers with the financial ability to acquire the Company in light of its size and diverse portfolio of assets comprising multi-tenant industrial, industrial-flex, and low-rise suburban office space;

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the board’s belief that contacting other potential bidders prior to signing a definitive agreement with Blackstone would result in significant risks to the Company and its business, including concerns that market leaks and rumors regarding a potential transaction would disrupt the Company’s business relationships and risk employee turnover, as well as lead to turnover in our stockholder base and potential stock price volatility;

•	the board’s belief that soliciting other potential buyers prior to signing a definitive agreement with Blackstone could delay or jeopardize the availability of Blackstone’s proposal;

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the Company’s right under the Merger Agreement to a 30-day “go-shop” period, during which the Company may actively solicit additional acquisition proposals from, and furnish information to and conduct negotiations with, third parties (including Party A), providing an opportunity to determine if a third party is willing to pay a higher value per share than Blackstone;

•	the Company’s right under the Merger Agreement, in response to unsolicited acquisition proposals, to furnish information to and conduct negotiations with third parties in certain circumstances;

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the board’s right, under the Merger Agreement, to withhold, withdraw, modify, or qualify its recommendation that our stockholders vote to approve the Company Merger and the other transactions contemplated by the Merger Agreement under certain circumstances, subject to payment of a termination fee if Parent elects to terminate the Merger Agreement in such circumstances;

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the Company’s right to terminate the Merger Agreement, under certain circumstances, in order to enter into a definitive agreement providing for the implementation of a superior proposal, upon payment of a termination fee;

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the fact that in certain circumstances a lower termination fee of $110 million (representing approximately 1.5% of the Company’s equity value, including the aggregate liquidation preference of the Preferred Stock) will be payable by the Company, and that the lower termination fee of $110 million and the termination fee of $220 million (representing approximately 3% of the Company’s equity value, including the aggregate liquidation preference of the Preferred Stock) were viewed by the board of directors, after consultation with our outside legal counsel and financial advisors, as reasonable under the circumstances and not likely to preclude or discourage any other party (including Party A) from making a competing acquisition proposal, particularly with respect to those parties that make a qualifying proposal during the go-shop period;

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the fact that the merger consideration is a fixed cash amount, providing our common stockholders with certainty of value and liquidity immediately upon the closing of the Company Merger, in comparison to the risks, uncertainties, and longer potential timeline for realizing equivalent value from the Company’s standalone business plan or possible strategic alternatives involving transactions in which all or a portion of the consideration would be payable in equity or involving portfolio transactions;

•	the belief that the Company Merger is more favorable to the Company’s common stockholders than other strategic alternatives available to the Company, including remaining as an independent public company, the feasibility of such alternatives, and the significant risks and uncertainties associated with pursuing such alternatives;

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the board’s knowledge of the business, assets, operations, financial condition, earnings, and prospects of the Company, as well as its knowledge of the current and prospective environment in which the Company and each of its businesses operate, including economic, market and capital raising conditions;

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the risks and uncertainties created by the Russian Federation’s invasion of Ukraine, including disruptions and dislocations to the equity and debt capital markets, as well as the impact of the recent increase in interest rates, as well as the stated intention of members of the Federal Open Market Committee to continue to increase interest rates in 2022;

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the risks and uncertainties of remaining as an independent public company and being able to expand, or realize value from reducing, the size of the Company’s portfolio through acquisitions, dispositions, and/or development, including, among other things, the challenges of acquiring assets on an accretive basis in light of the increasingly competitive environment for industrial real estate assets, and the difficulty and cost of obtaining capital to fund future activities due to the discount to estimated net asset value at which the Company’s Common Stock has recently traded;

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the belief that conditions for a sale transaction in the real estate market are generally favorable, with prices for industrial and industrial-flex assets being at or near historical highs while capitalization rates are at or near historical lows, and the likely possibility that interest rates may continue to rise in the future, which may increase a buyer’s financing costs resulting in less favorable conditions for sale transactions in the real estate markets;

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the high probability that the Mergers would be completed based on, among other things, Blackstone’s proven ability to complete large acquisition transactions, Blackstone’s extensive experience in the real estate industry, the absence of a financing condition, and the $735 million reverse termination fee (representing approximately 10% of the Company’s equity value, including the aggregate liquidation preference of the Preferred Stock) payable to the Company if the Merger Agreement is terminated in certain circumstances, which payment is guaranteed by the Sponsor;

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the financial analyses presented to the board of directors by J.P. Morgan and the April 24, 2022 oral opinion delivered by J.P. Morgan to the board of directors, which was confirmed by delivery of its written opinion dated April 24, 2022, to the effect that, as of April 24, 2022 and based upon and subject to the assumptions made, procedures followed, matters considered, and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the consideration to be paid to the holders of our Common Stock in the Mergers was fair, from a financial point of view, to such holders, as more fully described below in the section entitled “—Opinion of the Company’s Financial Advisor” (the full text of the written opinion of J.P. Morgan, dated April 24, 2022, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Exhibit C to this proxy statement and is incorporated herein by reference);

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the terms and conditions of the Merger Agreement, which were reviewed by the board with our financial and legal advisors, and the fact that such terms were the product of arm’s-length negotiations between the parties;

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the fact that the Company Merger would be subject to the approval of our common stockholders, and our common stockholders would be free to reject the proposed transactions by voting against the Company Merger for any reason, including if a higher offer were to be made prior to the stockholders’ meeting (in certain cases subject to payment by the Company of a $220 million termination fee if the Company subsequently were to enter into a definitive agreement relating to, or to consummate, an acquisition proposal); and

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the fact the Company’s three outstanding series of Preferred Stock, and associated depositary shares, would be unaffected by the Mergers, and that we were informed by Parent that Parent currently intends for the Company to continue to have the depositary shares representing the Preferred Stock listed on the NYSE with public reporting so long as there is at least $75 million aggregate liquidation value of Preferred Stock outstanding.

The Company’s board of directors also considered a variety of risk and other potential negative factors in its consideration of the Merger Agreement and the Mergers, including the following material potentially negative factors:

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our inability, after 11:59 p.m. (New York City time) on May 25, 2022, to solicit competing acquisition proposals and the possibility that the $220 million termination fee (or $110 million termination fee under certain circumstances) payable by us upon the termination of the Merger Agreement under certain circumstances could discourage other potential bidders from making a competing bid to acquire us;

•	the fact that, following the Mergers, the Company will no longer exist as an independent public company and our existing stockholders will not participate in any future earnings or growth;

•	the fact that the Mergers might not be consummated in a timely manner or at all, due to a failure of certain conditions to the closing of the Mergers;

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the fact that if any of Parent, Merger Sub I, or Merger Sub II fails, or threatens to fail, to satisfy its obligations under the Merger Agreement, we are not entitled to specifically enforce the Merger Agreement or the equity commitment letter, and that our exclusive remedy, available if the Merger Agreement is terminated in certain circumstances, would be limited to a reverse termination fee payable by Parent in the amount of $735 million (the payment of which is guaranteed by the Sponsor);

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the restrictions on the conduct of our business prior to the completion of the Mergers, which could delay or prevent us from undertaking business opportunities that may arise pending completion of the Mergers;

•	the fact that an all-cash merger would be taxable to our stockholders for U.S. federal income tax purposes;

•	the fact that, under Maryland law, our stockholders are not entitled to appraisal rights, dissenters’ rights or similar rights of an objecting stockholder in connection with the Company Merger;

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the significant costs involved in connection with entering into the Merger Agreement and completing the Mergers and the substantial time and effort of management required to consummate the Mergers and related disruptions to the operation of our business;

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the fact that the announcement and pendency of the transactions contemplated by the Merger Agreement, the failure to complete the Mergers, and/or actions that the Company may be required, or Parent may be permitted, to take under the Merger Agreement could have an adverse impact on our existing and prospective business relationships with customers and other third parties and on our employees, including the risk that certain key members of the Company’s management might choose not to remain employed with the Company prior to the completion of the Mergers, regardless of whether or not the Mergers are completed; and

•

the fact that some of our directors and executive officers have interests in the Mergers that are different from, or in addition to, our stockholders generally (see “—Interests of Our Directors and Executive Officers in the Company Merger”).

The foregoing discussion of the factors considered by the board is not intended to be exhaustive, but rather includes the material factors considered by the board. In reaching its decision to approve the Merger Agreement, declare the Merger Agreement and the transactions contemplated by the Merger Agreement, including the

Company Merger, to be advisable and in the best interests of the Company and our stockholders, and recommend approval of the Company Merger and the other transactions contemplated by the Merger Agreement to our stockholders, the board did not quantify, rank or otherwise assign any relative weights to, and did not make specific assessments of, the factors considered, and individual directors may have given different weights to different factors. The board did not reach any specific conclusion with respect to any of the factors or reasons considered, but determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the Company Merger, the Merger Agreement, and the other transactions contemplated by the Merger Agreement.

The above factors are not presented in any order of priority. The explanation of the factors and reasoning set forth above contain forward-looking statements and should be read in conjunction with the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Recommendation of Our Board of Directors

Our board of directors unanimously determined and declared that the transactions contemplated by the Merger Agreement, including the Company Merger, are advisable and in the best interests of the Company and its stockholders and approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Company Merger. Our board of directors unanimously recommends that you vote “FOR” the proposal to approve the Company Merger, “FOR” the proposal to approve the merger-related compensation and “FOR” the proposal to approve adjournment of the special meeting.

Forward-Looking Financial Information

While the Company has from time to time provided limited financial guidance to investors, the Company has not, as a matter of course, otherwise publicly disclosed internal projections as to future performance, earnings, or other results beyond the then current annual period and is especially wary of making projections for extended periods due to, among other reasons, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty of underlying assumptions and estimates. However, the Company is including in this proxy statement a summary of certain unaudited prospective financial information of the Company on a standalone basis, without giving effect to the Mergers (the “Company Projections”), to give the Company’s common stockholders access to the financial projections that were made available to our board of directors and J.P. Morgan in connection with their consideration and evaluation of the Company Merger. The Company Projections were provided to J.P Morgan for its use and reliance in connection with the financial analyses presented by J.P. Morgan to our board of directors and J.P. Morgan’s opinion as discussed in “—Opinion of the Company’s Financial Advisor”, and such use and reliance was approved by our board of directors. The Company did not provide the Company Projections to Blackstone, but did provide certain property-level projected financial information to Blackstone in connection with Blackstone’s due diligence review of the Company’s properties. The Company advised the recipients of the Company Projections that its internal financial forecasts are subjective in many respects. The inclusion of the Company Projections or of this summary does not constitute an admission or representation by the Company, J.P. Morgan, or any other person that the information is material, should not be regarded as an indication that our board of directors, J.P. Morgan, the Company or its management, or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results or an accurate prediction of future results, and they should not be relied on as such. This information is not fact and should not be relied upon as indicative of actual future results, and readers of this proxy statement are cautioned not to place undue reliance on the Company Projections.

The Company Projections and the underlying assumptions upon which the Company Projections were based are subjective in many respects and subject to multiple interpretations and frequent revisions attributable to the dynamics of the Company’s industry and based on actual experience and business developments. The Company

Projections, while presented with numerical specificity, reflect numerous assumptions with respect to Company performance, industry performance, general business, economic, regulatory, market, and financial conditions, and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties, and beyond the Company’s control. The Company Projections constitute forward-looking information and are subject to a wide variety of significant risks and uncertainties, including those described in the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements,” that could cause the Company Projections or the underlying assumptions to be inaccurate and for actual results to differ materially from the Company Projections. As a result, there can be no assurance that the Company Projections will be realized or that actual results will not be significantly higher or lower than projected, and the Company Projections cannot be considered a guarantee of future operating results and should not be relied upon as such. Because the Company Projections cover multiple years, such information by its nature becomes less reliable with each successive year. The Company Projections do not take into account any circumstances or events occurring after the date on which they were prepared, including the Mergers, and some or all of the assumptions that have been made in connection with the preparation of the Company Projections may have changed since the date the Company Projections were prepared. Economic and business environments can and do change quickly, which adds an additional significant level of uncertainty as to whether the results portrayed in the Company Projections will be achieved.

In addition, the Company Projections have not been updated or revised to reflect information or results after the date the Company Projections were prepared or as of the date of this proxy statement. None of the Company, Blackstone or any of our or their respective affiliates intends to, and each of them disclaims any obligation to, update or otherwise revise the Company Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error (except, in the case of the Company, as required by applicable securities laws). These considerations should be taken into account in reviewing the Company Projections, which were prepared as of an earlier date.

For the foregoing reasons, and considering that the special meeting will be held several months after the Company Projections were prepared, as well as the uncertainties inherent in any forecasting information, readers of this proxy statement are cautioned not to place unwarranted reliance on the Company Projections set forth below. The Company Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in the Company’s public filings with the SEC. The Company urges all of its stockholders to review its most recent SEC filings for a description of its reported financial results. See the section of this proxy statement entitled “Where You Can Find More Information.”

The Company Projections were not prepared with the purpose of, or with a view toward, public disclosure or toward compliance with United States generally accepted accounting principles (“GAAP”), published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm, nor any other accounting firm, has examined, compiled, or performed any procedures with respect to the Company Projections and, accordingly, neither Ernst & Young nor any other accounting firm expresses an opinion or any other form of assurance with respect thereto. The Ernst & Young report incorporated by reference in this proxy statement relates to the Company’s historical financial information. It does not extend to the prospective financial information contained herein and should not be read to do so.

The Company has not made and makes no representation to any stockholder of the Company or to Parent, Merger Sub I, or Merger Sub II in the Merger Agreement or otherwise concerning the Company Projections or regarding the Company’s ultimate performance compared to the information contained in the Company Projections or that the projected results will be achieved. None of the Company, Blackstone or any of our or their respective affiliates assumes any responsibility for the validity, reasonableness, accuracy, or completeness of the Company Projections.

Company Projections

The Company’s management prepared the Company Projections with respect to the Company’s business, as a standalone company, for the fiscal years ending December 31, 2022 through December 31, 2026, except that unlevered free cash flow was calculated by J.P. Morgan using the cash net operating income and adjusted EBITDA projected by the Company’s management.

The following is a summary of the Company Projections, with dollars in millions:

	2022E	2023E	2024E	2025E	2026E
Cash Net Operating Income (NOI)(1)	$300	$325	$358	$380	$404
Adj. EBITDA(2)	$277	$298	$333	$355	$379
Unlevered Free Cash Flow(3)	$148	$233	$274	$293	$321

(1)

Cash Net Operating Income is defined as rental income less amortized amounts of deferred rent receivables (net of write-offs), in-place lease intangibles, tenant improvement reimbursements, lease incentives and expenses related to stock-based compensation.

(2)	Adjusted EBITDA is defined as Cash Net Operating Income less general and administrative expenses, other expenses and management, facility fee and other income.
(3)

Unlevered Free Cash Flow is defined as Adjusted EBITDA less cash paid for taxes in lieu of shares, commercial capital expenditures, recurring leasing costs and investment in multi-family and industrial development.

In addition, in connection with J.P. Morgan’s financial analyses and opinion as discussed in “—Opinion of the Company’s Financial Advisor”, the Company’s management provided J.P. Morgan two separate allocations of the Company’s projected cash net operating income for the year ending December 31, 2022. The first allocation was done on an ‘As reported’ basis (Industrial, Office, Flex and Multifamily) in order to match the Company’s public reporting of cash net operating income by property type. The second allocation was done on an ‘Asset type’ basis (using Industrial, Office and Multifamily classifications only), where various adjustments were made to the ‘As-reported’ allocations in order to take into account the actual Office usage in each property, as provided by the Company. For this second allocation, the Company’s reported ‘Industrial’ cash net operating income was partly allocated as ‘Office’ to reflect the estimated office build-out of the Company’s industrial classified assets. Additionally, for the Company’s reported ‘Flex’ segment, the cash net operating income was reallocated to ‘Industrial’ and ‘Office’ based on the estimated build-out of industrial and office square footage across the Company’s Flex portfolio. The final allocations are as follows, with dollars in millions:

2022E NOI(1)
As Reported Classification
Industrial	$207
Flex	$60
Office	$28
Multifamily	$5

Asset Type Classification(2)
Industrial	$198
Office	$96
Multifamily	$5

(1)

Cash Net Operating Income is defined as rental income less amortized amounts of deferred rent receivables (net of write-offs), in-place lease intangibles, tenant improvement reimbursements, lease incentives and expenses related to stock-based compensation.

(2)	The allocation by Asset Type takes into account the actual Office usage in each property, and excludes the Flex classification.

Cash Net Operating Income, Adjusted EBITDA, and Unlevered Free Cash Flow are non-GAAP financial measures within the meaning of the applicable rules and regulations of the SEC, which are financial measures that are not calculated in accordance with GAAP. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures and may be different from non-GAAP financial measures used by other companies. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. SEC rules that may otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures provided to directors or a financial advisor (like the Company Projections) in connection with a proposed transaction like the Mergers when the disclosure is included in a document like this proxy statement. In addition, reconciliations of non-GAAP financial measures to GAAP financial measures were not relied upon by J.P. Morgan for purposes of its opinion or by our board of directors in connection with its consideration of the Company Merger. Accordingly, the Company has not provided a reconciliation of the non-GAAP financial measures included in the Company Projections to the relevant GAAP financial measures.

The Company Projections do not take into account the possible financial and other effects on the Company of the Mergers and do not attempt to predict or suggest future results following the Mergers. The Company Projections do not give effect to the Mergers, including the impact of negotiating or executing the Merger Agreement, the expenses that may be incurred in connection with completing the Mergers, the effect on the Company of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the Merger Agreement had not been executed, but that were instead altered, accelerated, postponed, or not taken in anticipation of the Mergers. Further, the Company Projections do not take into account the effect on the Company of any possible failure of the Mergers to occur.

Opinion of the Company’s Financial Advisor

Pursuant to an engagement letter, the Company retained J.P. Morgan as its financial advisor in connection with the transactions contemplated by the Merger Agreement, including the Mergers.

At the meeting of the board of directors of the Company on April 24, 2022, J.P. Morgan rendered its oral opinion to the board of directors of the Company that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the consideration to be paid to the holders of the Company’s Common Stock in the Mergers was fair, from a financial point of view, to such stockholders. J.P. Morgan has confirmed its April 24, 2022 oral opinion by delivering its written opinion to the board of directors of the Company, dated April 24, 2022, that, as of such date, the consideration to be paid to the holders of the Company’s Common Stock in the Mergers was fair, from a financial point of view, to such stockholders.

The full text of the written opinion of J.P. Morgan dated April 24, 2022, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Exhibit C to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The Company’s common stockholders are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to the Company’s board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the Mergers, was directed only to the consideration to be paid to the holders of the Company’s Common Stock in the Mergers and did not address any other aspect of the Mergers. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the Mergers to the holders of any other class of securities, creditors or other constituencies of the Company or the Partnership or as to the underlying decision by the Company to engage in the Mergers. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. J.P. Morgan’s opinion does not constitute a recommendation to any of the Company’s common stockholders as to how such stockholder should vote with respect to the Mergers or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft dated April 24, 2022 of the Merger Agreement;

•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

•	reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of the Company with respect to certain aspects of the Mergers, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to its engagement letter with the Company, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the Company’s management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the Mergers and the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement. J.P. Morgan also assumed that the representations and warranties made by the Company and Parent in the Merger Agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to the Company with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Mergers will be obtained without any adverse effect on the Company or on the contemplated benefits of the Mergers.

The Company Projections furnished to J.P. Morgan were prepared by the Company’s management, as discussed more fully under the section entitled “—Forward Looking Financial Information”. While the Company has from time to time provided limited financial guidance to investors, the Company does not, as a matter of course, otherwise publicly disclose internal projections beyond the then current annual period, including of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the Mergers, and such Company Projections were not prepared with the purpose of, or with a view toward, public disclosure or toward compliance with GAAP, published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Company Projections reflect numerous assumptions, many of which are difficult to predict, and may be beyond the Company’s control, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could differ materially from those set forth in the

Company Projections. For more information regarding the use of the Company Projections and other forward-looking statements, please refer to the section entitled “—Forward Looking Financial Information”.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, to the holders of the Company’s Common Stock of the consideration to be paid to such holders in the Mergers, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to be paid in connection with the Mergers to the holders of any other class of securities, creditors or other constituencies of the Company or the Partnership or as to the underlying decision by the Company to engage in the Mergers. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Mergers, or any class of such persons relative to the consideration to be paid to the holders of the Company’s Common Stock in the Mergers or with respect to the fairness of any such compensation.

J.P. Morgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction prior to the execution of the Merger Agreement.

The terms of the Merger Agreement, including the consideration to be paid to the holders of the Company’s Common Stock, were determined through arm’s length negotiations between the Company and Parent, and the decision to enter into the Merger Agreement was solely that of the Company’s board of directors. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Company’s board of directors in its evaluation of the Mergers and should not be viewed as determinative of the views of the Company’s board of directors or management with respect to the Mergers or the consideration, including the consideration to be paid to the holders of the Company’s Common Stock.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to the Company’s board of directors on April 24, 2022 and in the financial analyses presented to the Company’s board of directors on such date in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the Company’s board of directors and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Implied Capitalization Rate Valuation Analysis. J.P. Morgan conducted a sum-of-the-parts implied capitalization rate valuation analysis of the Company, based on the projected cash net operating income of the Company for the year ending December 31, 2022 (“2022E NOI”) allocated, at the direction of the Company’s management, to the following asset types of the Company: Industrial, Office and Multifamily properties. Using publicly available information, J.P. Morgan compared the selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to those engaged in by the Company.

The companies selected by J.P. Morgan with respect to the Company’s Industrial properties were as follows:

•	Prologis, Inc.

•	Duke Realty Corp.

•	Rexford Industrial Realty, Inc.

•	First Industrial Realty Trust, Inc.

•	EastGroup Properties, Inc.

•	Terreno Realty Corporation

The companies selected by J.P. Morgan with respect to the Company’s Office properties were as follows:

•	Highwoods Properties, Inc.

•	Piedmont Office Realty Trust, Inc.

The companies selected by J.P. Morgan with respect to the Company’s Multifamily properties were as follows:

•	Washington Real Estate Investment Trust

•	Apartment Income REIT Corp.

•	Camden Property Trust

•	UDR, Inc.

These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for the purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company. However, certain of these companies may have characteristics that are materially different from those of the Company. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect the Company.

Using publicly available information, J.P. Morgan calculated, for each selected company with respect to the Company’s Industrial, Office and Multifamily properties, the ratio of the consensus equity research analyst estimates for such company’s cash net operating income for the year ending December 31, 2022 to consensus equity research analyst estimates for such company’s implied real estate value (the “Implied Capitalization Rate”).

Based on the results of this analysis, J.P. Morgan selected the following ranges of Implied Capitalization Rates for the Company’s Industrial, Office and Multifamily properties:

	Implied Capitalization Rates
Industrial	3.4	% - 4.0%
Office	7.0	% - 7.9%
Multifamily	4.0	% - 4.7%

J.P. Morgan then calculated ranges of implied equity values for the Company’s Industrial, Office and Multifamily properties by applying the applicable ranges of Implied Capitalization Rates to the 2022E NOI allocated, at the direction of the Company’s management, to the Company’s Industrial, Office and Multifamily properties.

After aggregating the ranges of implied equity value for the Company’s Industrial, Office and Multifamily properties, this analysis indicated the following range of implied per share equity value (rounded to the nearest $1.00) for the Company’s Common Stock:

	Implied Per Share Equity Value
	Low	High
Implied Capitalization Rate Valuation Analysis (Asset Type)	$168	$198

The range of implied per share equity values for the Company’s Common Stock was compared to (i) the closing price of the Company’s Common Stock of $167.67 as of April 22, 2022, the trading day immediately preceding the date of J.P. Morgan’s written opinion dated April 24, 2022, and (ii) the offer price of $187.50 per share of the Company’s Common Stock.

J.P. Morgan also conducted a sum-of-the-parts implied capitalization rate valuation analysis of the Company, based on the 2022E NOI of the Company allocated, at the direction of the Company’s management, based on the Company’s following ‘as reported’ segments: Industrial, Flex, Office and Multifamily.

Using the information and calculated ranges listed above for the Company’s Industrial, Office and Multifamily properties and, in the case of the Flex segment, at the direction of the Company’s management, using the weighted average of the Industrial and Office Implied Capitalization Rates, which was calculated by applying a 41% weighting to the Industrial Implied Capitalization Rates and a 59% weighting to the Office Implied Capitalization Rate, J.P. Morgan selected the following ranges of Implied Capitalization Rates for the Industrial, Flex, Office and Multifamily segments based on its professional judgment and experience:

	Implied Capitalization Rates
Industrial	3.4	% - 4.0%
Flex	5.5	% - 6.3%
Office	7.0	% - 7.9%
Multifamily	4.0	% - 4.7%

J.P. Morgan then calculated ranges of implied equity values for the Company’s Industrial, Flex, Office and Multifamily segments by applying the applicable ranges of Implied Capitalization Rates to the 2022E NOI allocated, at the direction of the Company’s management, to the Company’s Industrial, Flex, Office and Multifamily segments.

After aggregating the ranges of implied equity value for the Company’s Industrial, Flex, Office and Multifamily segments, this analysis indicated the following range of implied per share equity value (rounded to the nearest $1.00) for the Company’s Common Stock:

	Implied Per Share Equity Value
	Low	High
Implied Capitalization Rate Valuation Analysis (‘As Reported’ Segments)	$177	$208

The range of implied per share equity values for the Company’s Common Stock was compared to (i) the closing price of the Company’s Common Stock of $167.67 as of April 22, 2022, the trading day immediately preceding the date of J.P. Morgan’s written opinion dated April 24, 2022, and (ii) the offer price of $187.50 per share of the Company’s Common Stock.

Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied equity value per share for the Company’s Common Stock. J.P. Morgan calculated the unlevered free cash flows that the Company is expected to generate during fiscal years 2022E through 2026E based upon the Company Projections prepared by the Company’s management (as set forth in the section entitled “—Forward Looking Financial Information”, which was discussed with, and approved by, the Company’s board of directors for use by J.P. Morgan in connection with its financial analyses). J.P. Morgan also calculated a range of terminal values for the Company at the end of this period by applying perpetual growth rates ranging from 2.75% to 3.25%, based on guidance provided by the Company’s management, to estimates of the projected cash net operating income for the Company at the end of fiscal-year 2026E, as provided in the Company Projections. J.P. Morgan then discounted the unlevered free cash flow estimates and the range of terminal values to present value as of December 31, 2021 using discount rates ranging from 7.00% to 7.50%, which ranges were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the Company. The present value of the unlevered free cash flow estimates and the range of terminal values were then adjusted by subtracting net debt and other adjustments for the Company as of April 12, 2022.

Based on the foregoing, this analysis indicated the following range of implied per share equity value (rounded to the nearest $0.25) for the Company’s Common Stock:

	Implied Per Share Equity Value
	Low	High
Discounted Cash Flow	$159	$202

The range of implied per share equity values for the Company’s Common Stock was compared to (i) the closing price of the Company’s Common Stock of $167.67 as of April 22, 2022, the trading day immediately preceding the date of J.P. Morgan’s written opinion dated April 24, 2022, and (ii) the offer price of $187.50 per share of the Company’s Common Stock.

Miscellaneous. The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of the Company. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to the Company. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise the Company with respect to the Mergers and deliver an opinion to the Company’s board of directors with respect to the Mergers on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with the Company and the industries in which it operates.

For financial advisory services rendered in connection with the Mergers, the Company has agreed to pay J.P. Morgan an estimated fee of up to $32.0 million, $3.0 million of which became payable to J.P. Morgan at the time J.P. Morgan delivered its opinion and the remainder of which is contingent and payable upon the consummation of the Mergers. In addition, the Company has agreed to reimburse J.P. Morgan for its reasonable and documented out-of-pocket costs and expenses incurred in connection with its services, including the reasonable and documented fees and expenses of outside counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s written opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with the Company and certain affiliates of Parent, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger on the Company’s syndicated credit facility in August 2021, sole lead arranger on Blackstone’s, an affiliate of Parent, syndicated credit facility in November 2021, joint lead bookrunner on Blackstone’s offering of debt securities in September 2021, and joint lead bookrunner on Blackstone’s offering of equity securities in November 2021. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Blackstone, for which it receives customary compensation. In addition, during the two years preceding the date of J.P. Morgan’s written opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Blackstone’s portfolio companies for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included providing debt syndication, equity underwriting, debt underwriting and financial advisory services to Blackstone’s portfolio companies. During the two years preceding the date of J.P. Morgan’s written opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Public Storage, which owns approximately 26% (or 7.2 million shares) of the Company’s Common Stock and would own approximately 41.4% (or 14.5 million shares) of the outstanding shares of the Company’s Common Stock if it redeemed its common units of partnership interest of the Partnership for the Company’s Common Stock, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as active bookrunner on an offering of Public Storage’s debt securities in November 2021, joint bookrunning manager on an offering of Public Storage’s debt securities in April 2021, and active bookrunner on an offering of Public Storage’s debt securities in January 2021. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company, Blackstone, and Public Storage. During the two-year period preceding delivery of its written opinion ending on April 24, 2022, the aggregate fees recognized by J.P. Morgan (i) from Parent and its affiliates and their portfolio companies were approximately $242 million and (ii) from Public Storage were approximately $7 million. During the two-year period preceding delivery of its written opinion ending on April 24, 2022, J.P. Morgan did not recognize any fees from the Company. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, Blackstone or Public Storage for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments. The information regarding fees recognized by J.P. Morgan disclosed in this paragraph is based upon information provided to us by J.P. Morgan.

Financing

In connection with the closing of the Mergers, Parent will cause an aggregate of approximately $6.6 billion to be paid to the holders of our Common Stock, including the holders of Company equity awards, and the holders of common units of partnership interest of the Partnership. In addition, Parent has informed us that in connection with the closing of the Mergers, Parent expects to cause our outstanding indebtedness under our revolving credit facility, if any, to be prepaid in full. As of May 19, 2022, we had $0 in aggregate principal amount of consolidated indebtedness under our revolving credit facility.

Parent has informed us that it has received, in connection with the Mergers, a debt commitment letter from Citigroup Global Markets Inc., Bank of America, N.A., Barclays Bank PLC, Barclays Capital Real Estate Inc., Morgan Stanley Bank, N.A. and Societe Generale Financial Corporation, providing for debt financing through a CMBS loan and balance sheet loan in an aggregate amount of up to approximately $4.85 billion to be funded on or after the closing of the Mergers, subject to the satisfaction of the conditions contained in the debt commitment letter (which we refer to collectively as the “debt financing”) and that it may seek to obtain additional debt financing in connection with the Mergers. In addition, it is expected that the Sponsor and its affiliates will contribute equity to Parent for the purpose of funding the acquisition costs (including the merger consideration) that are not covered by such debt financing.

Parent has informed us that in addition to the payment of the merger consideration, the funds to be obtained from the debt and equity financing may be used for purposes such as reserves, paying carrying costs with respect to the properties, funding working capital requirements, and for other costs and expenses related to the financing and the Mergers. Parent has informed us that it currently believes that the funds to be borrowed under the debt financing would be secured by, among other things, a mortgage lien on certain properties which are wholly owned and/or ground leased by us, certain escrows and reserves and such other pledges and security required by the lenders to secure and perfect their interests in the applicable collateral, and that such debt financing would be conditioned on the mergers being completed and other customary conditions for similar financings.

The Merger Agreement does not contain a financing condition or a “market MAC” condition to the closing of the mergers. For more information, see “The Merger Agreement — Financing Cooperation” and “The Merger Agreement — Conditions to the Mergers.”

Interests of Our Directors and Executive Officers in the Company Merger

In considering the recommendation of our board of directors to vote in favor of the proposal to approve the Company Merger, holders of our Common Stock should be aware that our directors and executive officers have interests in the Company Merger that may be different from, or in addition to, the interests of holders of our Common Stock generally. Our board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the Merger Agreement, in reaching its decision to approve the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement (including the Company Merger), and in recommending that the common stockholders vote in favor of the proposal to approve the Company Merger. These interests are described below. The Company Merger will be a “change in control” (or term of similar import) for purposes of our executive compensation and benefit plans and agreements described below.

Our executive officers who are named executive officers for purposes of the discussion below are Stephen W. Wilson (President and Chief Executive Officer), Adeel Khan (Executive Vice President and Chief Financial Officer) and Trenton A. Groves (Senior Vice President and Chief Accounting Officer). Our executive officer who is not a named executive officer for purposes of the discussion below is Maria R. Hawthorne (Interim Chief Operating Officer).

The information in this section and the tables below do not include information for Dan M. Chandler, III, our former President and Chief Executive Officer, John W. Petersen, our former Interim President and Chief Executive Officer and Chief Operating Officer, or Jeffrey D. Hedges, our former Executive Vice President, Chief Financial Officer and Secretary, because while they are technically “named executive officers” pursuant to SEC rules, they are no longer executive officers of the Company and will not receive any compensation that is based on, or otherwise relates to, the Company Merger.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•	The relevant price per share of our common stock is $187.50, which is the per share merger consideration;

•

The Company Merger Effective Time as referenced in this section occurs on May 18, 2022, which is the assumed date of the Company Merger Effective Time solely for purposes of the disclosure in this section; and

•

The employment of each of our executive officers was terminated by us without “cause” (as such term is defined in the relevant plans and agreements), in either case immediately following the Company Merger Effective Time and on the assumed date of the Company Merger Effective Time of May 18, 2022.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above, and do not reflect certain compensation actions that may occur before the Company Merger Effective Time.

Treatment of Outstanding Equity-Based Awards

Upon the terms and subject to the conditions of the Merger Agreement, immediately prior to the Company Merger Effective Time, our outstanding equity-based awards, including awards held by our executive officers and directors, will be treated as follows:

•

Each Company Option that is outstanding immediately prior to the Company Merger Effective Time will be cancelled in exchange for a cash payment in an amount equal to (i) the number of shares of Common Stock subject to the Company Option immediately prior to the Company Merger Effective Time multiplied by (2) the excess (if any) of the merger consideration over the per share exercise price applicable to the Company Option, less any applicable withholding taxes. Each Company Option with a per share exercise price that exceeds the merger consideration will be cancelled for no consideration.

•

Each Company RSU Award that is outstanding immediately prior to the Company Merger Effective Time will be cancelled in exchange for a cash payment in an amount equal to (1) the number of shares of Common Stock subject to the Company RSU Award immediately prior to the Company Merger Effective Time multiplied by (2) the merger consideration, less any applicable withholding taxes.

•

Each Company Deferred Stock Unit Award that is outstanding immediately prior to the Company Merger Effective Time will become vested and, at the Company Merger Effective Time, be converted into a right to receive a cash payment in an amount equal to (1) the number of shares of Common Stock subject to the Company Deferred Stock Unit Award immediately prior to the Company Merger Effective Time multiplied by (2) the merger consideration, less any applicable withholding taxes.

•	Each 2022 EIP Award will be cancelled in exchange for a specified cash payment, less any applicable withholding taxes.

See the section of this proxy statement entitled “Quantification of Potential Payments and Benefits to our Named Executive Officers in Connection with the Company Merger” for an estimate of the value of each of our named executive officer’s unvested equity-based awards. In addition to the awards that are outstanding as of the date of this proxy statement, the Company will also grant a 2022 EIP Award with a value of $3.4 million to Mr. Wilson in recognition of his transition from interim to permanent Chief Executive Officer after the date that 2022 EIP Awards were granted to other executives of the Company. Based on the assumptions described above under “—Certain Assumptions”, the estimated aggregate amounts that would become payable at the Company Merger Effective Time to Ms. Hawthorne in respect of her unvested equity awards are as follows: unvested

Company Options — $48,902; and unvested Company RSU Awards — $937,500. The estimated aggregate amounts that would become payable at the Company Merger Effective Time to our nonemployee directors in respect of their unvested equity awards are as follows: unvested Company Options — $2,003,055; and unvested Company Deferred Stock Unit Awards — $7,125,000.

2022 Annual Awards to Directors

Following the 2022 annual meeting of our stockholders on April 29, 2022, we granted to each of our directors, in lieu of the annual grant of Company Options that we would typically make, a cash long-term incentive award in the amount of $31,000 (which corresponds to the approximate Black-Scholes value of the 2021 annual grant of Company Options to our directors). Each cash long-term incentive award will vest ratably over five years (consistent with the vesting schedule applicable to annual grants of Company Options) subject to the director’s continued service on our board of directors, and will accelerate and vest in full at the Company Merger Effective Time.

Severance Letter Agreements with Certain Executive Officers

Prior to the Company Merger Effective Time, the Company will enter into a letter agreement with each of Ms. Hawthorne and Messrs. Khan and Groves providing for the payment of (i) a lump sum cash severance amount equal to $2,200,000, $1,100,000, and $460,000, respectively and (ii) a lump sum cash payment equal to three months of COBRA premiums, the estimated value of which is $4,107, $8,482, and $4,741, respectively. Each letter agreement will provide that the applicable executive officer’s employment will be terminated without cause effective as of the closing date (or, if requested by Parent, as of a date that is not later than 30 days after the closing date) and that the severance payments are subject to such executive officer signing and not revoking a release of claims in favor of the Company and its affiliates.

Transaction Success Bonus Program

Under the terms of the Merger Agreement, we may adopt a transaction success bonus program in an aggregate amount of up to $2.5 million to promote retention and to incentivize efforts to consummate the completion of the Company Merger. Awards under the transaction success bonus program will be allocated among employees of the Company and its subsidiaries (other than Messrs. Wilson and Khan, who are excluded from participation) who are selected by our Chief Executive Officer (or his designees). Each transaction success bonus award will vest in full at the Company Merger Effective Time, subject to the participant’s continued employment with the Company or one of its subsidiaries through the Company Merger Effective Time. As of the date of this proxy statement, no transaction success bonus awards have been granted to any of our executive officers.

2022 Short-Term Cash Incentive Payments

Under the terms of the Merger Agreement, we may pay to each of our employees who is eligible to receive a short-term cash incentive payment in respect of 2022 (we refer to each as a “2022 Cash Incentive”), including each of our executive officers other than Mr. Wilson and Ms. Hawthorne, a cash payment that does not exceed the product of (a) such employee’s total target 2022 Cash Incentive, multiplied by (b) a fraction, the numerator of which is the number of days elapsed between January 1, 2022 and the closing date and the denominator of which is 365.

See the section of this proxy statement entitled “Quantification of Potential Payments and Benefits to our Named Executive Officers in Connection with the Company Merger” for the estimated maximum amount of the 2022 Cash Incentive payment that may be paid to each of our eligible named executive officers under the terms of the Merger Agreement.

Gross-Up Agreements

As previously disclosed, on April 24, 2022, our board of directors approved excise tax gross-up agreements with each of Messrs. Wilson and Khan. The agreements provide each executive officer with the right to receive a gross-up payment in the event that any payments or benefits provided to such executive officer in connection with the Company Merger becomes subject to the excise tax pursuant to Section 4999 of the Internal Revenue Code. The gross-up payment would generally place each executive officer in the same after-tax position that he would have been in if the excise tax did not apply to him, and does not cover ordinary income taxes due on the payments and benefits giving rise to the excise tax. These gross-up rights are provided solely in connection with the transactions contemplated by the Merger Agreement and therefore the gross-up agreements will be automatically revoked if the Merger Agreement is terminated without the consummation of the transactions contemplated thereby.

See the section of this proxy statement entitled “Quantification of Potential Payments and Benefits to our Named Executive Officers in Connection with the Company Merger” for the estimated amounts of the payments that each of Messrs. Wilson and Khan would receive under the terms of the gross-up agreements.

Indemnification and Insurance

Pursuant to the terms of the Merger Agreement, our non-employee directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the Company Merger.

Quantification of Potential Payments and Benefits to Our Named Executive Officers in Connection with the Company Merger

The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of the Company that is based on, or otherwise relates to, the Company Merger. For additional details regarding the terms of the payments and benefits described below, see the discussion under the caption “—Interests of Our Directors and Executive Officers in the Company Merger” above.

The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur before the Company Merger Effective Time. For purposes of calculating such amounts, the following assumptions were used:

•	The relevant price per share of our common stock is $187.50, which is the per share merger consideration;

•

The Company Merger Effective Time as referenced in this section occurs on May 18, 2022, which is the assumed date of the Company Merger Effective Time solely for purposes of the disclosure in this section; and

•

The employment of each of our named executive officers was terminated by the surviving corporation without “cause” immediately following the Company Merger Effective Time and on the assumed date of the Company Merger Effective Time of May 18, 2022.

Named Executive Officer(1)	Cash ($)(1)	Equity ($)(2)	Perquisites / Benefits ($)(3)	Tax Reimbursement ($)(4)	Total ($)
Stephen W. Wilson	31,000	5,153,506	—	2,319,437	7,503,943
Adeel Khan	1,261,500	1,413,563	8,482	1,430,439	4,113,984
Trenton A. Groves	564,500	1,154,251	4,741	—	1,723,492

(1)

Cash. Consists of (a) for Mr. Wilson, the director long-term cash award granted following the 2022 annual meeting of our stockholders on April 29, 2022, and (b) for each of Messrs. Khan and Groves, (i) cash severance payments pursuant to their severance letter agreements and (ii) a 2022 Cash Incentive payment under the terms of the Merger Agreement (calculated based on the target level of performance and proration based on the days elapsed prior to the assumed Company Merger Effective Time). Mr. Wilson is not entitled to any cash severance compensation or benefits. The director long-term cash award to Mr. Wilson and the 2022 Cash Incentive payments to Messrs. Khan and Groves are “single trigger” and become payable upon the closing of the Company Merger (see “Interests of our Directors and Executive Officers in the Company Merger — 2022 Annual Awards to Directors” and “Interests of our Directors and Executive Officers in the Company Merger — 2022 Short-Term Cash Incentive Payments”). The cash severance payments to Messrs. Khan and Groves under the terms of their severance letter agreements are “double trigger” and become payable only upon termination of employment after the closing of the Company Merger (see “Interests of our Directors and Executive Officers in the Company Merger — Severance Letter Agreements with Certain Executive Officers”). The estimated amount of each such payment is shown in the following table:

Named Executive Officer	Director Long-Term Cash Award ($)	Cash Severance ($)	Prorated 2022 Cash Incentive ($)	Total ($)
Stephen W. Wilson	31,000	—	—	31,000
Adeel Khan	—	1,100,000	161,500	1,261,500
Trenton A. Groves	—	460,000	104,500	564,500

(2)

Equity. Includes accelerated vesting at the Company Merger Effective Time of outstanding Company Options, Company Restricted Stock Unit Awards and Company Deferred Stock Unit Awards and payments in connection with the cancellation of 2022 EIP Awards (including the 2022 EIP Award to be granted to Mr. Wilson prior to the Company Merger Effective Time), which are “single trigger” benefits. For further details regarding the treatment of our equity-based awards in connection with the Company Merger, see “Interests of our Directors and Executive Officers in the Mergers — Treatment of Outstanding Equity-Based Awards”. The estimated value of such awards are shown in the following table:

Named Executive Officer	Company Options ($)	Company Restricted Stock Unit Awards ($)	Company Deferred Stock Unit Awards ($)	2022 EIP Awards ($)	Total ($)
Stephen W. Wilson	253,506	—	1,500,000	3,400,125	5,153,506
Adeel Khan	—	538,875	—	874,688	1,413,563
Trenton A. Groves	—	826,313	—	327,938	1,154,251

(3)

Perquisites/Benefits. Includes lump sum cash payments equal to three months of COBRA premiums pursuant to the terms of the severance letter agreements with Messrs. Khan and Groves. These payments are “double trigger” and become payable upon the named executive officer’s termination of employment following the closing of the Company Merger (see “Interests of our Directors and Executive Officers in the Company Merger — Severance Letter Agreements with Certain Executive Officers”).

(4)

Tax Reimbursements. Includes the estimated amount of the gross-up payment for the excise tax imposed on the payments and benefits to each of Messrs. Wilson and Khan in connection with the Company Merger by reason of Section 4999 of the Internal Revenue Code. See “Interests of our Directors and Executive Officers in the Company Merger — Gross-Up Agreements.”

Regulatory Matters

We are unaware of any material federal, state or foreign regulatory requirements or approvals that are required for the execution of the Merger Agreement or the completion of either the Company Merger or the Partnership Merger, other than (1) the filing and acceptance for record of the articles of merger with respect to the Mergers by the SDAT, and (2) the filing and acceptance of record of the articles of conversion and a certificate of limited partnership with the SDAT, and a certificate of conversion with the California Secretary of State, in connection with the conversion of the Partnership from a California limited partnership to a Maryland limited partnership.

Material U.S. Federal Income Tax Consequences

The following is a general discussion of the material U.S. federal income tax consequences of the receipt of the Closing Cash Dividend and Additional Dividends, if any, and the per share merger consideration pursuant to the Company Merger to U.S. holders and non-U.S. holders (each, as defined below) of shares of Common Stock. This discussion is based on the provisions of the Code, proposed, temporary and final U.S. Treasury Regulations promulgated thereunder, judicial opinions and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date hereof. These authorities are subject to change or differing interpretations, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed in this section. This summary assumes that the payment of the Closing Cash Dividend and Additional Dividends, if any, and the Company Merger will be consummated in accordance with the Merger Agreement and as further described in this proxy statement.

This discussion is for general information purposes only and is not a complete description of all of the tax consequences of the Closing Cash Dividend and Additional Dividends, if any, and the receipt of cash in the Company Merger to holders of shares of Common Stock, and, in particular, does not address any tax reporting requirements, tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations and administrative guidance thereunder and the intergovernmental agreements entered into pursuant thereto or in connection therewith, and any laws, regulations or practices adopted in connection therewith) nor does it address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to U.S. federal income tax, such as gift or estate tax laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of Common Stock who or that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity or arrangement taxable as a corporation for U.S. federal income tax purposes) created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•

a trust (1) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (as defined under the Code) who have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of shares of Common Stock that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.

This discussion applies only to U.S. holders and non-U.S. holders of shares of Common Stock who hold such shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is for general information purposes only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to specific holders in light of their particular facts and circumstances, nor does it apply to holders subject to special treatment under U.S. federal income tax laws such as, for example:

•	insurance companies;

•	dealers, brokers or traders in securities or currencies;

•	traders in securities who elect to apply the mark-to-market method of accounting;

•	broker-dealers;

•	persons acting as nominees or otherwise not as beneficial owners;

•	holders subject to the alternative minimum tax;

•	persons who are required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement;

•	U.S. holders that have a functional currency other than the U.S. dollar;

•	governments or agencies or instrumentalities thereof;

•	mutual funds;

•	tax-exempt entities and organizations;

•	retirement plans, individual retirement accounts or other tax-deferred or advantaged accounts (or persons holding shares of Common Stock through such plans or accounts);

•	banks and other financial institutions or financial services entities;

•	certain former citizens or former long-term residents of the United States;

•	controlled foreign corporations or passive foreign investment companies;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein);

•	S corporations;

•	REITs;

•	regulated investment companies;

•

holders who own or have owned at any time, or are deemed to own or to have owned at any time, directly, indirectly or constructively, five percent or more of our voting shares or five percent or more of the total value of all classes of our stock;

•	“qualified foreign pension funds” (within the meaning of Section 897(l)(2) of the Code) or entities all of the interests in which are held by a qualified pension fund;

•	“qualified shareholders” (within the meaning of Section 897(k)(3) of the Code) or investors therein;

•

non-U.S. holders who hold, or have held at any time, directly, indirectly or constructively, more than 10% of our outstanding shares of Common Stock or more than 10% of our outstanding shares of Preferred Stock;

•	holders who hold shares of Common Stock as part of a hedge, straddle, constructive sale, conversion or other integrated or risk reduction transaction; or

•	holders who acquired shares of Common Stock through the exercise of employee stock options or other equity awards, through a tax-qualified retirement plan or otherwise as compensation.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Common Stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. Such a partner or partnership is urged to consult its tax advisor regarding the U.S. federal, state, local and non-U.S. tax consequences of the receipt of the Closing Cash Dividend and Additional Dividends, if any, and the per share merger consideration pursuant to the Company Merger to it in light of its particular circumstances.

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY, IS NOT TAX ADVICE AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE RECEIPT OF THE CLOSING CASH DIVIDEND AND ADDITIONAL DIVIDENDS, IF ANY, AND THE PER SHARE MERGER CONSIDERATION PURSUANT TO THE COMPANY MERGER. DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE RECEIPT OF THE CLOSING CASH DIVIDEND AND ADDITIONAL DIVIDENDS, IF ANY, AND THE PER SHARE MERGER CONSIDERATION PURSUANT TO THE COMPANY MERGER TO A HOLDER MAY BE COMPLEX AND WILL DEPEND ON A HOLDER’S SPECIFIC SITUATION. ALL HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE RECEIPT OF THE CLOSING CASH DIVIDEND AND ADDITIONAL DIVIDENDS, IF ANY, AND THE PER SHARE MERGER CONSIDERATION PURSUANT TO THE COMPANY MERGER TO THEM IN LIGHT OF THEIR PARTICULAR FACTS AND CIRCUMSTANCES, INCLUDING WITH RESPECT TO THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS AND ANY POTENTIAL CHANGES IN SUCH LAWS.

Treatment of the Receipt of the Closing Cash Dividend and Additional Dividends

U.S. Federal Income Tax Treatment of the Receipt of the Closing Cash Dividend and Additional Dividends

For U.S. federal income tax purposes, the Company intends to treat the distribution of the Closing Cash Dividend and Additional Dividends, if any, as dividend distributions to holders of shares of Common Stock to the extent of the Company’s current and accumulated earnings and profits. Additionally, the Company intends to designate the Closing Cash Dividend, to the maximum extent permitted by applicable law, as a “capital gains dividend” under Section 857(b) of the Code. The rest of this discussion proceeds on the basis that our intended U.S. federal income tax treatment of the distribution of the Closing Cash Dividend and Additional Dividends is respected. Holders of shares of Common Stock are urged to consult their own tax advisors regarding the impact to them of potential alternative treatments in their particular circumstances. Non-U.S. holders of Common Stock may wish to consult their own tax advisors regarding the impact of the receipt of the Closing Cash Dividend and Additional Dividends, if any, and the per share merger consideration pursuant to the Company Merger as opposed to a sale of their Common Stock prior to the Company Merger.

U.S. Holders

Ordinary Dividend. The distribution of the Closing Cash Dividend and Additional Dividends, if any, made by the Company out of its current or accumulated earnings and profits, and not designated as capital gain dividends, will constitute dividends taxable to U.S. holders as ordinary income. Noncorporate U.S. holders will generally not be entitled to the preferential tax rate applicable to qualified dividend income except with respect to the portion of any distribution (1) that represents income from dividends the Company received from a corporation in which the Company owns shares (but only if such dividends would be eligible for the lower rate on dividends if paid by the corporation to its individual stockholders), (2) that is equal to the sum of the Company’s REIT taxable income (taking into account the dividends paid deduction available to the Company) and certain net built-in gain with respect to property acquired from a C corporation in certain transactions in which the Company must adopt the basis of the asset in the hands of the C corporation for the Company’s previous taxable year, less any taxes paid by the Company during its previous taxable year, or (3) that represents earnings and profits that were accumulated in a non-REIT taxable year, in each case, provided that certain holding period and other requirements are satisfied at both the Company and the individual stockholder levels. However, to the extent not so treated as qualified dividend income and not designated as a capital gain dividend, the distribution will generally constitute a dividend with respect to which noncorporate U.S. holders will be permitted to take a deduction equal to 20% of such dividend for purposes of determining their U.S. federal income tax. Noncorporate U.S. holders should consult their own tax advisors to determine the tax rates on dividends received from the Company.

The distribution of the Closing Cash Dividend and Additional Dividends, if any, made by the Company will not be eligible for the dividends received deduction in the case of U.S. holders that are corporations.

Capital Gain Dividend. The distribution of the Closing Cash Dividend and Additional Dividends made by the Company, to the extent that the Company properly designates such distribution as a capital gain dividend, will be taxable to U.S. holders as gain from the sale of a capital asset held for more than one year, provided that the amount of the dividend so designated does not exceed the Company’s actual net capital gain for the applicable taxable year, without regard to the period for which a U.S. holder has held the shares of Common Stock. Thus, with certain limitations, a capital gain dividend received by an individual U.S. holder may be eligible for preferential rates of taxation. U.S. holders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

Return of Capital. Although the Closing Cash Dividend and any Additional Dividends are expected to be treated as distributions out of the Company’s current and accumulated earnings and profits, it is possible that events occurring after the closing of the Merger could reduce the Company’s current earnings and profits. To the extent that the Closing Cash Dividend and Additional Dividends are in excess of the Company’s current and accumulated earnings and profits, such a distribution will be treated first as a tax-free return of capital to each U.S. holder. Thus, such a distribution will reduce the adjusted basis that the U.S. holder has in the shares of Common Stock for U.S. federal income tax purposes by the amount of the distribution, but not below zero. This reduction will increase gain (or reduce loss) a U.S. holder would otherwise recognize in respect of the Company Merger (see “Consequences of the Company Merger to U.S. Holders of Shares of Common Stock”). The distribution made in excess of a U.S. holder’s adjusted basis in the shares of Common Stock will be taxable as capital gain, provided that the shares of Common Stock have been held as a capital asset.

The distribution of the Closing Cash Dividend and Additional Dividends, if any, made by the Company will not be treated as passive activity income. As a result, U.S. holders generally will not be able to apply any passive losses against that income or gain. A U.S. holder generally may elect to treat capital gain dividends and income designated as qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the U.S. holder will be taxed at ordinary income rates on such amount. Other distributions of the Closing Cash Dividend and Additional Dividends, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Non-U.S. Holders

Ordinary Dividend. The distribution of the Closing Cash Dividend and Additional Dividends, if any, other than the portion of the distribution designated by the Company as a capital gain dividend, will generally be treated as ordinary income to the extent that the distribution is made out of the Company’s current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution will ordinarily apply to a distribution of this kind to non-U.S. holders, unless an applicable tax treaty reduces that withholding tax. However, if income from the investment in the shares of Common Stock is treated as effectively connected with a non-U.S. holder’s conduct of a U.S. trade or business and, if required by an applicable income tax treaty as a condition for subjecting a non-U.S. holder to U.S. taxation on a net income basis, is attributable to a permanent establishment or fixed base that the non-U.S. holder maintains in the United States, then the same treatment that applies to U.S. holders with respect to dividends will generally apply to such non-U.S. holder, and a 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty) may also apply if such non-U.S. holder is a corporation. The Company expects that it or the applicable withholding agent will withhold U.S. federal income tax at a rate of 30% on the gross amount of the distribution of the Closing Cash Dividend and Additional Dividends, if any, other than the portion of the distribution that is treated as attributable to gain from sales or exchanges of U.S. real property interests and a capital gain dividend, paid to a non-U.S. holder, unless (1) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with the Company or the appropriate withholding agent or (2) the non-U.S. holder files an

IRS Form W-8-ECI or a successor form with the Company or the appropriate withholding agent claiming that the distribution is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business and, in either case, other applicable requirements are met.

Capital Gain Dividend. The distribution of the Closing Cash Dividend and Additional Dividends, if any, that is attributable to gain from sales or exchanges by the Company of U.S. real property interests that is paid with respect to shares of Common Stock held by a non-U.S. holder who does not own more than 10% of such stock at any time during the one-year period ending on the date of the distribution will generally be treated as an ordinary dividend and subject to withholding in the manner described above under “Ordinary Dividend”.

Any portion of the distribution of the Closing Cash Dividend and Additional Dividends to a non-U.S. holder that is designated by the Company at the time of distribution as a capital gain dividend that is not attributable to or treated as attributable to the disposition by the Company of a U.S. real property interest generally will not be subject to U.S. federal income taxation, subject to the exceptions discussed in “Consequences of the Company Merger to Non-U.S. Holders of Shares of Common Stock.”

Return of Capital. Although the Closing Cash Dividend and any Additional Dividends are expected to be treated as distributions out of the Company’s current and accumulated earnings and profits, it is possible that events occurring after the closing of the Merger could reduce the Company’s current earnings and profits. The Closing Cash Dividend and Additional Dividends, if any, made in excess of the Company’s current and accumulated earnings and profits will not be taxable to a non-U.S. holder to the extent that the distribution does not exceed the non-U.S. holder’s adjusted basis in such non-U.S. holder’s shares of Common Stock. A distribution of this kind will instead reduce the adjusted basis of such non-U.S. holder’s shares of Common Stock. To the extent that a distribution of this kind exceeds the non-U.S. holder’s adjusted basis in such non-U.S. holder’s shares of Common Stock, the distribution will give rise to tax liability if the non-U.S. holder otherwise would have to pay tax on any gain from the sale or disposition of such non-U.S. holder’s shares. See the discussion below under “Consequences of the Company Merger to Non-U.S. Holders of Shares of Common Stock.” If it cannot be determined at the time the distribution of the Closing Cash Dividend or Additional Dividend is made whether such distribution will be in excess of current and accumulated earnings and profits, withholding will generally apply to the distribution at the rate applicable to ordinary dividends. However, a non-U.S. holder may seek a refund of these amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of the Company’s current and accumulated earnings and profits, provided that certain conditions are met.

Tax Classification of the Company Merger in General

For U.S. federal income tax purposes, the parties will treat the Company Merger as a taxable sale of Common Stock in exchange for the cash consideration payable in connection with the Company Merger to the holders of shares of Common Stock. The remainder of this discussion assumes that the Company Merger will be treated as described above.

Consequences of the Company Merger to U.S. Holders of Shares of Common Stock

The receipt of cash by U.S. holders in exchange for shares of Common Stock pursuant to the Company Merger is expected to be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder of shares of Common Stock will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the amount of cash received in exchange for such U.S. holder’s shares of Common Stock in the Company Merger and (2) the U.S. holder’s adjusted tax basis in its shares of Common Stock.

If a U.S. holder acquired different blocks of shares of Common Stock at different times and different prices, such U.S. holder must determine its adjusted tax basis, gain or loss and holding period separately with respect to each block of shares of Common Stock. Any such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if a U.S. holder’s holding period in the shares of Common Stock surrendered in the Company Merger is greater than one year at the time of the Company Merger. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.

A U.S. holder who has held shares of Common Stock for less than six months at the time of the Company Merger, taking into account the holding period rules of Sections 246(c)(3) and (4) of the Code, and who recognizes a loss on the exchange of such shares of Common Stock in the Company Merger will be treated as recognizing a long-term capital loss to the extent of any capital gain dividends received from us, or such holder’s share of any designated retained capital gains, with respect to such shares.

Consequences of the Company Merger to Non-U.S. Holders of Shares of Common Stock

A non-U.S. holder’s gain or loss from the Company Merger will generally be determined in the same manner as that of a U.S. holder. Subject to the discussion of backup withholding below under “—Information Reporting and Backup Withholding,” a non-U.S. holder generally should not be subject to U.S. federal income tax on the gain or loss from the receipt of the merger consideration in exchange for shares of Common Stock pursuant to the Company Merger, except as described below.

Gain recognized by a non-U.S. holder upon a sale or exchange of shares of Common Stock pursuant to the Company Merger generally will not be taxed under the Foreign Investment in Real Property Tax Act (“FIRPTA”) if the Company is a “domestically controlled qualified investment entity,” defined generally to include a REIT, provided that less than 50% in value of the stock of such REIT is and was held directly or indirectly by foreign persons at all times during a specified testing period (provided that, if any class of a REIT’s stock is regularly traded on an established securities market in the United States, a person holding less than 5% of such class at all times during the testing period is generally presumed not to be a foreign person, unless the REIT has actual knowledge otherwise). The Company believes that it is a “domestically controlled qualified investment entity” and, therefore, assuming that the Company is a “domestically controlled qualified investment entity” at the Effective Time, taxation under FIRPTA will not apply to the receipt of cash in exchange for shares of Common Stock pursuant to the Company Merger, although there can be no assurance in this regard.

If the Company does not qualify as a “domestically controlled qualified investment entity,” the tax consequences to a non-U.S. holder of an exchange of shares of Common Stock for cash pursuant to the Company Merger will depend upon whether such stock is regularly traded on an established securities market in the United States and the amount of such stock that is held by a non-U.S. holder. The Company believes that its shares of Common Stock are regularly traded on an established securities market in the United States within the meaning of FIRPTA and the applicable Treasury Regulations. Therefore, a non-U.S. holder generally will not be subject to U.S. federal income tax under FIRPTA, unless such non-U.S. holder has held more than 10% of the value of the shares of the Common Stock at any time during the applicable testing period. Non-U.S. holders should consult their own tax advisors regarding the particular tax consequences of the Company Merger to them, including the applicability of FIRPTA. In particular, a non-U.S. holder who has held more than 10% of the shares of Common Stock at any time during the one-year period ending on the date of the Company Merger or a non-U.S. holder who is a “qualified shareholder” (within the meaning of Section 897(k)(3) of the Code) is urged to consult its tax advisors concerning the tax consequences to them of the receipt of the merger consideration.

However, even if not subject to FIRPTA, gain recognized by a non-U.S. holder as a result of the Company Merger will be taxable to such non-U.S. holder if such gain is treated as effectively connected with the non-U.S. holder’s U.S. trade or business and, if required by an applicable income tax treaty as a condition for subjecting the non-U.S. holder to U.S. taxation on a net income basis, is attributable to a permanent establishment or fixed base that the non-U.S. holder maintains in the United States. In this case, the same treatment that applies to U.S. holders with respect to the gain will generally apply to such non-U.S. holder, and a non-U.S. holder that is a corporation may also be subject to a 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty) on such gain. In addition, any such gain will be taxable to a non-U.S. holder if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year or maintains an office or a fixed place of business in the United States to which the gain is attributable. In such cases, a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) will apply to the nonresident alien individual’s capital gains, which may be offset by certain U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and the procedures for claiming tax treaty benefits or otherwise establishing an exemption from U.S. withholding tax.

Information Reporting and Backup Withholding

Information reporting and backup withholding (currently at a rate of 24%) generally will apply to payments of cash made in connection with the Company Merger. Backup withholding will not apply, however, to a holder of shares of Common Stock who (1) in the case of a U.S. holder, furnishes a correct taxpayer identification number, certifies that such U.S. holder is not subject to backup withholding on a duly executed IRS Form W-9, and otherwise complies with all applicable requirements of the backup withholding rules; (2) in the case of a non-U.S. holder, furnishes a duly executed applicable IRS Form W-8; or (3) provides proof that such holder is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be claimed as a refund or credited against a holder’s U.S. federal income tax liability, if any, so long as such holder furnishes the required information to the IRS in a timely manner.

THIS DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS OF SHARES OF COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE CLOSING CASH DIVIDEND AND ADDITIONAL DIVIDENDS, IF ANY, AND THE COMPANY MERGER, INCLUDING THE EFFECT OF ANY FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

Delisting and Deregistration of Common Stock

Following the completion of the Company Merger, our Common Stock will no longer be traded on the NYSE and will be deregistered under the Exchange Act.

Our Preferred Stock (and depositary shares in respect thereof) will remain outstanding following the Company Merger in accordance with their respective terms. The terms of the Preferred Stock (and depositary shares in respect thereof) will be unaffected by the Company Merger.

Litigation Relating to the Mergers

As of June 8, 2022, three lawsuits have been filed by purported stockholders of the Company in connection with the Mergers. On May 26, 2022, a purported stockholder of the Company filed a lawsuit against the Company and the current members of the Company’s board of directors alleging that the preliminary proxy statement filed by the Company in connection with the Mergers contained alleged material misstatements and/or omissions in violation of federal law. The lawsuit is captioned Shiva Stein v. PS Business Parks, Inc., et al., Case 1:21-cv-04330 and is pending in the United States District Court for the Southern District of New York. On June 6, 2022, two additional lawsuits were filed against the same defendants asserting similar claims; the first lawsuit is captioned Hopkins v. PS Business Parks, Inc., et al., Case 1:22-cv-03335 and is pending in the United States District Court for the Eastern District of New York; the second lawsuit is captioned Whitfield v. PS Business Parks, Inc., et al., Case 1:22-cv-03337 and is pending in the United States District Court for the Eastern District of New York.

The complaints generally allege that the preliminary proxy statement filed by the Company in connection with the Mergers fails to disclose allegedly material information in violation of Sections 14(a) and 20(a) of the

Exchange Act and Rule 14a-9 promulgated thereunder. The alleged omissions relate to (i) certain financial projections prepared by the Company (ii) certain financial analyses of the Company’s financial advisors, (iii) certain statements concerning the sales process and (iv) certain information regarding the Company’s financial advisors. Plaintiffs seek, among other things, to enjoin the Company from consummating the Mergers, or in the alternative, rescission of the Merger Agreement, as well as attorney’s fees.

Although the ultimate outcome of the matters cannot be predicted with any certainty, the Company believes that the allegations in the complaints are without merit. Additional lawsuits arising out of the Mergers may also be filed in the future.

THE MERGER AGREEMENT

The following summarizes the material provisions of the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. The summary of the material terms of the Merger Agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Exhibit A and which we incorporate by reference into this proxy statement. We recommend that you read the Merger Agreement attached to this proxy statement as Exhibit A carefully and in its entirety, as the rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

The Merger Agreement contains representations and warranties made by, and to, us, the Partnership, Parent, Merger Sub I and Merger Sub II. These representations and warranties, which are set forth in the copy of the Merger Agreement attached to this proxy statement as Exhibit A, were made for the purposes of negotiating and entering into the Merger Agreement between the parties, or may have been used for the purpose of allocating risk between the parties instead of establishing such matters as facts. In addition, these representations and warranties may be subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the Merger Agreement, were made as of specified dates, and may be subject to standards of materiality different from what may be viewed as material to our stockholders. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. You should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company or its affiliates.

Structure

The Partnership Merger

At the Partnership Merger Effective Time, Merger Sub II will be merged with and into the Partnership, the separate existence of Merger Sub II will cease, and the Partnership will be the Surviving Partnership in the Partnership Merger. At the Partnership Merger Effective Time, all the properties, rights, privileges, powers and franchises of the Partnership and Merger Sub II will vest in the Surviving Partnership, and all debts, liabilities, duties and obligations of the Partnership and Merger Sub II will become the debts, liabilities, duties and obligations of the Surviving Partnership.

The Company Merger

At the Company Merger Effective Time, Merger Sub I will be merged with and into the Company, the separate existence of Merger Sub I will cease and the Company will be the Surviving Company in the Company Merger. At the Company Merger Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub I will vest in the Surviving Company, and all debts, liabilities, duties and obligations of the Company and Merger Sub I will become the debts, liabilities, duties and obligations of the Surviving Company. Our Preferred Stock (and depositary shares in respect thereof) will remain outstanding following the Company Merger. The terms of the Preferred Stock (and depositary shares in respect thereof) will be unaffected by the Company Merger. Following the completion of the Company Merger, our Common Stock will no longer be traded on the NYSE and will be deregistered under the Exchange Act.

Effective Times; Closing Date

On the closing date, the Partnership and Merger Sub II will duly execute and file articles of merger with the SDAT. The Partnership Merger will become effective upon the later of the acceptance for record of the articles of merger with respect to the Partnership Merger by the SDAT or on such other date and time (not to exceed 30 days from the date the articles of merger with respect to the Partnership Merger are accepted for record by the SDAT) as may be mutually agreed to by the Company and Parent and specified in the articles of merger with respect to the Partnership Merger.

On the closing date, the Company and Merger Sub I will duly execute and file articles of merger with the SDAT. The Company Merger will become effective upon the later of the acceptance for record of the articles of merger with respect to the Company Merger by the SDAT or on such other date and time (not to exceed 30 days from the date the articles of merger with respect to the Company Merger are accepted for record by the SDAT) as may be mutually agreed to by the Company and Parent and specified in the articles of merger with respect to the Company Merger.

Unless otherwise agreed in writing by the parties to the Merger Agreement, the Partnership Merger Effective Time and the Company Merger Effective Time will occur on the closing date, with the Company Merger Effective Time occurring immediately after the Partnership Merger Effective Time.

In this proxy statement, we refer to the date on which the closing of the Mergers occurs as the “closing date.” The closing of the Mergers will take place on the third business day after satisfaction or waiver of the conditions to the Mergers described under “—Conditions to the Mergers” (other than those conditions that by their nature are to be satisfied or waived at the closing of the Mergers, but subject to the satisfaction or waiver of such conditions) or at such other date as may be mutually agreed to in writing by the parties to the Merger Agreement.

Governing Documents

At the Company Merger Effective Time, the charter of the Company, as in effect immediately prior to the Company Merger Effective Time, will be amended and restated in a form agreed to by the parties to the Merger Agreement and set forth on an exhibit to the Merger Agreement, and the amended charter will be the charter of the Surviving Company until thereafter amended as provided therein or by applicable law. The bylaws of the Company, as in effect immediately prior to the Company Merger Effective Time, will be the bylaws of the Surviving Company until thereafter amended as provided therein or by applicable law.

At the Partnership Merger Effective Time, the certificate of limited partnership of the Partnership, as in effect immediately prior to the Partnership Merger Effective Time, will be the certificate of limited partnership of the Surviving Partnership until thereafter amended as provided therein or by applicable law. The partnership agreement, as in effect immediately prior to the Partnership Merger Effective Time (being in the form attached on an exhibit to the Merger Agreement) will be the limited partnership agreement of the Surviving Partnership until thereafter amended as provided therein or by applicable law.

Directors; Officers; General Partner and Limited Partners of the Surviving Entities

From and after the Company Merger Effective Time, the board of directors of the Surviving Company will consist of the individuals designated by Parent pursuant to a written notice to the Company prior to the Company Merger Effective Time. The officers of the Company immediately prior to the Company Merger Effective Time will be the officers of the Surviving Company from and after the Company Merger Effective Time. The Company will be the sole general partner and a limited partner of the Surviving Partnership following the Partnership Merger Effective Time.

Treatment of Common Stock, Preferred Stock and Equity Awards

Common Stock

At the Company Merger Effective Time, each share of our Common Stock (other than the cancelled shares) issued and outstanding immediately prior to the Company Merger Effective Time will be automatically converted into the right to receive the merger consideration. If we declare an Additional Dividend, which is a dividend determined by us to be reasonably necessary to maintain our status as a REIT under the Code or to avoid the imposition of income or excise tax or any other entity-level tax as permitted under the Merger Agreement, the merger consideration will be decreased by an amount equal to the per share amount of such Additional Dividend. Additionally, immediately prior to the Partnership Merger Effective Time, we will be required to pay the Closing Cash Dividend to holders of record of our Common Stock as of the close of business on the business day immediately prior to the closing date in an amount reasonably determined by the Company in consultation with Parent equal to or in excess of the sum of (i) the amount required to be distributed to avoid the imposition of income or excise tax or any other entity-level tax for the Company’s hypothetical short taxable year ending on the closing date as a result of the Mergers or the Company’s taxable year ended December 31, 2021 and (ii) the estimated accumulated earnings and profits of the Company, calculated pursuant to applicable Treasury Regulations, for the Company’s hypothetical short taxable year ending on the closing date as a result of the Mergers, so long as any such Closing Cash Dividend is no greater than the cash available for distribution. The Closing Cash Dividend will also reduce the merger consideration per share by an amount equal to the per share amount of such Closing Cash Dividend.

Preferred Stock

Each share of Preferred Stock issued and outstanding immediately prior to the Company Merger Effective Time and each depositary share issued pursuant to the deposit agreements for the Preferred Stock, representing one-thousandth of one share of Preferred Stock issued and outstanding immediately prior to the Company Merger Effective Time will be unaffected by the Company Merger and will remain outstanding in accordance with their respective terms.

Company Options

Immediately prior to the Company Merger Effective Time, each Company Option that is outstanding immediately prior to the Company Merger Effective Time will be cancelled in exchange for a cash payment in an amount equal to (1) the number of shares of Common Stock subject to the Company Option immediately prior to the Company Merger Effective Time multiplied by (2) the excess (if any) of the merger consideration over the per share exercise price applicable to the Company Option, less any applicable withholding taxes. Each Company Option with a per share exercise price that exceeds the merger consideration will be cancelled for no consideration.

Company RSU Awards

Immediately prior to the Company Merger Effective Time, each Company RSU Award that is outstanding immediately prior to the Company Merger Effective Time will be cancelled in exchange for a cash payment in an amount equal to (1) the number of shares of Common Stock subject to the Company RSU Award immediately prior to the Company Merger Effective Time multiplied by (2) the merger consideration, less any applicable withholding taxes.

Company DSU Awards

Immediately prior to the Company Merger Effective Time, each Company Deferred Stock Unit Award that is outstanding immediately prior to the Company Merger Effective Time will become vested and, at the Company Merger Effective Time, be converted into a right to receive a cash payment in an amount equal to (1) the number of shares of Common Stock subject to the Company Deferred Stock Unit Award immediately prior to the Company Merger Effective Time multiplied by (2) the merger consideration, less any applicable withholding taxes.

2022 Equity Incentive Plan Awards

Immediately prior to the Company Merger Effective Time, each 2022 EIP Award will be cancelled in exchange for a specified cash payment, less any applicable withholding taxes.

Treatment of Interests in the Partnership

Partnership Units

At the Partnership Merger Effective Time, each partnership unit (other than units held by the Company, Parent, Merger Sub II or any of their respective wholly owned subsidiaries) issued and outstanding immediately prior to the Partnership Merger Effective Time will be cancelled in exchange for the right to receive an amount in cash equal to the merger consideration.

Company Partnership Interests

At the Partnership Merger Effective Time, each partnership unit owned by the Company or any of its subsidiaries immediately prior to the Partnership Merger Effective Time will remain outstanding as a partnership unit of the Surviving Partnership held by the Company or the relevant subsidiary. Following the Company Merger Effective Time, the Surviving Company will be the general partner of the Surviving Partnership and will have such rights, duties and obligations as are more fully set forth in the partnership agreement of the Surviving Partnership, as amended in accordance with the terms of the Merger Agreement.

No Further Ownership Rights

At the Company Merger Effective Time and the Partnership Merger Effective Time, as applicable, holders of our Common Stock and the holders of partnership units of the Partnership, respectively, that have their shares or units converted into the right to receive the merger consideration will cease to be, and will have no rights as, our stockholders or limited partners of the Partnership other than the right to receive the merger consideration. The merger consideration paid, delivered or issued upon the surrender for exchange of certificates representing Common Stock or partnership units will be deemed to have been paid, delivered or issued, as the case may be, in full satisfaction of all rights and privileges pertaining to the Common Stock or partnership units exchanged therefor.

Exchange and Payment Procedures

At or before the Partnership Merger Effective Time, Parent will deposit, or cause to be deposited, with a paying agent reasonably satisfactory to us, for the benefit of the holders of our Common Stock and the partnership units, the merger consideration, less the merger consideration to be paid in respect of our equity awards as described in “—Treatment of Common Stock, Preferred Stock and Equity Awards” above (which amounts will be paid or delivered directly to the Surviving Company). As soon as practicable after the closing date (but in any event within five business days), the paying agent will mail to each holder of record of a certificate or certificates that, immediately prior to the Company Merger Effective Time, represented outstanding shares of Common Stock or that, immediately prior to the Partnership Merger Effective Time, represented partnership units, a letter of transmittal and instructions for use in effecting the surrender of the certificates in exchange for the merger consideration to which the holder thereof is entitled. The letter of transmittal and instructions will tell you how to surrender your certificates representing shares of Common Stock or partnership units, as applicable, in exchange for the merger consideration.

Holders of book-entry shares of Common Stock or book-entry partnership units will not receive a letter of transmittal for their shares of Common Stock or partnership units from the paying agent. Instead, holders of such book-entry shares of Common Stock or book-entry partnership units will automatically be entitled to receive in exchange therefor the merger consideration to which the holder thereof is entitled.

Upon surrender of a certificate that previously represented shares of Common Stock or partnership units to the paying agent, together with a letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the paying agent, the holder of such certificate will be entitled to receive the merger consideration payable in respect of the shares of our Common Stock or partnership units, as applicable, previously represented by such certificate. The merger consideration may be paid to a person other than the person in whose name the certificate so surrendered is registered in our and the Partnership’s transfer records, if any such certificate is properly endorsed or otherwise in proper form for transfer and the person requesting such payment pays any transfer or other similar taxes or establishes to the reasonable satisfaction of Parent that such tax has been paid or is not applicable.

No interest will be paid or will accrue on any cash payable upon surrender of any certificate. The Company, the Surviving Company, the Partnership, the Surviving Partnership, Parent, Merger Sub I, Merger Sub II or the paying agent (and any affiliates or designees of the foregoing) and any other applicable withholding agent, as applicable, will be entitled to deduct and withhold from any amounts otherwise payable pursuant to the Merger Agreement to any person such amounts as it is required to deduct and withhold with respect to the making of such payment (and, with respect to our equity awards, the vesting and/or cancellation of such equity awards) under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or non-U.S. tax law. To the extent that amounts are so deducted or withheld and paid over to the appropriate governmental entity, such deducted and withheld amounts shall be treated as having been paid to the person in respect of which such deduction or withholding was made.

On the closing date, the share transfer books of the Company and the unit transfer books of the Partnership will be closed and thereafter there will be no further registration of transfers of shares of Common Stock or partnership units.

None of Parent, Merger Sub I, the Surviving Company, the Partnership, Merger Sub II, the Surviving Partnership, the Company or the paying agent, or any employee, officer, trustee, director, agent or affiliate thereof, will be liable to any person in respect of merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Any portion of the merger consideration which remains undistributed to the holders of the certificates or the holders of any shares of Common Stock or partnership units held in book-entry for 12 months after the closing date will be delivered to the Surviving Company, and any holders of our Common Stock or partnership units prior to the Company Merger Effective Time or Partnership Merger Effective Time, as applicable, who have not theretofore complied with the exchange and payment procedures contained in the Merger Agreement must look only to the Surviving Company and only as general creditors thereof for payment of the merger consideration.

If any certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed to the reasonable satisfaction of Parent and the paying agent and the taking of such other actions as may be reasonably requested by the paying agent, the paying agent will issue, in exchange for such lost, stolen or destroyed certificate, the merger consideration, pursuant to the Merger Agreement.

Representations and Warranties

We and the Partnership, jointly and severally, have made customary representations and warranties in the Merger Agreement that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in the confidential disclosure schedules delivered in connection therewith. These representations and warranties relate to, among other things:

•

the organization, valid existence, good standing, qualification to do business and power and authority to own, lease and operate its properties and assets and to carry on the businesses of each of us, the Partnership and our subsidiaries;

•	our charter, bylaws and deposit agreements and the similar organizational documents of the Partnership;

•	the capital structure and indebtedness of, and the absence of restrictions or encumbrances with respect to the equity interests of each of us, the Partnership and our subsidiaries;

•

our and the Partnership’s power and authority to execute and deliver the Merger Agreement, and, subject to the approval of our common stockholders, to consummate the transactions contemplated by the Merger Agreement;

•	the enforceability of the Merger Agreement against us and the Partnership;

•

the absence of conflicts with, or violations of, laws or organizational documents and the absence of any consents under, conflicts with or defaults under contracts to which we, the Partnership or any of our subsidiaries is a party, in each case as a result of us executing, delivering and performing under or consummating the transactions contemplated by the Merger Agreement;

•	approvals of, filings with, or notices to, governmental entities required in connection with entering into, performing under or consummating the transactions contemplated by the Merger Agreement;

•	our and the Partnership’s SEC filings since January 1, 2020 and the financial statements contained in those filings;

•	our internal controls over financial reporting and the disclosure controls and procedures;

•	the accuracy of the information supplied by us in this proxy statement;

•	the absence of any material adverse effect (as discussed below) and certain other changes and events since December 31, 2021;

•	the absence of liabilities required to be recorded on a balance sheet under generally accepted accounting principles as applied in the United States (“GAAP”) since December 31, 2021;

•

possession of all permits necessary for us and our subsidiaries to own, lease and operate our and our subsidiaries’ properties and assets and to carry on and operate our and our subsidiaries’ businesses as currently conducted, the absence of a failure by us or our subsidiaries to comply with such permits, and the conduct by us and our subsidiaries of our and our subsidiaries’ businesses in compliance with applicable laws;

•	our and our subsidiaries’ compliance with laws, including the Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder;

•	the absence of any suit, claim, action, investigation or proceeding against us or our subsidiaries;

•	our and our subsidiaries’ employee compensation and benefit plans, agreements, and policies;

•	labor matters affecting us and our subsidiaries;

•	tax matters affecting us and our subsidiaries;

•	real property owned and leased by us and our subsidiaries; our and our subsidiaries’ ground leases, leases, space leases, development projects, participation agreements and joint venture agreements;

•	environmental matters affecting us and our subsidiaries;

•	intellectual property used by, owned by or licensed by us and our subsidiaries;

•	our and our subsidiaries’ material contracts and the absence of any breach of or default under the terms of any material contract;

•

the receipt by our board of directors of a fairness opinion from J.P. Morgan, to the effect that, as of the date of such fairness opinion, the merger consideration to be received by the holders of our shares of Common Stock is fair, from a financial point of view, to such holders;

•

the exemption of the Mergers and the Merger Agreement from the requirements of any moratorium, control share, fair price, affiliate transaction, business combination or other takeover laws and regulations in the Maryland General Corporation Law (including the Maryland Business Combination Act and Maryland Control Share Acquisition Act), the California Revised Uniform Limited Partnership Act or the Maryland Revised Uniform Limited Partnership Act;

•

the vote of the stockholders required in connection with the approval of the Company Merger and the other transactions contemplated by the Merger Agreement and the approval of us as the general partner of the Partnership;

•	our and our subsidiaries’ insurance policies;

•	our and our subsidiaries’ status under the Investment Company Act of 1940; and

•	the absence of any broker’s or finder’s fees, other than those payable to our financial advisors, in connection with the transactions contemplated by the Merger Agreement.

Many of our representations and warranties are qualified by the concept of a “material adverse effect.” Under the terms of the Merger Agreement, a “material adverse effect” means any change, event, state of facts or development that has had or would reasonably be expected to have a material adverse effect on (1) the business, financial condition, assets or continuing results of operations of us and our subsidiaries, taken as a whole, or (2) the ability of us or the Partnership to consummate the Mergers before October 24, 2022; provided, however, that in the case of clause (1), no change, event, state of facts or development resulting from any of the following shall be deemed to be, or taken into account in determining whether there has been or will be, a “material adverse effect”:

•

the entry into or the announcement, pendency or performance of the Merger Agreement or the transactions contemplated by the Merger Agreement, including (i) the identity of Parent and its affiliates, (ii) by reason of any communication by Parent or any of its affiliates regarding the plans or intentions of Parent with respect to the conduct of our and our subsidiaries’ business following the Company Merger Effective Time, (iii) the failure to obtain any third party consent in connection with the transactions contemplated thereby and (iv) the impact of any of the foregoing on any relationships with customers, suppliers, vendors, business partners, employees or any other person;

•

any change, event or development in or affecting financial, economic, social or political conditions generally or the securities, credit or financial markets in general, including inflation, interest rates or exchange rates, or any changes therein, in the United States or other countries in which we or our subsidiaries conduct operations or any change, event or development generally affecting the industries in which we and our subsidiaries operate;

•

any change in the market price or trading volume of our equity securities or of our or our subsidiaries’ equity or credit ratings or our or our subsidiaries’ ratings outlook by any applicable rating agency; provided, however, that the exception in this bullet point shall not prevent the underlying facts giving rise or contributing to such change, if not otherwise excluded from the definition of material adverse effect, from being taken into account in determining whether a material adverse effect has occurred;

•	the suspension of trading in securities generally on the NYSE;

•	any adoption, implementation, proposal or change after the date of the Merger Agreement in any applicable law or GAAP or interpretation of any of the foregoing;

•	any action taken or not taken to which Parent has consented in writing;

•	any action expressly required to be taken by the Merger Agreement or taken at the request of Parent;

•

the failure of us or our subsidiaries to meet any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of the Merger Agreement; provided, however, that the exception in this bullet point shall not prevent the underlying facts giving rise or contributing to such failure, if not otherwise excluded from the definition of material adverse effect, from being taken into account in determining whether a material adverse effect has occurred; and provided, further, that this bullet point shall not be construed as implying that we are making any representation or warranty with respect to any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period;

•

the commencement, occurrence, continuation or escalation of any war (whether or not declared), civil disobedience, sabotage, armed hostilities, military or para-military actions or acts of terrorism (including cyberattacks);

•

any actions or claims made or brought by any of our or our subsidiaries’ current or former stockholders or equityholders (or on their behalf or on behalf of us or our subsidiaries, but in any event only in their capacities as current or former stockholders or equityholders) arising out of the Merger Agreement or the Mergers; or

•

the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity or any outbreak of illness, epidemic, pandemic or other public health event (including COVID-19) or any COVID-19 measures or other restrictions to the extent relating to, or arising out of, any outbreak of illness, epidemic, pandemic or other public health event (including COVID-19) or any material worsening of any of the foregoing;

provided, that (1) with respect to the exceptions set forth in the second, fifth, ninth and eleventh bullet points above, such changes, events, state of facts or developments may be taken into account to the extent they disproportionately adversely affect us and our subsidiaries, taken as a whole, compared to other companies operating in the United States in the industries in which we and our subsidiaries operate and (2) clause (iii) of the first bullet point above does not apply to the references to material adverse effect in certain representations and warranties.

The Merger Agreement also contains customary representations and warranties made, jointly and severally, by Parent, Merger Sub I and Merger Sub II that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	their organization, valid existence, good standing, qualification to do business and power and authority to own, lease and operate its properties and assets and to carry on their businesses;

•	their power and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	the enforceability of the Merger Agreement against them;

•

the absence of conflicts with, or violations of, laws or organizational or governing documents and the absence of any consents under, conflicts with or defaults under contracts to which they are a party, in each case as a result of them executing, delivering and performing under or consummating the transactions contemplated by, the Merger Agreement;

•	approvals of, filings with, or notices to, governmental entities required in connection with entering into, performing under or consummating the transactions contemplated by, the Merger Agreement;

•

the absence of any suit, claim, action or proceeding against them which would reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by the Merger Agreement;

•

no broker, finder or investment banker being entitled to any brokerage, finder’s or other fee or commission payable by us or any of our affiliates or us or our affiliates’ respective stockholders in connection with the Mergers based upon arrangements made by and on behalf of them;

•	the accuracy of the information supplied by them in this proxy statement;

•	the ownership of Merger Sub I and Merger Sub II and absence of prior conduct of activities or business of Merger Sub I and Merger Sub II;

•

the equity commitment letter made available by Parent to us (including the enforceability thereof) and, assuming that the equity funding is provided in accordance with the equity commitment letter, the accuracy of the representations and warranties under the Merger Agreement and the performance by us and the Partnership in all material respects of our obligations under the Merger Agreement, that at the closing Parent will have sufficient cash on hand to consummate the transactions contemplated by the Merger Agreement and satisfy all of its obligations under the Merger Agreement including the payment of the merger consideration, any fees and expenses, any payments in respect of equity compensation obligations required to be made in connection with, or as a result of, the Mergers and any repayment or refinancing of any outstanding indebtedness of Parent, the Company and their respective subsidiaries required in connection therewith;

•	the guaranty executed by the Sponsor;

•

the solvency of Parent, the Surviving Company and each subsidiary of the Surviving Company, including the Surviving Partnership, immediately following the Company Merger Effective Time and after giving effect to all of the transactions contemplated by the Merger Agreement; and

•

the absence of any contract with any bank or investment bank or other potential provider of debt or equity financing on an exclusive basis in connection with any transaction involving us or the Partnership (or otherwise on terms that would prohibit such provider from providing or seeking to provide such financing to any third party in connection with a transaction relating to us or our subsidiaries).

The representations and warranties of each of the parties to the Merger Agreement will expire upon the closing of the Mergers.

Conduct of Our Business Pending the Mergers

Under the Merger Agreement, we have agreed that, subject to certain exceptions set forth in the Merger Agreement or the confidential disclosure schedules delivered in connection therewith or unless Parent consents in writing (which consent may not be unreasonably withheld, delayed or conditioned), between the date of the Merger Agreement and the earlier of the Partnership Merger Effective Time and the termination of the Merger Agreement in accordance with its terms (which period we refer to as the “interim period”), we will, and will cause our subsidiaries to, in all material respects, use commercially reasonable efforts:

•	to carry on our and our subsidiaries’ respective businesses in the ordinary course of business, consistent with the Company budget;

•	to maintain and preserve substantially intact our and our subsidiaries’ current business organizations;

•	to retain the services of our and our subsidiaries’ respective current officers and key employees;

•	to preserve our and our subsidiaries’ goodwill and relationships with tenants, customers and others having business dealings with us and our subsidiaries; and

•	to preserve our and our subsidiaries’ assets and properties in good repair and condition (normal wear and tear excepted).

We have also agreed that during the interim period, subject to certain exceptions set forth in the Merger Agreement or the confidential disclosure schedules delivered in connection therewith or unless Parent consents in writing (which consent may not be unreasonably withheld, delayed or conditioned), we and our subsidiaries will not, among other things:

•

amend our or the Partnership’s organizational or governance documents, deposit agreements or, other than in the ordinary course of business, our other subsidiaries’ organizational or governance documents;

•

authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any shares of any class, partnership interests or any equity equivalents (including any share options or share appreciation rights) or any other securities convertible into or exchangeable for any shares, partnership interests or any equity equivalents (including any share options or share appreciation rights), except for (1) the issuance or sale of shares of our Common Stock (i) pursuant to Company equity awards that are outstanding as of the date of the Merger Agreement or (ii) issuable upon exchange or redemption of common units of partnership interest of the Partnership in accordance with the terms of the partnership agreement, or (2) the issuance of partnership units issued to the Company in connections with the issuance of Common Stock permitted under the Merger Agreement;

•	split, combine or reclassify any of our or any of our subsidiaries’ share capital, partnership interests or other equity interests;

•

authorize, declare, set aside or pay any dividend or other distribution in respect of our or our subsidiaries’ share capital, partnership interests or other equity interests or make any actual, constructive or deemed distribution in respect of any shares of our or our subsidiaries’ share capital, partnership interests or other equity interests or otherwise make any payments to equityholders in their capacity as such, except (1) for (A) distributions reasonably necessary to maintain our status as a REIT under the Code or to avoid the imposition of income or excise tax or any other entity-level tax and (B) the Closing Cash Dividend on the day immediately prior to the closing date, in an aggregate amount no greater than the cash available for distribution, which distributions will result in a reduction of the merger consideration as described under “—Treatment of Common Stock, Preferred Stock and Equity Awards — Common Stock,” (2) for the payment of dividends or distributions declared prior to the date of the Merger Agreement, (3) for the declaration and payment in the ordinary course of business of regular quarterly cash dividends or other distributions on the Company Stock (including Company Stock subject to Company RSU Awards and Company Deferred Stock Unit Awards), the common units of partnership interest of the Partnership, the Preferred Stock and the preferred partnership units in an amount (x) not to exceed a quarterly rate of $1.05 per share of Common Stock, (y) not to exceed a quarterly rate of $1.05 per preferred unit of partnership interest of the Partnership and (z) not to exceed the amount of dividend per quarter per share of Preferred Stock required to be paid under our charter for such quarter, (4) for the dividends accruing on Company equity awards that are outstanding as of the date of the Merger Agreement, (5) in transactions between us and one or more of our wholly owned subsidiaries (other than the Partnership) or solely between our wholly owned subsidiaries, or (6) for distributions by any of our subsidiaries that is not wholly-owned, directly or indirectly, by us, in accordance with the requirements of the organizational or governing documents of such subsidiary;

•

redeem, repurchase or otherwise acquire, directly or indirectly, any of our or our subsidiaries’ securities or any securities of any of our or our subsidiaries’ subsidiaries, except (A) as may be required by our charter or the partnership agreement (including any redemption of common units of partnership interest of the Partnership in accordance with the Partnership Agreement) or the retention or acquisition of any Company Stock tendered by current or former employees or directors in order to pay the exercise price of any Company Options or taxes in connection with the exercise or vesting of any Company equity awards outstanding as of the date of the Merger Agreement, or (B) as may be reasonably necessary for us to maintain our status as a REIT under the Code or avoid the payment of any income or excise tax;

•	enter into any contract with respect to the voting or registration of any capital share or equity interest of us or our subsidiaries;

•

authorize, recommend, propose or announce an intention to adopt or effect, or adopt or effect a plan of complete or partial liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization or other reorganization;

•

incur, assume or guarantee any indebtedness for borrowed money or issue any debt securities, or assume or guarantee any indebtedness for borrowed money of any person, except (1) intercompany indebtedness among us and/or any of our wholly-owned subsidiaries, (2) for borrowings and guarantees under our existing loan documents in the ordinary course of business practice (including borrowings necessary for capital expenditures and to pay dividends permitted by the Merger Agreement) that do not, in the aggregate, exceed $10,000,000 or (3) in connection with certain allowed acquisitions of any interest in any person or any assets, real property, personal property, equipment, business or other rights (subject to certain requirements, as described below), provided that any indebtedness shall be prepayable at any time without penalty or premium;

•

prepay, refinance or amend any indebtedness, except for (1) intercompany indebtedness among us and/or any of our wholly-owned subsidiaries, (2) repayments under our existing loan documents in the ordinary course of business (specifically excluding the loans secured, directly or indirectly, by any of our real property), and (3) mandatory payments under the terms of any indebtedness in accordance with its terms;

•

make loans, advances or capital contributions to or investments in any person (other than (1) as required or permitted in the ordinary course of business by the contracts listed on the disclosure schedules, (2) in connection with certain transactions as permitted in the Merger Agreement or (3) loans, advances or capital contributions to or investments in any wholly-owned Company subsidiary in the ordinary course of business);

•

create or suffer to exist any material lien (other than certain permitted liens) on shares of stock, partnership interests or other equity interests of any of our subsidiaries held by us or another of our subsidiary;

•

except as required by any Company employee benefit plan, (1) enter into, adopt, amend or terminate any Company employee benefit plan; (2) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between us or any of our subsidiaries and one or more of our or our subsidiaries’ directors or executive officers; (3) increase in any manner the compensation or fringe benefits of any employee, officer or director, except for increases or payments in the ordinary course of business with respect to any employee who is not an executive officer; (4) grant to any officer, trustee, director or employee the right to receive any severance, change of control or termination pay or termination benefits or any increase in the right to receive any severance, change of control or termination pay or termination benefits; (5) enter into any new employment, loan, retention, consulting, indemnification, change-in-control, termination or similar agreement, except in the ordinary course of business with respect to any employee who is not an executive officer; (6) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company employee benefit plan (including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units, restricted stock or long-term incentive units); (7) hire any new employee, other than with respect to a non-executive officer employee with a prospective base salary of not more than $200,000; or (8) take any action to fund, accelerate or in any way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company employee benefit plan;

•

other than in the ordinary course of business, sell, transfer, assign, dispose of, pledge or encumber (other than certain permitted liens) any of our or our subsidiaries’ material personal property, equipment or assets (other than as provided in the Merger Agreement);

•

sell, transfer, pledge, dispose of, lease, ground lease, license, or encumber (other than certain permitted liens) any real property (including our real property) other than execution of easements, covenants, rights of way, restrictions and other similar instruments in the ordinary course of business that, individually or in the aggregate, would not reasonably be expected to materially impair the existing use, operation or value of, the property or asset affected by the applicable instrument, except in connection with the incurrence of any indebtedness permitted to be incurred by the Company pursuant to the Merger Agreement and any execution of Company space leases entered into in accordance with the terms of the Merger Agreement;

•

make any material change to any financial accounting policies or financial accounting procedures that would materially affect the consolidated assets, liabilities or results of operations of us or any of our subsidiaries, except as may be required as a result of a change in law or in GAAP or statutory or regulatory accounting rules or interpretations with respect thereto or any governmental entity or quasi-governmental entity;

•

acquire any interest in any person (or equity interests thereof) or any assets, real property, personal property, equipment, business or other rights, other than (1) acquisitions of personal property and equipment in the ordinary course of business (including in connection with new development or expansion not otherwise prohibited by the Merger Agreement) for consideration that does not individually or in the aggregate exceed $7,000,000, (2) pursuant to our or our subsidiaries’ existing contractual obligations as set forth in certain specified contracts, (3) any other acquisitions of assets or businesses (excluding purchases of real property or a ground lease interest therein) pursuant to certain specified contracts, and (4) any acquisitions of real property (or a ground lease therein) pursuant to certain specified contracts;

•

except, in each case, if we reasonably determine, after prior consultation with Parent, that such action is reasonably necessary to preserve our status as a REIT or to preserve the status of any of our subsidiaries as a REIT, partnership, disregarded entity, taxable REIT subsidiary or qualified REIT subsidiary for U.S. federal tax purposes, (1) file any material tax return that is materially inconsistent with a previously filed tax return of the same type for a prior taxable period (taking into account any amendments), (2) make, rescind or change any entity classification or other material election relating to taxes, (3) settle or compromise any material tax liability, audit, claim or assessment by any governmental entity, (4) change any accounting method with respect to taxes, (5) change any tax accounting period, (6) enter into any material closing agreement with a governmental entity, (7) surrender any right to claim a refund of a material amount of taxes or (8) give or request any extension or waiver of the limitation period applicable to any material tax claim or assessment (other than in the ordinary course of business);

•

settle or compromise any claim, suit or proceeding against us or any of our subsidiaries (or for which we or any of our subsidiaries would be financially responsible) (other than claims, suits or proceedings with respect to taxes), except for (1) settlements or compromises providing solely for payment of amounts less than $2,000,000 individually, or $5,000,000 in the aggregate, or (2) claims, suits or proceedings arising from the ordinary course of our operations involving collection matters (to the extent we are the defendant) or personal injury which are fully covered by adequate insurance (subject to customary deductibles);

•	enter into any new line of business;

•

(1) amend in any material respect or terminate, or waive compliance with the material terms of or material breaches under, or assign, or renew or extend (except as may be required under the terms thereof), any material space lease or material company lease, (2) amend or terminate, or waive compliance with the terms of or breaches under, or assign, or renew or extend (except as may be required by the terms thereof) any other material contract, (3) enter into any new material contract, agreement or arrangement, or (4) enter into, renew or extend any specified space lease other than on terms consistent with certain specified terms, or amend the term (including any renewal options) of any existing specified space leases, except, to effect any matter that is otherwise permitted by the other bullet points in this section of the Merger Agreement, provided, that solely for the purposes of this bullet point, with respect to the entry into of new Material Space Leases or the renewal or extension of existing material space leases, (x) “$500,000” in the definition of “material space lease” shall be replaced with “$250,000” and (y) “25,000 square feet of space” in the definition of “material space lease” shall be replaced with “10,000 square feet of space”, provided, however, that Parent shall be deemed to have given its written consent to such actions (subject to certain specified exceptions) if Parent fails to respond to our written request for approval of any such action within forty-eight (48) hours of receipt of any such request;

•

make, enter into any contract for, or otherwise commit to any capital expenditures (which, for the avoidance of doubt, does not include acquisitions) on, relating to, or adjacent to any of our real property, except for (1) capital expenditures required by law, (2) emergency capital expenditures in any amount that we determine is necessary in our reasonable judgment to maintain our ability to operate our businesses in the ordinary course, (3) capital expenditures in an aggregate amount of up to certain specified thresholds subject to a budget, or (4) capital expenditures in any amount not exceeding $5,000,000 in the aggregate;

•

initiate or consent to any material zoning reclassification of any of our real property or any material change to any approved site plan (in each case, that is material to our real property or plan, as applicable), special use permit or other land use entitlement affecting any of our material real property, in each case, in a manner that would (x) materially inhibit our ability to develop our real property for its currently permitted uses or ability to use our real property for its currently permitted operations or (y) impose material obligations on us in connection with the development or use of such real property;

•	amend, modify or terminate, or authorize any person to amend, modify, terminate or allow to lapse, any material company permit;

•

fail to use commercially reasonable efforts to maintain in full force and effect our or our subsidiaries’ existing insurance policies or to replace our insurance policies with comparable insurance policies covering us and our subsidiaries and our and our subsidiaries’ respective properties, assets and businesses (including real property);

•	agree to any material condemnation or payment of material condemnation proceeds;

•	enter into any tax protection agreement;

•

change (i) any posted privacy policy in any manner that is materially adverse to our or our subsidiaries’ rights or obligations under such policy or (ii) materially diminish the standards of data and system security used for any material IT asset, except as may be required as a result of a change in applicable law;

•	apply for or receive any relief under the CARES Act; and

•	authorize or enter into any contract or arrangement to do any of the actions described in the foregoing bullet points.

Notwithstanding anything to the contrary in the foregoing bullet points, nothing will prohibit any transactions between us and one or more of our wholly-owned subsidiaries (other than the Partnership) or between any of our wholly-owned subsidiaries.

Company Stockholders’ Meeting

Under the Merger Agreement, we are required, as soon as reasonably practicable following the date that this proxy statement is cleared by the SEC for mailing to our common stockholders, to duly call, give notice of, convene and hold a meeting of the holders of our Common Stock for the purpose of seeking stockholder approval of the Company Merger and the other transactions contemplated by the Merger Agreement, which we refer to as the special meeting, provided that we are not required to convene and hold the special meeting prior to

11:59 p.m. (New York City time) on June 4, 2022 or such later “cut-off time” as described below pursuant to terms of the Merger Agreement. We are required to (1) through our board of directors, recommend to holders of our Common Stock that they vote in favor of the Company Merger so that we may obtain the approval for the Company Merger and the other transactions contemplated by the Merger Agreement and (2) use our reasonable best efforts to solicit the approval of the Company Merger and the other transactions contemplated by the Merger Agreement by the holders of our Common Stock (including by soliciting proxies from our common stockholders), except in each case to the extent that our board of directors has effected an adverse recommendation change, as permitted by and determined in accordance with the provisions described below under “—Company Acquisition Proposals; Non-Solicitation” and “—Obligation of the Board of Directors with Respect to Its Recommendation.” Unless the Merger Agreement is terminated in accordance with its terms, we are prohibited from submitting to the vote of our common stockholders any Company Acquisition Proposal.

For purposes of the Merger Agreement a “Company Acquisition Proposal” means any inquiry, offer or proposal from any person or “group” (as defined in Section 13(d)(3) of the Exchange Act) regarding any of the following (other than the Mergers) involving any of us, the Partnership or our respective subsidiaries:

•	any merger, consolidation, share exchange, recapitalization, dissolution, liquidation, business combination or other similar transaction involving us or the Partnership;

•

any sale, lease, exchange, mortgage, pledge, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of 15% or more of the consolidated assets of us, the Partnership and our other subsidiaries, taken as a whole (as determined on a book-value basis (including indebtedness secured solely by such assets)), in a single transaction or series of related transactions;

•

any issue, sale or other disposition (including by way of merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of our voting power or 15% or more of the equity interests or general partner interests in the Partnership;

•

any tender offer or exchange offer for 15% or more of any class of our equity securities or 15% or more of the equity interests or general partner interests in the Partnership or the filing of a registration statement under the Securities Act in connection therewith;

•

any other transaction or series of related transactions pursuant to which any third party proposes to acquire control of our or the Partnership’s and our respective subsidiaries’ assets having a fair market value equal to or greater than 15% of the fair market value of all of our, the Partnership’s and our respective subsidiaries’ assets, taken as a whole, immediately prior to such transaction; or

•	any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

Notwithstanding anything to the contrary contained in the Merger Agreement, we may adjourn or postpone the special meeting, after consultation with Parent: (a) to the extent necessary to ensure that any required supplement or amendment to this proxy statement is provided to our common stockholders within a reasonable amount of time in advance of a vote on the Company Merger; if additional time is reasonably required to solicit proxies in favor of the approval of the Company Merger; or (c) if there are insufficient shares of Company Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the special meeting, provided that, in the case of clause (b) or clause (c), without the written consent of Parent, in no event will the special meeting (as so postponed or adjourned) be held on a date that is more than 30 days after the date for which the special meeting was originally scheduled.

Under the Merger Agreement, we must call, give notice of, convene and hold the special meeting and mail this proxy statement to our stockholders without regard to an adverse recommendation change, unless the Merger Agreement has been terminated in accordance with its terms.

Agreement to Take Certain Actions

Subject to the terms and conditions of the Merger Agreement, each party to the Merger Agreement has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the Mergers as promptly as practicable and to cause to be satisfied all conditions precedent to its obligations under the Merger Agreement, including, consistent with the foregoing,

•

preparing and filing as promptly as practicable with the objective of being in a position to consummate the Mergers as promptly as practicable following the date of the special meeting, all documentation to effect all necessary or advisable applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any governmental entity or third party in connection with the transactions contemplated by the Merger Agreement, including any that are required to be obtained under any federal, state or local law or contract to which we or our subsidiaries are a party or by which any of our or our subsidiaries’ properties or assets are bound;

•	contesting, litigating, and defending all lawsuits or other legal proceedings against us or our affiliates relating to or challenging the Merger Agreement or the consummation of the Mergers; and

•	effecting all necessary or advisable registrations and other filings required under the Exchange Act or any other federal, state or local law relating to the Mergers.

Neither we nor our subsidiaries will be permitted to pay or commit to pay to any non-governmental third party any cash or other consideration, make any commitment or incur any liability or other obligation in connection with obtaining any required consent in connection with the transactions contemplated by the Merger Agreement from any such non-governmental third party unless Parent has provided its prior written consent. Neither we, nor the Partnership, nor Parent, nor any of their respective affiliates will be required to pay or commit to pay to such non-governmental third party whose approval or consent is being solicited in connection with the transactions contemplated by the Merger Agreement any cash or other consideration, make any commitment or incur any liability or other obligations in connection with obtaining any approval or consent from any such non-governmental third party, except in each case, if the payment, commitment or obligation is conditioned upon the closing of the Mergers.

In addition, in the event that any party fails to obtain any non-governmental third-party consent, the parties to the Merger Agreement will use reasonable best efforts to minimize any adverse effect upon us and Parent and our and their respective affiliates and businesses resulting, or which would reasonably be expected to result, after the Partnership Merger Effective Time, from the failure to obtain such non-governmental third-party consent.

Parent is required to, and will cause its subsidiaries to, take any and all actions to avoid the entry of, and resist, vacate, modify, reverse, suspend, prevent, eliminate or remove any actual, anticipated or threatened temporary, preliminary or permanent injunction or other order, decree, decision, determination or judgment entered or issued, or that becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind, in each case that would reasonably be expected to delay, restrain, prevent, enjoin or otherwise prohibit or make unlawful the consummation of the Mergers, including becoming subject to, consenting to, or offering or agreeing to, or otherwise taking any action with respect to, any requirement, condition, limitation, contract or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Company, the Partnership, the Surviving Partnership, Parent or any of their respective subsidiaries, (ii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, the Surviving Company, the Partnership, the Surviving Partnership, Parent or any of their respective subsidiaries in any manner or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Company, the Partnership, the Surviving Partnership or any of their respective subsidiaries; provided, however, that none of the Company, the Surviving Company, the Partnership, the Surviving Partnership, Parent or any of their respective affiliates is required to take any of the actions set forth in clauses (i) through (iii) unless the effectiveness of such action is conditioned upon the closing of the Mergers; provided, further, that, nothing in the Merger Agreement will require any of Parent or its affiliates to agree or otherwise be required to, take any action, including any action contemplated in clauses (i) through (iii) above with respect to Parent or any of its affiliates (including Blackstone and any investment funds or investment vehicles affiliated with, or managed or advised by, Blackstone or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Blackstone or of any such investment fund or investment vehicle), or any interest therein, other than with respect to the Company. In no event will the Company, Surviving Company, the Partnership, the Surviving Partnership or any of their respective affiliates negotiate, effect or agree to any action contemplated by clauses (i) — (iii) above without the prior written consent of Parent.

Parent, Merger Sub I and Merger Sub II will not, and will not permit any of their subsidiaries to, take or agree to take any action, including acquiring or agreeing to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in or otherwise making any investment in, or by any other manner, any person or portion thereof, or otherwise acquiring or agreeing to acquire or make any investment in any assets, or agreeing to any commercial or strategic relationship with any person, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger, consolidation, investment or commercial or strategic relationship would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order of any governmental entity necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any governmental entity entering an order prohibiting the consummation of the transactions contemplated by the Merger Agreement or (iii) materially delay the consummation of the transactions contemplated by the Merger Agreement.

Each party to the Merger Agreement has agreed to keep the other parties reasonably informed regarding any lawsuit or other legal proceeding relating to or challenging the Merger Agreement or the consummation of the Mergers unless doing so would, in the reasonable judgment of such party, jeopardize any of our or our subsidiaries’ privilege with respect thereto. We will promptly advise Parent in writing of the initiation of and any material developments regarding, and will reasonably consult with and permit Parent and its representatives to participate in the defense, negotiations or settlement of, any such lawsuit or other such legal proceeding, and we will give consideration to Parent’s advice with respect to such lawsuit or other such legal proceeding. We will not, and will not permit any of our subsidiaries nor any of our or our subsidiaries’ representatives to, compromise or settle any such lawsuit or other legal proceeding or consent thereto unless Parent otherwise consents in writing (which will not be unreasonably withheld, conditioned or delayed).

Each party to the Merger Agreement has agreed to take all action necessary so that no takeover statute is or becomes applicable to Parent, Merger Sub I, Merger Sub II, the Merger Agreement, the Mergers or any of the other transactions contemplated in the Merger Agreement. If any takeover statute becomes applicable, parties will take all actions necessary so that the Mergers and the other transactions contemplated in the Merger Agreement are consummated as promptly as practicable on the terms contemplated in the Merger Agreement.

Prior to the closing date, the Company will use reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable to delist our Common Stock from the NYSE and deregister our Common Stock under the Exchange Act as promptly as practicable after such delisting.

Company Acquisition Proposals; Non-Solicitation

Actions Prior to “No-Shop Period Start Date”

Pursuant to the Merger Agreement, until the No-Shop Period Start Date, the Company, its subsidiaries, Public Storage and their respective directors, partners, managers, officers, employees, consultants, advisors

(including counsel, accountants, investment bankers, experts, consultants and financial advisors), agents and other representatives had the right to:

•	solicit, initiate, encourage or facilitate any inquiry, discussion, offer, request or proposal that would constitute, or would reasonably be expected to lead to, a Company Acquisition Proposal;

•

provide information (including non-public information and data) regarding, and afford access to the business, properties, assets, books, records and personnel of, the Company and its subsidiaries to any person (and its representatives, including potential financing sources) pursuant to an acceptable confidentiality agreement (it being understood that such confidentiality agreement need not contain any “standstill” or similar provisions to the extent that it would prohibit the making or amendment of any non-public Company Acquisition Proposal to our board of directors) subject to the requirement that the Company provide to Parent, Merger Sub I and Merger Sub II any non-public information or data that is provided to any such person which was not previously made available to Parent, Merger Sub I and Merger Sub II prior to or substantially concurrently with the time it is provided to such person (and in any event within 48 hours);

•

engage in any discussions or negotiations with any person (and their respective representatives, including potential financing sources) with respect to a Company Acquisition Proposal or potential Company Acquisition Proposal or interest or potential interest with respect thereto; and

•

cooperate with, assist, participate in or facilitate any such inquiries, discussions, offers, requests or proposals that constitute, or could reasonably be expected to lead to, a Company Acquisition Proposal.

For purposes of the Merger Agreement an “excluded party” means any person or group of persons from whom the Company or any of its representatives has received a written bona fide Company Acquisition Proposal after the date of the Merger Agreement and prior to the No-Shop Period Start Date, which the board has determined in good faith (after consultation with its outside legal and financial advisors), prior to the No-Shop Period Start Date, constitutes or could reasonably be expected to lead to a Superior Proposal.

However, any such person or group of persons will immediately cease to be an excluded party upon the earliest to occur of the following:

•	such time as such person’s or group of person’s Company Acquisition Proposal is withdrawn, terminated or expires;

•

in the case of a group, if the persons in such group as of the time such group submitted the qualified proposal that most recently rendered such group an excluded party cease to constitute in the aggregate at least 75% of the equity financing (measured by voting power or value) of such group, unless the remainder of such equity financing is to be provided by persons who were themselves in a group of persons that was an excluded party prior to the No-Shop Period Start Date; or

•	11:59 p.m. (New York City time) on June 4, 2022, however this date will be extended to:

○

the last day of the excluded party notice period immediately following a notice of change period (as defined below) with respect to such qualified proposal if June 4, 2022 occurs during such notice of change period; or

○	the last day of the excluded party notice period with respect to such qualified proposal if June 4, 2022 occurs during such excluded party notice period.

Such date and time, as it may be extended, is referred to as the “cut-off time”.

An “excluded party notice period” means, with respect to an excluded party, a period of three days commencing upon the expiration of a notice of change period with respect to our intention to terminate the Merger Agreement to enter into a definitive agreement with respect to a qualified proposal that was submitted by such excluded party and that our board of directors has determined constitutes a Superior Proposal in accordance with the procedures described in the section titled “—Obligation of the Board of Directors with Respect to Its Recommendation”.

Actions Following “No-Shop Period Start Date”

From and after the No-Shop Period Start Date, we have agreed that, except as permitted for excluded parties and by certain exceptions described below, we will, and will cause each of our subsidiaries, and our and their officers and directors to, and will direct our and their partners, managers, officers, employees, consultants, advisors (including counsel, accountants, investment bankers, experts, consultants and financial advisors), agents and other representatives to, and will cause Public Storage and its officers and directors to, and will cause Public Storage to direct its partners, managers, officers, employees, consultants, advisors (including counsel, accountants, investment bankers, experts, consultants and financial advisors), agents and other representatives to, immediately cease any solicitations, discussions, negotiations or communications with any person that may be ongoing with respect to any Company Acquisition Proposal.

We have further agreed that, except as permitted for excluded parties and by certain exceptions described below, from the No-Shop Period Start Date until the earlier of the Partnership Merger Effective Time and the termination of the Merger Agreement in accordance with its terms and subject to the provisions described below, we will not, and we will cause our subsidiaries and our and their officers and directors not to, and will not authorize and will use reasonable best efforts to cause our and their partners, managers, officers, employees, consultants, advisors (including counsel, accountants, investment bankers, experts, consultants and financial advisors), agents and other representatives not to, and will cause Public Storage and its officers and directors not to, and will cause Public Storage to not authorize and to use reasonable best efforts to cause its partners, managers, officers, employees, consultants, advisors (including counsel, accountants, investment bankers, experts, consultants and financial advisors), agents and other representatives not to, directly or indirectly through another person:

•

solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion, offer, request or proposal that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal;

•

engage in any discussions or negotiations regarding, or furnish to any third party any non-public information in connection with, or knowingly facilitate, any inquiry, discussion, offer, request or proposal that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal (other than in response to an unsolicited inquiry that did not arise from a breach of the Company’s non-solicitation obligations, solely to request clarification of the terms and conditions from the person making such Company Acquisition Proposal required to determine whether such Company Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal);

•	approve or recommend a Company Acquisition Proposal;

•

enter into any letter of intent, memorandum of understanding, agreement in principle, expense reimbursement agreement, acquisition agreement, Merger Agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive agreement providing for or relating to a Company Acquisition Proposal or requiring the Company or the Partnership to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement (other than an acceptable confidentiality agreement); or

•	propose or agree to do any of the above.

Within one business day after the No-Shop Period Start Date, we are required to:

•	notify Parent in writing of the identity of each person from whom we received a Company Acquisition Proposal after the execution of the Merger Agreement and prior to the No-Shop Period Start Date;

•	provide Parent a list identifying excluded parties as of the No-Shop Period Start Date; and

•

provide to Parent (A) a copy of any Company Acquisition Proposal made in writing and any other written terms or proposals provided (including financing commitments) to us or any of our subsidiaries in connection with any Company Acquisition Proposal and any modifications to the financial and other material terms thereof (which may be redacted to the extent necessary to protect confidential information of the business or operations of the person making such Company Acquisition Proposal) and (B) a written summary of the material terms and conditions of any Company Acquisition Proposal not made in writing (including any material terms and conditions proposed orally or supplementally and any modifications to the financial and other material terms thereof).

Promptly after the No-Shop Period Start Date (and, in any event, within 24 hours thereafter), we are required to:

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request each person (other than Parent, its affiliates and their respective representatives) that has executed a confidentiality agreement in connection with any inquiry, Company Acquisition Proposal or its consideration of any Company Acquisition Proposal to promptly return or destroy all non-public information furnished to such person by or on behalf of us or any of our subsidiaries prior to the No-Shop Period Start Date; and

•

terminate any data room or other diligence access to each such person (and its representatives); provided, that we will not be required to take any action under this bullet or the above bullet in respect of any excluded party unless and until such person or group ceases to be an excluded party (in which case all references in this sentence to the No-Shop Period Start Date will be read as the date on which such person or group ceases to be an excluded party).

On or after the No-Shop Period Start Date and prior to obtaining the Company Requisite Vote, if we receive an unsolicited written bona fide Company Acquisition Proposal after the date of the Merger Agreement by a third party (including any person or group of persons that ceased to be an excluded party after such person or group has ceased to be an excluded party) that did not result from a breach of the obligations described above (provided that the Company or any of its partners, managers, officers, employees, consultants, advisors (including counsel, accountants, investment bankers, experts, consultants and financial advisors), agents and other representatives may correspond in writing with any party making such written Company Acquisition Proposal to request clarification of the terms and conditions thereof so as to determine whether such Company Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal), if in the good faith determination of our board of directors, after consultation with its outside legal counsel and financial advisors, such Company Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, we or our subsidiaries may:

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furnish non-public information to such third party (and such third party’s representatives, including potential financing sources), provided however, that prior to furnishing such information, we receive from the third party an executed confidentiality agreement (which we refer to as an “acceptable confidentiality agreement”) on customary terms no more favorable in any material respect to such persons than our existing confidentiality agreement with Blackstone, it being understood that such confidentiality agreement need not contain any “standstill” or similar provisions that would prohibit the making or amendment of any non-public Company Acquisition Proposal to our board of directors, and any non-public information concerning us or our subsidiaries that is provided to such third party (or its representatives) shall, to the extent not previously provided to Parent, be provided to Parent as promptly as practicable after providing it to such third party (and in any event within 48 hours thereafter); and

•	engage in, enter into or otherwise participate in discussions or negotiations with such third party (and such third party’s representatives) with respect to the Company Acquisition Proposal.

From and after the No-Shop Period Start Date, we will notify Parent promptly (but in no event later than 48 hours) after receipt of any Company Acquisition Proposal or any request for non-public information regarding us or any of our subsidiaries by any third party that informs us that it is considering making, or has made, a

Company Acquisition Proposal, or any other inquiry from any person seeking to have discussions or negotiations with us regarding a possible Company Acquisition Proposal. Such notice will be made in writing and shall identify the person making such Company Acquisition Proposal or inquiry and indicate the material terms and conditions of any Company Acquisition Proposals or inquiries, to the extent known (including, if applicable, providing copies of any written Company Acquisition Proposals or inquiries and any proposed agreements related thereto, which may be redacted to the extent necessary to protect confidential information of the business or operations of the person making such Company Acquisition Proposals or inquiry). We will also promptly, and in any event within 48 hours, notify Parent in writing if we enter into discussions or negotiations concerning any Company Acquisition Proposal or provide nonpublic information to any person, notify Parent of any change to the financial and other material terms and conditions of any Company Acquisition Proposal and otherwise keep Parent reasonably informed of the status and terms of any Company Acquisition Proposal or inquiry on a reasonably current basis, including by providing a copy of all written proposals, offers, drafts of proposed agreements or correspondence relating thereto (which may be redacted to the extent necessary to protect confidential information of the business or operations of the person making such Company Acquisition Proposal or inquiry). Neither we nor any of our subsidiaries may, after the date of the Merger Agreement, enter into any confidentiality or similar agreement that would prohibit us from providing such information to Parent.

For purposes of the Merger Agreement a “Superior Proposal” means a bona fide, written Company Acquisition Proposal (provided that the references to “15%” in the definition of Company Acquisition Proposal will be replaced with references to “50%”) by a third party which our board of directors has determined in good faith, after consultation with the Company’s outside legal and financial advisors, to be (A) if consummated, more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by the Merger Agreement and (B) reasonably likely to be consummated, taking into account (x) the financial, legal, regulatory and any other aspects of such proposal, (y) the likelihood and timing of consummation (as compared to the Company Merger) and (z) any changes to the terms of the Merger Agreement proposed by Parent and any other information provided by Parent.

Obligation of the Board of Directors with Respect to Its Recommendation

Except in the circumstances and pursuant to the procedures described below, neither our board of directors nor any committee thereof will:

•

withhold, withdraw, modify or qualify in any manner adverse to Parent (or publicly propose to withhold, withdraw, modify or qualify in a manner adverse to Parent), our board of directors’ recommendation with respect to the Company Merger;

•	approve, adopt or recommend (or publicly propose to approve, adopt or recommend) any Company Acquisition Proposal;

•	fail to include our board of directors’ recommendation with respect to the Company Merger in this proxy statement; or

•

approve, adopt, declare advisable or recommend (or agree to, resolve or propose to approve, adopt, declare advisable or recommend), or cause or permit us or any of our subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, expense reimbursement agreement, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive agreement providing for or relating to a Company Acquisition Proposal or requiring us or the Partnership to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement (other than an acceptable confidentiality agreement).

We refer to any action described in the first three bullet points above as an “adverse recommendation change.”

Prior to the approval of the Company Merger and the other transactions contemplated by the Merger Agreement by our common stockholders, our board of directors may effect an adverse recommendation change and/or (only in the case of a Superior Proposal) terminate the Merger Agreement to enter into a definitive agreement providing for the implementation of a Superior Proposal:

•

if an Intervening Event (as defined below) has occurred and our board of directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with our board’s duties under applicable law, or if our board has received after the date of the Merger Agreement and prior to the cut-off time from an excluded party a Company Acquisition Proposal or after the No-Shop Period Start Date, an unsolicited written bona fide Company Acquisition Proposal (and we have not breached certain of the provisions described above under “—Acquisition Proposals; Non-Solicitation” and under “—Obligation of the Board of Directors with Respect to Its Recommendation”, subject to certain materiality qualifiers set forth in the Merger Agreement) that, in the good faith determination of our board of directors, after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal, after having complied (other than any non-compliance with certain provisions that has a de minimis effect) with, and giving effect to all of the adjustments which may be offered by Parent, and such Company Acquisition Proposal is not withdrawn;

•

if we provide prior written notice to Parent of our intention to effect an adverse recommendation change and/or terminate the Merger Agreement, as applicable (which we refer to as a “notice of change of recommendation”), identifying the person making the Superior Proposal and describing the material terms and conditions of the Superior Proposal or Intervening Event, as applicable, that is the basis for effecting an adverse recommendation change and/or terminating the Merger Agreement, as applicable, including, if applicable, copies of any written proposals or offers and any proposed written agreements related to a Superior Proposal (it being agreed that the delivery of such notice will not constitute an adverse recommendation change);

•

if we negotiate with Parent in good faith for a period of three business days following Parent’s receipt of the notice of change of recommendation and ending at 11:59 p.m. (New York City time) on such 3rd business day (which we refer to as a “notice of change period”) to make such adjustments in the terms and conditions of the Merger Agreement, so that, in the case of a Superior Proposal, such Superior Proposal ceases to constitute a Superior Proposal, or in the case of an Intervening Event, in order to obviate the need to make such adverse recommendation change; and

•

if our board of directors, following the end of the notice of change period, has determined in good faith, after consultation with outside legal counsel and financial advisors, taking into account any changes to the Merger Agreement proposed in writing by Parent in response to the notice of change of recommendation or otherwise, that (1) the Superior Proposal giving rise to the notice of change of recommendation continues to constitute a Superior Proposal or (2) in the case of an Intervening Event, the failure of the board to effect an adverse recommendation change would reasonably be expected to be inconsistent with our directors’ duties under applicable law.

For purposes of the Merger Agreement, “Intervening Event” means a material event, development or change in circumstances with respect to us and our subsidiaries, taken as a whole, that occurred or arose after the date of the Merger Agreement, which was unknown to, nor reasonably foreseeable by, our board of directors as of or prior to the date of the Merger Agreement, and first becomes known to or by our board of directors prior to the approval of the Company Merger and the other transactions contemplated by the Merger Agreement by our common stockholders. Notwithstanding the foregoing, none of the following will constitute, or be considered in determining whether there has been, an Intervening Event:

•	the receipt, existence of or terms of an inquiry or a Company Acquisition Proposal or any matter relating thereto or consequence thereof; and

•

changes in the market price or trading volume of our Common Stock or the Company Depositary Shares or the fact that we meet or exceed internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period, provided, however, that the underlying causes of such change or fact will not be excluded by the provision described in this bullet point.

Any amendment to the financial terms or any other material amendment of such a Superior Proposal will require a new notice of change of recommendation, and we will be required to comply again with the requirements described above, except that the notice of change period will be reduced to two business days following receipt by Parent of any such new notice of change of recommendation and ending at 11:59 p.m. (New York City time) on such 2nd business day.

Nothing contained in the Merger Agreement will prohibit us or our board of directors from taking and disclosing to our stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or from making any disclosure to our stockholders that is required by applicable law or if our board of directors determines in good faith, after consultation with outside legal counsel, that the failure to make such disclosure would reasonably be expected to be inconsistent with our directors’ duties under applicable law, provided, however, that neither we nor our board of directors will be permitted to recommend that our stockholders tender any securities in connection with any tender offer or exchange offer that is a Company Acquisition Proposal or otherwise effect an adverse recommendation change with respect thereto, except as permitted by the provisions described above.

Employee Benefits

From and after the Company Merger Effective Time and for a period ending on the first anniversary of the Company Merger Effective Time (or, if shorter, during any applicable period of employment), each of our and our subsidiaries’ employees who is employed immediately prior to, and continues employment with the Surviving Company or any of its subsidiaries following, the Company Merger Effective Time, each of which we refer to as a “Company Employee,” will be entitled to receive (1) a base salary or wage rate, as applicable, that is no less favorable than the base salary or wage rate in effect with respect to such Company Employee immediately prior to the Company Merger Effective Time, (2) an annual cash bonus opportunity that is no less favorable than the annual cash bonus opportunity provided to such Company Employee immediately prior to the Company Merger Effective Time, and (3) other compensation and benefits (including severance benefits, paid time off, health insurance and equity-based compensation opportunities under the Equity Incentive Plan Awards Program and the Leader Board Program but excluding all other equity-based compensation and long-term incentive compensation) that are substantially comparable, in the aggregate, to the other compensation and benefits provided to such Company Employee immediately prior to the Company Merger Effective Time, it being understood that cash compensation in an amount equal to the target annual equity-based compensation opportunity applicable to such Company Employee as of immediately prior to the Company Merger Effective Time may be provided in lieu of equity-based compensation.

For the employee benefit plans of Parent and its subsidiaries providing any benefits to any Company Employee after the Company Merger Effective Time, each Company Employee will be credited with his or her years of service with us and our subsidiaries and our and their respective predecessors as if such service were with Parent or an applicable subsidiary, provided that the foregoing will not apply (1) for purposes of accrual of or entitlement to pension benefits, post-employment welfare benefits, special or early retirement programs, window separation programs or similar plans which may be in effect from time to time, (2) to the extent that its application would result in a duplication of benefits or (3) to the extent the we did not recognize such service under any comparable plan, program or benefit. After the Company Merger Effective Time, each Company Employee will continue to be credited with the unused paid time off credited to such employee through the Company Merger Effective Time under our or our subsidiaries’ applicable paid time off policies (subject to the same forfeiture conditions and accrual limits as applicable prior to the Company Merger Effective Time).

All limitations as to preexisting conditions, exclusions, actively at work requirements, waiting periods or any other restriction that would prevent immediate or full participation of Company Employees under Parent’s or any of its subsidiaries’ health and welfare plans will be waived by Parent and its subsidiaries, other than limitations, exclusions, actively at work requirements, waiting periods or other restrictions that are already in effect with respect to such Company Employees and that have not been satisfied as of the closing date of the Company Merger under any Company employee benefit plan. Any and all evidence of insurability requirements with respect to such Company Employees to the extent such evidence of insurability requirements were not applicable to the Company Employees under the comparable company benefit plans immediately prior to the closing of the Company Merger will be waived by Parent and its subsidiaries. Additionally, each Company Employee and his or her dependents will be provided with full credit for any co-payments and deductibles satisfied prior to the closing date for the plan year within which the Company Merger Effective Time occurs in order to satisfy any applicable deductible or out-of-pocket requirements, and for any lifetime maximums, under any welfare plans that such Company Employees are eligible to participate in after the closing date of the Company Merger.

On and after the closing date of the Company Merger, Parent shall cause the Surviving Company and the Surviving Partnership to honor all Company employee benefit plans and compensation arrangements and agreements in accordance with their terms as in effect immediately prior to the Company Merger Effective Time (subject to any rights to terminate, amend or modify such Company employee benefit plans and compensation arrangements and agreements in accordance with their terms).

Financing Cooperation

The consummation of the Mergers is not conditioned upon Parent’s receipt of financing. Pursuant to the Merger Agreement, Parent may disclose non-public information to potential debt financing sources.

Subject to applicable law, prior to the closing of the Mergers, we will, and will cause our subsidiaries to, and will use commercially reasonable efforts to cause our and our subsidiaries’ representatives to, provide all cooperation reasonably requested in writing by Parent in connection with Parent arranging financing with respect to us, our subsidiaries or our or any of our subsidiaries’ properties effective as of or after (and conditioned on the occurrence of) the Partnership Merger Effective Time (which we refer to as the “Financing”), including by using commercially reasonable efforts to:

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furnish to Parent and its financing sources as promptly as reasonably practicable following the delivery of a request therefor to us by Parent such financial, statistical and other pertinent information and projections relating to us and our subsidiaries as may be reasonably requested in writing by Parent, and as is customarily required in connection with a financing of a type similar to the Financing;

•

make our and our subsidiaries’ appropriate officers available at reasonable times and with reasonable advance notice for a reasonable number of due diligence meetings and for participation in a reasonable number of meetings, presentations, road shows and sessions with rating agencies and prospective sources of financing;

•

assist Parent and its financing sources with the preparation of customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents necessary, proper or advisable in connection with the Financing;

•	reasonably cooperate with the marketing efforts of Parent and its financing sources for any Financing;

•

provide documentation and other information relating to us and any of our subsidiaries requested by Parent in writing and required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations;

•	facilitate, effective no earlier than the Partnership Merger Effective Time, the execution and delivery of definitive financing, pledge, security and guarantee documents relating to the Financing;

•

as may be reasonably requested by Parent, within a reasonable time period prior to the closing of the Mergers, form new direct and indirect subsidiaries pursuant to documentation reasonably satisfactory to Parent and us;

•

to the extent reasonably requested by Parent, after obtaining the approval of the Company Merger and the other transactions contemplated by the Merger Agreement by our common stockholders and no earlier than immediately prior to the Partnership Merger Effective Time on the closing date of the Mergers and provided such actions would not adversely affect the tax status of us or any of our subsidiaries or cause us or our subsidiaries to be subject to additional taxes that are not indemnified by Parent, transfer or otherwise restructure our ownership of existing subsidiaries, properties or other assets, in each case, pursuant to documentation reasonably satisfactory to Parent and us;

•

provide reasonably timely and customary access to diligence materials, appropriate personnel and properties during normal business hours and on reasonable advance notice to allow sources of the Financing and their representatives to complete all reasonable due diligence;

•

provide reasonable assistance with respect to the review and delivery of guarantees and granting of mortgages, pledges and security interests in collateral for the Financing (in each case, effective no earlier than the Partnership Merger Effective Time), and using commercially reasonable efforts to obtain any consents associated therewith (effective no earlier than the Partnership Merger Effective Time);

•

to the extent reasonably requested by a Financing source, using commercially reasonable efforts to obtain estoppels and certificates from tenants, lenders, managers, franchisors, ground lessors and counterparties to reciprocal easement agreements in form and substance reasonably satisfactory to any potential financing source;

•

cooperate in connection with the repayment or defeasance of any existing indebtedness of our and our subsidiaries’ as of the Partnership Merger Effective Time and the release of related liens, including delivering such payoff, defeasance or similar notices under any of our and our subsidiaries’ existing loans as are reasonably requested by Parent;

•	to the extent requested by Parent, obtain accountants’ comfort letters and consents to the use of accountants’ audit reports relating to us and our subsidiaries; and

•

to the extent reasonably requested by a Financing source, permit Parent and its representatives to conduct appraisal and environmental and engineering inspections of each real estate property owned and, subject to obtaining required third-party consents with respect thereto (which we will use reasonable efforts to obtain), leased by us or any of our subsidiaries (except that (1) neither Parent nor its representatives will have the right to take and analyze any samples of any environmental media (including soil, groundwater, surface water, air or sediment) or any building material or to perform any invasive testing procedure on any such property, (2) Parent will schedule and coordinate all inspections with us upon reasonable advance notice, and (3) we will be entitled to have representatives present at all times during any such inspection).

Nothing in the Merger Agreement will, however, require us or any of our subsidiaries or any of our or any of our subsidiaries’ representatives to take any action to the extent it would:

•

unreasonably interfere with our or our subsidiaries’ business or operations or require us or any of our subsidiaries to agree to pay any fees, incur or reimburse any expenses, or incur any liability prior to the Partnership Merger Effective Time (except those expenses for which the Company is immediately reimbursed by Parent);

•

cause us or our subsidiaries to be an issuer or other obligor under the Financing prior to the Partnership Merger Effective Time, require us, our subsidiaries or any of our or our subsidiaries’ officers (other than directors or officers who will continue in such role following the Partnership Merger Effective Time, and shall only doing so in such continuing capacity) to pass resolutions or consents to approve or authorize the execution of the Financing that are effective prior to the Partnership Merger Effective Time or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement that is effective prior to the Partnership Merger Effective Time;

•	cause any of our or our subsidiaries’ officers to incur any personal liability;

•	contravene our or our subsidiaries’ organizational documents or any applicable laws;

•

result in any breach or violation of or constitute a default by us or any of our subsidiaries, or give to others any right of termination, acceleration or cancellation of any material contract to which we or any of our subsidiaries thereof is a party or by which we or any of our subsidiaries thereof or their respective properties or assets is bound;

•

require us or any of our subsidiaries to disclose information subject to any attorney-client, attorney work product or other legal privilege to the extent that we believe in good faith that doing so would be reasonably likely to result in a risk of loss or waiver of attorney-client privilege, attorney work product or other legal privilege (provided that we will use commercially reasonable efforts to allow the disclosure of such information (or as much of it as reasonably possible) in a manner that does not result in a loss of such privilege); or

•

require us or any of our subsidiaries or our respective representatives to prepare any financial statements or information other than information that is within our and our subsidiaries’ control, reasonably available to us and our subsidiaries and prepared in the ordinary course of our or their financial reporting practice, or prepare any pro forma financial information or post-closing financial information.

Partnership Conversion

The Merger Agreement requires that, prior to the closing of the Mergers, we take steps to cause the Partnership to be converted prior to the Partnership Merger Effective Time from a California limited partnership to a Maryland limited partnership pursuant to the filing of articles of conversion and a certificate of limited partnership with the SDAT, and a certificate of conversion with the California Secretary of State (such transactions referred to as the “Partnership Conversion” and are pursuant to a “plan of conversion”). We will not amend or terminate the plan of conversion without Parent’s written approval, provided that we may, without Parent’s written approval, make (1) ministerial or de minimis amendments to the form of articles of conversion (other than Article Third thereof), certificate of limited partnership and certificate of conversion or (2) any other amendments or alterations to the form of articles of conversion, certificate of limited partnership and certificate of conversion to the extent required by a governmental entity in connection with giving effect to the Partnership Conversion in accordance with applicable law, subject to certain limitations as stated in the Merger Agreement. We will keep Parent informed on a reasonably current basis and in good faith regarding our efforts and progress with respect to the Partnership Conversion, including by promptly delivering to Parent copies of all fully executed and filed Partnership conversion documents and evidences of filing and acceptance received from the California Secretary of State and the SDAT.

Certain Other Covenants

The Merger Agreement contains certain other covenants of the parties to the Merger Agreement relating to, among other things:

•	giving Parent and its authorized representatives reasonable access to our and our subsidiaries’ properties, facilities, personnel and books and records;

•	the filing of this proxy statement with the SEC, and cooperation in preparing this proxy statement and in responding to any comments received from the SEC on this proxy statement;

•	actions necessary to exempt the Merger Agreement and the transactions contemplated by the Merger Agreement from, or mitigate, the effect of any applicable anti-takeover statutes;

•	the consultation regarding any press releases or other public statements with respect to the Merger Agreement or the Mergers;

•	the indemnification of our and our subsidiaries’ directors and officers;

•	notification of certain matters; and

•	certain tax matters.

Conditions to the Mergers

The obligations of the parties to consummate the Mergers are subject to the satisfaction or waiver of the following mutual conditions:

•

the Company Merger and the other transactions contemplated by the Merger Agreement must be approved by the affirmative vote of the common stockholders entitled to cast a majority of all the votes entitled to be cast on the matter and the Partnership Merger must be approved by the written consent of the Company (as the general partner of the Partnership) and the written consent of the holders of partnership units (as limited partners); and

•

no governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Mergers illegal or otherwise restricting, preventing or prohibiting the consummation of the Mergers.

The obligations of Parent, Merger Sub I and Merger Sub II to effect the Mergers are further subject to the satisfaction or waiver of the following conditions:

•

our and the Partnership’s representations and warranties must be true and correct (determined without regard to any materiality or material adverse effect qualifications therein) as of the closing date as though made on and as of the closing date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty must be true and correct at and as of such date, without regard to any such qualifications therein), except where the failure of such representations and warranties to be true and correct has not had, or would not, individually or in the aggregate, reasonably be expected to have, a material adverse effect, except for (1) certain of our and the Partnership’s representations and warranties regarding our, the Partnership’s and our other subsidiaries’ capitalization, which must be true and correct in all material respects and (2) our and the Partnership’s representations and warranties regarding the absence of a material adverse effect, which must be true and correct in all respects;

•

we and the Partnership must have performed and complied, in all material respects, with all of our and its obligations, agreements and covenants required by the Merger Agreement to be performed or complied with on or prior to the closing date;

•

we and Parent must have received a tax opinion of Hogan Lovells US LLP, tax counsel to the Company, or such other law firm as may be reasonably approved by Parent, dated as of the closing date, concluding (subject to customary assumptions, qualifications and representations, including representations made by us and our subsidiaries in a tax representation letter provided by us in connection with the issuance of such opinion) that we were organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code for all taxable periods commencing with our taxable year ended December 31, 2015 through our hypothetical short taxable year ending immediately before the closing on the closing date (without regard to the effects of the closing (including, without limitation, the Partnership Conversion or any other obligation required to be undertaken by us or any of our subsidiaries under the Merger Agreement), any action (or inaction) taken after the closing (other than, for the avoidance of doubt, with respect to our taxable year ended December 31, 2021, the requirement that we timely and properly make the necessary distributions under Section 858(a) of the Code with respect to such taxable year) and the distribution requirements of Section 857(b) of the Code for the hypothetical short taxable year);

•

from the date of the Merger Agreement through the closing date, there must not have occurred a change, event, state of facts or development which has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect; and

•

Parent will have received a certificate signed on behalf of the Company, by an executive officer of the Company, dated as of the closing date, certifying that the conditions specified in the first and second bullet points above are satisfied.

Our and the Partnership’s obligations to effect the Mergers are further subject to the satisfaction or waiver of the following conditions:

•

the representations and warranties of Parent, Merger Sub I and Merger Sub II must be true and correct in all material respects as of the closing date as though made on and as of the closing date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty must be true and correct at and as of such date, without regard to any such qualifications therein);

•

each of Parent, Merger Sub I and Merger Sub II must have performed and complied, in all material respects, with all of their obligations, agreements and covenants required by the Merger Agreement to be performed or complied with on or prior to the closing date; and

•

we will have received a certificate signed on behalf of Parent, Merger Sub I and Merger Sub II, by an executive officer of Parent, Merger Sub I and Merger Sub II, dated as of the closing date, certifying that the conditions specified in the first and second bullet points above are satisfied.

Termination of the Merger Agreement

We and Parent may mutually agree to terminate and abandon the Merger Agreement at any time prior to the closing date, even after we have obtained the requisite vote of our common stockholders to approve the Company Merger and the other transactions contemplated by the Merger Agreement.

Termination by either the Company or Parent

In addition, we, on the one hand, or Parent, on the other hand, may terminate and abandon the Merger Agreement by written notice to the other at any time prior to the closing date, even after we have obtained the requisite vote of our common stockholders to approve the Company Merger and the other transactions contemplated by the Merger Agreement, if:

•

any governmental entity of competent authority has issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the Mergers substantially on the terms contemplated by the Merger Agreement and such order, decree, ruling or other action has become final and non-appealable, provided, that the right to terminate the Merger Agreement pursuant to this bullet point is not available to a party if the issuance of such final, non-appealable order, decree or ruling or taking of such other action was primarily due to the failure of us or the Partnership, in the case of termination by us, or Parent, Merger Sub I or Merger Sub II, in the case of termination by Parent, to perform any of its obligations under the Merger Agreement;

•

the Mergers have not been consummated on or before October 24, 2022, provided that the right to terminate the Merger Agreement under this bullet point is not available to us, if the Company or the Partnership, or to Parent, if Parent, Merger Sub I or Merger Sub II, as applicable, has breached in any material respect its obligations under the Merger Agreement in any manner that has caused or resulted in the failure to consummate the Mergers on or before October 24, 2022; or

•

the requisite vote of our common stockholders to approve the Company Merger and the other transactions contemplated by the Merger Agreement has not been obtained at the duly held special meeting or any adjournment or postponement thereof at which the Company Merger is voted on.

Termination by the Company

We may also terminate and abandon the Merger Agreement by written notice to Parent at any time prior to the closing date, even after we have obtained the requisite vote of our common stockholders to approve the Company Merger and the other transactions contemplated by the Merger Agreement, if:

•

prior to obtaining the requisite vote of our common stockholders to approve the Company Merger and the other transactions contemplated by the Merger Agreement, our board of directors effects an adverse recommendation change in accordance with the requirements described above under “—Obligation of the Board of Directors with Respect to Its Recommendation” and has approved, and concurrently with the termination under the provision described in this bullet point, we enter into a definitive agreement providing for the implementation of a Superior Proposal that did not result from a breach of our obligations described above under “—Company Acquisition Proposals; Non-Solicitation” and “—Obligation of the Board of Directors with Respect to Its Recommendation,” provided that we will have previously or concurrently paid the Company termination fee and such termination will not be effective until we have paid the Company termination fee (as described below);

•

Parent, Merger Sub I or Merger Sub II has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement such that a closing condition relating to its representations, warranties, covenants or agreements would be incapable of being satisfied by October 24, 2022, provided that neither we nor the Partnership have breached or failed to perform any of our or its representations, warranties, covenants or other agreements contained in the Merger Agreement in any material respect; or

•	all of the following requirements are satisfied:

○

all of the mutual conditions to the parties’ obligations to effect the Mergers and the additional conditions to the obligations of Parent, Merger Sub I and Merger Sub II to effect the Mergers have been satisfied or waived by Parent (other than those conditions that by their nature are to be satisfied at the closing of the Mergers, provided that such conditions to be satisfied at the closing of the Mergers would be satisfied as of the date of the notice referenced in the immediately following bullet point if the closing of the Mergers were to occur on the date of such notice);

○

on or after the date the closing of the Mergers should have occurred pursuant to the Merger Agreement, we have delivered written notice to Parent to the effect that all of the mutual conditions to the parties’ obligations to effect the Mergers and the additional conditions to the obligations of Parent, Merger Sub I and Merger Sub II to effect the Mergers have been satisfied or waived by Parent (other than those conditions that by their nature are to be satisfied at the closing of the Mergers, provided that such conditions to be satisfied at the closing of the Mergers would be satisfied as of the date of such notice if the closing of the Mergers were to occur on the date of such notice) and we and the Partnership are prepared to consummate the closing of the Mergers; and

○

Parent, Merger Sub I and Merger Sub II fail to consummate the closing of the Mergers on or before the third business day after delivery of the notice referenced in the immediately preceding bullet point, and we and the Partnership were prepared to consummate the closing of the Mergers during such three business day period.

Termination by Parent

Parent may also terminate and abandon the Merger Agreement by written notice to us at any time prior to the closing date, even after we have obtained the requisite vote of our common stockholders to approve the Company Merger and the other transactions contemplated by the Merger Agreement, if:

•	we or the Partnership have breached or failed to perform any of our or the Partnership’s representations, warranties, covenants or other agreements contained in the Merger Agreement such that the closing conditions relating to our and the Partnership’s representations, warranties, covenants or agreements would be incapable of being satisfied by October 24, 2022, provided that neither Parent, Merger Sub I nor Merger Sub II has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement in any material respect; or

•

(1) our board of directors has effected, or resolved to effect, an adverse recommendation change, (2) we have failed to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Company Acquisition Proposal (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by our stockholders) within ten business days after the commencement of such tender offer or exchange offer, (3) our board of directors has failed to publicly reaffirm its recommendation to our common stockholders to approve the proposal to approve the Company Merger within ten business days after the date a Company Acquisition Proposal has been publicly announced (or if the special meeting is scheduled to be held within ten business days from the date a Company Acquisition Proposal is publicly announced, promptly and in any event prior to the date on which the special meeting is scheduled to be held) or (4) we enter into a letter of intent, memorandum of understanding, agreement in principle, expense reimbursement agreement, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive agreement providing for or relating to a Company Acquisition Proposal or requiring us or the Partnership to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement (other than an acceptable confidentiality agreement).

Termination Fees

Termination Fee Payable by the Company

We have agreed to pay to Parent the Company termination fee of $220 million as directed by Parent if:

•	Parent terminates the Merger Agreement pursuant to the provision described in the second bullet point under “—Termination of the Merger Agreement — Termination by Parent”;

•	we terminate the Merger Agreement pursuant to the provision described in the first bullet point under “—Termination of the Merger Agreement — Termination by the Company”; or

•	all of the following requirements are satisfied:

○

we or Parent terminate the Merger Agreement pursuant to the provisions described in the second bullet point or the third bullet point under “—Termination of the Merger Agreement — Termination by either the Company or Parent” or Parent terminates the Merger Agreement pursuant to the provision described in the first bullet point under “—Termination of the Merger Agreement — Termination by Parent”; and

○

(1) a Company Acquisition Proposal has been received by us or our representatives or any person has publicly proposed or publicly announced an intention (whether or not conditional) to make a Company Acquisition Proposal (and, in the case of a termination pursuant to the provision described in the third bullet point under “—Termination of the Merger Agreement — Termination by either the Company or Parent,” such Company Acquisition Proposal or publicly proposed or announced intention was made prior to the special meeting) and (2) within 12 months after a termination referred to in this bullet point we enter into a definitive agreement relating to, or consummate, any Company Acquisition Proposal (with, for purposes of this clause (2), the references to “15%” in the definition of “Company Acquisition Proposal” being deemed to be references to “50%”).

However, the Company termination fee will equal $110 million if the Merger Agreement is terminated by us pursuant to the provisions described in the first bullet point under “—Termination of the Merger Agreement —

Termination by the Company” prior to the cut-off time in order to enter into a definitive agreement with an excluded party providing for the implementation of a Superior Proposal.

Termination Fee Payable by Parent

Parent has agreed to pay to us the Parent termination fee of $735 million if we terminate the Merger Agreement pursuant to the provisions described in the second bullet point or third bullet point under “—Termination of the Merger Agreement — Termination by the Company” or in the event that Parent terminates the Merger Agreement pursuant to the second bullet under “—Termination of the Merger Agreement — Termination by either the Company or Parent” and we were then entitled to terminate the Merger Agreement pursuant to the second or third bullet point under “—Termination of the Merger Agreement — Termination by the Company.”

Guaranty and Remedies

In connection with the Merger Agreement, the Sponsor entered into a guaranty in our favor to guarantee Parent’s payment obligations with respect to the Parent termination fee and certain expense reimbursement and indemnification obligations of Parent under the Merger Agreement, subject to the terms and limitations set forth in the guaranty.

The maximum aggregate liability of the Sponsor under the guaranty will not exceed $735 million plus all reasonable and documented third-party costs and out-of-pocket expenses (including reasonable fees of counsel) actually incurred by us relating to any litigation or other proceeding brought by us to enforce our rights under the guaranty, if we prevail in such litigation or proceeding.

We and the Partnership cannot seek specific performance to require Parent, Merger Sub I or Merger Sub II to complete the Mergers and, subject to limited exceptions, including with respect to enforcing confidentiality provisions and certain expense reimbursement and indemnification obligations of Parent, our sole and exclusive remedy against Parent, Merger Sub I or Merger Sub II relating to any breach of the Merger Agreement or otherwise will be the right to receive the Parent termination fee under the conditions described under “—Termination Fees — Termination Fee Payable by Parent.” Parent, Merger Sub I and Merger Sub II may, however, seek specific performance to require us and the Partnership to complete the Mergers.

Amendment and Waiver

The Merger Agreement may be amended by action taken by the parties at any time before or after our common stockholders have approved the Company Merger and the other transactions contemplated by the Merger Agreement but, after such approval, no amendment may be made which requires the approval of any such common stockholders under applicable law without obtaining such further approvals. The Merger Agreement also provides that, at any time prior to the closing date, each party may extend the time for the performance of any of the obligations or other acts of the other parties, waive any breaches or inaccuracies in the representations and warranties of the other parties, or waive compliance by the other parties with any of the agreements or conditions contained in the Merger Agreement.

THE SUPPORT AGREEMENT

The following summarizes the material provisions of the Support Agreement. This summary does not purport to be complete and may not contain all of the information about the Support Agreement that is important to you. The summary of the material terms of the Support Agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the Support Agreement, a copy of which is attached to this proxy statement as Exhibit B and which we incorporate by reference into this proxy statement. We recommend that you read the Support Agreement attached to this proxy statement as Exhibit B carefully and in its entirety, as the rights and obligations of the parties are governed by the express terms of the Support Agreement and not by this summary or any other information contained in this proxy statement.

Concurrently with the execution of the Merger Agreement, Parent and the Company entered into a Support Agreement with Public Storage, who as of the record date owned 7,158,354 shares of the Company’s Common Stock, or approximately 25.9% of the outstanding shares of the Company’s Common Stock, as well as 7,305,355 common units of partnership interest of the Partnership. As of the record date, Public Storage was the only limited partner of the Partnership other than the Company.

Pursuant to the Support Agreement, Public Storage has agreed, among other things, that at any meeting of the stockholders of the Company or partners of the Partnership, and in connection with any written consent of the stockholders of the Company or partners of the Partnership, it will (a) appear at such meeting or otherwise cause any Covered Securities to be counted as present thereat for the purpose of establishing a quorum, (b) vote or cause to be voted all of the Covered Securities in favor of adopting the Merger Agreement and approving the Mergers and the transactions contemplated thereby and (c) vote or cause to be voted all of the Covered Securities against any alternative acquisition proposal or any other action that could reasonably be expected to impede, interfere with, materially delay, materially postpone or adversely affect the Mergers or other transactions contemplated by the Merger Agreement or result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Company or the Partnership under the Merger Agreement or of Public Storage under the Support Agreement. Public Storage also agreed not to transfer any Covered Securities during the term of the Support Agreement. The Support Agreement does not require Public Storage to redeem any common units of partnership interest of the Partnership beneficially owned by Public Storage for shares of Common Stock.

The Support Agreement also contains certain commitments by Public Storage and the Surviving Company, effective upon the closing of the Mergers, relating to the preservation of certain intercompany arrangements between the Surviving Company and Public Storage and access to certain books and records relating to the Company and its subsidiaries that are in the possession or under the control of Public Storage, as well as other certain commitments by Parent, the Company, the Surviving Company and Public Storage with respect to certain tax matters.

Except with respect to certain provisions which shall survive termination, the Support Agreement will automatically terminate upon the earliest of (i) the Partnership Merger Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms or (iii) if there occurs any amendment or modification to the Merger Agreement that reduces the amount or changes the form of consideration payable in any of the Mergers or otherwise amends or modifies the Merger Agreement in a manner adverse (directly or indirectly) to Public Storage without Public Storage’s prior written consent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth, as of June 7, 2022, certain information regarding the beneficial ownership of shares of our Common Stock, for (1) each person known to us to be the beneficial owner of more than 5% of our outstanding shares of Common Stock, (2) each of our directors and named executive officers, and (3) all of our directors and named executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of Common Stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A common stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our Common Stock subject to options, vesting or other rights (as set forth above) held by that person that are exercisable or will become exercisable or vest within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Name and Address**	Shares Owned(1)	Percentage(1)
Directors and Executive Officers:
Ronald L. Havner, Jr.(2)	182,214	*
Dan M. Chandler, III	—	—
Jennifer Holden Dunbar(3)	20,702	*
Maria R. Hawthorne	52,143	*
M. Christian Mitchell	—	—
Irene H. Oh	3,070	*
Kristy M. Pipes	11,186	*
Gary E. Pruitt	39,333	*
Robert S. Rollo	22,380	*
Joseph D. Russell, Jr.	28,089	*
Peter Schultz	25,700	*
Stephen W. Wilson	10,456	*
John W. Peterson	18,747	*
Jeffrey D. Hedges.	3,921	*
Trenton A. Groves.	4,347	*
All current executive officers and directors as a group (13 persons)	399,620	1.4%
5% or Greater Owners:
Public Storage(4)	7,158,354	25.9%
The Vanguard Group(5)	3,140,261	11.4%
100 Vanguard Boulevard, Malvern, Pennsylvania 19355
BlackRock, Inc.(6)	2,753,322	10.0%
55 East 52nd Street, New York, New York 10055
T. Rowe Price Associates, Inc.(7)	2,394,239	8.7%
100 E. Pratt Street, Baltimore, Maryland 21202
Wellington Management Group LLP(8)	2,014,638	7.3%
c/o Wellington Management Company LLP
280 Congress Street, Boston, Massachusetts 02210

*	Less than 1%.
**	Unless otherwise indicated, the business address is 701 Western Avenue, Glendale, California 91201.
(1)

Represents shares of Common Stock beneficially owned as of June 7, 2022. Includes options to purchase shares of Common Stock exercisable within 60 days of June 7, 2022, as follows: Mr. Havner, 2,070 shares; Ms. Dunbar, 6,210 shares; Ms. Hawthorne, 414 shares; Ms. Oh, 2,070 shares; Ms. Pipes, 7,466 shares; Mr. Pruitt, 14,490 shares; Mr. Rollo, 12,078 shares; Mr. Russell, 6,210 shares; Mr. Schultz, 14,490 shares; and Mr. Wilson, 7,456 shares. Also includes deferred stock units scheduled to vest within 60 days of June 7, 2022, which will be settled in shares of Common Stock upon each non-management director’s separation from service, as follows: Mr. Havner, 10,000 deferred stock units; Ms. Dunbar, 10,000 deferred stock units; Ms. Oh, 1,000 deferred stock units; Ms. Pipes, 3,000 deferred stock units; Mr. Pruitt, 10,000 deferred stock units; Mr. Rollo, 9,000 deferred stock units; Mr. Russell, 1,000 deferred stock units; Mr. Schultz, 10,000 deferred stock units; and Mr. Wilson, 3,000 deferred stock units. Also includes shares credited to the accounts of the executive officers of the Company that are held in the Company’s 401(k) plan. Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares. The percentage held is calculated using the outstanding shares of Common Stock on June 7, 2022 of 27,631,499.

(2)

Includes 170,144 shares held by Mr. Havner in a joint margin account with his spouse. Does not include shares owned by Public Storage as to which Mr. Havner disclaims beneficial ownership. Mr. Havner is Chairman of the Board of Public Storage.

(3)	Includes 4,425 shares of Common Stock held by Ms. Dunbar and her spouse as trustees of the Lilac II Trust.
(4)

This information is as of June 7, 2022 and is based on a Schedule 13D/A filed by Public Storage on April 25, 2022. Public Storage has sole voting and dispositive power with respect to all shares of the Common Stock. The 7,158,354 shares of Common Stock in the above table do not include 7,305,355 units held by Public Storage and affiliated partnerships, which (pursuant to the terms of the Partnership’s agreement of limited partnership) are redeemable by the holder for cash or, at the Company’s election, for shares of the Company’s Common Stock on a one-for-one basis. Upon conversion of the units to Common Stock, Public Storage and its affiliated partnerships would own approximately 41.4% of the Common Stock (based upon the Common Stock outstanding at June 7, 2022 and assuming such conversion).

(5)	This information is as of March 31, 2022 and is based solely on a Schedule 13F filed on May 13, 2022 by The Vanguard Group on behalf of it and its affiliates.
(6)	This information is as of March 31, 2022 and is based solely on a Schedule 13F filed on May 12, 2022 by BlackRock, Inc. on behalf of it and its affiliates.
(7)	This information is as of March 31, 2022 and is based solely on a Schedule 13F filed on May 16, 2022 by T. Rowe Price Associates, Inc.
(8)	This information is as of March 31, 2022 and is based solely on a Schedule 13F filed on May 16, 2022 by Wellington Management Group LLP on behalf of it and its affiliates.

NO DISSENTERS’ RIGHTS OF APPRAISAL

We are incorporated as a corporation under Maryland law. A holder of shares of Common Stock may not exercise any appraisal rights, dissenters’ rights or the rights of an objecting stockholder to receive the fair value of the stockholder’s shares in connection with the Mergers because, as permitted by the Maryland General Corporation Law, our charter provides that stockholders are not entitled to exercise such rights unless our board of directors, upon the affirmative vote of a majority of the board of directors, determines that such rights apply. Our board of directors has made no such determination.

STOCKHOLDER PROPOSALS

Deadlines to Propose or Nominate Individuals to Serve as Directors for the 2023 Annual Meeting

We intend to hold the 2023 annual meeting of stockholders (the “2023 Annual Meeting”) only if the Company Merger is not completed. To nominate an individual for election at the 2023 Annual Meeting, a common stockholder must give timely notice to the Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by the Corporate Secretary no earlier than December 30, 2022, and no later than 5:00 p.m., Eastern Time, on January 29, 2023, provided however that in the event that the date of the 2023 Annual Meeting is more than 30 days before or more than 60 days after the first anniversary date of the 2022 annual meeting (the “2022 Annual Meeting”), or if no annual meeting was held in the preceding year, notice by the stockholder must be delivered no earlier than the 120th day and no later than 5:00 p.m., Eastern Time, on the later of the 90th day prior to such annual meeting or the tenth day following the date we announce publicly the date for our 2023 Annual Meeting.

Our bylaws provide that a common stockholder, or a group of up to 20 stockholders, owning at least 3% of the Company’s outstanding Common Stock continuously for at least three years, may include in our proxy materials director nominees constituting up to the greater of two directors or 20% of the number of directors on our board of directors, provided that the stockholder and the nominees satisfy the eligibility requirements in our bylaws. If you wish to nominate any person for election to our board of directors at the 2023 Annual Meeting under the proxy access provision of our bylaws, your nomination notice must be submitted to the Corporate Secretary between the close of business on November 28, 2022, and the close of business on December 28, 2022, provided however that in the event that the date of mailing of the notice for our 2023 Annual Meeting is moved more than 30 days before or more than 60 days after the first anniversary date of mailing of the notice for the 2022 Annual Meeting, or if no annual meeting was held in the preceding year, the nomination must be received no earlier than the close of business on the 120th day and no later than the close of business on the later of the 90th day prior to the mailing of the notice for the 2023 Annual Meeting or the tenth day following the date we announce publicly the date of mailing of the notice for the 2023 Annual Meeting.

Deadlines for Receipt of Stockholder Proposals

Any proposal that a holder of our shares wishes to submit for inclusion in our 2023 proxy statement pursuant to SEC Rule 14a-8 must be received by the Company no later than November 28, 2022. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. Under Rule 14a-8, we are not required to include stockholder proposals in our proxy materials unless certain conditions specified in the rule are met.

In addition, in accordance with our bylaws, notice of any proposal that a holder of our shares wishes to propose for consideration at the 2023 Annual Meeting, but does not seek to include in the 2023 proxy statement pursuant to Rule 14a-8, must be received by the Corporate Secretary no earlier than December 30, 2022, and no later than 5:00 p.m., Eastern Time, on January 29, 2023, provided however that in the event that the date of the 2023 Annual Meeting is more than 30 days before or more than 60 days after the first anniversary date of the 2022 Annual Meeting, or if no annual meeting was held in the preceding year, notice by the stockholder must be delivered no earlier than the 120th day and no later than 5:00 p.m., Eastern Time, on the later of the 90th day prior to such annual meeting or the tenth day following the date we announce publicly the date for our 2023 Annual Meeting.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the impacted stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify us, by calling (818) 244-8080 or by directing your written request to: PS Business Parks, Inc., 701 Western Avenue, Glendale, California 91201, Attention: Adeel Khan, Executive Vice President, Chief Financial Officer and Corporate Secretary. Pursuant to such request, the Company will undertake to promptly deliver a separate copy of the proxy statement or annual report, as applicable, to you. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their brokers as specified above.

OTHER MATTERS

Pursuant to the Maryland General Corporation Law and our bylaws, only the matters set forth in the Notice of Special Meeting may be brought before the special meeting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We make our SEC filings available free of charge under the “SEC Filings” section of our website at http://ir.psbusinessparks.com as soon as reasonably practicable after such materials are filed with or furnished to the SEC. Information contained on our website is not incorporated by reference into this proxy statement, and you should not consider information contained on our website to be part of this proxy statement. Our SEC filings, including this proxy statement, are also available to you on the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this proxy statement. The incorporated documents contain significant information about us, our business and our finances. Any information contained in this proxy statement or in any document incorporated or deemed to be incorporated by reference in this proxy statement will be deemed to have been modified or superseded to the extent that a statement contained in this proxy statement, or in any other document we subsequently file with the SEC that also is incorporated or deemed to be incorporated by reference in this proxy statement, modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this proxy statement. We incorporate by reference the following documents that we filed with the SEC:

•	PSB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on February 22, 2022;

•	PSB’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, filed on May 2, 2022;

•	PSB’s Definitive Proxy Statement on Schedule 14A filed on March 25, 2022; and

•

PSB’s Current Reports on Form  8-K filed with the SEC on January  18, 2022, February  9, 2022, March  23, 2022 (Item 5.02 only), April  5, 2022 (Item 5.02 only), April  25, 2022, May  2, 2022 (Item 5.07) and May 27, 2022.

We also incorporate by reference into this proxy statement additional documents that PSB may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this proxy statement until the date of the special meeting; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC.

We will provide without charge to each person, including any beneficial owner of shares of Common Stock, to whom a proxy statement is delivered, on written or oral request of that person, a copy of any or all of the documents that we are incorporating by reference into this proxy statement, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A request should be addressed to PS Business Parks, Inc., 701 Western Avenue, Glendale, California 91201, Attention: Adeel Khan, Executive Vice President, Chief Financial Officer and Corporate Secretary, or by telephone at (818) 244-8080.

If you have any questions about this proxy statement, the special meeting or the Mergers, or if you would like additional copies of this proxy statement, please contact us at:

PS Business Parks, Inc.

701 Western Avenue,

Glendale, California 91201

Attention: Adeel Khan, Executive Vice President, Chief Financial Officer and Corporate Secretary

(818) 244-8080

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM, OR IN ADDITION TO, WHAT IS CONTAINED IN THIS PROXY STATEMENT OR IN ANY OF THE MATERIALS THAT ARE INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JUNE 8, 2022. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES, AND THE MAILING OF THIS PROXY STATEMENT TO COMPANY STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Exhibit A

AGREEMENT AND PLAN OF MERGER

DATED AS OF APRIL 24, 2022

BY AND AMONG

PS BUSINESS PARKS, INC.,

PS BUSINESS PARKS, L.P.,

SEQUOIA PARENT LP,

SEQUOIA MERGER SUB I LLC,

AND

SEQUOIA MERGER SUB II LLC

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 24, 2022 is by and among PS Business Parks, Inc., a Maryland corporation (the “Company”), Sequoia Parent LP, a Delaware limited partnership (“Parent”), Sequoia Merger Sub I LLC, a Maryland limited liability company (“Merger Sub I”), Sequoia Merger Sub II LLC, a Maryland limited liability company (“Merger Sub II”), and PS Business Parks, L.P., a California limited partnership (the “Partnership”).

W I T N E S S E T H:

WHEREAS, the parties wish to effect a business combination through (i) a merger of Merger Sub II with and into the Partnership (as converted into a Maryland limited partnership pursuant to Section 5.16), with the Partnership being the surviving entity (the “Partnership Merger”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland Revised Uniform Limited Partnership Act (the “MRULPA”) and the Maryland Limited Liability Company Act (the “MLLCA”) and (ii) immediately following the consummation of the Partnership Merger, a merger of Merger Sub I with and into the Company, with the Company being the surviving entity (the “Company Merger” and, together with the Partnership Merger, the “Mergers”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the MLLCA and the Maryland General Corporation Law (the “MGCL”);

WHEREAS, the Company is the sole general partner of the Partnership through which the Company operates its business, and, as of the date hereof, the Company owns approximately 79.1% of the outstanding common partnership units of the Partnership (the “Common Partnership Units”), 100% of the outstanding 5.25% Series X Cumulative Redeemable Preferred Units of the Partnership (the “Series X Preferred Partnership Units”), 100% of the outstanding 5.20% Series Y Cumulative Redeemable Preferred Units of the Partnership (the “Series Y Preferred Partnership Units”), and 100% of the outstanding 4.875% Series Z Cumulative Redeemable Preferred Partnership Units of the Partnership (the “Series Z Preferred Partnership Units” and, together with the Series X Preferred Partnership Units and the Series Y Preferred Partnership Units, the “Preferred Partnership Units”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has declared the Company Merger advisable, and approved this Agreement, the Company Merger and the other transactions contemplated hereby, on substantially the terms and subject to the conditions set forth herein;

WHEREAS, Parent, as the sole member of Merger Sub I, has approved this Agreement and the Company Merger and determined that it is advisable and in the best interests of Merger Sub I to enter into this Agreement and to consummate the Company Merger on the terms and subject to the conditions set forth herein;

WHEREAS, the Company, as the sole general partner of the Partnership, has approved this Agreement and the Partnership Merger and determined that it is advisable and in the best interests of the Partnership and the limited partners of the Partnership for the Partnership to enter into this Agreement and to consummate the Partnership Merger on the terms and subject to the conditions set forth herein;

WHEREAS, Parent, as the sole member of Merger Sub II, has approved this Agreement and the Partnership Merger and determined that it is advisable and in the best interests of Merger Sub II to enter into this Agreement and to consummate the Partnership Merger on the terms and subject to the conditions set forth herein;

WHEREAS, as an inducement to the Company and the Partnership entering into this Agreement, Blackstone Real Estate Partners IX L.P. (the “Guarantor”) is entering into a guaranty with the Company (the “Guaranty”), pursuant to which the Guarantor is guaranteeing certain obligations of Parent, Merger Sub I and Merger Sub II under this Agreement;

WHEREAS, as a condition to the Parent Parties willingness to enter into the Merger Agreement, concurrently with and subject to the execution and delivery of the Merger Agreement, Public Storage, a

Maryland REIT (“Public Storage”), has entered into a Support Agreement with Parent and for certain limited purposes, the Company (the “Support Agreement”), pursuant to which Public Storage has agreed to, among other things, vote all of the Covered Securities (as defined therein) beneficially owned by it in favor of the approval of the Mergers and the transactions contemplated hereby, subject to the terms and conditions set forth in the Support Agreement; and

WHEREAS, Parent, the Partnership, Merger Sub I, Merger Sub II and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Mergers as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGERS

Section 1.1 The Mergers.

(a) Subject to the terms and conditions of this Agreement, and in accordance with the MRULPA and MLLCA, at the Partnership Merger Effective Time, Merger Sub II and the Partnership shall consummate the Partnership Merger, pursuant to which (i) Merger Sub II shall be merged with and into the Partnership and the separate existence of Merger Sub II shall thereupon cease and (ii) the Partnership shall be the surviving partnership in the Partnership Merger (the “Surviving Partnership”). The Partnership Merger shall have the effects provided in this Agreement and as specified in the MRULPA and MLLCA.

(b) Subject to the terms and conditions of this Agreement, and in accordance with the MLLCA and the MGCL, at the Company Merger Effective Time, the Company and Merger Sub I shall consummate the Company Merger, pursuant to which (i) Merger Sub I shall be merged with and into the Company and the separate existence of Merger Sub I shall thereupon cease and (ii) the Company shall survive the Company Merger (the “Surviving Company”), such that, immediately following the Company Merger, Parent shall be the sole holder of common stock of the Surviving Company. The Company Merger shall have the effects provided in this Agreement and as specified in the MLLCA and the MGCL.

Section 1.2 Governing Documents.

(a) At the Company Merger Effective Time, the name of the Surviving Company shall be “PS Business Parks, Inc.” At the Company Merger Effective Time, the charter of the Company, as in effect immediately prior to the Company Merger Effective Time, shall be amended and restated as set forth on Exhibit C (the “Amended Charter”), which Amended Charter be the charter of the Surviving Company until thereafter amended as provided therein or by applicable Law. The bylaws of the Company, as in effect immediately prior to the Company Merger Effective Time, shall be the bylaws of the Surviving Company until thereafter amended as provided therein or by applicable Law.

(b) At the Partnership Merger Effective Time, the certificate of limited partnership of the Partnership, as in effect immediately prior to the Partnership Merger Effective Time (the “Certificate of Limited Partnership”), shall be the certificate of limited partnership of the Surviving Partnership until thereafter amended as provided therein or by applicable Law. At the Partnership Merger Effective Time, the Partnership Agreement as in effect immediately prior to the Partnership Merger Effective Time (being in the form attached as Exhibit C to the Plan of Conversion) shall be the limited partnership agreement of the Surviving Partnership until thereafter amended as provided therein or by applicable Law.

Section 1.3 Directors, Officers, General Partner and Limited Partners of the Surviving Entities.

(a) The board of directors of the Surviving Company, from and after the Company Merger Effective Time, shall consist of the individuals to be designated by Parent pursuant to a written notice to the Company prior to the Company Merger Effective Time. Each Person elected as a director of the Surviving Company pursuant to the preceding sentence shall remain in office as a director of the Surviving Company until his or her successor is elected and qualified or until his or her earlier resignation or removal.

(b) The officers of the Company immediately prior to the Company Merger Effective Time shall be the officers of the Surviving Company from and after the Company Merger Effective Time, until such time as their resignation or removal or such time as their successors shall be duly elected and qualified.

(c) The Company shall be the sole general partner and a limited partner of the Surviving Partnership following the Partnership Merger Effective Time, entitling the Company to such rights, duties and obligations as are more fully set forth in the Partnership Agreement.

Section 1.4 Effective Times.

(a) On the Closing Date, (i) the Partnership and Merger Sub II shall duly execute and file articles of merger (the “Partnership Merger Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the Laws of the State of Maryland and (ii) the Partnership and Merger Sub II shall make any other filings, recordings or publications required to be made by the Partnership or Merger Sub II under the MRULPA and the MLLCA in connection with the Partnership Merger. The Partnership Merger shall become effective upon the later of the acceptance for record of the Partnership Merger Articles of Merger by the SDAT or on such other date and time (not to exceed thirty (30) days from the date the Partnership Merger Articles of Merger are accepted for record by the SDAT) as may be mutually agreed to by the Company and Parent and specified in the Partnership Merger Articles of Merger in accordance with the MRULPA and MLLCA (such date and time being hereinafter referred to as the “Partnership Merger Effective Time”).

(b) On the Closing Date, (i) the Company and Merger Sub I shall duly execute and file articles of merger (the “Company Merger Articles of Merger”) with the SDAT in accordance with the Laws of the State of Maryland and (ii) Merger Sub I and the Company shall make any other filings, recordings or publications required to be made by the Company or Merger Sub I under the MGCL and the MLLCA in connection with the Company Merger. The Company Merger shall become effective upon the later of the acceptance for record of the Company Merger Articles of Merger by the SDAT or on such other date and time (not to exceed thirty (30) days from the date the Company Merger Articles of Merger are accepted for record by the SDAT) as may be mutually agreed to by the Company and Parent and specified in the Company Merger Articles of Merger in accordance with the MGCL and MLLCA (such date and time being hereinafter referred to as the “Company Merger Effective Time”), it being understood and agreed that the parties shall cause the Company Merger Effective Time to occur immediately after the Partnership Merger Effective Time.

(c) Unless otherwise agreed in writing, the parties shall cause the Company Merger Effective Time and the Partnership Merger Effective Time to occur on the Closing Date, with the Company Merger Effective Time occurring immediately after the Partnership Merger Effective Time as specified in this Section 1.4.

Section 1.5 Closing of the Mergers. The closing of the Mergers (the “Closing”) shall take place at 9:00 am Eastern time on the third Business Day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 or remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time, date and place as may be mutually agreed to in writing by the parties hereto (the “Closing Date”).

Section 1.6 Effects of the Mergers.

(a) The Company Merger shall have the effects set forth in the MLLCA and the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub I shall vest in the Surviving Company, and all debts, liabilities, duties and obligations of the Company and Merger Sub I shall become the debts, liabilities, duties and obligations of the Surviving Company.

(b) The Partnership Merger shall have the effects set forth in the MRULPA and the MLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Partnership Merger Effective Time, all the properties, rights, privileges, powers and franchises of the Partnership and Merger Sub II shall vest in the Surviving Partnership, and all debts, liabilities, duties and obligations of the Partnership and Merger Sub II shall become the debts, liabilities, duties and obligations of the Surviving Partnership.

Section 1.7 Tax Consequences. The parties intend that for U.S. federal, and applicable state and local, income Tax purposes (a) the Company Merger shall be treated as a taxable sale of Company Common Stock in exchange for the Company Share Merger Consideration and (b) the Partnership Merger shall be treated as a taxable sale or redemption of the Common Partnership Units in exchange for the Partnership Unit Merger Consideration. The parties hereto agree not to take any position on any Tax Return that is inconsistent with the foregoing for all U.S. federal, and, if applicable, state and local Tax purposes, except to the extent otherwise required pursuant to a “determination” as defined in Section 1313(a) of the Code.

ARTICLE II

MERGER CONSIDERATION; COMPANY SHARES; COMPANY PREFERRED SHARES; PARTNERSHIP UNITS

Section 2.1 Effect on Company Shares; Effect on Company Preferred Shares.

(a) Limited Liability Company Interests of Merger Sub I. At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any holder thereof, each unit of limited liability company interest in Merger Sub I issued and outstanding immediately prior to the Company Merger Effective Time shall automatically be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Company.

(b) Company Share Merger Consideration; Conversion of Company Shares. At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any holder thereof, each share of Company Common Stock (each, a “Company Share”) (other than any Excluded Shares) issued and outstanding immediately prior to the Company Merger Effective Time, subject to the terms and conditions set forth herein, shall automatically be converted into the right to receive an amount in cash equal to one hundred eighty-seven dollars and fifty cents ($187.50), without interest (the “Per Company Share Merger Consideration”). The aggregate amount of cash payable to holders of Company Shares as the Per Company Share Merger Consideration is hereinafter referred to as the “Company Share Merger Consideration.” The Per Company Share Merger Consideration shall be subject to adjustments as contemplated by Section 2.9 and Section 5.11(a).

Section 2.2 Preferred Shares of the Company.

(a) At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any holder thereof:

(i) (A) each share of Series X Preferred Stock (each, a “Company Series X Preferred Share”) issued and outstanding immediately prior to the Company Merger Effective Time shall be unaffected by the Company Merger and remain outstanding as one share of Series X Preferred Stock of the Surviving Company, and (B) each depositary share issued pursuant to the Series X Deposit Agreement, representing one-thousandth of one Company Series X Preferred Share (each, a “Company Series X Depositary Share”) issued and outstanding immediately prior to the Company Merger Effective Time shall be unaffected by the Company Merger and remain outstanding and represent one-thousandth of one share of Series X Preferred Stock of the Surviving Company;

(ii) each share of Series Y Preferred Stock (each, a “Company Series Y Preferred Share”) issued and outstanding immediately prior to the Company Merger Effective Time shall be unaffected by the Company Merger and remain outstanding as one share of Series Y Preferred Stock of the Surviving Company, and (B) each depositary share issued pursuant to the Series Y Deposit Agreement, representing one-thousandth of one Company Series Y Preferred Share (each, a “Company Series Y Depositary Share”) issued and outstanding immediately prior to the Company Merger Effective Time shall be unaffected by the Company Merger and remain outstanding and represent one-thousandth of one share of Series Y Preferred Stock of the Surviving Company; and

(iii) each share of Series Z Preferred Stock (each, a “Company Series Z Preferred Share” and, together with the Company Series X Preferred Shares and Company Series Y Preferred Shares, the “Company Preferred Shares”) issued and outstanding immediately prior to the Company Merger Effective Time shall be unaffected by the Company Merger and remain outstanding as one share of Series Z Preferred Stock of the Surviving Company, and (B) each depositary share issued pursuant to the Series Z Deposit Agreement, representing one-thousandth of one Company Series Z Preferred Share (each, a “Company Series Z Depositary Share” and, together with the Company Series X Depositary Shares and Company Series Y Depositary Shares, the “Company Depositary Shares”) issued and outstanding immediately prior to the Company Merger Effective Time shall be unaffected by the Company Merger and remain outstanding and represent one-thousandth of one share of Series Z Preferred Stock of the Surviving Company.

(b) Cancellation of Company Shares Owned by Parent, the Company or Merger Sub I. At the Company Merger Effective Time, each issued and outstanding Company Share that is owned by Parent or Merger Sub I or any wholly-owned Subsidiary of Parent, the Company or Merger Sub I immediately prior to the Company Merger Effective Time (collectively, the “Excluded Shares”), if any, shall automatically be canceled and retired and shall cease to exist, and no cash, Per Company Share Merger Consideration or other consideration shall be delivered or deliverable in exchange therefor.

(c) Cancellation of Company Shares. As of the Company Merger Effective Time, all Company Shares issued and outstanding immediately prior to the Company Merger Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Company Share (other than Excluded Shares, if any) shall cease to have any rights with respect to such interest, except the right to receive the Per Company Share Merger Consideration.

Section 2.3 Partnership Unit Merger Consideration; Effect on Partnership Units.

(a) Partnership Unit Merger Consideration. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of any holder thereof, each Common Partnership Unit, other than Excluded Units, issued and outstanding immediately prior to the Partnership Merger Effective Time, subject to the terms and conditions set forth herein, shall be converted into, and shall be canceled in exchange for, the right to receive an amount in cash equal to the Per Company Share Merger Consideration, without interest (the “Per Partnership Unit Merger Consideration”). The aggregate amount of cash payable to holders of Common Partnership Units as the Per Partnership Unit Merger Consideration is herein referred to as the “Partnership Unit Merger Consideration,” and together with the Company Share Merger Consideration, the aggregate Per Company Share Merger Consideration payable in respect of the Company Options pursuant to Section 2.4(a), the Company RSU Awards pursuant to Section 2.4(b), the 2022 EIP Awards pursuant to

Section 2.4(c) and the Deferred Stock Unit Awards pursuant to Section 2.4(d), is herein referred to as the “Merger Consideration”.

(b) Partnership Units Held by the Company. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of the holder of any partnership interest in the Partnership, (i) each “partnership unit” (as defined in the Partnership Agreement) of the Partnership (each a “Partnership Unit”) held by the Company or any wholly owned Subsidiary of the Company immediately prior to the Partnership Merger Effective Time (collectively, the “Continuing Units”) shall be unaffected by the Partnership Merger and shall remain outstanding as a Partnership Unit of the Surviving Partnership held by the Company or relevant wholly owned Subsidiary of the Company.

(c) Cancellation of Parent and Merger Sub II-Owned Partnership Units. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of the holder of any partnership interest in the Partnership, each Partnership Unit held by Parent, Merger Sub II or any of their respective wholly-owned Subsidiaries immediately prior to the Partnership Merger Effective Time (collectively, the “Cancelled Units” and, together with the Continuing Units, the “Excluded Units”) shall automatically be canceled and shall cease to exist, with no consideration to be delivered or deliverable in exchange therefor.

(d) Conversion of Merger Sub II Interests. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of any holder thereof, the limited liability company interests in Merger Sub II shall automatically be converted into such number of validly issued and fully paid Common Partnership Units of the Surviving Partnership as is equal to the number of Common Partnership Units that were converted into the right to receive the Per Partnership Unit Merger Consideration pursuant to Section 2.3(a), which Common Partnership Units of the Surviving Partnership shall be held by Parent.

Section 2.4 Treatment of Equity-Based Awards.

(a) Company Options. Effective immediately prior to the Company Merger Effective Time, each option to purchase Company Shares (each, a “Company Option”) that is outstanding immediately prior to the Company Merger Effective Time shall automatically be cancelled, with the holder of such Company Option becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to (i) the number of Company Shares subject to the Company Option immediately prior to the Company Merger Effective Time multiplied by (ii) the excess (if any) of the Per Company Share Merger Consideration over the per share exercise price applicable to the Company Option (less any applicable income and employment withholding Taxes). In the event that the exercise price of a Company Option exceeds the Per Company Share Merger Consideration, such Company Option shall be cancelled for no consideration.

(b) Company Restricted Stock Units. Effective immediately prior to the Company Merger Effective Time, each award of restricted stock units (each, a “Company RSU Award”) granted under a Company Stock Incentive Plan that is outstanding immediately prior to the Company Merger Effective Time shall be cancelled, with the holder of each such Company RSU Award becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to (i) the number of Company Shares subject to the Company RSU Award immediately prior to the Company Merger Effective Time multiplied by (ii) the Per Company Share Merger Consideration (less any applicable income and employment withholding Taxes).

(c) Company EIP Awards. Effective immediately prior to the Company Merger Effective Time, each award approved under the Company 2022 Equity Incentive Plan Awards Program (each, a “2022 EIP Award”) as set forth in Section 2.4(c) of the Company Disclosure Letter shall be cancelled, with the holder of each such 2022 EIP Award becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash as set forth in Section 2.4(c) of the Company Disclosure Letter (less any applicable income and employment withholding Taxes).

(d) Deferred Stock Unit Awards. All deferred stock units governed under the Retirement Plan (the “Deferred Stock Unit Awards”), and any accrued dividend equivalents in participant accounts under the Retirement Plan, shall, as of immediately before the Company Merger Effective Time, become vested and no longer subject to restrictions. All Deferred Stock Unit Awards shall, at the Company Merger Effective Time, be converted into a right of the holder to receive a cash amount equal to the product of (i) the number of Company Shares subject to the Deferred Stock Unit Awards immediately before the Company Merger Effective Time and (ii) the Per Company Share Merger Consideration, and shall cease to represent a right to receive a number of Company Shares or cash equal to or based on the value of a number of Company Shares.

(e) Cash amounts payable to (i) employees pursuant to Section 2.4(a), Section 2.4(b) and Section 2.4(c) shall be paid through the Company’s payroll, less any applicable income and employment withholding Taxes, and (ii) non-employee directors pursuant to Section 2.4(a) and Section 2.4(d) shall be paid by check, less any applicable income and employment withholding Taxes, in each case within five (5) Business Days following the Company Merger Effective Time (or, in the case of Section 2.4(b) and Section 2.4(d), at such time as necessary to avoid a violation and/or adverse tax consequences under Section 409A of the Code).

(f) Prior to the Partnership Merger Effective Time, the Company Board (or a committee thereof) shall adopt resolutions approving the treatment of the Company Options, Company RSU Awards, 2022 EIP Awards and Deferred Stock Unit Awards contemplated by this Section  2.4 and the termination of each of the Company Stock Incentive Plan and the Retirement Plan.

Section 2.5 Exchange of Certificates.

(a) Paying Agent. Prior to the Partnership Merger Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as Paying Agent (the “Paying Agent”) and enter into an agreement with the Paying Agent with respect thereto, in form and substance reasonably acceptable to the Company, for the payment or exchange in accordance with this Article II of the Merger Consideration (other than any payments in respect of Company Options, Company RSU Awards, 2022 EIP Awards and Deferred Stock Unit Awards). At or prior to the Partnership Merger Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent, for the benefit of the holders of the Company Shares and the Common Partnership Units, the Merger Consideration, less the Per Company Share Merger Consideration to be paid in respect of Company Options, Company RSU Awards, 2022 EIP Awards, and Deferred Stock Unit Awards, which amounts in respect of Company Options, Company RSU Awards, 2022 EIP Awards, and Deferred Stock Unit Awards shall be paid or delivered directly to the Surviving Company (the Merger Consideration so deposited being referred to herein as the “Exchange Fund”). The Paying Agent shall make payments of the Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose other than a purpose expressly provided for in this Agreement. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving Company.

(b) Share and Unit Transfer Books. On the Closing Date, the share transfer books of the Company and the unit transfer books of the Partnership shall be closed and thereafter there shall be no further registration of transfers of the Company Shares or Common Partnership Units. From and after the Closing Date, the holders of any certificates (each such certificate, a “Certificate”) representing ownership of the Company Shares or Common Partnership Units outstanding immediately prior to the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable, or any book-entry shares (each such book-entry share, a “Book-Entry Share”) or book-entry units (each such book-entry unit, a “Book-Entry Unit”) representing Company Shares or Common Partnership Units outstanding immediately prior to the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable, shall cease to have rights with respect to such shares or units, as applicable, except as otherwise provided for herein. On or after the Closing Date, any Certificates, Book-Entry Shares or Book-Entry Units presented to the Paying Agent, the Surviving Company or the Surviving Partnership in accordance with this Agreement shall be exchanged for the Per Company Share Merger Consideration or the Per Partnership Unit Merger Consideration, as applicable, with respect to the Company Shares or Common Partnership Units formerly represented thereby.

Section 2.6 Exchange Procedures.

(a) Procedure. As soon as practicable after the Closing Date (but in any event within five (5) Business Days), the Surviving Company shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates that, immediately prior to the Company Merger Effective Time, represented outstanding Company Shares or that, immediately prior to the Partnership Merger Effective Time, represented Common Partnership Units, which were converted into the right to receive or be exchanged for the Per Company Share Merger Consideration or the Per Partnership Unit Merger Consideration, as applicable, pursuant to Section 2.1 and Section 2.3: (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass to the Paying Agent, only upon delivery of the Certificates or affidavits of loss in lieu thereof in accordance with Section 2.6(f) to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent and the Company may mutually agree and specify) and (y) instructions for use in effecting the surrender of the Certificates in exchange for the Per Company Share Merger Consideration or Per Partnership Unit Merger Consideration, as applicable, to which the holder thereof is entitled. Upon surrender of a Certificate for cancellation or affidavits of loss in lieu thereof in accordance with Section 2.6(f) to the Paying Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Parent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Per Company Share Merger Consideration or the Per Partnership Unit Merger Consideration, as applicable, payable in respect of the Company Shares or Common Partnership Units, as applicable, previously represented by such Certificate pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Shares or Common Partnership Units to a Person that is not registered in the transfer records of the Company or Partnership, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Notwithstanding anything to the contrary contained in this Agreement, no holder of Book-Entry Shares or Book-Entry Units shall be required to deliver a Certificate or letter of transmittal or surrender such Book-Entry Shares or Book-Entry Units to the Paying Agent. In lieu thereof, the holder of such Book-Entry Shares or Book-Entry Units shall automatically upon the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable, be entitled to receive in exchange therefor the Per Company Share Merger Consideration or the Per Partnership Unit Merger Consideration, as applicable, payable in respect of the Company Shares or Common Partnership Units, as applicable, previously represented by such Book-Entry Shares or Book-Entry Units pursuant to the provisions of this Article II. Until surrendered, in the case of a Certificate, or paid, in the case of a Book-Entry Share or Book-Entry Unit, in each case, as contemplated by this Section 2.6, each Certificate, Book-Entry Share or Book-Entry Unit shall be deemed at any time after the Closing Date to represent only the right to receive, upon such surrender, the Per Company Share Merger Consideration or the Per Partnership Unit Merger Consideration, as applicable, as contemplated by this Article II. No interest shall be paid or accrue for the benefit of the holders of the Certificates, Book-Entry Shares or Book-Entry Units on any cash payable hereunder.

(b) No Further Ownership Rights in the Company Shares or Common Partnership Units. On the Closing Date, holders of Company Shares or Common Partnership Units that are converted into the right to receive Per Company Share Merger Consideration or Per Partnership Unit Merger Consideration, as applicable, shall cease to be, and shall have no rights as, shareholders of the Company or limited partners of the Partnership other than the right to receive the Per Company Share Merger Consideration or the Per Partnership Unit Merger Consideration, as applicable, as provided under this Article II. The Per Company Share Merger Consideration or the Per Partnership Unit Merger Consideration, as applicable, paid or delivered or issued upon the surrender for exchange of Certificates representing Company Shares or Common Partnership Units, or automatically in the case of Book-Entry Shares or Book-Entry Units, in accordance with the terms of this Article II shall be deemed to have been paid, delivered or issued, as the case may be, in full satisfaction of all rights and privileges pertaining to the Company Shares or Common Partnership Units, as applicable, exchanged therefor.

(c) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates, Book-Entry Shares or Book-Entry Units for twelve (12) months after the Closing Date shall be delivered to the Surviving Company and any holders of Company Shares or Common Partnership Units prior to the Company Merger Effective Time or Partnership Merger Effective Time, as applicable, who have not theretofore complied with this Article II shall thereafter look only to the Surviving Company and only as general creditors thereof for payment of the Per Company Share Merger Consideration or the Per Partnership Unit Merger Consideration, as applicable, upon compliance with the procedures set forth in Section 2.6(a) and subject to Section 2.6(d).

(d) No Liability. None of Parent, Merger Sub I, the Surviving Company, the Partnership, Merger Sub II, the Surviving Partnership, the Company or the Paying Agent, or any employee, officer, trustee, director, agent or affiliate thereof, shall be liable to any Person in respect of Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of the Certificates, Book-Entry Shares or Book-Entry Units immediately prior to the time at which such amounts would otherwise escheat to, or become the property of, any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(e) Investment of Exchange Fund. After the Closing Date, the Paying Agent shall invest any cash included in the Exchange Fund as directed by the Surviving Company. Any interest and other income resulting from such investments shall be paid to the Surviving Company. Until the termination of the Exchange Fund pursuant to Section 2.6(c), to the extent that there are losses with respect to such investments, or the cash portion of the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Company Share Merger Consideration or the Partnership Unit Merger Consideration as contemplated hereby, the Surviving Company shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make all such payments.

(f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed to the reasonable satisfaction of Parent and the Paying Agent and the taking of such other actions as may be reasonably requested by the Paying Agent, the Paying Agent (or, if subsequent to the termination of the Exchange Fund pursuant to, and subject to Section 2.6(c), the Surviving Company) will issue, in exchange for such lost, stolen or destroyed Certificate, the Per Company Share Merger Consideration or the Per Partnership Unit Merger Consideration, as applicable, payable in respect thereof, in accordance with this Agreement.

Section 2.7 Withholding Rights. Each of the Company, the Surviving Company, the Partnership, the Surviving Partnership, Parent, Merger Sub I, Merger Sub II, the Paying Agent (and any affiliates or designees of the foregoing) and any other applicable withholding agent, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment (and, with respect to the Company Options, the Company RSU Awards, the 2022 EIP Awards and the Deferred Stock Unit Awards, the vesting and/or cancellation of such Company Options, Company RSU Awards, 2022 EIP Awards and Deferred Stock Unit Awards as set forth in Section 2.4) under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted and withheld by the Company, the Surviving Company, the Partnership, the Surviving Partnership, Parent, Merger Sub I, Merger Sub II, the Paying Agent (or any affiliates or designees of the foregoing) or any other applicable withholding agent, as applicable, and paid over to the appropriate Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.8 Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Mergers.

Section 2.9 Adjustment of Certain Merger Consideration. In the event that, subsequent to the date of this Agreement but prior to the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable, the Company Shares or the Partnership Units issued and outstanding shall, through a reorganization, recapitalization, reclassification, share dividend, share split, reverse share split or other similar change in the capitalization of the Company or the Partnership, as applicable, increase or decrease in number or be changed into or exchanged for a different kind or number of securities, then an appropriate and proportionate adjustment shall be made to the Per Company Share Merger Consideration and the Per Partnership Unit Merger Consideration, as applicable, to provide the holders the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing set forth in this Section 2.9 shall be construed to supersede or in any way limit the prohibitions set forth in Section 5.1 hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

Except (a) as disclosed in the Company SEC Documents furnished or filed prior to the date hereof (other than disclosures in the “Risk Factors” sections of any such filings and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature), or (b) as disclosed in the separate disclosure letter which has been delivered by the Company to Parent in connection with the execution and delivery of this Agreement, including the documents attached to or incorporated by reference in such disclosure letter (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall also be deemed to be disclosed with respect to any other section or subsection in this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), the Company and the Partnership hereby jointly and severally represent and warrant to Parent, Merger Sub I and Merger Sub II as follows:

Section 3.1 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland. The Partnership is (i) as of the date hereof a limited partnership duly formed, validly existing and in good standing under the Laws of the State of California and (ii) as of the Closing will be a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Maryland. Each other Company Subsidiary is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept), as applicable, under the Laws of the jurisdiction of its incorporation or organization, except where the failure to be so existing and in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary has requisite corporate or other legal entity, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction (with respect to jurisdictions that recognize such concept) where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has made available to Parent true and complete copies of (i) the charter of the Company (the “Company Charter”), (ii) the Bylaws of the Company (the “Company Bylaws”), (iii) the Partnership Agreement, (iv) the Certificate of Limited Partnership, and (v) each Deposit Agreement, in each case as in effect as of the date hereof and together with all amendments thereto. Each of the Company Charter, the Company Bylaws, the Partnership Agreement, the Certificate of Limited Partnership and the Deposit Agreements was duly adopted and is in full force and effect, and neither the Company nor the Partnership is in violation in any material respect of any of the provisions of such documents.

(c) Section 3.1(c) of the Company Disclosure Letter sets forth, as of the date hereof, a complete list of each Company Subsidiary, together with its jurisdiction of organization or incorporation and the ownership interest (and percentage interest) of the Company or a Company Subsidiary and any other Person, as applicable, in such Company Subsidiary.

(d) Section 3.1(d) of the Company Disclosure Letter sets forth, as of the date hereof, a complete list of Persons, other than the Company Subsidiaries, in which the Company or any Company Subsidiary has an equity interest as of the date of this Agreement recorded on the Company’s most recent balance sheet in an amount in excess of $2,000,000, together with the Company’s or applicable Company Subsidiary’s ownership interests and stated percentage interests in each such entity.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 250,000,000 shares of stock, consisting of (x) 100,000,000 shares of Common Stock, par value $0.01 per share (the “Company Common Stock”), (y) 100,000,000 shares of Equity Stock, par value $0.01 per share (the “Equity Stock”) and (z) 50,000,000 shares of Preferred Stock, par value $0.01 per share (the “Company Preferred Stock”) of which 9,200 shares are designated 5.25% Cumulative Preferred Stock, Series X, par value $0.01 per share (the “Series X Preferred Stock”), 8,000 shares are designated 5.20% Cumulative Preferred Stock, Series Y, par value $0.01 per share (the “Series Y Preferred Stock”), and 13,000 shares are designated as 4.875% Cumulative Preferred Stock, Series Z, par value $0.01 per share (the “Series Z Preferred Stock” and, together with the Series X Preferred Stock and the Series Y Preferred Stock, the “Company Preferred Stock”). As of the close of business on April 21, 2022 (the “Capitalization Date”), (i) 27,627,443 shares of Company Common Stock were issued and outstanding, (ii) no shares of Equity Stock were issued and outstanding, (iii) 9,200 shares of Series X Preferred Stock were issued and outstanding, (iv) 9,200,000 Company Series X Depositary Shares were issued and outstanding, each representing one-thousandth of one Company Series X Preferred Share, (v) 8,000 shares of Series Y Preferred Stock were issued and outstanding, (vi) 8,000,000 Company Series Y Depositary Shares were issued and outstanding, each representing one-thousandth of one Company Series Y Preferred Share, (vii) 13,000 shares of Series Z Preferred Stock were issued and outstanding and (viii) 13,000,000 Company Series Z Depositary Shares were issued and outstanding, each representing one-thousandth of one Company Series Z Preferred Share. All of the shares of Company Common Stock and Company Preferred Stock are duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights, and all of the Company Depositary Shares were issued in accordance with the applicable Deposit Agreement.

(b) As of the Capitalization Date, except as provided in Section 3.2(a), this Section 3.2(b) and Section 3.2(g), the Company had no shares of Company Common Stock, Equity Stock or Company Preferred Stock (or depositary shares in respect thereof) reserved for issuance, except as set forth in Section 3.2(b) of the Company Disclosure Letter. As of the Capitalization Date, (i) 132,167 shares of Company Common Stock were subject to outstanding Company Options; (ii) 85,270 shares of Company Common Stock were subject to outstanding Company RSU Awards; (iii) 100,000 shares of Company Common Stock were subject to outstanding Deferred Stock Unit Awards and (iv) the aggregate target number of Company Shares potentially issuable with respect to the 2022 EIP Awards is 48,020.

(c) The Company has provided to Parent a true and complete list of each Company Option, Company RSU Award and Deferred Stock Unit Award outstanding as of the Capitalization Date, each 2022 EIP Award approved as of the Capitalization Date and, in each case, (i) the holder thereof, (ii) the number and class of Company Shares subject thereto, (iii) the grant date, (iv) the extent to which such award is vested as of the Capitalization Date and the times and extent to which such award is scheduled to become vested, and (v) the exercise price per Company Share, in the case of a Company Option. All Company Shares to be issued pursuant to any Company Option, Company RSU Awards or Deferred Stock Unit Award shall be, when issued, duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights.

(d) As of the date hereof, except as provided in Section 3.2(a), Section 3.2(b) and Section 3.2(g), and except as set forth in Section 3.2(d) of the Company Disclosure Letter, there are no (i) outstanding securities of the Company or any Company Subsidiary convertible into or exchangeable for one or more shares of the share capital of, or other equity or voting interests in, the Company or any Company Subsidiary, (ii) options, warrants or other rights or securities issued or granted by the Company or any Company Subsidiary relating to or based on the value of the equity securities of the Company or any Company Subsidiary, (iii) Contracts that are binding on the Company or any Company Subsidiary that obligate the Company or any Company Subsidiary to issue, acquire, sell, redeem, exchange or convert any capital shares of, or other equity interests in, the Company or any Company Subsidiary, or (iv) outstanding restricted stock, restricted stock units, stock appreciation rights, performance shares, performance units, deferred stock units, contingent value rights, “phantom” stock or similar rights issued or granted by the Company or any Company Subsidiary that are linked to the value of the Company Common Stock. Since the Capitalization Date through the date hereof, the Company and the Partnership have not issued any Company Shares, shares of Equity Stock, Company Preferred Shares, Company Depositary Shares, Partnership Units or other equity security (other than Company Shares issued in respect of Company Options, Company RSU Awards, or Deferred Stock Unit Awards outstanding prior to such date). The Company does not have a shareholder rights plan in place. Except as set forth in Section 3.2(d) of the Company Disclosure Letter, the Company has not exempted any Person from the “Ownership Limit” (including any increased “Ownership Limit” for such Person) as such term is defined in the Company Charter, which exemption remains in effect. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any of the Company Subsidiaries having the right to vote on any matters on which holders of capital stock or other equity interests of the Company or any of the Company Subsidiaries may vote. None of the Company Subsidiaries owns any Company Shares.

(e) Except as provided in Section 3.2(g) and except as set forth in Section 3.2(e) of the Company Disclosure Letter, the Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of share capital or other equity securities of each of the Company Subsidiaries, free and clear of any Liens other than transfer and other restrictions under applicable federal and state securities Laws and restrictions in the organizational documents of the Company or any Company Subsidiary, and all of such outstanding shares or other equity securities have been duly authorized and validly issued and are fully paid, nonassessable (as applicable) and free of preemptive rights. Except (i) pursuant to the Company Charter, (ii) pursuant to the Partnership Agreement, (iii) for equity securities and other instruments (including loans) in wholly owned Company Subsidiaries and (iv) as set forth in Section 3.2(e) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has any obligation to acquire any equity interest in another Person, or to make any investment (in each case, in the form of a loan, capital contribution or similar transaction) in, any other Person (including any Company Subsidiary).

(f) Except as set forth in Section 3.2(f) of the Company Disclosure Letter and for transfer restrictions in the organizational documents of the Company or any Company Subsidiary (and for the avoidance of doubt excluding the Support Agreement), neither the Company nor any of the Company Subsidiaries is a party to any Contract with respect to the voting of, that restricts the transfer of or that provides registration rights in respect of, any capital shares or other voting securities or equity interests of the Company or any of the Company Subsidiaries.

(g) The Company is the sole general partner of the Partnership. As of the Capitalization Date, the Company held 27,627,443 Common Partnership Units, 9,200,000 Series X Preferred Partnership Units,

8,000,000 Series Y Preferred Partnership Units and 13,000,000 Series Z Preferred Partnership Units. In addition to the Partnership Units held by the Company, as of the Capitalization Date, 7,305,355 Common Partnership Units were issued and outstanding and held by Persons other than the Company, and each such Common Partnership Unit is redeemable in accordance with the Partnership Agreement in exchange for one Company Share or cash, at the Company’s election. No Partnership Units are held by any Subsidiary of the Company. Section 3.2(g) of the Company Disclosure Letter sets forth a list as of the Capitalization Date of all holders of the Partnership Units (other than the Company) and the number and type of Partnership Units held by each such holder. Other than the foregoing, as of the Capitalization Date, no other Partnership Units or other equity interests in the Partnership are issued and outstanding. Since the Capitalization Date through the date hereof, the Partnership has not issued any Partnership Units or other equity security (other than Partnership Units issued to the Company in connection with the issuance of Company Shares described in the second sentence of Section 3.2(d)). Except as set forth in Section 3.2(g) of the Company Disclosure Letter, there are no existing options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate the Partnership to issue, transfer or sell any partnership interests of the Partnership or any securities convertible into or exchangeable for any partnership interests of the Partnership. Except as set forth in Section 3.2(g) of the Company Disclosure Letter and except for the redemption requirements in accordance with the Partnership Agreement, there are no outstanding contractual obligations of the Partnership to issue, repurchase, redeem or otherwise acquire any partnership interests of the Partnership or any other securities convertible into or exchangeable for any partnership interest in the Partnership. Except as set forth in Section 3.2(g) of the Company Disclosure Letter, the Partnership Units that are owned by the Company are free and clear of any Liens other than any transfer and other restrictions under applicable federal and state securities Laws or the Partnership Agreement.

(h) As of the date of this Agreement, there is no outstanding Indebtedness for borrowed money of the Company and the Company Subsidiaries (excluding intercompany Indebtedness among the Company and the Company Subsidiaries or among the Company Subsidiaries) in excess of $10,000,000 in principal amount, other than Indebtedness in the principal amounts (rounded to the nearest one hundred thousand dollars) identified by instrument in Section 3.2(h) of the Company Disclosure Letter.

Section 3.3 Authority.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Company Requisite Vote, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company Board and, other than the Company Requisite Vote and the filing of the Company Merger Articles of Merger with the SDAT, no additional corporate proceedings on the part of the Company or any Company Subsidiary (other than the Partnership as described in Section 3.3(b)) are necessary to authorize the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby by the Company. This Agreement has been duly executed and delivered by the Company and (assuming the due authorization, execution and delivery of this Agreement by each of Parent, Merger Sub I and Merger Sub II) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws of general application, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (clauses (i) and (ii) collectively, the “Bankruptcy and Equity Exception”).

(b) The Partnership has the requisite power and authority to execute and deliver this Agreement and, subject to the receipt of the Partnership Requisite Vote, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Partnership and the consummation by the Partnership of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Partnership and the Company in its capacity as the sole general partner of the Partnership and, other than (i) the Partnership Requisite Vote, (ii) the filing of a certificate of conversion with the Secretary of State of the State of California (“CSOS”), articles of conversion with the SDAT, and the filing of a certificate of limited partnership with the SDAT, in each case of this clause (ii) in connection with the Partnership Conversion and (iii) the filing of the Partnership Merger Articles of Merger with the SDAT, no additional proceedings on the part of the Partnership are necessary to authorize the execution, delivery and performance by the Partnership of this Agreement or the consummation of the transactions contemplated hereby by the Partnership. This Agreement has been duly executed and delivered by the Partnership and (assuming the due authorization, execution and delivery of this Agreement by each of Parent, Merger Sub I and Merger Sub II) constitutes the valid and binding obligation of the Partnership enforceable against the Partnership in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) The Company Board has unanimously (i) approved and declared advisable the Mergers and the other transactions contemplated by this Agreement, (ii) approved the execution, delivery and performance of this Agreement and, subject to obtaining the Company Requisite Vote and the Partnership Requisite Vote, the consummation by the Company of the transactions contemplated hereby, including the Mergers, (iii) directed that, subject to the terms and conditions of this Agreement, the Company Merger be submitted to the shareholders of the Company for their approval and (iv) resolved, subject to the terms and conditions of this Agreement, to recommend the approval of the Company Merger by the shareholders of the Company, in each case, by resolutions duly adopted, which resolutions, except as permitted under Section 5.6, have not been subsequently rescinded, withdrawn or modified in a manner adverse to Parent.

(d) The Partnership has adopted the Plan of Conversion attached as Exhibit D hereto (as may be amended by the Company and the Partnership in accordance with the terms of this Agreement) (the “Plan of Conversion”), which has been approved and adopted by all the partners thereto in accordance with the California Revised Uniform Limited Partnership Act (the “CRULPA”) and the MRULPA. The Plan of Conversion is in full force and effect and has not been subsequently rescinded, withdrawn or modified.

Section 3.4 No Conflict; Required Filings and Consents.

(a) None of the execution, delivery or performance of this Agreement by the Company or the Partnership or the consummation by the Company or the Partnership of the transactions contemplated by this Agreement will: (i) subject to obtaining the Company Requisite Vote and the Partnership Requisite Vote, conflict with or violate any provision of the Company Charter, the Company Bylaws, the Certificate of Limited Partnership, the Partnership Agreement or the Deposit Agreements, as applicable; (ii) (A) conflict with or violate any provision of the organizational documents of any Company Subsidiary (other than the Partnership) and (B) assuming that all consents, approvals and authorizations described in Section 3.4(b) have been obtained and all filings and notifications described in Section 3.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary, or any of their respective properties or assets; or (iii) require any consent, or approval under, violate, conflict with, result in any breach of, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration, cancellation, purchase or sale under or result in the triggering of any payment or creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets (including rights) of the Company or any Company Subsidiary, pursuant to, any Contract to which the Company or any Company Subsidiary is a party (or by which any of their respective properties or assets (including rights) are bound) or any Company Permit, except, with respect to clauses (ii) and (iii), (x) as set forth in Section 3.4(a) of the Company Disclosure Letter, (y) as contemplated by Section 2.4 or (z) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) None of the execution, delivery or performance of this Agreement by the Company or the Partnership or the consummation by the Company or the Partnership of the transactions contemplated by this

Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity by the Company or any Company Subsidiary or with respect to any of their respective properties or assets, other than (i) the filing of a certificate of conversion with the CSOS, articles of conversion with the SDAT, and the filing of a certificate of limited partnership with the SDAT, in each case of this clause (i) in connection with the Partnership Conversion, (ii) the filing and acceptance for record of the Company Merger Articles of Merger with the SDAT, (iii) the filing and acceptance for record of the Partnership Merger Articles of Merger with the SDAT, (iv) compliance with, and such filings as may be required under, Environmental Laws, (v) compliance with the applicable requirements of the Exchange Act, (vi) filings as may be required under the rules and regulations of the New York Stock Exchange, (vii) compliance with any applicable federal or state securities or “blue sky” Laws, (viii) such consents, approvals, authorizations, permits, filings, registrations or notifications as may be required as a result of the identity of Parent or any of its affiliates, (ix) such filings as may be required in connection with the payment of any transfer and gain Taxes and (x) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.5 Company SEC Documents; Financial Statements.

(a) Since January 1, 2020, the Company has filed with or otherwise furnished to the SEC all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company with the SEC, as they may have been supplemented, modified or amended since the time of filing, including those filed or furnished subsequent to the date hereof, collectively, the “Company SEC Documents”). As of their respective filing (or furnishing) dates or, if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment, the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with all applicable requirements of the Exchange Act or the Securities Act, as the case may be, in each case as in effect on the date each such document was filed with or furnished to the SEC. As of the date hereof, none of the Company Subsidiaries is currently subject to the periodic reporting requirements of the Exchange Act. The Company has made available to Parent all comment letters and all material correspondence between the SEC, on the one hand, and the Company or the Partnership, on the other hand, since January 1, 2020. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents filed or furnished by the Company or the Partnership with the SEC and, as of the date hereof, to the Company’s knowledge, none of the Company SEC Documents is the subject of ongoing SEC review. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of the New York Stock Exchange. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including, in each case, any notes and schedules thereto) and the consolidated Company Subsidiaries included in or incorporated by reference into the Company SEC Documents (collectively, the “Company Financial Statements”) (i) were prepared in accordance with generally accepted accounting principles as applied in the United States (“GAAP”) (as in effect in the United States on the date of such Company Financial Statement) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by SEC rules and regulations) and (ii) present fairly, in all material respects, the financial position of the Company and the consolidated Company Subsidiaries and the results of their operations and their cash flows as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal year-end adjustments).

(b) The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) intended to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries. The Company has designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurance that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure.

Section 3.6 Information Supplied. The Proxy Statement will not, at the time the Proxy Statement is first mailed to the Company’s shareholders, at the time of the Company Shareholders’ Meeting or at the time of any amendment or supplement thereof, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the Company or the Company Subsidiaries or other information supplied by the Company for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company or the Partnership with respect to statements made or incorporated by reference therein based on information supplied by Parent, Merger Sub I, Merger Sub II or any of their Representatives specifically for inclusion (or incorporation by reference) in the Proxy Statement.

Section 3.7 Absence of Certain Changes. Except as otherwise contemplated by this Agreement or set forth on Section 3.7 to the Company Disclosure Letter, since December 31, 2021 through the date hereof, (a) the Company, the Partnership and the Company Subsidiaries, taken as a whole, have conducted their respective businesses in all material respects in the ordinary course of business, (b) there have not been any changes, events, state of facts or developments, that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect and (c) except for regular quarterly cash dividends or cash distributions on the Company Shares, Company Preferred Shares, Company Depositary Shares, Preferred Partnership Units and Common Partnership Units, there has not been any declaration, setting aside for payment or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Shares, Company Preferred Shares, Company Depositary Shares, Common Partnership Units or Preferred Partnership Units.

Section 3.8 Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has, or is subject to, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) of a type required by GAAP as in effect on the date hereof to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, other than liabilities and obligations (a) disclosed, reflected, reserved against or provided for in the consolidated balance sheet of the Company as of December 31, 2021 or in the notes thereto, (b) incurred in the ordinary course of business in all material respects since December 31, 2021, (c) incurred or permitted to be incurred under this Agreement or incurred in connection with the transactions contemplated hereby, or (d) that otherwise would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.9 Permits; Compliance with Laws.

(a) The Company and each Company Subsidiary is in possession of all franchises, authorizations, licenses, permits, certificates, variances, exemptions, approvals and orders of any Governmental Entity (each, a “Permit”) necessary for the Company and each Company Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted as of the date hereof (the “Company Permits”), and all such Company Permits are in full force and effect, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any Company Permits is pending or, to the knowledge of the Company, threatened in writing and no such suspension or cancellation will result from the transactions contemplated by this Agreement, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The Company and each of the Company Subsidiaries is in compliance with all Laws applicable to the Company, the Company Subsidiaries and their respective businesses and properties or assets, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no investigation, review or proceeding by any Governmental Entity with respect to the Company or any of the Company Subsidiaries or their operations is pending or, to the Company’s knowledge, threatened in writing, and, to the Company’s knowledge, no Governmental Entity has indicated an intention to conduct the same.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries, nor, to the Company’s knowledge, any director, officer or employee of the Company or any of the Company Subsidiaries, has (i) knowingly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government employee or official or any other Person, or (iii) taken any action, directly or indirectly, that would constitute a violation in any material respect by such Persons of the Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA.

Section 3.10 Litigation. Except as set forth in Section 3.10 of the Company Disclosure Letter and except for shareholder or derivative litigation that may be brought relating to this Agreement or the transactions contemplated hereby or events leading up to this Agreement, there is no suit, claim, action, investigation or proceeding which is against the Company or any Company Subsidiary (or any of their properties or assets) pending or, to the knowledge of the Company, threatened in writing that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction, judgment or decree of any Governmental Entity or arbitrator unrelated to this Agreement that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. As of immediately prior to the date of this Agreement, there is no suit, claim, action or proceeding to which the Company or any Company Subsidiary is a party pending or, to the knowledge of the Company, threatened in writing seeking to prevent, hinder, modify, delay or challenge the Mergers or any of the other transactions contemplated by this Agreement.

Section 3.11 Employee Benefits.

(a) Section 3.11(a) of the Company Disclosure Letter sets forth, as of the date hereof, a list of all material “employee benefit plans,” as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974 (“ERISA”), and all other material employee benefit plans or other benefit arrangements or payroll practices including bonus plans, fringe benefits, executive compensation, consulting or other compensation agreements, change in control agreements, incentive, equity or equity-based compensation, deferred compensation arrangements, share purchase, severance pay, sick leave, vacation pay, salary continuation, hospitalization, medical benefits, life insurance, other welfare benefits, cafeteria, scholarship programs, directors’ benefit, bonus or other incentive compensation, which the Company or any Company Subsidiary or ERISA Affiliate sponsors, maintains, contributes to or has any obligation to contribute to or with respect to which the Company or any Company Subsidiary or ERISA Affiliate has any direct or indirect liability (each a “Company Employee Benefit Plan” and collectively, the “Company Employee Benefit Plans”).

(b) None of the Company Employee Benefit Plans is or has been subject to Title IV of ERISA, or is or has been subject to Sections 4063 or 4064 of ERISA, nor is the Company, any Company Subsidiary or any ERISA Affiliate obligated to contribute (and such entities have not, in the past six (6) years, had an obligation to contribute) to a multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”). Neither the Company nor any ERISA Affiliate has incurred any present or contingent liability under Title IV of ERISA, nor does any condition exist which would reasonably be expected to result in any such liability.

(c) Correct and complete copies of the following documents, with respect to each of the Company Employee Benefit Plans (other than a Multiemployer Plan, of which there are none) have been made available to Parent by the Company: (i) plan and related trust documents, and amendments thereto; (ii) the most recent Form 5500 and schedules thereto, if applicable; (iii) the most recent Internal Revenue Service (“IRS”) determination letter, if any; (iv) the current summary plan description and any material modifications thereto, if applicable; (v) the most recent financial statements and actuarial valuations, if applicable; and (vi) all material correspondence regarding the Company Employee Benefit Plan with any Governmental Entity.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its ERISA Affiliates have performed all obligations required to be performed by them under all Company Employee Benefit Plans; (ii) the Company Employee Benefit Plans have been administered in compliance with their terms and the requirements of applicable Laws; (iii) all contributions and premium payments (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Employee Benefit Plans, including to any funds or trusts established thereunder or in connection therewith, have been made by the due date thereof, or to the extent not yet due, will have been paid, or accrued in accordance with GAAP, prior to the Company Merger Effective Time; (iv) there are no actions, suits, arbitrations, investigations, audits or claims (other than routine claims for benefits) filed, or to the Company’s knowledge, threatened in writing with respect to any Company Employee Benefit Plan; (v) the Company and its ERISA Affiliates have no liability as a result of any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) for any excise Tax or civil penalty; and (vi) none of the Company Employee Benefit Plans provide for continuing post-employment health, life insurance coverage or other welfare benefits for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), or similar state Law, or except with respect to a contractual obligation to reimburse any premiums such Person may pay in order to obtain health coverage under COBRA.

(e) Each of the Company Employee Benefit Plans which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable opinion letter or determination letter from the IRS and, to the Company’s knowledge, there is no fact which would adversely affect the qualified status of any such Company Employee Benefit Plan or the exemption of such trust.

(f) Except as set forth in Section 3.11(f) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Mergers will (either alone or in combination with any other event) (i) result in any compensatory payment becoming due, or increase the amount of compensation due, to any current or former Service Provider; (ii) increase any benefits otherwise payable under any Company Employee Benefit Plan; or (iii) result in the acceleration of the time of payment (including the funding of a trust) or vesting of any compensation or benefits from the Company or any Company Subsidiary to any current or former Service Provider. Without limiting the generality of the foregoing, except as set forth in Section 3.11(f) of the Company Disclosure Letter, no amount payable to any current or former Service Provider (whether in cash or property or as a result of accelerated vesting) as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event) would be nondeductible under Section 280G of the Code. Neither the Company nor any Company Subsidiary has any obligations to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any Taxes incurred by such Service Provider, including Taxes incurred under Section 409A or 4999 of the Code, or any interest or penalty related thereto.

Section 3.12 Labor Matters.

(a) Neither the Company nor any Company Subsidiary is party to any collective bargaining agreement or similar labor agreement (excluding personal services contracts).

(b) (i) No employees of the Company or any of the Company Subsidiaries are represented by any labor organization; (ii) no labor organization or group of employees of the Company or any of the Company Subsidiaries has made a written demand to the Company or any Company Subsidiary for recognition or certification; (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently filed, or to the Company’s knowledge, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; (iv) to the Company’s knowledge, there are no organizing activities involving the Company or any Company Subsidiary pending with any labor organization or group of employees of the Company or any Company Subsidiary; and (v) the Company and the Company Subsidiaries are not currently materially affected and have not been materially affected in the past by any actual or threatened work stoppage, strike or other labor disturbance.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no unfair labor practice charges, grievances or complaints filed or, to the Company’s knowledge, threatened in writing by or on behalf of any employee or group of employees of the Company or any Company Subsidiary.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no complaints, charges or claims against the Company or any Company Subsidiary filed or, to the knowledge of the Company, threatened in writing to be brought or filed, with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any Company Subsidiary.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each Company Subsidiary is in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” Law (“WARN”), collective bargaining, discrimination, civil rights, affirmative action, safety and health, workers’ compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax; and (ii) there has been no “mass layoff” or “plant closing” as defined by WARN with respect to the Company or any Company Subsidiary within the last six (6) months.

Section 3.13 Tax Matters.

(a) For all taxable years commencing with the Company’s taxable year beginning on January 1, 1999, (i) the Company and each Company Subsidiary has timely filed (taking into account any extension of time within which to file) all income and all other material Tax Returns required to be filed by it and all such filed Tax Returns are correct, complete and accurate in all material respects and (ii) all material Taxes payable by or on behalf of the Company or any Company Subsidiary shown on any such Tax Returns have been fully and timely paid or adequately provided for in accordance with GAAP, and adequate reserves or accruals for material Taxes have been provided in accordance with GAAP with respect to any period for which such Tax Returns have not yet been filed or for which such Tax Returns have been filed but for which Taxes are not yet due and owing or for which Taxes are being contested in good faith. No written power of attorney that has been granted by the Company or any Company Subsidiary (other than to the Company or a Company Subsidiary) with respect to any material Taxes or Tax matter is currently in force.

(b) The Company (i) for all taxable years commencing with the Company’s taxable year ended December 31, 1998, through December 31, 2021, has been organized and operated in conformity for qualification and taxation as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”) (assuming, with respect to the Company’s taxable year ended December 31, 2021, that the Company timely and properly makes the necessary distributions under Section 858(a) of the Code with respect to such taxable year), (ii) has operated in such a manner as to enable it to qualify as a REIT from January 1, 2022 through the hypothetical short taxable year ending immediately before the Closing on the Closing Date (without regard to the effects of the Closing, any action (or inaction) anticipated at Closing to be taken after the Closing (other than, for the avoidance of doubt, the requirement that the Company timely and properly make the necessary distributions under Section 858(a) of the Code with respect to the Company’s taxable year ended December 31, 2021) and the distribution requirements of Section 857(b) of the Code for the hypothetical short taxable year) and (iii) has not taken or omitted to take any action which would reasonably be expected to result in the Company’s failure to qualify as a REIT, and no challenge to the Company’s status or qualification as a REIT is pending or, to the Company’s knowledge, threatened in writing.

(c) Section 3.13(c) of the Company Disclosure Letter sets forth, as of the date hereof, each Company Subsidiary and its classification for U.S. federal income Tax purposes as of the date hereof. Each entity that is listed in Section 3.13(c) of the Company Disclosure Letter as a partnership, joint venture, or limited liability company has, since the later of the date of its formation and the date on which the Company acquired an interest in such an entity, been treated for U.S. federal income Tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation. Each entity that is listed in Section 3.13(c) of the Company Disclosure Letter as a corporation has, since the later of the date of its formation or the date on which the Company acquired an interest in such an entity, been treated for U.S. federal income Tax purposes as a REIT, a “qualified REIT subsidiary” pursuant to Section 856(i) of the Code (a “QRS”) or a “taxable REIT subsidiary” pursuant to Section 856(l) of the Code (a “TRS”) as set forth on Section 3.13(c) of the Company Disclosure Letter.

(d) Neither the Company nor any Company Subsidiary holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code (or otherwise result in any “built-in gains” Tax under Section 337(d) of the Code and the applicable Treasury Regulations thereunder).

(e) Since January 1, 2017, (i) the Company and each of the Company Subsidiaries have not incurred any material liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code or Section 337(d) of the Code (and the applicable Treasury Regulations thereunder) and (ii) neither the Company nor any Company Subsidiary has incurred any other material liability for Taxes that have become due and that have not been previously paid other than in the ordinary course of business. Since January 1, 2017, neither the Company nor any Company Subsidiary (other than a TRS or any subsidiary of a TRS) has engaged at any time in any “prohibited transaction” within the meaning of Section 857(b)(6) of the Code. Since January 1, 2017, neither the Company nor any Company Subsidiary has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code. To the knowledge of the Company, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed on the Company or any Company Subsidiary.

(f) Neither the Company nor any Company Subsidiary is a party to any Tax Protection Agreement currently in force as of the date of this Agreement.

(g) Each of the Company and the Company Subsidiaries: (i) is not currently the subject of any audits, examinations, investigations or other proceedings in respect of any material Tax or Tax matter by any Governmental Entity; (ii) has not received any notice in writing from any Governmental Entity that such an audit, examination, investigation or other proceeding is contemplated or pending, which has not been resolved; (iii) has not waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency for any open Tax year; (iv) has not received a request for waiver of the time to assess any material Taxes, which request is still pending; (v) is not contesting any liability for material Taxes before any Governmental Entity; (vi) to the knowledge of the Company, is not subject to a claim or deficiency for any material Tax which has not been satisfied by payment, settled or been withdrawn; (vii) to the knowledge of the Company, in the last three (3) years, has not been subject to a claim by a Governmental Entity in a jurisdiction where the Company or such Company Subsidiary does not file Tax Returns that the Company or such Company Subsidiary is or may be subject to material taxation by that jurisdiction, which notice or claim has not yet been resolved; (viii) has no outstanding requests for any Tax ruling from any Governmental Entity; and (ix) is not the subject of a “closing agreement” within the meaning of Section 7121 of the Code (or any comparable agreement under applicable state, local or non-U.S. Tax Law).

(h) The Company and the Company Subsidiaries (i) have complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes, (ii) have duly and timely withheld from employee salaries, wages and other compensation and have paid over to the appropriate Governmental Entity all material amounts required to be withheld and paid over on or prior to the due date thereof (taking into account any applicable extensions) under all applicable Laws, (iii) have in all material respects properly completed and timely filed all IRS Forms W-2 and 1099 required thereof, and (iv) have collected and remitted to the appropriate Governmental Entity all material sales and use Taxes, or have been furnished properly completed exemption certificates and have in all material respects maintained all such records and supporting documents in a manner required by all applicable sales and use Tax statutes and regulations.

(i) Neither the Company nor any of the Company Subsidiaries: (i) has agreed to make any material adjustment pursuant to Section 481(a) of the Code, (ii) has any knowledge that the IRS has proposed, in writing, such an adjustment or a change in accounting method with respect to the Company or any Company Subsidiary or (iii) has any application pending with the IRS or any other Governmental Entity requesting permission for any change in accounting method.

(j) Neither the Company nor any Company Subsidiary is a party to any Tax indemnity, allocation or sharing agreement or similar agreement or arrangement, other than (i) any such agreement or arrangement between the Company and any Company Subsidiary and (ii) customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes.

(k) Neither the Company nor any Company Subsidiary has participated in any Reportable Transaction.

(l) In the past two (2) years, neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(m) Neither the Company nor any Company Subsidiary: (i) is or has ever been a member of an affiliated group of corporations filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or non-U.S. Law), or as a transferee or successor by Contract (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes).

(n) Neither the Company nor any Company Subsidiary has (i) made any election to defer any payroll Taxes under the CARES Act, (ii) claimed any Tax credit pursuant to Section 7001 or 7003 of the Families First Coronavirus Response Act of 2020 or (iii) taken out any loan, received any loan assistance or received any other financial assistance, or requested any of the foregoing, including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program.

Section 3.14 Real Property.

(a) Subject to the immediately succeeding sentence, Section 3.14(a) of the Company Disclosure Letter lists the common street address or parcel number for all real property owned by the Company or any Company

Subsidiary in fee as of the date hereof (such real property interests are, as the context may require, individually or collectively referred to as the “Owned Real Property”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Partnership or another Company Subsidiary has good and valid fee simple title to all Owned Real Property, in each case free and clear of all Liens except for Permitted Liens. No Company Real Property is owned or held directly by the Company or any Company Subsidiary (other than the Partnership or any Subsidiary of the Partnership).

(b) Subject to the immediately succeeding sentence, Section 3.14(b)(i) of the Company Disclosure Letter lists the common street address for all real property in which a Company Subsidiary holds as lessee or sublessee a ground lease or ground sublease interest in any real property (as the context may require, individually or collectively, the “Ground Leased Real Property”), and each ground lease (or ground sublease) pursuant to which the Company or any Company Subsidiary is a lessee (or sublessee) as of the date hereof, including each amendment or guaranty or any other agreement related thereto (individually, a “Ground Lease” and collectively, “Ground Leases”) and the applicable Company Subsidiary holding such leasehold interest. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary holds a valid leasehold or subleasehold interest in the applicable Ground Leased Real Property free and clear of all Liens except for Permitted Liens. True and complete copies of the Ground Leases have been made available to Parent. No Company Real Property is subject to a PILOT agreement.

(c) Subject to the immediately succeeding sentence, Section 3.14(c) of the Company Disclosure Letter lists the common street address for all real property in which a Company Subsidiary holds as a lessee or sublessee a leasehold or sublease interest (excluding the Ground Leases) (as the context may require, individually or collectively, the “Company Leased Real Property”), each lease or sublease of such real property pursuant to which a Company Subsidiary holds as a lessee or sublessee a leasehold or sublease interest, including each amendment, guaranty or any other agreement relating thereto (“Company Leases”) and the applicable Company Subsidiary holding such leasehold or sublease interest. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary holds a valid leasehold or subleasehold interest as a lessee or sublessee in the Company Leased Real Property free and clear of all Liens except for Permitted Liens. True and complete copies of the Company Leases have been made available to Parent.

(d) The operating budget set forth in Section 3.14(d)(i) of the Company Disclosure Letter (the “Operating Budget”) discloses, as of the date hereof, the budgeted operating expenses of the Company and the Company Subsidiaries for industrial, industrial-flex, office and multifamily portfolios through December 31, 2022. The capital expenditure budget in Section 3.14(d)(ii) of the Company Disclosure Letter (the “Capital Expenditure and Development Budget”) discloses, as of the date hereof, the budgeted amount of all allowances (including tenant allowances and leasing commissions), expenditures and fundings, budgeted to be funded on a month-by-month basis by or on behalf of the Company or any Company Subsidiary, including in connection with renovations, construction projects, restorations, developments and redevelopments and any projects that are in pre-development, and including maintenance capital expenditures, in each case with respect to each project or line item in an aggregate amount per Company Real Property in excess of $50,000. Section 3.14(d)(iii) of the Company Disclosure Letter sets forth the amount of brokerage commissions or fees that are now due or which would reasonably be expected to become due from the Company or any Company Subsidiary with respect to any individual Material Company Lease or Material Space Lease as of the date hereof.

(e)

(i) Except for such discrepancies, errors or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the rent rolls for the Company Real Properties dated as of April 14, 2022 (together, the “Rent Rolls”), which have previously been made available to Parent, list each lease or, in respect of any Ground Leased Real Property, each sublease (whether or not labeled as such), other than the MF Leases, to which the Company or its Subsidiaries are party as landlord or, with respect to subleases in respect of Ground

Leased Real Property, sublandlord with respect to each of the applicable Company Real Properties (such leases and subleases, together with all amendments, modifications, addenda, renewals, extensions and guarantees related thereto, the “Company Space Leases”). To the knowledge of the Company, the Company has made available to Parent correct and complete copies of all Company Space Leases as of the date hereof. Neither the Company nor any Company Subsidiaries, on the one hand, nor, to the knowledge of the Company, any other party, on the other hand, is in default under any Material Space Lease, except for defaults that are disclosed in the Rent Rolls or that do not have or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(ii) Except for such discrepancies, errors or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the rent rolls for the MF Leases dated as of April 15, 2022 (together, the “MF Rent Rolls”), which have previously been made available to Parent, list each multi-family residential real estate lease to which the Company or any Company Subsidiary is a party as landlord (collectively, the “MF Leases”) with respect to each of the applicable Company Real Properties (each, a “MF Property”).

(iii) Except as set forth on Section 3.14(e)(iii) of the Company Disclosure Letter, no MF Property is subject to any low or moderate income tenant requirements or any other income-based restrictions or requirements.

(f) Except for those contracts or agreements set forth in Section 3.14(f) of the Company Disclosure Letter and the Company Material Contracts, neither the Company nor any Company Subsidiary has entered into any contract or agreement (collectively, the “Participation Agreements”) with any Person other than the Company or a wholly-owned Company Subsidiary (the “Participation Party”) which provides for a right of such Participation Party to participate, invest, join, partner, have any material interest in (whether characterized as a contingent fee, profits interest, equity interest or otherwise) or have the right to any of the foregoing in any proposed or anticipated investment opportunity, joint venture, partnership or any other current or future transaction or property in which the Company or any Company Subsidiary has or will have a material interest, including those transactions or properties identified, sourced, produced or developed by such Participation Party (a “Participation Interest”). Section 3.14(f) of the Company Disclosure Letter sets forth all of the Company Real Properties which are held by the Company and a Company Subsidiary in respect of which any Participation Party currently has a Participation Interest, and setting forth the Joint Venture Agreements or Participation Agreements, as the case may be, pertaining thereto.

(g) Except as set forth in Company Space Leases or in Section 3.14(g) of the Company Disclosure Letter or disclosed in the Company Material Contracts, neither the Company nor any Company Subsidiary is a party to any material agreement pursuant to which a Person other than the Company or any wholly-owned Company Subsidiary manages or manages the development of any of the Company Real Properties (a “Third Party”).

(h) Except as set forth in Section 3.14(h) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is a party to any material agreement pursuant to which the Company or any of the Company Subsidiaries manages, is a development manager of or is the leasing agent of any real properties for any Third Party.

(i) As of the date hereof, (i) neither the Company nor any Company Subsidiary has exercised any Transfer Right with respect to any real property or Person in an amount in excess of $2,000,000, individually or in the aggregate, which transaction has not yet been consummated and (ii) no Third Party has exercised in writing any Transfer Right with respect to any Company Subsidiary or Company Real Property, which transaction has not yet been consummated.

(j) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Company, as of the date hereof, none of the Company or any of the Company Subsidiaries has received any written notice to the effect that any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Real Properties. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, all material personal property held or used by them at the Company Real Property, free and clear of all Liens other than Permitted Liens.

(k) Section 3.14(k) of the Company Disclosure Letter lists each fee interest in real property or leasehold interest in any ground lease (or sublease) conveyed, transferred, assigned or otherwise disposed of by the Company or any Company Subsidiary (if a Company Subsidiary at the time of such conveyance, transfer, assignment or disposition) since January 1, 2020. Other than as set forth in Section 3.14(k) of the Company Disclosure Letter, to the knowledge of the Company, as of the date hereof, none of the Company or any of the Company Subsidiaries has received any written notice of any outstanding claims under any Prior Sale Agreements which would reasonably be expected to result in liability to the Company or any Company Subsidiary in an amount, in the aggregate, in excess of $2,000,000. To the Company’s knowledge, none of the Company or any of the Company Subsidiaries has received any written notice of any outstanding violation of any Law, including zoning regulation or ordinance, or building or similar law, code, ordinance, order or regulation, for any Company Real Property, in each case which has had, or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.15 Environmental Matters. Except as set forth in Section 3.15 of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) (i) The Company and each Company Subsidiary are, and at all times have been, in compliance with those Environmental Laws applicable to their respective operations (including possessing and complying with any required Environmental Permits), and for the past three (3) years during the Company’s and each Company Subsidiary’s ownership or operation of any Company Real Property, such Company Real Property has been (and with respect to former Subsidiaries of the Company and properties formerly owned, leased or operated by the Company or any Company Subsidiary or any former Subsidiaries of the Company, to the knowledge of the Company or any Company Subsidiary, any former Company Subsidiaries’ ownership or operation of any other real property, has been) in compliance with all applicable Environmental Laws (including possessing and complying with any required Environmental Permits); (ii) there are no administrative or judicial proceedings relating to Environmental Laws pending or, to the knowledge of the Company, threatened, against the Company, any Company Subsidiary, any Company Real Property, or, to the knowledge of the Company, any properties formerly owned, leased or operated by the Company or any Company Subsidiary or any former Subsidiaries of the Company; (iii) neither the Company nor any Company Subsidiary has received any written notice, demand, letter or claim, in any case, alleging that the Company or such Company Subsidiary is in violation of, or liable under, any Environmental Law and, to the knowledge of the Company, no such notice, demand or claim has been threatened; and (iv) each Environmental Permit required of the Company, any Company Subsidiary, and any Company Real Property is valid and in effect and the renewal of such Environmental Permit has been timely re-applied for.

(b) (i) Neither the Company nor any Company Subsidiary has received any written notice, demand or claim alleging liability on the part of the Company or any Company Subsidiary as a result of a Release of Hazardous Substances; (ii) to the knowledge of the Company, Hazardous Substances are not present in, at, on or under any of the Company Real Property, either as a result of the operations of the Company or any Company Subsidiary or otherwise, and to the knowledge of the Company are not present in, at, on or under any other real property for which the Company or any Company Subsidiary could reasonably be expected to be liable, in a quantity or condition that, in either case, would reasonably be expected to result in a liability under Environmental Laws on the part of the Company or any Company Subsidiary; and (iii) there are, to the Company’s knowledge, no wetlands (as that term is defined under Section 404 of the Federal Water Pollution

Control Act, 33 U.S.C. Section 1344, and all implementing regulations) at any Company Real Property, nor is any Company Real Property subject to any current or, to the knowledge of the Company, threatened environmental deed restriction, use restriction, institutional or engineering control or order or agreement with any Governmental Entity or any other restriction of record.

Section 3.16 Intellectual Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries own or have the right to use in the manner currently used all Intellectual Property used by the Company or any Company Subsidiary in, and that are material to, the business of the Company and the Company Subsidiaries as currently conducted (the “Company Intellectual Property”) and (ii) neither the Company nor any of the Company Subsidiaries has received, in the twelve (12) months preceding the date hereof, any written charge, complaint, claim, demand or notice challenging the validity of or right to use any of the Company Intellectual Property.

(b) (i) The conduct of the business of the Company and the Company Subsidiaries as currently conducted does not infringe upon any Intellectual Property rights, other than patents of any other Person, (ii) to the knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries as currently conducted does not infringe upon any patents of any other Person and (iii) neither the Company nor any of the Company Subsidiaries has received, in the twelve (12) months preceding the date hereof, any written charge, complaint, claim, demand or notice alleging any such infringement of the Intellectual Property rights of any other Person by the Company or any of the Company Subsidiaries that has not been settled or otherwise fully resolved, in each case of clauses (i) through (iii), except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries have used commercially reasonable efforts to maintain and protect the integrity, security, operation and redundancy of the hardware, software, systems, networks, websites, and other electronic and information technology assets and equipment used in their businesses (the “Company IT Assets”), (ii) the Company IT Assets are free of material viruses, malware and other code corruptants, (iii) there have been no material violations, breaches, outages, corruptions or unauthorized uses of or unauthorized access to the Company IT Assets (or any data processed by or stored in same) since January 1, 2020 and (iv) the Company and the Company Subsidiaries are, and since January 1, 2020 have been, in compliance with all applicable Laws, the Payment Card Industry Data Security Standard (PCI DSS) and their own posted policies with respect to privacy, personal data and Company IT Asset security.

Section 3.17 Contracts.

(a) All Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed on or after January 1, 2022 pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed. All such filed Contracts shall be deemed to have been made available to Parent.

(b) Other than the Contracts described in Section 3.17(a), Section 3.17(b) of the Company Disclosure Letter sets forth a complete list, in each case as of the date hereof, of each Contract (or the accurate description of principal terms in case of oral Contracts), including all amendments, supplements and side letters thereto that modify each such Contract in any material respect, to which the Company or any of the Company Subsidiaries is a party or by which it is bound or to which any of their respective assets are subject (other than any of the foregoing solely between the Company and any of the wholly owned Company Subsidiaries or solely between any wholly-owned Company Subsidiaries) that:

(i) is a limited liability company agreement, partnership agreement or joint venture agreement or similar Contract (including Joint Venture Agreements) with a third party (or sets forth material terms of any such arrangement);

(ii) is a Material Space Lease, Ground Lease or Material Company Lease;

(iii) contains covenants of the Company or any of the Company Subsidiaries purporting to limit, in any material respect, either the type of business in which the Company or any of the Company Subsidiaries or any of their affiliates may engage or the geographic area in which any of them may so engage, other than exclusive lease provisions, non-compete provisions and other similar leasing restrictions entered into by the Company or a Company Subsidiary in the ordinary course of business, contained in the Material Company Leases or contained in other recorded documents by which real property was conveyed by the Company or any of the Company Subsidiaries to any user;

(iv) evidences Indebtedness for borrowed money in excess of $10,000,000 of the Company or any of the Company Subsidiaries, whether unsecured or secured (such Indebtedness, the “Existing Indebtedness” and such Contracts, the “Existing Loan Documents”);

(v) provides for the pending purchase, sale, assignment, ground leasing or disposition of or Transfer Right to purchase, sell, dispose of, assign or ground lease, in each case, by merger, purchase or sale of assets or stock or otherwise, directly or indirectly, any real property (including any Company Real Property or any portion thereof);

(vi) except for any capital contribution requirements as set forth in the organizational documents of any Person set forth in Section 3.17(b)(vi) of the Company Disclosure Letter or in any Joint Venture Agreements, (x) requires the Company or any Company Subsidiary to make any investment (in each case, in the form of a loan, capital contribution or similar transaction) in any non-wholly-owned Company Subsidiary or other Person in excess of $2,000,000 or (y) evidences a loan (whether secured or unsecured) made to any other Person in excess of $1,000,000 (excluding ordinary course extensions of trade credit (such as funding of customer non-recurring charges) or rent relief);

(vii) relates to the settlement (or proposed settlement) of any pending or threatened suit or proceeding, other than any settlement that provides solely for the payment of less than $1,000,000 in cash (net of any amount covered by insurance or indemnification that is reasonably expected to be received by the Company or any Company Subsidiary);

(viii) is with any current executive officer or director of the Company or any of the Company Subsidiaries, Public Storage, any other shareholder of the Company beneficially owning 5% or more of outstanding Company Shares or, to the Company’s knowledge, any member of the “immediate family” (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act) or any affiliate of any of the foregoing (each such Contract, a “Related Party Contract”);

(ix) is a material Contract that relates to material Company IT Assets or Intellectual Property (other than (A) generally commercially available, off-the-shelf licenses or services agreements, with annual aggregate payments in an amount of $1,000,000 or less in fiscal year 2020 or expected in fiscal year 2021 or (B) non-exclusive licenses to customers in the ordinary course of business);

(x) constitutes an interest rate cap, interest rate collar, interest rate, currency or commodity derivative or other contract or agreement relating to a hedging; or

(xi) except to the extent described in clauses (i)-(x) above, calls for or guarantees aggregate payments by the Company and the Company Subsidiaries of more than $10,000,000 over the remaining term of such Contract.

Each Contract of a type described in clauses (a) and (b) of this Section 3.17 is referred to herein as a “Company Material Contract.” To the knowledge of the Company, the Company has made available to Parent true and complete copies of all Company Material Contracts as of the date hereof, including amendments and supplements thereto that modify each such Contract in any material respect.

(c) (i) Neither the Company nor any Company Subsidiary is in (or has received any written claim of) breach of or default under the terms of any Company Material Contract, and, to the knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any Company Subsidiary, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (ii) to the knowledge of the Company, no other party to any Company Material Contract (other than any Material Space Leases, which are addressed in Section 3.14(e)) is in breach of or default under the terms of any Company Material Contract where such breach or default would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and (iii) as of the date of this Agreement, each Company Material Contract is a valid and binding agreement of the Company or a Company Subsidiary, as applicable, and, to the knowledge of the Company, the other parties thereto and is in full force and effect, subject to the Bankruptcy and Equity Exception, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.18 Opinion of Financial Advisor. The Company Board has received the opinion of J.P. Morgan Securities LLC, to the effect that, as of the date of such opinion and based upon and subject to the various matters, limitations, qualifications and assumptions set forth therein, the Per Company Share Merger Consideration to be received by the holders of Company Shares pursuant to this Agreement is fair, from a financial point of view, to such holders (other than Parent, Merger Sub I, Merger Sub II and their respective affiliates).

Section 3.19 Takeover Statutes. The Company has taken all action required to be taken by it in order to exempt this Agreement and the Mergers from, and this Agreement and the Mergers are exempt from, the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other takeover Laws and regulations, in the MGCL (including the Maryland Business Combination Act and Maryland Control Share Acquisition Act), the CRULPA or the MRULPA (collectively, “Takeover Statutes”).

Section 3.20 Vote Required. The affirmative vote of the holders of Company Shares entitled to cast a majority of all of the votes entitled to be cast on the matter at the Company Shareholders’ Meeting is the only vote required of the holders of any shares of the share capital or other equity securities of the Company to approve the Company Merger and the other transactions contemplated by this Agreement (the “Company Requisite Vote”). Other than (a) the written consent of the Company (as the general partner of the Partnership), which written consent has been obtained, (b) the receipt of the Company Requisite Vote for purposes of Section 8.7(b)(ii) of the Partnership Agreement and (c) the written consent of the holders of Partnership Units (other than the Company), which written consent has been obtained (clauses (a) through (c), collectively, the “Partnership Requisite Vote”), no vote or consent of the holders of any Partnership Units is necessary to approve the Partnership Merger, the Company Merger or the other transactions contemplated by this Agreement and no dissenters or appraisal rights will be available to any holder of Partnership Units.

Section 3.21 Insurance. Section 3.21 of the Company Disclosure Letter sets forth, as of the date hereof, a correct and complete list of the material insurance policies held by, or for the benefit of the Company or any of the Company Subsidiaries as of the date of this Agreement, including the insurer under such policies and the type of and amount of coverage thereunder. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) all insurance policies maintained by the Company and the Company Subsidiaries are in full force and effect, (b) all premiums due and payable thereon have been paid, and (c) neither the Company nor any Company Subsidiary is in breach of or default under any of such insurance policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2020, the Company has not received written notice of termination or cancellation or denial of coverage with respect to any insurance policy, or written notice of failure to renew any such insurance policy or refusal of coverage thereunder, or any other notice that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder.

Section 3.22 Investment Company Act. Neither the Company nor any of the Company Subsidiaries is required to be registered as an investment company under the Investment Company Act of 1940.

Section 3.23 Brokers. Neither the Company nor any Company Subsidiary has entered into any agreement or arrangement entitling any broker, finder, investment banker or financial advisor (other than J.P. Morgan Securities LLC and Eastdil Secured Advisors LLC) to any broker’s or finder’s fee or other fee or commission in connection with the Mergers. The Company has furnished to Parent true and complete copies of all Contracts between the Company and each of J.P. Morgan Securities LLC and Eastdil Secured Advisors LLC, relating to the transactions contemplated by this Agreement, which agreements disclose all fees payable thereunder.

Section 3.24 Acknowledgement of No Other Representations or Warranties. Except for the representations and warranties in this Article III, neither the Company, the Partnership nor any Person on behalf of the Company or the Partnership makes any express or implied representation or warranty with respect to the Company, the Partnership or any other Company Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company, the Partnership and the other Company Subsidiaries or with respect to any other information provided or made available to Parent, Merger Sub I or Merger Sub II or their respective Representatives in connection with the Mergers or the other transactions contemplated by this Agreement (including any information, documents, projections, forecasts, estimates, predictions or other material made available to Parent, Merger Sub I or Merger Sub II or their respective Representatives in “data rooms,” management presentations or due diligence sessions in expectation of the Mergers or the other transactions contemplated by this Agreement), and each of Parent, Merger Sub I and Merger Sub II acknowledge the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties in this Article III neither the Company, the Partnership nor any other Person makes or has made any express or implied representation or warranty to Parent, Merger Sub I, Merger Sub II or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, the Partnership, any of the other Company Subsidiaries or their respective businesses or (b) any oral or written information presented to Parent, Merger Sub I, Merger Sub II or any of their respective Representatives in the course of their due diligence investigation of the Company and the Partnership, the negotiation of this Agreement or the course of the Mergers or the other transactions contemplated by this Agreement. The Company and the Partnership hereby acknowledge that, except for the representations and warranties expressly set forth in Article IV, neither Parent, Merger Sub I, Merger Sub II nor any of their affiliates, nor any other Person on behalf of any of them, has made or is making any other express or implied representation or warranty with respect to Parent, Merger Sub I, Merger Sub II or any of their respective affiliates or their respective business or operations, including with respect to any information provided or made available to the Company, the Partnership or any of their respective affiliates or Representatives. Except with respect to the representations and warranties expressly set forth in Article IV or any breach of any covenant or other agreement of Parent, Merger Sub I or Merger Sub II contained herein, the Company and the Partnership hereby acknowledge that neither the Parent, Merger Sub I, Merger Sub II, nor any of their affiliates, nor any other Person on their behalf, will have or be subject to any liability or indemnification obligation to the Company, the Partnership or any of their affiliates on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon the delivery, dissemination or any other distribution to the Company, the Partnership or any of their respective affiliates or Representatives, or the use by the Company, the Partnership or any of their respective affiliates or Representatives, of any information, documents, projections, forecasts, estimates, predictions or other material made available to the Company, the Partnership or any of their respective affiliates or their respective Representatives in expectation of the Mergers or the other transactions contemplated by this Agreement. Notwithstanding the foregoing, the provisions of this Section 3.24 do not limit the express representations and obligations of the Guarantor contained in the Guaranty.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB I AND MERGER SUB II

Parent, Merger Sub I and Merger Sub II hereby jointly and severally represent and warrant to the Company and the Partnership as follows:

Section 4.1 Organization.

(a) Parent is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. Parent is duly qualified or licensed to do business as a foreign entity and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to prevent, materially delay or materially impair, individually or in the aggregate, the ability of Parent, Merger Sub I or Merger Sub II to consummate the Mergers. Parent has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. The certificate of limited partnership of Parent is in full force and effect, and no dissolution, revocation or forfeiture proceedings regarding Parent have been commenced.

(b) Merger Sub I is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Maryland. Merger Sub I is duly qualified or licensed to do business as a foreign entity and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to prevent, materially delay or materially impair, individually or in the aggregate, the ability of Parent, Merger Sub I or Merger Sub II to consummate the Mergers. Merger Sub I has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. The articles of organization of Merger Sub I is in full force and effect, and no dissolution, revocation or forfeiture proceedings regarding Merger Sub I have been commenced.

(c) Merger Sub II is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Maryland. Merger Sub II is duly qualified or licensed to do business as a foreign entity and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to prevent, materially delay or materially impair, individually or in the aggregate, the ability of Parent, Merger Sub I or Merger Sub II to consummate the Mergers. Merger Sub II has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. The certificate of formation of Merger Sub II is in full force and effect, and no dissolution, revocation or forfeiture proceedings regarding Merger Sub II have been commenced.

(d) Parent was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Partnership Merger Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated by this Agreement.

Section 4.2 Authority. Each of Parent, Merger Sub I and Merger Sub II has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent, Merger Sub I and Merger Sub II and the consummation by them of the transactions contemplated hereby have been duly authorized by all necessary limited liability company or limited partnership action on the part of Parent, Merger Sub I and Merger Sub II, as applicable, and, other than the filing and acceptance for record of the Company Merger Articles of Merger and the Partnership Merger Articles of Merger with the SDAT, no additional limited liability company or limited partnership proceedings on the part of Parent, Merger Sub I or Merger Sub II are necessary to authorize the execution, delivery and performance of this Agreement by each of them or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent, Merger Sub I and Merger Sub II and (assuming the due authorization, execution and delivery of this Agreement by the Company and the Partnership) constitutes the valid and binding obligation of each of Parent, Merger Sub I and Merger Sub II enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.3 No Conflict; Required Filings and Consents.

(a) None of the execution, delivery or performance of this Agreement by Parent, Merger Sub I or Merger Sub II or the consummation by Parent, Merger Sub I or Merger Sub II of the transactions contemplated by this Agreement will: (i) conflict with or violate any provision of the articles of organization, certificate of formation or any equivalent organizational or governing documents of each of Parent, Merger Sub I or Merger Sub II; (ii) assuming that all consents, approvals and authorizations described in Section 4.3(b) have been obtained and all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, Merger Sub I or Merger Sub II or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration, cancellation, purchase or sale under, or result in the triggering of any payment or creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets of Parent, Merger Sub I or Merger Sub II pursuant to, any Contract to which Parent, Merger Sub I or Merger Sub II is a party (or by which any of their respective properties or assets (including rights) are bound) or any Permit held by it or them, except, with respect to clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent, Merger Sub I or Merger Sub II to consummate the Mergers.

(b) None of the execution, delivery or performance of this Agreement by Parent, Merger Sub I or Merger Sub II or the consummation by Parent, Merger Sub I or Merger Sub II of the transactions contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity with respect to Parent, Merger Sub I, Merger Sub II or any of their respective properties or assets, other than (i) the filing and acceptance for record of the Company Merger Articles of Merger with the SDAT, (ii) the filing and acceptance for record of the Partnership Merger Articles of Merger with the SDAT, (iii) compliance with, and such filings as may be required under, Environmental Laws, (iv) compliance with the applicable requirements of the Exchange Act, (v) such filings as may be required in connection with the payment of any transfer and gain Taxes and (vi) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent, Merger Sub I or Merger Sub II to consummate the Mergers.

Section 4.4 Litigation. As of the date hereof, there is no suit, claim, action or proceeding to which Parent or any of its Subsidiaries is a party pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries that would reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated hereby. As of the date hereof, none of Parent or any of its Subsidiaries is subject to any outstanding order, writ, injunction, judgment or decree that, individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated hereby.

Section 4.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company or any of its affiliates or any of their respective shareholders in connection with the Mergers based upon arrangements made by and on behalf of Parent, Merger Sub I, Merger Sub II or any of their Subsidiaries.

Section 4.6 Information Supplied. None of the information supplied or to be supplied by Parent, Merger Sub I or Merger Sub II or any of their Representatives specifically for inclusion (or incorporation by reference) in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company’s shareholders or at the time of the Company Shareholders’ Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.7 Merger Sub I and Merger Sub II.

(a) All of the issued and outstanding limited liability company interests in Merger Sub I are, and immediately prior to the Company Merger Effective Time will be, owned by Parent or one or more of its affiliates. Merger Sub I was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Company Merger Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated by this Agreement.

(b) All of the issued and outstanding limited liability company interests in Merger Sub II are, and immediately prior to the Partnership Merger Effective Time will be, owned by Parent or one or more of its affiliates. Merger Sub II was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Partnership Merger Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated by this Agreement.

(c) None of Parent, Merger Sub I or Merger Sub II or any of their respective Subsidiaries owns any Excluded Shares or beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Company Shares, Company Preferred Shares, Company Depositary Shares or Partnership Units or any securities that are convertible into or exchangeable or exercisable for Company Shares, Company Preferred Shares, Company Depositary Shares or Partnership Units, or holds any rights to acquire or vote any Company Shares or Partnership Units, other than pursuant to this Agreement.

Section 4.8 Sufficient Funds.

(a) Parent has delivered to the Company a true and complete copy of the fully executed commitment letter, dated as of the date hereof (the “Equity Commitment Letter”), between Parent and the Guarantor, pursuant to which the Guarantor has committed, subject only to the terms and conditions of the Equity Commitment Letter, to invest the amounts set forth therein on the Closing Date (the “Equity Financing”).

(b) Assuming the Equity Financing is funded in accordance with the Equity Commitment Letter, the accuracy of the representations and warranties of the Company and the Partnership set forth in this Agreement and the performance in all material respects by the Company and the Partnership of their obligations under this Agreement, at the Closing, Parent will have sufficient cash on hand to consummate the transactions contemplated by this Agreement and satisfy all of its obligations under this Agreement, including the payment of the Merger Consideration, any fees and expenses of or payable by Parent, Merger Sub I, Merger Sub II or the Surviving Company, any payments in respect of equity compensation obligations required to be made in connection with, or as a result of, the Mergers and any repayment or refinancing of any outstanding Indebtedness of Parent, the Company and their respective Subsidiaries required in connection therewith.

(c) The Equity Commitment Letter is in full force and effect and has not been (and will not be prior to the Closing or valid termination of this Agreement) withdrawn, terminated or rescinded or otherwise amended, supplemented or modified (and is not contemplated to be amended, supplemented or modified) in any respect. The Equity Commitment Letter, in the form delivered to the Company as of the date hereof, constitutes the valid and binding obligation of all the parties thereto, enforceable against Parent and the Guarantor in accordance with and subject to its terms and conditions, except as enforceability may be limited by the Bankruptcy and Equity Exception. There are no side letters, understandings or other Contracts or arrangements relating to the Equity Commitment Letter that could affect the conditionality, enforceability, availability, termination or aggregate amount of the Equity Financing. No event has occurred which, with or without notice, lapse of time or both, could constitute a default or breach by Parent under any term, or a failure of any condition, of the Equity Commitment Letter or otherwise result in any portion of the Equity Financing contemplated thereby being unavailable on the date on which the Closing should occur pursuant to Section 1.5. Assuming the accuracy of the representations and warranties of the Company and the Partnership set forth in this Agreement, the performance in all material respects by the Company and the Partnership of their obligations under this Agreement and the satisfaction (or waiver) of the conditions to the obligation of Parent, Merger Sub I and Merger Sub II to consummate the Mergers set forth in Section 6.1 and Section 6.2, Parent does not have any reason to believe that it or the Guarantor would be unable to satisfy on a timely basis any term or condition of the Equity Commitment Letter required to be satisfied by Parent or the Guarantor, as applicable. Parent has paid in full any and all commitment fees or other fees required by the Equity Commitment Letter to be paid on or before the date of this Agreement, and will pay in full any such amounts due on or before the Closing Date. There are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing, other than as expressly set forth in the Equity Commitment Letter. In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Equity Financing) by Parent, Merger Sub I, Merger Sub II or any of their respective affiliates or any other financing or other transactions be a condition to any of Parent’s, Merger Sub I’s or Merger Sub II’s obligations under this Agreement.

(d) In no event shall the receipt or availability of any funds or financing (including the Financing) by Parent or any of its affiliates or any other financing be a condition to any of Parent’s obligations under this Agreement.

Section 4.9 Guaranty. Concurrently with the execution of this Agreement, Parent has delivered the Guaranty to the Company. The Guaranty is in full force and effect, has not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect, and constitutes the valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with and subject to its terms and conditions, except as enforceability may be limited by the Bankruptcy and Equity Exception. No event has occurred which, with or without notice, lapse of time or both, could constitute a default, breach or a failure to satisfy a condition under the terms and conditions on the part of the Guarantor under the Guaranty. The Guarantor has, and at all times will have, for so long as the Guaranty shall remain in effect in accordance with the Guaranty, access to sufficient capital to satisfy in full the full amount of the guaranteed obligations under the Guaranty. The provisions of this Section 4.9 do not limit the express representations of the Guarantor contained in the Guaranty.

Section 4.10 Solvency. Assuming that (a) the conditions to the obligation of Parent, Merger Sub I and Merger Sub II to consummate the Mergers set forth in Section 6.1 and Section 6.2 have been satisfied or waived, (b) the representations and warranties set forth in Article III are true and correct, and (c) the most recent financial projections or forecasts provided by the Company to Parent prior to the date hereof have been prepared in good faith on assumptions that were reasonable at such time, then at and immediately following the Company Merger Effective Time and after giving effect to all of the transactions contemplated by this Agreement, including the funding of the Equity Financing and any other financing in connection with the foregoing (including any Financing), Parent, the Surviving Company and each Subsidiary of the Surviving Company, including the Surviving Partnership, will be Solvent. Parent, Merger Sub I and Merger Sub II are not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors.

Section 4.11 Absence of Certain Arrangements. None of Parent, Merger Sub I or Merger Sub II nor any of their affiliates has entered into any Contract with any bank or investment bank or other potential provider of debt or equity financing on an exclusive basis in connection with any transaction involving the Company or the Partnership (or otherwise on terms that would prohibit such provider from providing or seeking to provide such financing to any third party in connection with a transaction relating to the Company or any of the Company Subsidiaries), except for such actions to which the Company has previously agreed in writing. Other than this Agreement, the Guaranty, the Confidentiality Agreement and the Support Agreement, as of the date hereof, there are no Contracts or any commitments to enter into any Contract between Parent, Merger Sub I or Merger Sub II or any of their respective controlled affiliates, on the one hand, and any director, officer, employee or shareholder of the Company or the Partnership, on the other hand, (a) relating to (i) this Agreement, the Mergers or the other transactions contemplated by this Agreement or (ii) the businesses or operations of the Surviving Company or any of its Subsidiaries (including as to continuing employment) after the Company Merger Effective Time or the Surviving Partnership or any of its Subsidiaries after the Partnership Merger Effective Time or (b) pursuant to which any (i) such holder of Company Shares would be entitled to receive consideration of a different amount or nature than the Per Company Share Merger Consideration in respect of such holder’s Company Shares, (ii) such holder of Company Shares has agreed to vote against any Superior Proposal or (iii) such stockholder, director, officer, employee or other affiliate of the Company has agreed to provide, directly or indirectly, any equity investment to Parent, Merger Sub I, Merger Sub II, the Company or the Partnership to finance any portion of the Mergers.

Section 4.12 Acknowledgement of No Other Representations and Warranties. Parent, Merger Sub I and Merger Sub II hereby acknowledge that, except for the representations and warranties expressly set forth in Article III, neither the Company, the Partnership nor any of their affiliates, nor any other Person on behalf of the Company or the Partnership, has made or is making any other express or implied representation or warranty with respect to the Company, the Partnership or any of their respective affiliates or their respective business or operations, including with respect to any information provided or made available to Parent, Merger Sub I, Merger Sub II or any of their respective affiliates or Representatives. Except with respect to the representations and warranties expressly set forth in Article III or any breach of any covenant or other agreement of the Company or the Partnership contained herein, Parent, Merger Sub I and Merger Sub II hereby acknowledge that neither the Company, the Partnership, nor any of their affiliates, nor any other Person on their behalf, will have or be subject to any liability or indemnification obligation to Parent, Merger Sub I or Merger Sub II or any of their affiliates on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon the delivery, dissemination or any other distribution to Parent, Merger Sub I, Merger Sub II or any of their respective affiliates or Representatives, or the use by Parent, Merger Sub I, Merger Sub II or any of their respective affiliates or Representatives, of any information, documents, projections, forecasts, estimates, predictions or other material made available to Parent, Merger Sub I or Merger Sub II or their respective affiliates and Representatives, including in “data rooms,” management presentations or due diligence sessions, in expectation of the Mergers or the other transactions contemplated by this Agreement. Each of Parent, Merger Sub I, Merger Sub II and their respective affiliates and Representatives have relied on the results of their own independent investigation and the representations and warranties expressly set forth in Article III.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company Pending the Mergers. During the period from the date of this Agreement to the earlier of the Partnership Merger Effective Time and the termination of this Agreement in accordance with Section 7.1 (the “Interim Period”), except as (a) otherwise expressly contemplated or permitted by this Agreement or to the extent requested by Parent, including pursuant to Section 5.12, Section 5.15, Section 5.16, Section 5.17 or otherwise, (b) as required by Law, (c) required to comply with COVID-19 Measures or otherwise taken (or not taken) by the Company or any of the Company Subsidiaries reasonably and in good faith to respond to COVID-19 Measures after using commercially reasonable efforts to provide advance notice to and consult with Parent (if reasonably practicable) with respect thereto, (d) as set forth in Section 5.1 of the Company Disclosure Letter or (e) to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned, the Company shall, and shall cause each Company Subsidiary to, in all material respects, use commercially reasonable efforts (i) to carry on their respective businesses in the ordinary course of business consistent with the Company Budget, (ii) to maintain and preserve substantially intact their respective current business organizations, (iii) to retain the services of their respective current officers and key employees, (iv) to preserve their goodwill and relationships with tenants, customers and others having business dealings with them and (v) to preserve their assets and properties in good repair and condition (normal wear and tear excepted). Without limiting the generality of the foregoing, during the Interim Period, the Company will not and the Company shall cause each Company Subsidiary not to (except as (v) expressly permitted or expressly contemplated by this Agreement or as expressly contemplated by the transactions contemplated hereby, (w) as required by Law, (x) as set forth in Section 5.1 of the Company Disclosure Letter, (y) to the extent requested by Parent, including pursuant to Section 5.12, Section 5.15, Section 5.16, Section 5.17 or otherwise or (z) to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned):

(a) (i) amend the Company Charter or Company Bylaws, Certificate of Limited Partnership, Partnership Agreement, the Deposit Agreements, or similar organizational or governance documents of the Company or the Partnership or (ii) amend the organizational or governance documents of any other Company Subsidiary, other than in the ordinary course of business;

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, forward equity sales or otherwise) any shares of any class, partnership interests or any equity equivalents (including any share options or share appreciation rights) or any other securities convertible into or exchangeable for any shares, partnership interests or any equity equivalents (including any share options or share appreciation rights), except for (A) the issuance or sale of shares of Company Common Stock (i) pursuant to the terms of the Retirement Plan or pursuant to awards granted under the Company Stock Incentive Plan, in each case, that are outstanding as of the date hereof or (ii) issuable upon exchange or redemption of Common Partnership Units in accordance with the terms of the Partnership Agreement, or (B) the issuance of Partnership Units issued to the Company in connection with the issuance of Company Shares permitted hereunder;

(c) (i) split, combine or reclassify any of their respective share capital, partnership interests or other equity interests; (ii) except (A) as permitted pursuant to Section 5.11, (B) for (1) the payment of dividends or distributions declared prior to the date of this Agreement, (2) the declaration and payment in the ordinary course of business of regular quarterly cash dividends or other distributions on the Company Shares (including Company Shares subject to Company RSU Awards and Deferred Stock Unit Awards), the Common Partnership Units, the Company Preferred Shares and Preferred Partnership Units; provided, that, the Company shall ensure that (x) the declaration, record and payment dates with respect to any such quarterly dividend or distribution shall be consistent with historical declaration, record and payment dates from fiscal year 2021 or if such date is not a Business Day, the next day that is a Business Day and (y) any such individual quarterly dividend or distribution on (a) the Company Shares shall not exceed $1.05 per share, (b) the Common Partnership Units shall not exceed $1.05 per unit, and (c) the Company Preferred Shares shall not exceed the amount of dividend per quarter required to be paid under the Company Charter for such quarter, and (3) dividends accruing on equity awards outstanding as of the date hereof in accordance with the terms of the applicable Company Stock Incentive Plan, Retirement Plan, and/or such awards granted thereunder, (C) in transactions between the Company and one or more wholly-owned Company Subsidiaries (other than the Partnership) or solely between wholly owned Company Subsidiaries, or (D) for dividends or distributions by any Company Subsidiary that is not wholly-owned, directly or indirectly, by the Company, in accordance with the requirements of the organizational or governing documents of such Company Subsidiary, authorize, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of their respective share capital, partnership interests or other equity interests or make any actual, constructive or deemed distribution in respect of any shares of their respective share capital, partnership interests or other equity interests or otherwise make any payments to equityholders in their capacity as such; (iii) redeem, repurchase or otherwise acquire, directly or indirectly, any of their respective securities or any securities of any of their respective Subsidiaries, except in the case of clause (iii) (A) as may be required by the Company Charter or the Partnership Agreement (including any redemption of Common Partnership Units in accordance with the Partnership Agreement) or the retention or acquisition of any Company Shares tendered by current or former employees or directors in order to pay the exercise price of any Company Options or Taxes in connection with the exercise or vesting of Company Options, Company RSU Awards, or Deferred Stock Unit Awards pursuant to the terms of the applicable Company Stock Incentive Plan or Retirement Plan and awards granted thereunder, or (B) as may be reasonably necessary for the Company to maintain its status as a REIT under the Code or avoid the payment of any income or excise Tax; or (iv) enter into any Contract with respect to the voting or registration of any capital share or equity interest of the Company or any Company Subsidiary;

(d) subject to the provisions of Section 5.6, authorize, recommend, propose or announce an intention to adopt, or effect, or adopt or effect a plan of complete or partial liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization or other reorganization;

(e) (i) incur, assume, or guarantee any Indebtedness for borrowed money or issue any debt securities, or assume or guarantee any Indebtedness for borrowed money of any Person, except (w) intercompany indebtedness among the Company and/or any wholly-owned Company Subsidiaries, (x) for borrowings and guarantees under the Company’s Existing Loan Documents in the ordinary course of business (including borrowings necessary for capital expenditures and to pay dividends permitted by this Agreement) that do not, in the aggregate, exceed $10,000,000 or (y) in connection with transactions permitted pursuant to Section 5.1(j) (provided that in the case of this clause (y) such Indebtedness shall be prepayable at any time without penalty or premium, (ii) prepay, refinance or amend any Indebtedness, except for (A) intercompany indebtedness among the Company and/or any wholly-owned Company Subsidiaries, (B) repayments under the Company’s Existing Loan Documents in the ordinary course of business (specifically excluding the loans secured, directly or indirectly, by any Company Real Property) and (C) mandatory payments under the terms of any Indebtedness in accordance with its terms or (iii) make loans, advances or capital contributions to or investments in any Person (other than (x) as required or permitted in the ordinary course of business by the Contracts listed on Section 5.1(e)(iii) of the Company Disclosure Letter, as in effect on the date hereof, (y) in connection with transactions permitted pursuant to Section 5.1(j) or Section 5.1(o) or (z) loans, advances or capital contributions to or investments in any wholly-owned Company Subsidiary in the ordinary course of business);

(f) create or suffer to exist any material Lien (other than Permitted Liens) on shares of stock, partnership interests or other equity interests of any Company Subsidiary held by the Company or another Company Subsidiary;

(g) except as required by the terms of any Company Employee Benefit Plan, (i) enter into, adopt, amend in any material respect or terminate any Company Employee Benefit Plan, (ii) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between the Company or any Company Subsidiary and one or more of their directors or executive officers, (iii) except for increases or payments in the ordinary course of business with respect to any employee who is not an executive officer, increase in any manner the compensation or fringe benefits of any employee, officer or director, (iv) grant to any officer, trustee, director or employee the right to receive any severance, change of control or termination pay or termination benefits or any increase in the right to receive any severance, change of control or termination pay or termination benefits, (v) except in the ordinary course of business with respect to any employee who is not an executive officer, enter into any new employment, loan, retention, consulting, indemnification, change-in-control, termination or similar agreement, (vi) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Employee Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units, restricted stock, or long-term incentive plan units), (vii) hire any new executive officer or any new employee who is not an executive officer other than with respect to a non-executive officer employee with a prospective base salary of not more than $200,000, or (viii) take any action to fund, accelerate or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Employee Benefit Plan;

(h) (i) other than in the ordinary course of business, sell, transfer, assign, dispose of, pledge or encumber (other than Permitted Liens) any material personal property, equipment or assets (other than as set forth in clause (ii) below) of the Company or any Company Subsidiary or (ii) except in connection with the incurrence of any Indebtedness permitted to be incurred by the Company pursuant to Section 5.1(e) and any execution of Company Space Leases entered into in accordance with Section 5.1(n), sell, transfer, pledge, dispose of, lease, ground lease, license or encumber (other than Permitted Liens) any real property (including Company Real Property), except, in the case of each of clauses (i) and (ii), for the execution of easements, covenants, rights of way, restrictions and other similar instruments in the ordinary course of business that, would not, individually or in the aggregate, reasonably be expected to materially impair the existing use, operation or value of the property or asset affected by the applicable instrument;

(i) except as may be required as a result of a change in Law or in GAAP or statutory or regulatory accounting rules or interpretations with respect thereto or by any Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization), make any material change in any financial accounting policies or financial accounting procedures that would materially affect the consolidated assets, liabilities or results of operations of the Company or any of the Company Subsidiaries;

(j) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any interest in any Person (or equity interests thereof) or any assets, real property, personal property, equipment, business or other rights, other than (i) acquisitions of personal property and equipment in the ordinary course of business (including in connection with new development or expansion not otherwise prohibited by this Section 5.1) for consideration that does not individually or in the aggregate exceed $7,000,000, (ii) pursuant to existing contractual obligations of the Company or any Company Subsidiary set forth on Section 5.1(j) of the Company Disclosure Letter, (iii) any other acquisitions of assets or businesses (excluding purchases of real property or a ground lease interest therein) pursuant to Contracts listed in Section 5.1 of the Company Disclosure Letter; and (iv) any acquisitions of real property (or a ground lease therein) pursuant to Contracts listed in Section 5.1(j) of the Company Disclosure Letter;

(k) except in each case if the Company determines, after prior consultation with Parent, that such action is reasonably necessary to preserve the status of the Company as a REIT or to preserve the status of any Company Subsidiary as a REIT, partnership, disregarded entity, TRS or QRS for U.S. federal Tax purposes, (i) file any material Tax Return that is materially inconsistent with a previously filed Tax Return of the same type for a prior taxable period (taking into account any amendments), (ii) make, rescind or change any entity classification or other material election relating to Taxes (it being understood and agreed, for the avoidance of doubt, that nothing in this Agreement shall preclude the Company from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code), (iii) settle or compromise any material Tax liability, audit, claim or assessment by any Governmental Entity, (iv) change any accounting method with respect to Taxes, (v) change any Tax accounting period, (vi) enter into any material “closing agreement” within the meaning of Section 7121 of the Code (or any comparable agreement under applicable state, local or non-U.S. Tax Law) with a Governmental Entity, (vii) surrender any right to claim a refund of a material amount of Taxes or (viii) give or request any extension or waiver of the limitation period applicable to any material Tax claim or assessment (other than in the ordinary course of business);

(l) settle or compromise any claim, suit or proceeding against the Company or any Company Subsidiary (or for which the Company or any Company Subsidiary would be financially responsible) (whether or not commenced prior to the date of this Agreement), except for (i) settlements or compromises providing solely for payment of amounts less than $2,000,000 individually, or $5,000,000 in the aggregate, or (ii) claims, suits or proceedings arising from the ordinary course of operations of the Company involving collection matters (to the extent the Company is the defendant) or personal injury which are fully covered by adequate insurance (subject to customary deductibles); provided, that in no event shall the Company or any Company Subsidiary settle any Transaction Litigation except in accordance with the provisions of Section 5.5(c) (for the avoidance of doubt, this Section 5.1(l) shall not apply to any claim, suit or proceeding with respect to Taxes);

(m) enter into any new line of business;

(n) (i) amend in any material respect or terminate (except as may be required under the terms thereof), or waive compliance with the material terms of or material breaches under, or assign, or renew or extend (except as may be required under the terms thereof) any Material Space Lease or Material Company Lease, (ii) amend or terminate, or waive compliance with the terms of or breaches under, or assign, or renew or extend (except as may be required under the terms thereof) any other Company Material Contract, (iii) enter into a new Contract that, if entered into prior to the date of this Agreement, would have been a Company Material Contract or (iv) enter into, renew or extend any Specified Space Lease other than on terms consistent with the Specified Terms, or amend the term (including any renewal options) of any existing Specified Space Leases, except, in each case of clauses (i) through (iv), to effect any matter that is otherwise permitted by the other subsections of this Section 5.1; provided, that solely for the purposes of this Section 5.1(n) with respect to the entry into of new Material Space Leases or the renewal or extension of existing Material Space Leases, (x) “$500,000” in the definition of “Material Space Lease” shall be replaced with “$250,000” and (y) “25,000 square feet of space” in the definition of “Material Space Lease” shall be replaced with “10,000 square feet of space”; provided, however, that if Parent fails to respond to the Company’s written request for approval of any such action (which response may include a request for additional information) within forty-eight (48) hours of receipt of any such request made to each of the Persons set forth on Schedule B hereto in the manner set forth in Section 8.3, Parent shall be deemed to have given its written consent to such action; provided, further, that the immediately preceding proviso does not apply to Ground Leases, Existing Loan Documents, Joint Venture Agreements or Contracts for acquisitions, dispositions, development projects or joint ventures;

(o) except as set forth in Section 5.1 of the Company Disclosure Letter, make, enter into any Contract for, or otherwise commit to, any capital expenditures (which, for the avoidance of doubt, does not include acquisitions) on, relating to or adjacent to any Company Real Property; provided, however, that notwithstanding the foregoing, but subject to the provisions of Section 5.1(n) above, the Company and any Company Subsidiary shall be permitted to make, enter into Contracts for or otherwise commit to: (i) capital expenditures as required by Law, (ii) emergency capital expenditures in any amount that the Company determines is necessary in its reasonable judgment to maintain its ability to operate its businesses in the ordinary course, (iii) capital expenditures in an aggregate amount of up to (A) 115% of the respective amounts specified for such project in the Capital Expenditure and Development Budget and (B) 115% of the amount specified for all such expenditures in the Capital Expenditure and Development Budget taken as a whole or (iv) capital expenditures in any amount not exceeding $5,000,000 in the aggregate;

(p) except as set forth in Section 5.1(p) of the Company Disclosure Letter, (i) initiate or consent to any material zoning reclassification of any Company Real Property or any material change to any approved site plan (in each case, that is material to such Company Real Property or plan, as applicable), special use permit or other land use entitlement affecting any material Company Real Properties, in each case, in a manner that would (x) materially inhibit the Company’s ability to develop the Company Real Property for its currently permitted uses or ability to use the Company Real Property for its currently permitted operations or (y) impose material obligations on the Company in connection with the development or use of such Company Real Property or (ii) amend, modify or terminate, or authorize any Person to amend, modify, terminate or allow to lapse, any material Company Permit;

(q) (i) fail to use commercially reasonable efforts to maintain in full force and effect the existing insurance policies, to replace such insurance policies with comparable insurance policies covering the Company or any Company Subsidiary and their respective properties, assets and businesses (including Company Real Properties) or (ii) agree to any material condemnation or payment of material condemnation proceeds;

(r) enter into any Tax Protection Agreement;

(s) except as may be required as a result of a change in applicable Law, change (i) any posted privacy policy in any manner that is materially adverse to the rights or obligations of the Company or the Company Subsidiaries under such policy or (ii) materially diminish the standards of data and system security used for any material Company IT Asset;

(t) apply for or receive any relief under the CARES Act; and

(u) authorize or enter into any Contract or arrangement to do any of the actions described in Section 5.1(a) through Section 5.1(t).

Notwithstanding anything to the contrary in the foregoing, nothing in this Section 5.1 shall prohibit any transactions between the Company and one or more of the wholly owned Company Subsidiaries (other than the Partnership) or between any of the wholly-owned Company Subsidiaries.

Nothing contained in this Agreement shall give Parent, Merger Sub I or Merger Sub II, directly or indirectly, the right to control or direct the operations of the Company, the Partnership or any other Company Subsidiary prior to the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable. Prior to the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable, the Company, the Partnership, and the other Company Subsidiaries, as applicable, shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 5.2 Access to Information.

(a) During the Interim Period, for purposes of furthering the transactions contemplated hereby, the Company shall, and shall cause each Company Subsidiary to, (i) give Parent and its authorized Representatives reasonable access during normal business hours, and upon reasonable advance notice, to all properties, facilities, personnel and books and records of the Company and each Company Subsidiary in such a manner as not to interfere unreasonably with the operation of any business conducted by the Company or any Company Subsidiary and (ii) permit such inspections as Parent may reasonably require and promptly furnish Parent with such financial and operating data and other information with respect to the business, properties and personnel of the Company and each Company Subsidiary as Parent may reasonably request; provided that all such access shall be coordinated through the Company or its designated Representatives, in accordance with such reasonable procedures as they may establish (including any requirements or guidelines reasonably necessary in response to or related to COVID-19); provided, further that notwithstanding anything to the contrary herein, Parent and its affiliates shall not conduct any environmental investigation at any Company Real Property involving sampling or other intrusive investigation of air, surface water, groundwater, soil or anything else at or in connection with any Company Real Property; and provided, further that the Company shall not be required to (or to cause any Company Subsidiary to) afford such access or furnish such information to the extent that the Company believes in good faith that doing so would be reasonably likely to: (i) result in a risk of loss or waiver of attorney-client privilege, attorney work product or other legal privilege; (ii) violate any obligations of the Company or any Company Subsidiary with respect to confidentiality to any third party or otherwise breach, contravene or violate any Contract to which the Company or any Company Subsidiary is party; (iii) result in a competitor of the Company or any Company Subsidiary receiving information that is competitively sensitive; or (iv) breach, contravene or violate any applicable Law; (provided that the Company shall use reasonable best efforts to allow for such access or disclosure in a manner that does not result in the events set out in clauses (i) through (iv)). Notwithstanding anything to the contrary in this Agreement, the Company may satisfy its obligations set forth above with respect to the provision of access to information or personnel by electronic means if, and to the extent, physical access is not reasonably feasible as a result of COVID-19 or any COVID-19 Measures or would not be permitted under applicable Law. No investigation under this Section 5.2(a) or otherwise shall affect the representations, warranties, covenants or agreements of the Company or the Partnership or the conditions to the obligations of the parties under this Agreement and shall not limit or otherwise affect the rights or remedies available hereunder.

(b) Parent, Merger Sub I and Merger Sub II will hold and will cause their authorized Representatives to hold in confidence all documents and information concerning the Company and the Company Subsidiaries made available or provided to them or their Representatives by the Company, the Partnership or their Representatives in connection with the Mergers and the other transactions contemplated by this Agreement pursuant to the terms of that certain Amended and Restated Non-Disclosure Agreement entered into among the Company and Blackstone Real Estate Services L.L.C., dated December 19, 2021, as amended on the date hereof (the “Confidentiality Agreement”); provided that, on and after the No-Shop Period Start Date and only so long as this Agreement has not been terminated, Parent and its Representatives may disclose “Confidential Information” (as defined in the Confidentiality Agreement) subject to the confidentiality and use restrictions applicable to “Representatives” (as defined in the Confidentiality Agreement) set forth in the Confidentiality Agreement to potential purchasers (and their financing sources) of Company Real Properties or Company Subsidiaries that directly or indirectly own such Company Real Property with the Company’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned.

Section 5.3 Proxy Statement.

(a) As promptly as practicable after the date of this Agreement, the Company shall prepare a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and, after consultation with Parent, file the preliminary Proxy Statement with the SEC; provided that prior to filing the preliminary Proxy Statement with the SEC, the Company shall afford Parent a reasonable opportunity for review, and the Company shall consider in good faith any comments on the preliminary Proxy Statement reasonably proposed by Parent. The Company shall use reasonable best efforts to (i) obtain and furnish the information required to be included by the SEC in the Proxy Statement, and respond, after consultation with Parent, promptly to any comments made by the SEC with respect to the Proxy Statement; and (ii) promptly upon the earlier of (A) receiving notification that the SEC is not reviewing the preliminary Proxy Statement and (B) the conclusion of any SEC review of the preliminary Proxy Statement, cause the definitive Proxy Statement to be mailed to the Company’s shareholders and, if necessary, after the definitive Proxy Statement shall have been so mailed, promptly circulate amended or supplemental proxy materials and, if required in connection therewith, resolicit proxies; provided, however, that no such amended or supplemental proxy materials will be filed with the SEC or mailed by the Company without affording Parent a reasonable opportunity for consultation and review, and the Company shall consider in good faith any comments on such materials reasonably proposed by Parent. The Company will promptly notify Parent of the receipt of comments from the SEC and of any request from the SEC for amendments or supplements to the preliminary Proxy Statement or definitive Proxy Statement or for additional information, and will promptly supply Parent with copies of all written correspondence between the Company or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the preliminary Proxy Statement, the definitive Proxy Statement, the Mergers or any of the other transactions contemplated by this Agreement. Prior to responding to any comments of the SEC or members of its staff, the Company shall provide Parent with a reasonable opportunity to consult and review such response and the Company shall consider in good faith any comments on such response reasonably proposed by Parent. Parent, Merger Sub I and Merger Sub II will cooperate with the Company in connection with the preparation of the Proxy Statement, including promptly furnishing to the Company any and all information regarding Parent, Merger Sub I and Merger Sub II and their respective affiliates as may be required to be disclosed therein. The Proxy Statement shall contain the Company Recommendation, except to the extent that the Company Board shall have effected an Adverse Recommendation Change, as permitted by and determined in accordance with Section 5.6.

(b) If at any time prior to the Company Shareholders’ Meeting any event or circumstance relating to the Company or Parent or any of their respective Subsidiaries, or their respective officers or directors, should be discovered by the Company or Parent, as the case may be, which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company or Parent, as the case may be, shall promptly inform the other party hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Company’s shareholders. All documents that the Company is responsible for filing with the SEC in connection with the Mergers will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

Section 5.4 Company Shareholders’ Meeting. The Company shall, as soon as reasonably practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s shareholders in accordance with Section 5.3(a), duly call, give notice of, convene and hold a meeting of the holders of the Company Shares (the “Company Shareholders’ Meeting”) for the purpose of seeking the Company Requisite Vote; provided, that the Company shall not be required to convene and hold the Company Shareholders’ Meeting prior to the Cut-Off Time. The Company, through the Company Board, shall recommend to holders of the Company Shares that they vote in favor of the Company Merger so that the Company may obtain the Company Requisite Vote (the “Company Recommendation”) and the Company shall use reasonable best efforts to solicit the Company Requisite Vote (including by soliciting proxies from the Company’s shareholders), except in each case to the extent that the Company Board shall have effected an Adverse Recommendation Change, as permitted by and determined in accordance with Section 5.6. The Company shall keep Parent reasonably informed with respect to proxy solicitation results as reasonably requested by Parent. Unless this Agreement is terminated in accordance with its terms, the Company shall not submit to the vote of its shareholders any Company Acquisition Proposal. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Shareholders’ Meeting after consultation with Parent (A) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of Company Shares within a reasonable amount of time in advance of a vote on the Company Merger, (B) if additional time is reasonably required to solicit proxies in favor of the approval of the Company Merger or (C) if there are insufficient Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders’ Meeting; provided, that, in the case of clause (B) or clause (C), without the written consent of Parent, in no event shall the Company Shareholders’ Meeting (as so postponed or adjourned) be held on a date that is more than thirty (30) days after the date for which the Company Shareholders’ Meeting was originally scheduled. Unless this Agreement shall have been terminated in accordance with Article VII, the obligations of the Company with respect to calling, giving notice of, convening and holding the Company Shareholders’ Meeting and mailing the Proxy Statement (and any amendment or supplement thereto that may be required by Law) to the Company’s shareholders shall not be affected by an Adverse Recommendation Change.

Section 5.5 Appropriate Action; Consents; Filings.

(a) Each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the Mergers; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding and (iii) promptly inform the other parties of (and provide copies of) any substantive communications to or from any Governmental Entity and keep the other parties reasonably informed regarding any substantive communications to or from a third party, in each case regarding the Mergers or other transactions contemplated by this Agreement. Each party hereto will have the right to review in advance, and each party will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with, any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any Governmental Entity in connection with the transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each party hereto will permit authorized Representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted in writing to any Governmental Entity in connection with such request, inquiry, investigation, action or legal proceeding.

(b) Subject to the terms and conditions of this Agreement, each party hereto shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the Mergers as promptly as practicable and to cause to be satisfied all conditions precedent to its obligations under this Agreement, including, consistent with the foregoing, (i) preparing and filing as promptly as practicable with the objective of being in a position to consummate the Mergers as promptly as practicable following the date of the Company Shareholders’ Meeting, all documentation to effect all necessary or advisable applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any Governmental Entity or third party in connection with the transactions contemplated by this Agreement, including any that are required to be obtained under any federal, state or local Law or Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, (ii) contesting, litigating and defending all lawsuits or other legal proceedings against it or any of its affiliates relating to or challenging this Agreement or the consummation of the Mergers (“Transaction Litigation”), and (iii) effecting all necessary or advisable registrations and other filings required under the Exchange Act or any other federal, state or local Law relating to the Mergers. Parent, Merger Sub I, Merger Sub II, the Company and the Partnership each shall promptly obtain and furnish the other (A) the information which may be reasonably required in order to make all necessary or advisable applications, notices, petitions and filings with any Governmental Entity and (B) any additional information which may be requested by a Governmental Entity and which the parties reasonably deem appropriate. Any information or materials provided to the other parties pursuant to this Section 5.5 may be provided on an “outside counsel only” basis, if appropriate, and that information or materials may also be redacted as necessary to (1) remove references concerning the valuation of the Company and the Partnership or other competitively sensitive materials, (2) comply with contractual arrangements and obligations or (3) address reasonable attorney-client or other privilege or confidentiality concerns. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any consents in connection with the transactions contemplated by this Agreement from any Person (other than from a Governmental Entity) (I) without the prior written consent of Parent, none of the Company or any Company Subsidiary shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation, (II) none of Parent or any of its affiliates shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligations and (III) none of the Company, the Partnership or any of their respective affiliates shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligations, except in each case of this clause (III) if the payment, commitment or obligations is conditioned upon the Closing. In the event that any party hereto fails to obtain any such consent, the parties hereto shall use reasonable best efforts to minimize any adverse effect upon the Company and Parent and their respective affiliates and businesses resulting, or which would reasonably be expected to result, after the Partnership Merger Effective Time, from the failure to obtain such consent.

(c) Subject to the terms and conditions of Section 5.13(a), without limiting the generality of the undertaking pursuant to this Section 5.5, Parent shall, and shall cause its Subsidiaries to, take any and all actions to avoid the entry of, and resist, vacate, modify, reverse, suspend, prevent, eliminate or remove any actual, anticipated or threatened temporary, preliminary or permanent injunction or other order, decree, decision, determination or judgment entered or issued, or that becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind, in each case that would reasonably be expected to delay, restrain, prevent, enjoin or otherwise prohibit or make unlawful the consummation of the Mergers, including becoming subject to, consenting to, or offering or agreeing to, or otherwise taking any action with respect to, any requirement, condition, limitation, contract or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Company, the Partnership, the Surviving Partnership, Parent or any of their respective Subsidiaries, (ii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, the Surviving Company, the Partnership, the Surviving Partnership, Parent or any of their respective Subsidiaries in any manner or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Company, the Partnership, the Surviving Partnership or any of their respective Subsidiaries; provided, however, that none of the Company, the Surviving Company, the Partnership, the Surviving Partnership, Parent or any of their respective affiliates shall be required to take any of the actions set forth in clauses (i) through (iii) unless the effectiveness of such action is conditioned upon the Closing; provided, further, that, notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.5 or any other provision of this Agreement shall require any of Parent or its affiliates to agree or otherwise be required to, take any action, including any action contemplated in clauses (i) through (iii) above with respect to Parent or any of its affiliates (including Blackstone Inc. (“Blackstone”) and any investment funds or investment vehicles affiliated with, or managed or advised by, Blackstone or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Blackstone or of any such investment fund or investment vehicle), or any interest therein, other than with respect to the Company. In no event shall the Company, the Partnership or any of their respective controlled affiliates propose to any Governmental Entity, negotiate, effect or agree to any action contemplated by clauses (i) - (iii) above without the prior written consent of Parent.

(d) Between the date of this Agreement and the earlier of the Partnership Merger Effective Time and the termination of this Agreement in accordance with Section 7.1 hereof, Parent, Merger Sub I and Merger Sub II shall not, and shall not permit any of their Subsidiaries to, take or agree to take any action, including acquiring or agreeing to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in or otherwise making any investment in, or by any other manner, any Person or portion thereof, or otherwise acquiring or agreeing to acquire or make any investment in any assets, or agreeing to any commercial or strategic relationship with any Person, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger, consolidation, investment or commercial or strategic relationship would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order of any Governmental Entity necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated hereby or (iii) materially delay the consummation of the transactions contemplated hereby.

(e) Each party shall keep the other parties reasonably informed regarding any Transaction Litigation unless doing so would, in the reasonable judgment of such party, jeopardize any privilege of the Company or any Company Subsidiaries with respect thereto. The Company shall promptly advise Parent in writing of the initiation of and any material developments regarding, and shall reasonably consult with and permit Parent and its Representatives to participate in the defense, negotiations or settlement of, any Transaction Litigation, and the Company shall give consideration to Parent’s advice with respect to such Transaction Litigation. The Company shall not, and shall not permit any Company Subsidiaries nor any of its or their Representatives to, compromise or settle any Transaction Litigation without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

(f) Each of the Company and Parent shall (i) take all action necessary so that no Takeover Statute is or becomes applicable to Parent, Merger Sub I, Merger Sub II, this Agreement, the Mergers or any of the other transactions contemplated hereby and (ii) if any Takeover Statute becomes applicable to Parent, Merger Sub I, Merger Sub II, this Agreement, the Mergers or any of the other transactions contemplated hereby, take all action necessary so that the Mergers and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on Parent, Merger Sub I, Merger Sub II, this Agreement, the Mergers and the other transactions contemplated hereby.

(g) Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the New York Stock Exchange to cause the delisting of the Company Shares, from the New York Stock Exchange as promptly as practicable after the Company Merger Effective Time and the deregistration of the Company Shares under the Exchange Act as promptly as practicable after such delisting.

Section 5.6 Solicitation; Acquisition Proposals; Adverse Recommendation Change.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on May 25, 2022 (the “No-Shop Period Start Date”), the Company, the Company Subsidiaries, Public Storage and their respective Representatives shall have the right to: (i) solicit, initiate, encourage or facilitate any Inquiry, including by providing information (including non-public information and data) regarding, and affording access to the business, properties, assets, books, records and personnel of, the Company and the Company Subsidiaries to any Person (and its Representatives, including potential financing sources) pursuant to an Acceptable Confidentiality Agreement; provided that the Company shall provide to Parent, Merger Sub I and Merger Sub II any non-public information or data that is provided to any Person given such access that was not previously made available to Parent, Merger Sub I and Merger Sub II prior to or substantially concurrently with the time it is provided to such person (and in any event within forty-eight (48) hours thereafter) and (ii) engage in any discussions or negotiations with any Persons (and their respective Representatives, including potential financing sources) with respect to a Company Acquisition Proposal or potential Company Acquisition Proposal or interest or potential interest with respect thereto, or otherwise cooperate with, assist or participate in, or facilitate any Inquiries. Within one (1) Business Day after the No-Shop Period Start Date, the Company shall (x) notify Parent in writing of the identity of each Person from whom the Company received a Company Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date, (y) provide Parent a list identifying each Excluded Party as of the No-Shop Period Start Date and (z) provide to Parent (A) a copy of any Company Acquisition Proposal made in writing and any other written terms or proposals provided (including financing commitments) to the Company or any of the Company Subsidiaries in connection with any Company Acquisition Proposal and any modifications to the financial and other material terms thereof (which may be redacted to the extent necessary to protect confidential information of the business or operations of the Person making such Company Acquisition Proposal) and (B) a written summary of the material terms and conditions of any Company Acquisition Proposal not made in writing (including any material terms and conditions proposed orally or supplementally and any modifications to the financial and other material terms thereof). Promptly after the No-Shop Period Start Date (and, in any event, within twenty-four (24) hours thereafter), the Company shall (i) request each Person (other than Parent, its affiliates and their respective Representatives) that has executed a confidentiality agreement in connection with any Inquiry, Company Acquisition Proposal or its consideration of any Company Acquisition Proposal to promptly return or destroy all non-public information furnished to such Person by or on behalf of the Company or any of the Company Subsidiaries prior to the No-Shop Period Start Date and (ii) terminate any data room or other diligence access to each such Person (and its Representatives); provided, that the Company shall not be required to take any such action in respect of any Excluded Party unless and until such Person or group ceases to be an Excluded Party (in which case all references in this sentence to the No-Shop Period Start Date shall be read as the date on which such Person or group ceases to be an Excluded Party).

(b) Except as may relate to any Excluded Party (for so long as such Person or group is an Excluded Party) or as expressly permitted by this Section 5.6, from and after the No-Shop Period Start Date, the Company agrees that it shall, and shall cause each of the Company Subsidiaries, and its and their officers and directors to, and shall direct its and their other Representatives to, and shall cause Public Storage and its officers and directors to, and shall cause Public Storage to direct its other Representatives to, immediately cease any solicitations, discussions, negotiations or communications with any Person that may be ongoing with respect to any Company Acquisition Proposal. Except as may relate to any Excluded Party (for so long as such Person or group is an

Excluded Party) or as expressly permitted by this Section 5.6, from the No-Shop Period Start Date until the earlier of the termination of this Agreement in accordance with Article VII and the Partnership Merger Effective Time, the Company agrees that it shall not, and shall cause each of the Company Subsidiaries and its and their officers and directors not to, and shall not authorize and shall use reasonable best efforts to cause its and their other Representatives not to, and shall cause Public Storage and its officers and directors not to, and shall cause Public Storage to not authorize and to use reasonable best efforts to cause its other Representatives not to, directly or indirectly through another Person, (A) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion, offer, request or proposal that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal (an “Inquiry”), (B) engage in any discussions or negotiations regarding, or furnish to any third party any non-public information in connection with, or knowingly facilitate in any way any effort by, any third party in furtherance of any Company Acquisition Proposal or Inquiry, (C) approve or recommend a Company Acquisition Proposal, (D) other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.6(c), enter into any letter of intent, memorandum of understanding, agreement in principle, expense reimbursement agreement, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive agreement providing for or relating to a Company Acquisition Proposal or requiring the Company or the Partnership to abandon, terminate or fail to consummate the transactions contemplated by this Agreement (any of the foregoing referred in this clause (D), other than an Acceptable Confidentiality Agreement, an “Alternative Acquisition Agreement”), or (E) propose or agree to do any of the foregoing. Notwithstanding the commencement of the Company’s obligations under Section 5.6(b) and Section 5.6(c) on the No-Shop Period Start Date, the parties hereto agree that the Company, Public Storage and their respective Representatives may continue to engage in the activities described in Section 5.6(a) with respect to each Excluded Party (for so long as such Person or group is an Excluded Party) following the No-Shop Period Start Date and prior to obtaining the Company Requisite Vote, including with respect to any amended or revised Company Acquisition Proposal submitted by an Excluded Party following the No-Shop Period Start Date and the restrictions in Section 5.6(b) or Section 5.6(c) shall not apply with respect to an Excluded Party (for so long as such Person or group is an Excluded Party).

(c) Notwithstanding anything to the contrary in this Agreement, at any time on or after the No-Shop Period Start Date and prior to obtaining the Company Requisite Vote, the Company, the Company Subsidiaries and Public Storage may, directly or indirectly, through any Representative, in response to an unsolicited written bona fide Company Acquisition Proposal by a third party (including any Person or group of Persons who has ceased to be an Excluded Party, after such Person or group of Persons has ceased to be an Excluded Party, and such Company Acquisition Proposal shall not be deemed to be solicited by reason of the fact that such Person or group of Persons was solicited while an Excluded Party) made after the date of this Agreement (that did not result from a breach of this Section 5.6, it being agreed that the Company or any of its Representatives may correspond in writing with any Person making such a written Company Acquisition Proposal to request clarification of the terms and conditions thereof so as to determine whether such Company Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal) (i) furnish non-public information to such third party (and such third party’s Representatives, including potential financing sources) making such Company Acquisition Proposal (provided, however, that (A) prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement on customary terms no more favorable in any material respect to such Person than the Confidentiality Agreement, it being understood that such confidentiality agreement need not contain any “standstill” or similar provisions to the extent that it would prohibit the making or amendment of any non-public Company Acquisition Proposal to the Company Board (such confidentiality agreement, an “Acceptable Confidentiality Agreement”), and (B) any non-public information concerning the Company or the Company Subsidiaries that is provided to such third party (or its Representatives) shall, to the extent not previously provided to Parent, be provided to Parent as promptly as practicable after providing it to such third party (and in any event within forty-eight (48) hours thereafter)), and (ii) engage in, enter into or otherwise participate in discussions or negotiations with such third party (and such third party’s Representatives) with respect to the Company Acquisition Proposal if, in the case of each of clauses (i) and (ii), the Company Board determines in good faith, after consultation with outside legal counsel and financial advisors, that such Company Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal.

(d) From and after the No-Shop Period Start Date, the Company shall notify Parent promptly (but in no event later than forty-eight (48) hours) after receipt of any Company Acquisition Proposal or any request for nonpublic information regarding the Company or any Company Subsidiary by any third party that informs the Company that it is considering making, or has made, a Company Acquisition Proposal, or any other Inquiry from any Person seeking to have discussions or negotiations with the Company regarding a possible Company Acquisition Proposal. Such notice shall be made in writing and shall identify the Person making such Company Acquisition Proposal or Inquiry and indicate the material terms and conditions of any Company Acquisition Proposals or Inquiries, to the extent known (including, if applicable, providing copies of any written Company Acquisition Proposals or Inquiries and any proposed agreements related thereto, which may be redacted to the extent necessary to protect confidential information of the business or operations of the Person making such Company Acquisition Proposal or Inquiry). The Company shall also promptly (and in any event within forty-eight (48) hours) notify Parent, in writing, if it enters into discussions or negotiations concerning any Company Acquisition Proposal or provides nonpublic information to any Person in each case in accordance with Section 5.6(c), notify Parent of any change to the financial and other material terms and conditions of any Company Acquisition Proposal and otherwise keep Parent reasonably informed of the status and terms of any Company Acquisition Proposal or Inquiry on a reasonably current basis, including by providing a copy of all written proposals, offers, drafts of proposed agreements or correspondence relating thereto (which may be redacted to the extent necessary to protect confidential information of the business or operations of the Person making such Company Acquisition Proposal or Inquiry). Neither the Company nor any Company Subsidiary shall, after the date of this Agreement, enter into any confidential or similar agreement that would prohibit it from providing such information to Parent.

(e) Except as permitted by this Section 5.6(e), neither the Company Board nor any committee thereof shall (i) withhold, withdraw, modify or qualify in any manner adverse to Parent (or publicly propose to withhold, withdraw, modify or qualify in a manner adverse to Parent), the Company Recommendation, (ii) approve, adopt or recommend (or publicly propose to approve, adopt or recommend) any Company Acquisition Proposal, (iii) fail to include the Company Recommendation in the Proxy Statement (any of the actions described in clauses (i), (ii) and (iii) of this Section 5.6(e), an “Adverse Recommendation Change”), or (iv) approve, adopt, declare advisable or recommend (or agree to, resolve or propose to approve, adopt, declare advisable or recommend), or cause or permit the Company or any Company Subsidiary to enter into, any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 5.6). Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Requisite Vote, the Company Board may (A) effect an Adverse Recommendation Change if an Intervening Event has occurred and the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its duties under applicable Law, or (B) if the Company has not breached this Section 5.6(e) or Section 5.6(f) (other than, in the case of Section 5.6(f) any breach that has a de minimis effect) and has not breached the other subsections of this Section 5.6 in any material respect, effect an Adverse Recommendation Change and/or terminate this Agreement pursuant to Section 7.1(c)(i) if the Company Board has received (x) after the date hereof and prior to the Cut-Off Time from an Excluded Party a Company Acquisition Proposal or (y) after the No-Shop Period Start Date, an unsolicited written bona fide Company Acquisition Proposal that, in each case of clauses (x) and (y), did not result from a breach of this Section 5.6 and in the good faith determination of the Company Board, after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal, after having complied (other than any non-compliance that has a de minimis effect) with, and giving effect to all of the adjustments which may be offered by Parent pursuant to Section 5.6(f), and such Company Acquisition Proposal is not withdrawn.

(f) The Company Board shall only be entitled to effect an Adverse Recommendation Change and/or terminate this Agreement pursuant to Section 7.1(c)(i) as permitted under Section 5.6(e) if (i) the Company has provided a prior written notice (a “Notice of Change of Recommendation”) to Parent that the Company intends to take such action, identifying the Person making the Superior Proposal and describing the material terms and conditions of the Superior Proposal or Intervening Event, as applicable, that is the basis of such action, including, if applicable, copies of any written proposals or offers and any proposed written agreements related to a Superior Proposal (it being agreed that the delivery of the Notice of Change of Recommendation by the Company shall not constitute an Adverse Recommendation Change), (ii) during the three (3) Business Day period following Parent’s receipt of the Notice of Change of Recommendation and ending at 11:59 p.m. (New York City time) on such 3rd Business Day (a “Notice of Change Period”), the Company shall, and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that, in the case of a Superior Proposal, such Superior Proposal ceases to constitute a Superior Proposal, or, in the case of an Intervening Event, in order to obviate the need to make such Adverse Recommendation Change; and (iii) following the end of the Notice of Change Period, the Company Board shall have determined in good faith, after consultation with outside legal counsel and financial advisors, taking into account any changes to this Agreement proposed in writing by Parent in response to the Notice of Change of Recommendation or otherwise, that (A) the Superior Proposal giving rise to the Notice of Change of Recommendation continues to constitute a Superior Proposal or (B) in the case of an Intervening Event, the failure of the Company Board to effect an Adverse Recommendation Change would reasonably be expected to be inconsistent with its duties under applicable Law. Any amendment to the financial terms or any other material amendment of such a Superior Proposal shall require a new Notice of Change of Recommendation, and the Company shall be required to comply again with the requirements of this Section 5.6(f); provided, however, that the Notice of Change Period shall be reduced to two (2) Business Days following receipt by Parent of any such new Notice of Change of Recommendation and ending at 11:59 p.m. (New York City time) on such 2nd Business Day.

(g) Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through its Representatives, from (i) taking and disclosing to the Company’s shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the shareholders of the Company that is required by applicable Law or if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to make such disclosure would reasonably be expected to be inconsistent with its duties under applicable Law (for the avoidance of doubt, it being agreed that the issuance by the Company or the Company Board of a “stop, look and listen” or similar statement of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, shall not constitute an Adverse Recommendation Change); provided, however, that neither the Company nor the Company Board shall be permitted to recommend that the shareholders of the Company tender any securities in connection with any tender offer or exchange offer that is a Company Acquisition Proposal or otherwise effect an Adverse Recommendation Change with respect thereto, except as permitted by Section 5.6(e).

(h) The Company shall not, and shall not permit any Company Subsidiary to, terminate, waive, amend or modify any provision of any standstill or confidentiality agreement to which the Company or any Company Subsidiary is a party, except solely to allow the applicable party to make a non-public Company Acquisition Proposal to the Company Board or to allow the disclosure of information to financing sources and/or teaming arrangements. Other than in connection with the consummation of the Mergers or the other transactions contemplated by this Agreement, the Company and the Company Board shall not take any actions to exempt any person from the “Ownership Limit” (including any increased “Ownership Limit” for such Person) as such term is defined in the Company Charter unless such actions are taken concurrently with the termination of this Agreement in accordance with Section  7.1(c)(i).

Section 5.7 Public Announcements. The initial press release announcing the execution of this Agreement shall be in a form agreed to by the parties prior to the execution of this Agreement. The Company and Parent shall consult with each other before issuing any other press release or otherwise making any other public statements with respect to this Agreement or the Mergers and shall not issue any such press release or make any such public statement without the prior consent of the other party (such consent not to be unreasonably withheld, delayed or conditioned); provided, however, that a party may, without the prior consent of the other party, (a) issue such press release or make such public statement as may be required by applicable Law or the applicable rules of any stock exchange or quotation system if the party issuing such press release or making such public statement has provided the other party with an opportunity to review and comment (and the parties shall cooperate as to the timing and contents of any such press release or public statement) upon any such press release or public statement, (b) make any public statements with respect to this Agreement or the Mergers that are substantially similar to those in the Proxy Statement or in previous press releases or public statements made by the Company or Parent in accordance with this Section 5.7 or (c) make any public statement, disclosure or communication in connection with a litigation between Public Storage, the Company or the Partnership, on the one hand, and Parent Parties or the Guarantor, on the other hand, relating to this Agreement or the Mergers; provided, further, that no such consultation or consent shall be required with respect to any release, communication, announcement or public statement in connection with an Adverse Recommendation Change made in accordance with this Agreement. Notwithstanding the foregoing, this Section 5.7 shall not apply to the filing of the Proxy Statement with the SEC or the mailing of the Proxy Statement to the Company’s shareholders, which actions shall instead be governed by Section 5.3.

Section 5.8 Directors’ and Officers’ Indemnification.

(a) From and after the Company Merger Effective Time, Parent shall, and shall cause the Surviving Company and the Surviving Partnership to, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless each (x) current or former director or officer of the Company or any of the Company Subsidiaries and each fiduciary under benefit plans of the Company or any of the Company Subsidiaries, and (y) current or former officer or employee of Public Storage set forth on Section 5.8(a) of the Company Disclosure Letter who has, in providing services to the Company or any Company Subsidiary pursuant to the Cost Sharing and Administrative Services Agreement, served or acted (including in a de facto capacity) as an officer of the Company or any Company Subsidiary (in each case of clauses (x) and (y) in their capacities as such) (each an “Indemnified Party” and collectively, the “Indemnified Parties”) against (i) all losses, expenses (including reasonable attorneys’ fees and expenses), judgments, fines, claims, actions, suits, damages or liabilities or, subject to the proviso of the next sentence, amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Company Merger Effective Time (and whether asserted or claimed prior to, at or after the Company Merger Effective Time), including in connection with the consideration, negotiation and approval of this Agreement, to the extent that they are based on or arise out of the fact that such person (x) is or was a director, officer or fiduciary under benefit plans of the Company or any Company Subsidiary or (y) serves or served, or acts or acted, as an officer of the Company or any Company Subsidiary (including in a de facto capacity) pursuant to the Cost Sharing and Administrative Services Agreement, in each case, including payment on behalf of or advancement to the Indemnified Party of any expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement (the “Indemnified Liabilities”), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement, whether asserted or claimed prior to, at or after the Company Merger Effective Time, and including any expenses incurred in enforcing such person’s rights under this Section 5.8; provided, that (x) none of the Surviving Company or the Surviving Partnership shall be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and (y) except for legal counsel engaged for one or more Indemnified Parties on the date hereof, none of the Surviving Company or the Surviving Partnership shall be obligated under this Section 5.8(a) to pay the fees and expenses of more than one legal counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single legal action except to the extent that, on the advice of any such Indemnified Party’s counsel, two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action. In the event of any such loss, expense, claim, damage or liability (whether or not asserted before the Company Merger Effective Time), the Surviving Company or the Surviving Partnership, as

applicable, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties promptly, and in any event within ten (10) days, after statements therefor are received and otherwise advance to such Indemnified Party upon request, reimbursement of documented expenses reasonably incurred (provided that, if legally required, the person to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such person is not legally entitled to indemnification under applicable Law).

(b) Parent shall cause the Surviving Company to maintain the Company’s officers’ and directors’ liability insurance policies in effect on the date hereof (accurate and complete copies of which have been previously provided to Parent) (the “D&O Insurance”) for a period of not less than six (6) years after the Closing Date; provided that the Surviving Company may substitute therefor policies of at least the same coverage and amounts with reputable and financially sound carriers containing terms no less advantageous to such former directors or officers so long as such substitution does not result in gaps or lapses of coverage with respect to matters occurring on or prior to the Company Merger Effective Time; provided further that in no event shall Parent or the Surviving Company be required to pay annual premiums in the aggregate of more than an amount equal to 300% of the current annual premiums paid by the Company for such insurance (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto; provided further that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent and the Surviving Company shall procure and maintain for such six-year period the most advantageous policies as can be reasonably obtained for the Maximum Amount. In lieu of the foregoing, prior to the Company Merger Effective Time, Parent shall have the option to cause coverage to be extended under the Company’s D&O Insurance by obtaining a six-year “tail” policy or policies on terms and conditions no less advantageous than the Company’s existing D&O Insurance, subject to the limitations set forth in the provisos above in this Section 5.8(b), and such “tail” policy or policies shall satisfy the provisions of this Section 5.8(b).

(c) The obligations of Parent and the Surviving Company under this Section 5.8 shall survive the Closing and the consummation of the Mergers and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.8 applies (it being expressly agreed that the Indemnified Parties to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8, each of whom (including his or her heirs, executors or administrators and his or her Representatives, successors and assigns) may enforce the provisions of this Section 5.8) without the consent of the Indemnified Party (including the successors, assigns and heirs of such Indemnified Party) affected thereby. In the event that the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, or if Parent dissolves the Surviving Company, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Company shall assume the obligations set forth in this Section 5.8.

(d) For a period of not less than six (6) years from the Company Merger Effective Time, the Surviving Company and the Surviving Partnership shall provide to the Indemnified Parties the same rights to exculpation, indemnification and advancement of expenses as provided to the Indemnified Parties under the provisions of the Company’s and the Company Subsidiaries’ charter, bylaws or similar organizational documents as in effect as of the date hereof and the Surviving Company’s and the Surviving Partnership’s charter, bylaws or similar organizational documents shall not contain any provisions inconsistent with such rights. The contractual indemnification rights set forth in Section 5.8(d) of the Company Disclosure Letter in existence on the date of this Agreement with any of the current or former directors, officers or employees of the Company or any Company Subsidiary shall be assumed by the Surviving Company and the Surviving Partnership without any further action, and shall continue in full force and effect in accordance with their terms following the Company Merger Effective Time.

(e) The provisions of this Section 5.8 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. Nothing in this

Agreement, including this Section 5.8, is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any Company Subsidiaries or the Indemnified Parties, it being understood and agreed that the indemnification provided for in this Section  5.8 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.9 Employee Matters.

(a) From and after the Company Merger Effective Time, for the period ending on the first anniversary of the Company Merger Effective Time (or, if shorter, during any applicable period of employment), Parent shall provide or cause its Subsidiaries, including the Surviving Company and the Surviving Partnership, to provide to each individual who is an employee of the Company or any Company Subsidiary immediately prior to the Company Merger Effective Time and who continues employment with the Surviving Company or any Subsidiary of the Surviving Company following the Company Merger Effective Time (each, a “Company Employee”), (i) a base salary or wage rate, as applicable, that is no less favorable than the base salary or wage rate in effect with respect to such Company Employee immediately prior to the Company Merger Effective Time, (ii) an annual cash bonus opportunity that is no less favorable than the annual cash bonus opportunity provided to such Company Employee immediately prior to the Company Merger Effective Time, and (iii) other compensation and benefits (including severance benefits, paid-time off, health insurance and equity-based compensation opportunities as reflected on Section 2.4(c) of the Company Disclosure Letter and the “Leader Board Program” but excluding all other equity-based compensation and other long-term incentive compensation) that are substantially comparable, in the aggregate, to the other compensation and benefits provided to such Company Employee immediately prior to the Company Merger Effective Time, it being understood that cash compensation in an amount equal to the target annual equity-based compensation opportunity applicable to such Company Employee as of immediately prior to the Company Merger Effective Time may be provided in lieu of equity-based compensation.

(b) With respect to each benefit plan, program, policy or arrangement maintained by Parent or its Subsidiaries, including the Surviving Company and the Surviving Partnership, following the Closing and in which any of the Company Employees participate (each, a “Parent Plan”), and except to the extent necessary to avoid duplication of benefits, service with the Company or any Company Subsidiary and the predecessor of any of them shall be treated as service with Parent or any of its Subsidiaries, including the Surviving Company and the Surviving Partnership, for purposes of determining eligibility to participate, vesting (if applicable) and entitlement to benefits including any paid time off and severance plans (but not for accrual of or entitlement to pension benefits, post-employment welfare benefits, special or early retirement programs, window separation programs, or similar plans which may be in effect from time to time), to the extent such service was recognized by the Company or any Company Subsidiary as of the date hereof. Parent shall take all necessary actions so that each Company Employee shall after the Company Merger Effective Time continue to be credited with the unused paid time off credited to such employee through the Company Merger Effective Time under the applicable paid time off policies of the Company or any Company Subsidiaries (subject to the same forfeiture conditions and accrual limits as applicable prior to the Company Merger Effective Time).

(c) Parent shall, or shall cause its Subsidiaries, including the Surviving Company and the Surviving Partnership, as the case may be, to (i) waive all limitations as to preexisting conditions, exclusions, actively at work requirements, waiting periods or any other restriction that would prevent immediate or full participation under the health and welfare plans of Parent or any of its Subsidiaries applicable to such Company Employee with respect to participation and coverage requirements applicable to all Company Employees and their dependents under any Parent Plan that is a welfare plan that such Company Employees may be eligible to participate in after the Closing Date, other than limitations, exclusions, actively at work requirements, waiting periods or other restrictions that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any Company Employee Benefit Plan, (ii) waive any and all evidence of insurability requirements with respect to such Company Employees to the extent such evidence of insurability requirements were not applicable to the Company Employees under the comparable Company Employee Benefit Plans immediately prior to the Closing, and (iii) provide each such Company Employee and his or her dependents with full credit for any co-payments and deductibles satisfied prior to the Closing Date for the plan year within which the Company Merger Effective Time occurs in satisfying any applicable deductible or out-of-pocket requirements, and for any lifetime maximums, under any welfare plans that such employees are eligible to participate in after the Closing Date.

(d) On and after the Closing Date, Parent shall cause the Surviving Company and the Surviving Partnership to honor all Company Employee Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately prior to the Company Merger Effective Time (subject to any rights to terminate, amend or modify such Company Employee Benefit Plans and compensation arrangements and agreements in accordance with their terms).

(e) Without limiting the generality of Section 8.6, no provision of this Section 5.9, express or implied, (i) is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person (including any Company Employee and any dependent or beneficiary thereof) other than the parties hereto and their respective successors and assigns, (ii) shall constitute an amendment of, or an undertaking to amend, any Company Employee Benefit Plan or any employee benefit plan, program or arrangement maintained by Parent or any of its Subsidiaries or (iii) is intended to prevent Parent or any of its Subsidiaries from amending or terminating any Company Employee Benefit Plan in accordance with its terms or terminating the employment of any Company Employee.

Section 5.10 Notification of Certain Matters.

(a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement.

(b) (i) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, if (x) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that the applicable closing conditions would reasonably be expected to be incapable of being satisfied by the Outside Date or (y) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (ii) the Company shall give prompt notice to Parent if the Company becomes aware that any material Company IT Assets have suffered a material security breach that results in unauthorized access or restriction imposed by a third party to customer or Company data; provided, however, with respect to clauses (i) and (ii), no such notification (nor any good faith failure to provide such notification) shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement and shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice .

Section 5.11 Dividends.

(a) During the Interim Period, the Company and any Company Subsidiary that is a REIT may make distributions to its shareholders and the Partnership may make distributions to the partners of the Partnership, including the Company, to allow the Company to make distributions to its shareholders, in each case (i) reasonably necessary (after giving effect to the distributions contemplated by clause (ii)) for the Company or any such Company Subsidiary to (A) maintain its status as a REIT under the Code, or (B) avoid the imposition of any income or excise Tax under Sections 857 or 4981 of the Code (or any other entity-level Tax), (ii) in accordance with clause (ii)(B) of Section 5.1(c), (iii) in accordance with Section 5.11(b) or (iv) in accordance with Section 5.11(c). If (x) the Company declares a distribution to the Company’s shareholders pursuant to clauses (i) or (iv) of the immediately preceding sentence, the Per Company Share Merger Consideration shall be decreased by an amount equal to the amount per Company Share of such distribution and (y) the Partnership declares a distribution to the holders of Common Partnership Units pursuant to clauses (i) or (iv) of the immediately preceding sentence, the Per Partnership Unit Merger Consideration shall be decreased, without duplication, by an amount equal to the amount per Common Partnership Unit of such distribution (it being understood that, for the avoidance of doubt, any dividend or distribution contemplated by clauses (ii) or (iii) of the immediately preceding sentence shall not result in any change to the Per Company Share Merger Consideration or the Per Partnership Unit Merger Consideration). In the event that a distribution permitted under the terms of this Agreement (1) has a record date prior to the Partnership Merger Effective Time and (2) has not been paid as of the close of business on the date immediately prior to the Closing Date, such distribution shall be paid by the Company or Company Subsidiary on the Closing Date immediately prior to the Partnership Merger Effective Time to the applicable holders of record of the underlying security as of such record date.

(b) The Company may declare and pay a cash dividend on the Company Shares (including Company Shares subject to Company RSU Awards) and the Partnership may declare and pay a cash distribution on the Common Partnership Units, in each case, up to an amount per Company Share and Common Partnership Unit, as applicable, equal to the Pro Rata Dividend Amount (as defined below) to be paid to holders of record as of the close of business on the Business Day immediately preceding the Closing Date and payable on the Closing Date immediately prior to the Partnership Merger Effective Time to the applicable holders of record of the underlying security as of such record date. The “Pro Rata Dividend Amount” shall equal an amount per Company Share and Common Partnership Unit equal to (A) $1.05, multiplied by (B) a fraction, the numerator of which is the number of calendar days elapsed from and including the first day of the calendar quarter in which the Closing Date occurs until (but not including) the Closing Date, and the denominator of which is the total number of days in such calendar quarter; provided, that if a regular quarterly cash dividend has been declared or paid during such calendar quarter, then the Pro Rata Dividend Amount shall equal $0.

(c) Subject to the Section 2-311 of the MGCL, the Company Board shall declare prior to the Closing Date a cash dividend to the holders of Company Shares for the Company’s hypothetical short taxable year ending on the Closing Date as a result of the Mergers (the “Hypothetical Short Taxable Year”) in an amount equal to or in excess of the sum of (i) the estimated amount required to be distributed pursuant to Section 857(a) of the Code with respect to the Company’s Hypothetical Short Taxable Year (taking into account all distributions made by the Company prior to the Company Merger Effective Time) such that the Company will not be subject to Tax under Sections 857(b) or 4981 of the Code with respect to such Hypothetical Short Taxable Year or the Company’s taxable year ended December 31, 2021 and (ii) the estimated accumulated earnings and profits of the Company pursuant to Treasury Regulations Section 1.312-6 calculated for the Hypothetical Short Taxable Year, in each case, as reasonably determined by the Company in consultation with Parent; provided, that any such distribution of cash shall not exceed the amount of the Partnership Closing Cash Distribution to be distributed to the Company (such aggregate dividend, the “Closing Cash Dividend”). The Closing Cash Dividend shall be designated, to the maximum extent permitted by applicable Law, as a “capital gains dividend” under Section 857(b) of the Code. The Closing Cash Dividend shall be paid to holders of record as of the close of business on the Business Day immediately preceding the Closing Date and payable on the Closing Date immediately prior to the Partnership Merger Effective Time to the applicable holders of record of the underlying Company Shares as of such record date. The Company shall provide to the transfer agent of the Company Shares all of the cash necessary to pay the Closing Cash Dividend to be paid pursuant to this Section 5.11(c), which cash shall not form part of the Exchange Fund. Subject to Section 10-607 of the MRULPA and Section 15905.08 of the CRULPA, the Partnership shall declare prior to the Closing Date a cash distribution to the holders of Common Partnership Units (including the Company, as to its Common Partnership Units) in an aggregate amount of cash equal to (x) the Closing Cash Dividend (disregarding the proviso in the first sentence of this Section 5.11(c)) divided by (y) a fraction, the numerator of which is the number of outstanding Common Partnership Units held by the Company and the denominator of which is the total number of outstanding Common Partnership Units, in each case, as of the record date of such distribution; provided, that any such distribution of cash shall not exceed the Partnership’s and any of its wholly owned Subsidiaries’ available cash

(for the avoidance of doubt, excluding any reserves, restricted cash and similar items) as of the Closing Date (such aggregate distribution by the Partnership, the “Partnership Closing Cash Distribution”). The Partnership Closing Cash Distribution shall be paid to holders of record as of the close of business on the Business Day immediately preceding the Closing Date and payable on the Closing Date to the applicable holders of record of the underlying Common Partnership Units as of such record date and immediately prior to the payment of the Closing Cash Dividend by the Company.

Section 5.12 Other Transactions. After the Cut-Off Time, the Company shall use commercially reasonable efforts to provide such cooperation and assistance as Parent may reasonably request to (a) convert or cause the conversion of one or more wholly-owned Company Subsidiaries that are organized as corporations into limited partnerships or limited liability companies and one or more wholly-owned Company Subsidiaries that are organized as limited partnerships or limited liability companies into limited liability companies, limited partnerships or corporations, on the basis of organizational documents as reasonably requested by Parent, (b) sell, transfer or distribute or cause to be sold, transferred or distributed (by merger or otherwise) stock, partnership interests, limited liability company interests or other equity interests owned, directly or indirectly, by the Company in one or more wholly-owned Company Subsidiaries at a price and on such other terms as designated by Parent, (c) exercise any right of the Company or a wholly-owned Company Subsidiary to terminate or cause to be terminated any Contract to which the Company or a wholly-owned Company Subsidiary is a party and (d) sell, transfer or distribute, or cause to be sold, transferred or distributed, any of the assets of the Company or one or more wholly-owned Company Subsidiaries at a price and on such other terms as designated by Parent (any action or transaction described in clause (a) through (d), a “Parent-Approved Transaction”); provided, that (i) neither the Company nor any of the Company Subsidiaries shall be required to take any action in contravention of (A) any organizational document of the Company or any of the Company Subsidiaries, (B) any Company Material Contract, or (C) applicable Law, (ii) any such conversions, exercises of any rights of termination or other terminations, sales or transactions, including the consummation of any Parent-Approved Transaction or other obligations of the Company or any of its Subsidiaries to incur any liabilities with respect thereto, shall be contingent upon all of the conditions set forth in Article VI having been satisfied (or, with respect to Section 6.2, waived) and receipt by the Company of a written notice from Parent stating that Parent, Merger Sub I and Merger Sub II are prepared to proceed immediately with the Closing and irrevocably waiving any right to claim that the conditions to their obligations to consummate the Mergers set forth in Section 6.1 and Section 6.2 have not been satisfied (other than the delivery by the Company at the Closing of the certificate specified in Section 6.2(e) and the opinion specified in Section 6.2(c)), together with any other evidence reasonably requested by the Company that the Closing will occur (it being understood that in any event the transactions described in clauses (a), (b), (c) and (d) will be deemed to have occurred at (and shall not be required to occur before) the Closing), (iii) such actions (or the inability to complete such actions) shall not affect or modify in any respect the obligations of Parent, Merger Sub I or Merger Sub II under this Agreement, including the amount of or timing of payment of the Merger Consideration or the obligation to complete the Mergers in accordance with the terms of this Agreement, (iv) neither the Company nor any of the Company Subsidiaries shall be required to take any such action that could adversely affect the classification as a REIT of the Company or any Company Subsidiary that is classified as a REIT or could subject the Company or any such Subsidiary to any “prohibited transactions” Taxes or other material Taxes under Code Sections 857(b), 860(c) or 4981(or any other material entity-level Taxes), (v) neither the Company nor any Company Subsidiary shall be required to take any such action that could result in any Tax being imposed on, or any other material adverse Tax consequences to, the limited partners of the Partnership, any shareholder or other equity interest holder of the Company (in such person’s capacity as a shareholder or other equity interest holder of the Company), that are incrementally greater or more adverse, as the case may be, than the Taxes or other adverse Tax consequences that would be imposed on such party in connection with the consummation of this Agreement in the absence of such action taken pursuant to this Section 5.12 and (vi) except as permitted by the proviso in Section 5.2(b), neither the Company nor any of the Company Subsidiaries shall be required to provide any material non-public information to a third party other than Parent and its affiliates or their respective Representatives. Such actions or transactions shall be undertaken in the manner (including in the order) specified by Parent and, subject to the limits set forth above and except as agreed by Parent and the Company, such actions or transactions shall be implemented immediately prior to or concurrent with the Closing. Without limiting the foregoing, none of the representations, warranties or covenants of the Company or any of the Company Subsidiaries shall be deemed to apply to, or be deemed to be breached or violated by, the transactions or cooperation contemplated by this Section 5.12. The Company shall not be deemed to have made an Adverse Recommendation Change or entered into or agreed to enter an Alternative Acquisition Agreement as a result of providing any cooperation or taking any actions to the extent requested by Parent in connection with a Parent-Approved Transaction. The consummation of any Parent-Approved Transaction shall not constitute consummation of a Company Acquisition Proposal for purposes of Section 7.3(b)(iii), nor shall any Company Acquisition Proposal made in respect of a Parent-Approved Transaction constitute a Company Acquisition Proposal for purposes of Section 7.3(b)(iii). Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Company Subsidiaries in performing their obligations under this Section 5.12, and Parent shall indemnify the Company and the Company Subsidiaries for any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by the Company or any of the Company Subsidiaries arising therefrom (and in the event the Mergers and the other transactions contemplated by this Agreement are not consummated, Parent shall promptly reimburse the Company for any reasonable out-of-pocket costs incurred by the Company or the Company Subsidiaries not previously reimbursed).

Section 5.13 Taxes.

(a) REIT Matters. The Company shall take all actions, and refrain from taking all actions, as are reasonably necessary to ensure that, prior to the Company Merger Effective Time, the Company (and any Company Subsidiary that is classified as a REIT) (i) will qualify for taxation as a REIT for U.S. federal income Tax purposes for its current taxable year and any other taxable year that includes the Closing Date, and (ii) will not become liable for U.S. federal income Tax under Section 857(b) or 4981 of the Code for its current taxable year and any other taxable year that includes the Closing Date. Such actions include, without limitation, making distributions under Section 858(a) of the Code with respect to the Company’s taxable year ended December 31, 2021. During the Interim Period, the Company shall accommodate all reasonable requests of, and consult in good faith with, Parent with respect to maintenance of the REIT status of the Company (and any Company Subsidiary that is classified as a REIT) for the Company’s 2022 taxable year and, if applicable, 2023 taxable year. Upon request by Public Storage, the Company shall jointly and validly execute an IRS Form 8875 on a protective basis with Public Storage, effective no later than March 31, 2022 (to treat the Company as a TRS of Public Storage to the extent that the Company fails to qualify as a REIT for the Company’s 2022 taxable year), and the Company shall timely and validly file such IRS Form 8875. The Company shall promptly provide copies of such timely and validly filed IRS Form 8875 (and evidence of such filing) pursuant to this Section 5.13(a) to Parent upon such filing.

(b) Transfer Taxes; Mitigation of Taxes. The Company and Parent shall reasonably cooperate in the preparation, execution, and filing of, all returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer, recording, registration, stamp or similar Taxes that become payable in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) and Parent and the Company shall cooperate to minimize the amount of such Transfer Taxes to the extent permitted by applicable Law. Parent and the Company shall, upon written request, use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated in this Agreement). From and after the Company Merger Effective Time, the Surviving Company shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of Company Shares or Common Partnership Units, all Transfer Taxes.

(c) IRS Form W-9. On the Closing Date, prior to the Company Merger, the Company shall deliver to Parent an IRS Form W-9. The Partnership shall deliver to Parent an IRS Form W-9 from each holder of Common Partnership Units (other than the Company).

Section 5.14 Rule 16b-3 Matters. Prior to the Company Merger Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the Mergers by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15 Financing.

(a) Subject to applicable Law, prior to the Closing, the Company shall, and shall cause the Company Subsidiaries to, and shall use commercially reasonable efforts to, cause its and the Company Subsidiaries’ Representatives to, provide all cooperation reasonably requested in writing (which may be via e-mail) by Parent in connection with Parent arranging financing with respect to the Company, the Company Subsidiaries or the Company Real Properties effective as of or after (and conditioned on the occurrence of) the Partnership Merger Effective Time (collectively, the “Financing”), including using commercially reasonable efforts to (i) furnish to Parent and its financing sources as promptly as reasonably practicable following delivery of request therefor to the Company by Parent, such financial, statistical and other pertinent information and projections relating to the Company and the Company Subsidiaries as may be reasonably requested in writing (which may be via e-mail) (which notice shall state with reasonable specificity the information requested) by Parent and customarily required in connection with financings of a type similar to the Financing, (ii) make appropriate officers of the Company and the Company Subsidiaries available at reasonable times and with reasonable advance notice for a reasonable number of due diligence meetings and for participation in a reasonable number of meetings, presentations, road shows and sessions with rating agencies and prospective sources of financing, (iii) assist Parent and its financing sources with the preparation of customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents necessary, proper or advisable in connection with the Financing, (iv) reasonably cooperate with the marketing efforts of Parent and its financing sources for any Financing, (v) (A) provide documentation and other information relating to the Company and any of the Company Subsidiaries requested by Parent in writing (which may be via e-mail) and required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations and (B) facilitate, effective no earlier than the Partnership Merger Effective Time, the execution and delivery of definitive financing, pledge, security and guarantee documents relating to the Financing, (vi) as may be reasonably requested by Parent, within a reasonable time period prior to the Closing, form new direct or indirect Company Subsidiaries pursuant to documentation reasonably satisfactory to Parent and the Company, (vii) as may be reasonably requested by Parent, following the obtainment of the Company Requisite Vote and effective no earlier than immediately prior to the Partnership Merger Effective Time on the Closing Date and provided such actions would not adversely affect the Tax status of the Company or any of the Company Subsidiaries or cause the Company or any of the Company Subsidiaries to be subject to additional Taxes that are not indemnified by Parent under the last sentence of this Section 5.15(a), transfer or otherwise restructure its ownership of existing Company Subsidiaries, properties or other assets, in each case, pursuant to documentation reasonably satisfactory to Parent and the Company, (viii) provide reasonably timely and customary access to diligence materials, appropriate personnel and properties during normal business hours and on reasonable advance notice to allow sources of the Financing and their representatives to complete all reasonable due diligence, (ix) provide reasonable assistance with respect to the review and delivery of guarantees and granting of mortgages, pledges and security interests in collateral for the Financing (in each case, effective no earlier than the Partnership Merger Effective Time), and using commercially reasonable efforts to obtain any consents associated therewith (effective no earlier than the Partnership Merger Effective Time), (x) to the extent reasonably requested by a Financing source, using commercially reasonable efforts to obtain estoppels and certificates from tenants, lenders, managers, franchisors, ground lessors and counterparties to REAs in form and substance reasonably satisfactory to any potential financing source, (xi) cooperate in connection with the repayment or defeasance of any existing indebtedness of the Company or any Company Subsidiaries as of the Partnership Merger Effective Time and the release of related Liens, including delivering such payoff, defeasance or similar notices under any existing loans of the Company or any of Company Subsidiaries as reasonably requested by Parent, (xii) to the extent requested by Parent, obtain accountants’ comfort letters and consents to the use of accountants’ audit reports relating to the Company and the Company Subsidiaries, (xiv) to the extent reasonably requested by a Financing source, permit Parent and its Representatives to conduct appraisal and environmental and engineering inspections of each real estate property owned and, subject to obtaining required third party consents with respect thereto (which the Company shall use reasonable efforts to obtain), leased by the Company or any of the Company Subsidiaries (provided, however, that (A) neither Parent nor its Representatives shall have the right to take and analyze any samples of any environmental media (including soil, groundwater, surface water, air or sediment) or any building material or to perform any invasive testing procedure on any such property, (B) Parent shall schedule and coordinate all inspections with the Company in accordance with Section 5.2(a), and (C) the Company shall be entitled to have representatives present at all times during any such inspection); it being understood that, other than with respect to any obligation to deliver notice to or make a request of any Person, the Company shall have satisfied its obligations set forth in clauses (i)-(xiv) of this sentence if the Company shall have used its commercially reasonable efforts to comply with such obligations whether or not any applicable deliverables are actually obtained or provided. Notwithstanding the foregoing or anything in Section 5.15, nothing herein shall require the Company, any of the Company Subsidiaries or any of their respective Representatives to take any action to the extent that it would (i) unreasonably interfere with the business or operations of the Company or the Company Subsidiaries or require the Company or any of the Company Subsidiaries or any of their Representatives to agree to (or to actually) pay any fees incur or reimburse any expenses, or incur any liability prior to the Partnership Merger Effective Time (except those expenses for which the Company is immediately reimbursed by Parent) or (except to the extent expressly set forth in clauses (vi) and (vii) of the preceding sentence) have any obligation of the Company or any of the Company Subsidiaries under any agreement, certificate, document or instrument be effective prior to the Partnership Merger Effective Time or if the Closing does not occur, (ii) (A) cause the Company or the Company Subsidiaries to be an issuer or other obligor under the Financing prior to the Partnership Merger Effective Time, (B) require the Company, the Company Subsidiaries or any Persons who are officers or directors of the Company or the Company Subsidiaries to (x) pass resolutions or consents to approve or authorize the execution of the Financing that are effective prior to the Partnership Merger Effective Time or (y) enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement that is effective prior to the Partnership Merger Effective Time (it being understood that in no event shall any officer or director of the Company or any of the Company Subsidiaries be required to take any such action described in the foregoing clause (x) or (y) unless such Person shall be continuing in such role following the Partnership Merger Effective Time, and shall only be required to do so in such continuing capacity) or (C) cause any director, officer or employee or stockholder of the Company or any of the Company Subsidiaries to incur any personal liability, (iii) (A) contravene any applicable Law or conflict with or violate the organizational documents of the Company or any Company Subsidiary, (B) result in any breach or violation of or constitute a default by the Company or any Company Subsidiary under, or give to others any right of termination, acceleration or cancellation of any Company Material Contract to which the Company or any Company Subsidiary thereof is a party or by which the Company or a Company Subsidiary thereof or their respective properties or assets is bound or (C) require the Company or any Company Subsidiaries to disclose information subject to any attorney-client, attorney work product or other legal privilege to the extent that the Company believes in good faith that doing so would be reasonably likely to result in a risk of loss or waiver of attorney-client privilege, attorney work product or other legal privilege (provided, that the Company shall use commercially reasonable efforts to allow the disclosure of such information (or as much of it as reasonably possible) in a manner that does not result in a loss of such privilege), (iv) require the Company, any Company Subsidiary or any of their Representatives to (x) prepare any financial statements or other information other than information (A) the preparation and delivery of which is within the Company’s and the Company Subsidiaries’ control, (B) reasonably available to the Company and the Company Subsidiaries and (C) prepared by or for the Company or the Company Subsidiaries in the ordinary course of the Company’s financial reporting practice, or (y) prepare any pro forma financial information or post-closing financial information. None of the representations, warranties or covenants of the Company set forth in this Agreement shall be deemed to apply to, or deemed breached or violated by, any of the actions taken by the Company at the request of Parent set forth in this Section 5.15(a). Parent shall, promptly upon request by the Company, reimburse the Company and the Company Subsidiaries for all reasonable out-of-pocket costs (including reasonable legal fees and disbursements) incurred by the Company or the Company Subsidiaries in performing their obligations under this Section 5.15(a), and indemnify the Company and the Company Subsidiaries for any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by the Company or any of the Company Subsidiaries arising in connection with the arrangement of the Financing, any action taken by them pursuant to this Section 5.15(a) and any information used in connection therewith (other than information provided in writing by the Company or the Company Subsidiaries specifically in connection with their obligations pursuant to this Section 5.15(a)).

(b) For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in Section 5.15(a) represent the sole obligation of the Company, the Company Subsidiaries and their respective Representatives with respect to cooperation in connection with any indebtedness or the arrangement of any modifications thereto, or the arrangement of any financing (including, for the avoidance of doubt, the Financing) to be obtained by Parent, Merger Sub I or Merger Sub II with respect to the transactions contemplated by this Agreement and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent, Merger Sub I, Merger Sub II or any of their respective affiliates or any other financing or other transactions (including any consents, waivers, amendments or other modifications with respect to indebtedness of the Company and the Company Subsidiaries) be a condition to any of Parent’s, Merger Sub I’s or Merger Sub II’s obligations under this Agreement.

(c) All nonpublic or otherwise confidential information regarding the Company or its Subsidiaries obtained by Parent, Merger Sub I, Merger Sub II or their respective Representatives pursuant to this Section 5.15 shall be kept confidential in accordance with the Confidentiality Agreement. Notwithstanding anything to the contrary in the Confidentiality Agreement, the Company agrees that Parent and its Representatives may initiate contact with and pursue potential debt financing sources in connection with the transactions contemplated by this Agreement, in each case subject to the confidentiality and use restrictions applicable to “Representatives” (as defined in the Confidentiality Agreement) set forth in the Confidentiality Agreement. For the avoidance of doubt, without the prior written consent of the Company, Parent and its affiliates and its and their Representatives to the extent acting on behalf of Parent will not enter into with any such potential lenders any exclusivity, lock-up or other agreement, arrangement or understanding, whether written or oral, that may reasonably be expected to limit, restrict, restrain or otherwise impair in any manner, directly or indirectly, the ability of such potential lender to provide financing or other assistance to any other Person in respect of a Company Acquisition Proposal (provided that the foregoing shall not prohibit the establishment of customary “tree” arrangements).

Section 5.16 Partnership Conversion. At any time prior to the Closing, the Company and the Partnership shall take such steps pursuant to the Plan of Conversion as reasonably required to cause the Partnership to be converted prior to the Partnership Merger Effective Time from a California limited partnership to a Maryland limited partnership pursuant to the filing of articles of conversion and a certificate of limited partnership with the SDAT, and a certificate of conversion with the CSOS (such transactions, the “Partnership Conversion”). The Company shall not (and shall cause the Partnership not to) amend or terminate the Plan of Conversion (including the exhibits thereto) without the prior written approval of Parent (which approval shall not be unreasonably withheld, delayed or conditioned); provided, that, the Company and the Partnership may, without the prior written approval of Parent under this Section 5.16, make (a) ministerial or de minimis amendments to the form of articles of conversion (other than Article Third thereof), certificate of limited partnership and certificate of conversion attached as exhibits to the Plan of Conversion (but not the Plan of Conversion or form of Partnership Agreement themselves) or (b) any other amendments or alterations to the form of articles of conversion (other than Article Third thereof), certificate of limited partnership and certificate of conversion attached as exhibits to the Plan of Conversion (but not the Plan of Conversion or form of Partnership Agreement themselves) to the extent required by a Governmental Entity in connection with giving effect to the Partnership Conversion in accordance with applicable Law; provided, however, that, prior to taking any actions permitted by the preceding proviso, the Company and the Partnership shall first give Parent a reasonable opportunity for consultation and review of any such documents, and the Company and the Partnership shall consider in good faith any comments on such documents reasonably proposed by Parent. The Company shall keep Parent informed on a reasonably current basis and in good faith regarding its efforts and progress with respect to the Partnership Conversion, including by promptly delivering to Parent copies of all fully executed and filed Partnership Conversion Documents and evidences of filing and acceptance received from the CSOS and the SDAT. In the event the Partnership Conversion is not capable of being completed prior to the anticipated Closing Date, the parties shall reasonably cooperate and amend this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible without consummating the Partnership Conversion.

Section 5.17 Certain Transactions.

(a) Notwithstanding anything in this Agreement to the contrary, except for (i) the indemnification agreements set forth on Section 5.8(d) of the Company Disclosure Letter, (ii) the Support Agreement, (iii) for Contracts for employment, compensation or benefits entered into in the ordinary course of business and (iv) the Contracts (or intercompany balances or transactions) set forth on Section 5.17(a) of the Company Disclosure Letter, the Company shall cause all Related Party Contracts (and all intercompany balances or transactions) to which Public Storage (or any of its Subsidiaries (other than the Company and its Subsidiaries)) is or are a party to be settled or terminated prior to or effective as of the Closing, without any further obligations, liability or payments by or on behalf of the Company or any Company Subsidiary following the Closing. For the avoidance of doubt, the foregoing shall not require the settlement or termination of an agreement that is solely between the Company and/or any entities that will remain Subsidiaries of the Company after the Closing.

(b) The Company shall use reasonable best efforts to cause to be delivered to Parent at or prior to the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Company Merger Effective Time, of all directors of the Company.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGERS

Section 6.1 Conditions to Each Party’s Obligations to Effect the Mergers. The respective obligations of each party hereto to consummate the Mergers are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefited thereby (which waiver shall be in such party’s sole discretion), to the extent permitted by applicable Law:

(a) Requisite Votes. The Company shall have obtained the Company Requisite Vote and the Partnership Requisite Vote.

(b) No Injunctions, Orders or Restraints; Illegality. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Mergers illegal or otherwise restricting, preventing or prohibiting consummation of the Mergers.

Section 6.2 Conditions to the Obligations of Parent, Merger Sub I and Merger Sub II. The obligations of Parent, Merger Sub I and Merger Sub II to effect the Mergers are further subject to the satisfaction of the following conditions, any one or more of which may be waived in whole or in part by Parent at or prior to the Closing Date:

(a) Representations and Warranties. (i) Except for the representations and warranties referred to in clauses (ii) or (iii) below, each of the representations and warranties of the Company and the Partnership contained in this Agreement shall be true and correct (determined without regard to any qualification by any of the terms “material”, “Material Adverse Effect” or “Company Material Adverse Effect” therein) as of the

Closing Date as though made on and as of the Closing Date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct at and as of such date, without regard to any such qualifications therein), except where the failure of such representations and warranties to be true and correct has not had, or would not, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect, (ii) the representations and warranties of the Company and the Partnership contained in Section 3.2 (other than clauses (c), (e) and (f)) (Capitalization) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects at and as of such date) and (iii) the representations and warranties of the Company and the Partnership contained in Section 3.7(b) (Absence of Certain Changes) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects at and as of such date).

(b) Performance and Obligations of the Company. Each of the Company and the Partnership shall have performed or complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed by it or complied with by it on or prior to the Closing Date.

(c) REIT Opinion. Parent and the Company shall have received a Tax opinion of Hogan Lovells US LLP, Tax counsel to the Company, or such other law firm as may be reasonably approved by Parent, dated as of the Closing Date in the form of Exhibit A attached hereto (the “REIT Opinion”), with such changes as are mutually agreeable to Parent, Merger Sub I, and the Company, such agreement not to be unreasonably withheld, which opinion concludes (subject to customary assumptions, qualifications and representations, including representations made by the Company and the Company Subsidiaries in a Tax representation letter provided by the Company in connection with the issuance of such opinion in the form of Exhibit B attached hereto, dated as of the Closing Date) that the Company was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for all taxable periods commencing with the Company’s taxable year ended December 31, 2015 through the Company’s hypothetical short taxable year ending immediately before the Closing on the Closing Date (without regard to the effects of the Closing (including, without limitation, the Partnership Conversion or any other obligation required to be undertaken by the Company or a Company Subsidiary under this Agreement), any action (or inaction) taken after the Closing (other than, for the avoidance of doubt, with respect to the Company’s taxable year ended December 31, 2021, the requirement that the Company timely and properly make the necessary distributions under Section 858(a) of the Code with respect to such taxable year) and the distribution requirements of Section 857(b) of the Code for the hypothetical short taxable year).

(d) Absence of Material Adverse Change. From the date of this Agreement through the Closing Date, there shall not have occurred a change, event, state of facts or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Closing Certificate. Parent shall have received a certificate signed on behalf of the Company, by an executive officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) are satisfied.

Section 6.3 Conditions to Obligations of the Company and the Partnership. The obligations of the Company and the Partnership to effect the Mergers are further subject to the satisfaction of the following conditions, any one or more of which may be waived in whole or in part by the Company at or prior to the Closing Date:

(a) Representations and Warranties. Each of the representations and warranties of Parent, Merger Sub I and Merger Sub II contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects at and as of such date).

(b) Performance and Obligations of Parent, Merger Sub I and Merger Sub II. Each of Parent, Merger Sub I and Merger Sub II shall have performed or complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed by it or complied with by it on or prior to the Closing Date.

(c) Closing Certificate. The Company shall have received a certificate signed on behalf of Parent, Merger Sub I and Merger Sub II by an executive officer of Parent, Merger Sub I and Merger Sub II, dated as of the Closing Date, certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) are satisfied.

Section 6.4 Frustration of Closing Conditions. No party may rely, either as a basis for not consummating the Mergers or the other transactions contemplated hereby or terminating this Agreement and abandoning the Mergers, on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or to use reasonable best efforts to consummate the Mergers and the other transactions contemplated hereby.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Closing Date, whether before or after the receipt of the Company Requisite Vote (except as otherwise provided below):

(a) by the mutual written consent of Parent and the Company; or

(b) by either of the Company, on the one hand, or Parent, on the other hand, by written notice to the other, if:

(i) any Governmental Entity of competent authority shall have issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the Mergers substantially on the terms contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a party if the issuance of such final, non-appealable order, decree or ruling or taking of such other action was primarily due to the failure of the Company or the Partnership, in the case of termination by the Company, or Parent, Merger Sub I or Merger Sub II, in the case of termination by Parent, to perform any of its obligations under this Agreement; or

(ii) the Mergers shall not have been consummated on or before October 24, 2022 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to the Company, if the Company or the Partnership, or to Parent, if Parent, Merger Sub I or Merger Sub II, as applicable, shall have breached in any material respect its obligations under this Agreement in any manner that shall have caused or resulted in the failure to consummate the Mergers on or before such date; or

(iii) the Company Requisite Vote shall not have been obtained at a duly held Company Shareholders’ Meeting or any adjournment or postponement thereof at which the Company Merger is voted upon; or

(c) by written notice from the Company to Parent, if:

(i) prior to obtaining the Company Requisite Vote, the Company Board effects an Adverse Recommendation Change in accordance with Section 5.6 and the Company Board has approved, and concurrently with the termination hereunder, the Company enters into a definitive agreement providing for the implementation of a Superior Proposal that did not result from a breach of Section 5.6; provided that the Company shall have previously or concurrently paid the Company Termination Fee in accordance with Section 7.3(b) (and such termination shall not be effective until the Company has paid such Company Termination Fee in accordance with Section 7.3(b)); or

(ii) Parent, Merger Sub I or Merger Sub II shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement such that a condition set forth in Section 6.3(a) or Section 6.3(b) would be incapable of being satisfied by the Outside Date; provided that neither the Company nor the Partnership shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement in any material respect; or

(iii) (A) all of the conditions set forth in Section 6.1 and Section 6.2 shall have been satisfied or waived by Parent (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions to be satisfied at the Closing would be satisfied as of the date of the notice referenced in clause (B) of this Section 7.1(c)(iii) if the Closing were to occur on the date of such notice), (B) on or after the date the Closing should have occurred pursuant to Section 1.5, the Company has delivered written notice to Parent to the effect that all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived by Parent (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions to be satisfied at the Closing would be satisfied as of the date of such notice if the Closing were to occur on the date of such notice) and the Company and the Partnership are prepared to consummate the Closing, and (C) Parent, Merger Sub I and Merger Sub II fail to consummate the Closing on or before the third (3rd) Business Day after delivery of the notice referenced in clause (B) of this Section 7.1(c)(iii), and the Company and the Partnership were prepared to consummate the Closing during such three (3) Business Day period; or

(d) by written notice from Parent to the Company, if:

(i) the Company or the Partnership shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement such that a condition set forth in Section 6.2(a) or Section 6.2(b) would be incapable of being satisfied by the Outside Date; provided that neither Parent, Merger Sub I nor Merger Sub II shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement in any material respect; or

(ii) (A) the Company Board shall have effected, or resolved to effect, an Adverse Recommendation Change, (B) the Company shall have failed to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Company Acquisition Proposal (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the Company’s shareholders) within ten (10) Business Days after the commencement of such tender offer or exchange offer, (C) the Company Board shall have failed to publicly reaffirm the Company Recommendation within ten (10) Business Days after the date a Company Acquisition Proposal shall have been publicly announced (or if the Company Shareholders’ Meeting is scheduled to be held within ten (10) Business Days from the date a Company Acquisition Proposal is publicly announced, promptly and in any event prior to the date on which the Company Shareholders’ Meeting is scheduled to be held) or (D) the Company enters into an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in compliance with Section 5.6).

Section 7.2 Effect of the Termination. In the event of the valid termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub I, Merger Sub II, the Company or the Partnership or their respective affiliates or Representatives, relating to, based on or arising under or out of this Agreement, the transactions contemplated hereby or the subject matter hereof (including the negotiation and performance of this Agreement), except (a) as provided in Section 5.2(b) and for this Section 7.2, Section 7.3, Section 7.4 and Article VIII, and the indemnification, payment and reimbursement provisions contained in the last sentence of Section 5.12 and the last sentence of Section 5.15(a), (b) the Guaranty and the Confidentiality Agreement (provided that with respect to the Confidentiality Agreement, Parent, Merger Sub I and Merger Sub II shall each be treated as if they were a party thereto to the same extent as Blackstone Real Estate Services L.L.C.) shall each continue in full force and effect in accordance with their respective terms and (c) subject to Section 8.8, nothing herein shall relieve any party from any liability for any fraud or any willful and intentional breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 7.3 Fees and Expenses.

(a) Except as otherwise set forth in this Agreement, whether or not the Mergers are consummated, all expenses incurred in connection with this Agreement and the other transactions contemplated hereby shall be paid by the party incurring such expenses.

(b) In the event that this Agreement is terminated:

(i) by Parent pursuant to Section 7.1(d)(ii),

(ii) by the Company pursuant to Section 7.1(c)(i), or

(iii) (A) by the Company or Parent pursuant to Section 7.1(b)(ii) or Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(d)(i) and (B)(x) a Company Acquisition Proposal shall have been received by the Company or its Representatives or any Person shall have publicly proposed or publicly announced an intention (whether or not conditional) to make a Company Acquisition Proposal (and, in the case of a termination pursuant to Section 7.1(b)(iii), such Company Acquisition Proposal or publicly proposed or announced intention shall have been made prior to the Company Shareholders’ Meeting) and (y) within twelve (12) months after a termination referred to in this Section 7.3(b)(iii) the Company enters into a definitive agreement relating to, or consummates, any Company Acquisition Proposal (with, for purposes of this clause (y), the references to “15%” in the definition of “Company Acquisition Proposal” being deemed to be references to “50%”), then the Company shall pay as directed by Parent the Company Termination Fee by wire transfer of same day funds to an account designated by Parent. The payment of the Company Termination Fee shall be made (1) in the case of a payment pursuant to Section 7.3(b)(i), within two (2) Business Days after the date of such termination by Parent, (2) in the case of a payment pursuant to Section 7.3(b)(ii), prior to or concurrently with such termination by the Company and (3) in the case of a payment pursuant to Section 7.3(b)(iii), within two (2) Business Days after the earlier of entry into a definitive agreement relating to the Company Acquisition Proposal referred to in clause (y) of Section 7.3(b)(iii) and consummation of such Company Acquisition Proposal. “Company Termination Fee” means Two Hundred Twenty Million Dollars ($220,000,000), except that the Company Termination Fee shall be One Hundred Ten Million Dollars ($110,000,000) in the event this Agreement is terminated by the Company pursuant to Section 7.1(c)(i) prior to the Cut-Off Time in order to enter into a definitive agreement with an Excluded Party providing for the implementation of a Superior Proposal.

(c) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii) or Section 7.1(c)(iii) or by Parent pursuant to Section 7.1(b)(ii) and the Company was then entitled to terminate this Agreement pursuant to Section 7.1(c)(ii) or Section 7.1(c)(iii), then Parent shall, within three (3) Business Days after the date of such termination, pay or cause to be paid to the Company by wire transfer of same day funds to an account designated by the Company, an amount equal to Seven Hundred Thirty Five Million Dollars ($735,000,000) (the “Parent Termination Amount”).

(d) The Company and Parent agree that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that (x) the Company Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent, Merger Sub I and Merger Sub II in the circumstances in which the Company Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Mergers, which amount would otherwise be impossible to calculate with precision and (y) the Parent Termination Amount is not a penalty, but rather is the amount that Parent has agreed to pay the Company, upon the termination of this Agreement pursuant to Parent’s breach or other failure to consummate the Mergers pursuant to Section 7.1(c)(ii) or Section 7.1(c)(iii), for release from its agreement and settlement of its obligation to consummate the Mergers (and acquire, for U.S. federal, and applicable state and local, income Tax purposes, all of the Company’s assets) in accordance herewith and compensates the Company for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Mergers. If Parent receives the full payment of the Company Termination Fee from the Company pursuant to Section 7.3(b) under circumstances where a Company Termination Fee was payable, the receipt by Parent of the Company Termination Fee shall be the sole and exclusive remedy for any and all losses or damages suffered by Parent, Merger Sub I, Merger Sub II or any of their respective affiliates or Representatives in connection with this Agreement (and the termination hereof), the Mergers and the other transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination. In the event that Parent or the Company, as the case may be, is required to commence litigation to seek all or a portion of the amounts payable under this Section 7.3, and it prevails in such litigation, it shall be entitled to receive, in addition to all amounts that it is otherwise entitled to receive under this Section 7.3, all reasonable expenses (including attorneys’ fees) which it has incurred in enforcing its rights hereunder, together with interest on the amount of the Company Termination Fee or the Parent Termination Amount, as applicable, at the prime lending rate as published in the Wall Street Journal, in effect on the date such payment is required to be made plus 2% per annum (the “Enforcement Expenses”). The parties agree that in no event shall (i) Parent be required to pay the Parent Termination Amount on more than one occasion or (ii) the Company be required to pay the Company Termination Fee on more than one occasion.

Section 7.4 Payment of Amount or Expense.

(a) In the event that Parent is obligated to pay the Parent Termination Amount pursuant to Section 7.3(c) (the “Section 7.3 Amount”), Parent shall pay to the Company from the applicable Section 7.3 Amount deposited into escrow, if any, in accordance with the next sentence, an amount equal to the lesser of (A) the Section 7.3 Amount and (B) the sum of (1) the maximum amount that can be paid to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”), as determined by the Company’s independent certified public accountants, plus (2) in the event the Company receives either (X) a letter from the Company’s counsel indicating that the Company has received a ruling from the IRS described in Section 7.4(b)(ii) or (Y) an opinion from the Company’s outside counsel as described in Section 7.4(b)(ii), an amount equal to the Section 7.3 Amount less the amount payable under clause (1) above. To secure Parent’s obligation to pay these amounts, Parent shall deposit into escrow an amount in cash equal to the Section 7.3 Amount with an escrow agent selected by the Company and on such terms (subject to Section 7.4(b)) as shall be mutually agreed (acting reasonably) upon by the Company, Parent and the escrow agent as reflected in an escrow agreement among such parties, provided that the payment or deposit into escrow shall be at the Company’s option. The payment or deposit into escrow of the Section 7.3 Amount pursuant to this Section 7.4(a) shall be made at the time Parent is obligated to pay the Company such amount pursuant to Section 7.3(c) by wire transfer of same day funds.

(b) The escrow agreement shall provide that the Section 7.3 Amount in escrow or any portion thereof shall not be released to the Company unless the escrow agent receives any one or combination of the following: (i) a letter from the Company’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code in such year determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Company’s accountants revising that amount, in which case the escrow agent shall release such amount to the Company, or (ii) a letter from the Company’s counsel indicating that the Company received a ruling from the IRS holding that the receipt by the Company of the Section 7.3 Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or, alternatively, the Company’s outside counsel has rendered a legal opinion to the effect that the receipt by the Company of the Section 7.3 Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Section 7.3 Amount to the Company. Parent agrees to amend this Section 7.4 at the reasonable request of the Company in order to (x) maximize the portion of the Section 7.3 Amount that may be distributed to the Company hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Company’s chances of securing a favorable ruling described in this Section 7.4(b) or (z) assist the Company in obtaining a favorable legal opinion from its outside counsel as described in this Section 7.4(b). Parent shall be deemed to have satisfied its obligations pursuant to this Section 7.4 so long as it deposits into escrow the Section 7.3 Amount, notwithstanding any delay or reduction in payment to the Company, and shall have no further liability with respect to payment of the Section 7.3 Amount. The portion of Section 7.3 Amount that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 7.4. The Company shall fully indemnify Parent and hold Parent harmless from and against any liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by it resulting directly or indirectly from the escrow agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any certificate, exhibit, schedule or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants or agreements, shall survive beyond the Company Merger Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Company Merger Effective Time (including the covenants and agreements in Section 5.8, Section 5.9, and this Article VIII).

Section 8.2 Entire Agreement; Assignment.

(a) This Agreement (including the exhibits, schedules and other documents delivered pursuant hereto) constitutes, together with the Guaranty and the Confidentiality Agreement, the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

(b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or transferred, in whole or in part, by operation of Law (including by merger or consolidation) or otherwise by any of the parties hereto without the prior written consent of the other parties; provided, however, that, (i) Parent may, without the prior written consent of the other parties, assign all or any of its rights or interests (but not its obligations) hereunder to any of its affiliates and (ii) prior to the mailing of the Proxy Statement to the Company’s shareholders, Parent may designate, by written notice to the Company, one or more wholly owned direct or indirect Subsidiaries to be a party to the Mergers in lieu of Merger Sub I and/or Merger Sub II, in which event all references herein to Merger Sub I and/or Merger Sub II shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub I and/or Merger Sub II as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation (provided, that any such assignment or designation shall not impede or delay the consummation of the transactions contemplated by this Agreement or relieve any party hereto of any of its obligations hereunder). Any assignment in violation of this Section 8.2(b) shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 8.3 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered if delivered personally and (b) on the next Business Day if (i) sent by email or (ii) sent by prepaid overnight carrier (providing proof of delivery), to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

(a) if to Parent, Merger Sub I or Merger Sub II:

Sequoia Parent LP, Sequoia Merger Sub I LLC and Sequoia Merger Sub II LLC c/o Blackstone Inc. 345 Park Avenue New York, New York 10154
Attention:	David Levine Ryan Karnes
Email:	David.Levine@blackstone.com Ryan Karnes@blackstone.com

with a copy (which shall not constitute notice) to: Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017
Attention:	Brian M. Stadler Matthew B. Rogers
Email:	bstadler@stblaw.com mrogers@stblaw.com

(b) if to the Company or the Partnership:

PS Business Parks, Inc. 701 Western Avenue Glendale, California 91201
Attention:	Stephen W. Wilson, Chief Executive Officer
Email:	swilson@psbusinessparks.com

and

PS Business Parks, L.P. c/o PS Business Parks, Inc. 701 Western Avenue Glendale, California 91201
Attention:	Stephen W. Wilson
Email:	swilson@psbusinessparks.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
Attention:	Adam O. Emmerich Viktor Sapezhnikov
Email:	aoemmerich@wlrk.com vsapezhnikov@wlrk.com

or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

Section 8.4 Governing Law and Venue; Waiver of Jury Trial.

(a) This Agreement and all disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the Laws of the State of Maryland (other than with respect to issues relating to the Partnership Conversion that are required to be governed by the CRULPA), in each case without regard to its rules of conflict of laws that would result in the application of any laws other than those specified above.

(b) Each of the parties hereto hereby (i) irrevocably submits to and agrees to be subject to the personal jurisdiction of the Circuit Court of Baltimore City, Maryland and/or the U.S. District Court for the District of Maryland (the “Chosen Courts”), for the purpose of any claim, action, suit or proceeding (whether based in contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof, (ii) irrevocably agrees that all such claims, actions, suits or proceedings may and shall be brought before, and determined by, only a Chosen Court with subject matter jurisdiction over such claim(s), action(s), suit(s) or proceeding(s), (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) agrees that it will not (except for a suit on the judgment as expressly permitted by Section 8.4(d)) bring any claim, action, suit or proceeding relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Chosen Court. In any judicial proceeding, each of the parties further consents to the assignment of any proceeding in the Courts of the State of Maryland to the Business and Technology Case Management Program pursuant to Maryland Rule 16-205 (or any successor thereof).

(c) Each of the parties hereto irrevocably consents to the service of the summons and complaint and any other process in any other claim, suit, action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, in the manner provided by Section 8.3 and nothing in this Section 8.4 shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.

(d) Each party hereto agrees that a final judgment in any claim, suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(e) EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR

OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.4(E).

Section 8.5 Interpretation; Certain Definitions. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to an Article, Section, exhibit or schedule, such reference shall be to an Article or Section of, or an exhibit or schedule to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase, “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other instrument made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws. Any references to any Contract are to such Contract as amended, modified, supplemented, restated or replaced from time to time. References to a Person are also to its successors and permitted assigns. All references to “dollars” or “$” refer to currency of the United States of America. All references to wholly owned Company Subsidiaries shall mean the Partnership and any Company Subsidiary directly or indirectly wholly owned by the Partnership. All references to the “ordinary course of business” shall mean the “ordinary course of business consistent with past practice”.

Section 8.6 Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except as provided in Section 5.8, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 5.8 shall not arise unless and until the Company Merger Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties may be subject to waiver by the parties hereto in accordance with Section 8.10 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.8 Specific Performance.

(a) The parties hereto agree that irreparable harm, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Company or the Partnership do not perform any of the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Mergers and the other transactions contemplated by this Agreement) in accordance with the Agreement’s specified terms or otherwise breaches such provisions. Accordingly, the parties acknowledge and agree that Parent, Merger Sub I and Merger Sub II shall be entitled to an injunction, specific performance or other equitable relief to prevent and/or remedy a breach of this Agreement by the Company and the Partnership and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Parent, Merger Sub I or Merger Sub II are entitled at Law or in equity. Each of the Company and the Partnership agrees that it will not oppose the granting of an injunction, specific performance, or other equitable relief on the basis that any of Parent, Merger Sub I or Merger Sub II has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any of Parent, Merger Sub I or Merger Sub II seeking an injunction or injunctions to prevent a breach or breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with the request for or grant of any such order or injunction. Each of the Company and the Partnership agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. The parties hereto agree that neither the Company nor the Partnership shall be entitled to an injunction, specific performance or other equitable relief to prevent and/or remedy a breach of this Agreement by Parent, Merger Sub I or Merger Sub II or to enforce specifically the terms and provisions hereof and that the Company’s and the Partnership’s sole and exclusive remedy relating to a breach of this Agreement by Parent, Merger Sub I or Merger Sub II or otherwise shall be the remedy set forth in Section 7.3(c), as set forth in the penultimate sentence of Section 7.3(d) and indemnification, payment and reimbursement pursuant to the last sentence of Section 5.12 and the last sentence of Section 5.15(a); provided, however, that the Company shall be entitled to seek specific performance to prevent any breach by Parent of Section 5.2(b).

(b) The parties further agree (i) the seeking of remedies pursuant to Section 8.8(a) shall not in any respect constitute a waiver by any of Parent, Merger Sub I or Merger Sub II seeking such remedies of its respective right to seek any other form of relief that may be available to it under this Agreement, including under Section 7.3, in the event that this Agreement has been terminated or in the event that the remedies provided for in Section 8.8(a) are not available or otherwise not granted and (ii) nothing set forth in this Agreement shall require Parent, Merger Sub I or Merger Sub II to institute any proceeding for (or limit any of Parent’s, Merger Sub I’s or Merger Sub II’s right to institute any proceeding for) specific performance under this Section 8.8 prior or as a condition to exercising any termination right under Article VII (and pursuing damages after such termination), nor shall the commencement of any legal proceeding by any of Parent, Merger Sub I or Merger Sub II seeking remedies pursuant to Section 8.8(a) or anything set forth in this Section 8.8 restrict or limit Parent’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter.

(c) Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of Parent, Merger Sub I and Merger Sub II together for any losses, damages, costs or expenses of the Company or the Partnership or their affiliates relating to the failure of the transactions contemplated by this Agreement to be consummated, or a breach of this Agreement by Parent, Merger Sub I or Merger Sub II or otherwise in connection with this Agreement or the transactions contemplated hereunder, shall be limited to an amount equal to (i) the Parent Termination Amount, plus (ii) amounts payable or reimbursable pursuant to the penultimate sentence of Section 7.3(d), plus (iii) Parent’s indemnification, payment and reimbursement obligations pursuant to the last sentence of Section 5.12 and the last sentence of Section 5.15(a) (collectively, the “Liability Limitation”), and in no event shall the Company or the Partnership or any of their affiliates seek any amount in excess of the Liability Limitation in connection with this Agreement or the transactions contemplated hereby or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in contract, tort or otherwise. Each of the Company and the Partnership agrees that it has no right of recovery against, and no personal liability shall attach to, any of the Parent Parties (other than Parent, Merger Sub I or Merger Sub II to the extent provided in this Agreement and Blackstone Real Estate Services L.L.C. to the extent provided in the Confidentiality Agreement), through Parent, Merger Sub I or Merger Sub II or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Parent, Merger Sub I or Merger Sub II against any Parent Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, whether in contract, tort or otherwise, except for its rights to recover from the Guarantor (but not any other Parent Party) under and to the extent provided in the Guaranty and subject to the Liability Limitation and the other limitations described therein. Recourse against the Guarantor under the Guaranty shall be the sole and exclusive remedy of the Company, the Partnership and their respective affiliates against the Guarantor and any other Parent Party (other than Parent, Merger Sub I or Merger Sub II to the extent provided in this Agreement and Blackstone Real Estate Services L.L.C. to the extent provided in the Confidentiality Agreement) in connection with this Agreement or the transactions contemplated hereby or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in contract, in tort or otherwise. Without limiting the rights of the Company against Parent, Merger Sub I or Merger Sub II hereunder and Blackstone Real Estate Services L.L.C. under the Confidentiality Agreement, in no event shall the Company or its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover damages from, any Parent Party (other than the Guarantor to the extent provided in the Guaranty and subject to the Liability Limitation and the other limitations described therein).

Section 8.9 Amendment. This Agreement may be amended by action taken by the Company, the Partnership, Parent, Merger Sub I and Merger Sub II at any time before or after approval of the Mergers by the Company Requisite Vote but, after such approval, no amendment shall be made which requires the approval of any such shareholders under applicable Law without obtaining such further approvals. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties hereto.

Section 8.10 Extension; Waiver. At any time prior to the Closing Date, each party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any breaches or inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) subject to Section 8.9, waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, the Partnership, Parent, Merger Sub I or Merger Sub II in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall be considered one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 8.12 Definitions.

Term	Section
2022 EIP Award	Section 2.4(c)
Acceptable Confidentiality Agreement	Section 5.6(c)
Adverse Recommendation Change	Section 5.6(e)
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.6(b)
Amended Charter	Section 1.2(a)
Bankruptcy and Equity Exception	Section 3.3(a)
Blackstone	Section 5.5(c)
Book-Entry Share	Section 2.5(b)
Book-Entry Unit	Section 2.5(b)
Cancelled Units	Section 2.3(c)
Capital Expenditure and Development Budget	Section 3.14(d)
Capitalization Date	Section 3.2(a)
Certificate	Section 2.5(b)
Certificate of Limited Partnership	Section 1.2(b)
Chosen Courts	Section 8.4(b)
Closing	Section 1.5
Closing Cash Dividend	Section 5.11(c)
Closing Date	Section 1.5
COBRA	Section 3.11(d)
Common Partnership Units	Preamble
Company	Preamble
Company Board	Preamble
Company Bylaws	Section 3.1(b)
Company Charter	Section 3.1(b)
Company Common Stock	Section 3.2(a)
Company Depositary Shares	Section 2.3
Company Disclosure Letter	Article III
Company Employee	Section 5.9(a)
Company Employee Benefit Plan	Section 3.11(a)
Company Employee Benefit Plans	Section 3.11(a)
Company Intellectual Property	Section 3.16(a)
Company IT Assets	Section 3.16(c)
Company Leased Real Property	Section 3.14(c)
Company Leases	Section 3.14(c)
Company Merger	Preamble
Company Merger Articles of Merger	Section 1.4(b)
Company Merger Effective Time	Section 1.4(b)
Company Option	Section 2.4(a)
Company Permits	Section 3.9(a)
Company Preferred Shares	Section 2.3
Company Preferred Stock	Section 3.2(a)
Company Recommendation	Section 5.4
Company Requisite Vote	Section 3.20
Company RSU Award	Section 2.4(b)
Company SEC Documents	Section 3.5(a)
Company Series X Depositary Share	Section 2.3
Company Series X Preferred Share	Section 2.3
Company Series Y Depositary Share	Section 2.3

Company Series Y Preferred Share	Section 2.3
Company Series Z Depositary Share	Section 2.3
Company Series Z Preferred Share	Section 2.3
Company Share	Section 2.1(b)
Company Share Merger Consideration	Section 2.1(b)
Company Shareholders’ Meeting	Section 5.4
Company Space Leases	Section 3.14(e)(i)
Company Termination Fee	Section 7.3(b)
Confidentiality Agreement	Section 5.2(b)
Continuing Units	Section 2.2(c)
CRULPA	Section 3.3(d)
CSOS	Section 3.3(b)
D&O Insurance	Section 5.8(b)
Deferred Stock Unit Awards	Section 2.4(b)
Equity Commitment Letter	Section 4.8
Equity Financing	Section 4.8
Equity Stock	Section 3.2(a)
ERISA	Section 3.11(a)
Exchange Fund	Section 2.5(a)
Excluded Shares	Section 2.2(c)
Excluded Units	Section 2.3(c)
Existing Indebtedness	Section 3.17(b)(iv)
Existing Loan Documents	Section 3.17(b)(iv)
FCPA	Section 3.9(c)
Financing	Section 5.15(a)
GAAP	Section 3.5(a)
Ground Lease	Section 3.14(b)
Ground Leased Real Property	Section 3.14(b)
Ground Leases	Section 3.14(b)
Guarantor	Preamble
Guaranty	Preamble
Hypothetical Short Taxable Year	Section 5.11(c)
Indemnified Liabilities	Section 5.8(a)
Indemnified Parties	Section 5.8(a)
Indemnified Party	Section 5.8(a)
Inquiry	Section 5.6(b)
Interim Period	Section 5.1
IRS	Section 3.11(c)
Liability Limitation	Section 8.8(c)
Maximum Amount	Section 5.8(b)
Merger Consideration	Section 2.3(a)
Merger Sub I	Preamble
Merger Sub II	Preamble
Mergers	Preamble
MF Leases	Section 3.14(e)(ii)
MF Property	Section 3.14(e)(ii)
MF Rent Roll	Section 3.14(e)(ii)
MGCL	Preamble
MLLCA	Preamble
MRULPA	Preamble
Multiemployer Plan	Section 3.11(b)
No-Shop Period Start Date	Section 5.6(a)

Notice of Change of Recommendation	Section 5.6(f)
Notice of Change Period	Section 5.6(f)
Operating Budget	Section 3.14(d)
Outside Date	Section 7.1
Owned Real Property	Section 3.14(a)
Parent	Preamble
Parent Plan	Section 5.9(b)
Parent Termination Amount	Section 7.3(c)
Parent-Approved Transaction	Section 5.12
Participation Agreements	Section 3.14(f)
Participation Interest	Section 3.14(f)
Participation Party	Section 3.14(f)
Partnership	Preamble
Partnership Closing Cash Distribution	Section 5.11(c)
Partnership Conversion	Section 5.16
Partnership Conversion Documents	Section 5.16
Partnership Merger	Preamble
Partnership Merger Articles of Merger	Section 1.4(a)
Partnership Merger Effective Time	Section 1.4(a)
Partnership Requisite Vote	Section 3.20
Partnership Unit	Section 2.3(b)
Partnership Unit Merger Consideration	Section 2.3(a)
Paying Agent	Section 2.5(a)
Per Company Share Merger Consideration	Section 2.1(b)
Per Partnership Unit Merger Consideration	Section 2.2(b)
Permit	Section 3.9(a)
Plan of Conversion	Section 3.3(d)
Preferred Partnership Units	Preamble
Pro Rata Dividend Amount	Section 5.11(b)
Proxy Statement	Section 5.3(a)
Public Storage	Preamble
QRS	Section 3.13(c)
Qualified Proposal	Section 8.12(v)
Qualifying Income	Section 7.4(a)
REIT	Section 3.13(b)
REIT Opinion	Section 6.2(c)
Related Party Contract	Section 3.17(b)(viii)
Rent Rolls	Section 3.14(e)(i)
Representatives	Section 5.2(b)
Sarbanes-Oxley Act	Section 3.5(a)
SDAT	Section 1.4(a)
Section 7.3 Amount	Section 7.4(a)
Series X Preferred Partnership Units	Preamble
Series X Preferred Stock	Section 3.2(a)
Series Y Preferred Partnership Units	Preamble
Series Y Preferred Stock	Section 3.2(a)
Series Z Preferred Partnership Units	Preamble
Series Z Preferred Stock	Section 3.2(a)
Support Agreement	Preamble
Surviving Company	Section 1.1(b)
Surviving Partnership	Section 1.1(a)
Takeover Statutes	Section 3.19

Third Party	Section 3.14(g)
Transaction Litigation	Section 5.5(b)
Transfer Taxes	Section 5.13(b)
TRS	Section 3.13(c)
WARN	Section 3.11(e)

In addition to the other terms defined throughout this Agreement, which are listed above, the following terms shall have the following meanings when used in this Agreement:

(a) “affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

(b) “Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated by applicable Law to close.

(c) “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Entity, or any other Law or executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health Economic Assistance, Liability and Schools Act and any other U.S., non-U.S., state or local stimulus fund or relief programs or Laws enacted by a Governmental Entity in connection with or in response to COVID-19.

(d) “Code” means the Internal Revenue Code of 1986.

(e) “Company Acquisition Proposal” means any inquiry, offer or proposal from any Person or “group” (as defined in Section 13(d)(3) of the Exchange Act) regarding any of the following (other than the Mergers) involving any of the Company or the Partnership or any other Company Subsidiary: (i) any merger, consolidation, share exchange, recapitalization, dissolution, liquidation, business combination or other similar transaction involving the Company or the Partnership; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of 15% or more of the consolidated assets of the Company and the Partnership and the other Company Subsidiaries, taken as a whole (as determined on a book-value basis (including Indebtedness secured solely by such assets)), in a single transaction or series of related transactions; (iii) any issue, sale or other disposition (including by way of merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the voting power of the Company or 15% or more of the equity interests or general partner interests in the Partnership; (iv) any tender offer or exchange offer for 15% or more of any class of equity security of the Company or 15% or more of the equity interests or general partner interests in the Partnership or the filing of a registration statement under the Securities Act in connection therewith; (v) any other transaction or series of related transactions pursuant to which any third party proposes to acquire control of assets of the Company or the Partnership and any other Company Subsidiary having a fair market value equal to or greater than 15% of the fair market value of all of the assets of the Company and the Partnership and the other Company Subsidiaries, taken as a whole, immediately prior to such transaction; or (vi) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

(f) “Company Budget” means the Capital Expenditure and Development Budget and the Operating Budget.

(g) “Company Material Adverse Effect” means any change, event, state of facts or development that has had or would reasonably be expected to have a material adverse effect on (i) the business, financial condition, assets or continuing results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) the ability of the Company or the Partnership to consummate the Mergers before the Outside Date; provided, however, that in the case of clause (i), no change, event, state of facts or development resulting from any of the following shall be deemed to be or taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) the entry into or the announcement, pendency or performance of this Agreement or the transactions contemplated hereby or the consummation of any transactions contemplated hereby, including (i) the identity of Parent and its affiliates, (ii) by reason of any communication by Parent or any of its affiliates regarding the plans or intentions of Parent with respect to the conduct of the business of the Company and the Company Subsidiaries following the Company Merger Effective Time, (iii) the failure to obtain any third party consent in connection with the transactions contemplated hereby and (iv) the impact of any of the foregoing on any relationships with customers, suppliers, vendors, business partners, employees or any other Person, (b) any change, event or development in or affecting financial, economic, social or political conditions generally or the securities, credit or financial markets in general, including inflation, interest rates or exchange rates, or any changes therein, in the United States or other countries in which the Company or any of the Company Subsidiaries conduct operations or any change, event or development generally affecting the industries in which the Company and the Company Subsidiaries operate, (c) any change in the market price or trading volume of the equity securities of the Company or of the equity or credit ratings or the ratings outlook for the Company or any of the Company Subsidiaries by any applicable rating agency; provided, however, that the exception in this clause (c) shall not prevent the underlying facts giving rise or contributing to such change, if not otherwise excluded from the definition of Company Material Adverse Effect, from being taken into account in determining whether a Company Material Adverse Effect has occurred, (d) the suspension of trading in securities generally on the New York Stock Exchange, (e) any adoption, implementation, proposal or change after the date hereof in any applicable Law or GAAP or interpretation of any of the foregoing, (f) any action taken or not taken to which Parent has consented in writing, (g) any action expressly required to be taken by this Agreement or taken at the request of Parent (including pursuant to Section 5.12), (h) the failure of the Company or any Company Subsidiary to meet any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of this Agreement; provided, however, that the exception in this clause (h) shall not prevent the underlying facts giving rise or contributing to such failure, if not otherwise excluded from the definition of Company Material Adverse Effect, from being taken into account in determining whether a Company Material Adverse Effect has occurred; and provided, further, that this clause (h) shall not be construed as implying that the Company is making any representation or warranty with respect to any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period, (i) the commencement, occurrence, continuation or escalation of any war (whether or not declared), civil disobedience, sabotage, armed hostilities, military or para-military actions or acts of terrorism (including cyberattacks), (j) any actions or claims made or brought by any of the current or former shareholders or equityholders of the Company or any Company Subsidiary (or on their behalf or on behalf of the Company or any Company Subsidiary, but in any event only in their capacities as current or former shareholders or equityholders) arising out of this Agreement or the Mergers or (k) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters, any national, international or regional calamity or any outbreak of illness, epidemic, pandemic or other public health event (including COVID-19) or any COVID-19 Measures or other restrictions to the extent relating to, or arising out of, any outbreak of illness, epidemic, pandemic or other public health event (including COVID-19) or any material worsening of any of the foregoing; provided, that (i) with respect to clauses (b), (e), (i), and (k), such changes, events, state of facts or developments may be taken into account to the extent they disproportionately adversely affect the Company and the Company Subsidiaries, taken as a whole, compared to other companies operating in the United States in the industries in which the Company and the Company Subsidiaries operate and (ii) clause (a)(iii) shall not apply to the use of Company Material Adverse Effect in Section 3.4 (or Section 6.2(a) as it relates to Section 3.4).

(h) “Company Real Property” means, collectively, the Owned Real Property and the Ground Leased Real Property.

(i) “Company Stock Incentive Plan” means, collectively, the Company’s 2003 Stock Option and Incentive Plan, the 2012 Equity and Performance-Based Incentive Compensation Plan and the Company’s 2022 Equity and Performance-Based Incentive Compensation Plan.

(j) “Company Subsidiary” means any Subsidiary of the Company, including the Partnership and its Subsidiaries.

(k) “Contract” means any binding agreement, contract, lease (whether for real or personal property), commitment, note, bond, mortgage, indenture, deed of trust, loan or evidence of Indebtedness, to which a Person is a party or to which the properties or assets of such Person are subject (other than any Company Employee Benefit Plan).

(l) “Cost Sharing and Administrative Services Agreement” means the Cost Sharing and Administrative Services Agreement, dated as of November 16, 1995, by and among PSCC, Inc. and the owners listed therein, as amended.

(m) “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

(n) “COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, guideline or recommendation by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Coronavirus Response Act (Pub. L. 116-127).

(o) “Cut-Off Time” means 11:59 p.m. (New York City time) on June 4, 2022 (the “Original Cut-Off Time”); provided that, if the Original Cut-Off Time would be during (x) a Notice of Change Period with respect to the Company’s intention to terminate this Agreement pursuant to Section 7.1(c)(i) to enter into a definitive agreement with respect to a Qualified Proposal that the Company Board has determined (in accordance with Section 5.6(e)) constitutes a Superior Proposal or (y) an Excluded Party Notice Period, then the Cut-Off Time shall be extended, solely with respect to the Excluded Party making such Qualified Proposal, to 11:59 p.m. (New York City time) on (A) in the case of clause (x), the last day of the Excluded Party Notice Period immediately following such Notice of Change Period or (B) in the case of clause (y), the date that is the last day of such Excluded Party Notice Period.

(p) “delivered” or “made available” or words of similar import mean, with respect to documents or information required to be provided by the Company or the Partnership to Parent, Merger Sub I or Merger Sub II, any documents or information (i) posted by the Company or any of its Representatives in the Company’s electronic data room, (ii) filed or furnished by the Company with, and available through the SEC’s Electronic Data Gathering and Retrieval System or (iii) otherwise made reasonably available by the Company or its Representatives to Parent, in each case prior to the execution and delivery of this Agreement.

(q) “Deposit Agreements” means each of the Series X Deposit Agreement, the Series Y Deposit Agreement and the Series Z Deposit Agreement.

(r) “Environmental Laws” means all Laws which (a) regulate or relate to (i) the protection or clean-up of the environment, (ii) occupational safety and health in respect of any harmful or deleterious substances, or (iii) the treatment, storage, transportation, handling, exposure to, disposal or Release of any harmful or deleterious substances or (b) impose liability with respect to any of the foregoing.

(s) “Environmental Permits” means any permit, registration, identification number, license and other authorization under any applicable Environmental Law.

(t) “ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that is considered a single employer together with the Company or any Company Subsidiary under ERISA Section 4001(b) or part of the same “controlled group” with the Company or any Company Subsidiary for purposes of Code Section 414.

(u) “Exchange Act” means the U.S. Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

(v) “Excluded Party” means any Person or group of Persons from whom the Company or any of its Representatives has received a written bona fide Company Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date, which written Company Acquisition Proposal the Company Board has determined in good faith prior to the No-Shop Period Start Date (after consultation with its outside counsel and its financial advisor) constitutes or could reasonably be expected to lead to a Superior Proposal (a “Qualified Proposal”); provided, that a Person or group of Persons shall immediately cease to be an Excluded Party (and the provisions of this Agreement applicable to Excluded Parties shall cease to apply with respect to such Person or group of Persons) upon the earliest to occur of the following (i) such Company Acquisition Proposal made by such Person or group of Persons prior to the No-Shop Period Start Date expires, is withdrawn or terminated (it being understood that any amendment, modification or replacement of such Company Acquisition Proposal shall not, in and of itself, be deemed a withdrawal, termination or expiration of such Company Acquisition Proposal), (ii) in the case of a group, if the Persons in such group as of the time such group submitted the Qualified Proposal that most recently rendered such group an Excluded Party cease to constitute in the aggregate at least 75% of the equity financing (measured by voting power or value) of such group, unless the remainder of such equity financing is to be provided by Persons who were themselves in a group of Persons that was an Excluded Party prior to the No-Shop Period Start Date and (iii) the Cut-Off Time.

(w) “Excluded Party Notice Period” means, with respect to an Excluded Party, the period of three (3) days ending at 11:59 p.m. (New York City time) on such third (3rd) day commencing upon the expiration of a Notice of Change Period with respect to the Company’s intention to terminate this Agreement pursuant to Section 7.1(c)(i) to enter into a definitive agreement with respect to a Qualified Proposal (as such proposal may be amended, modified or replaced) which was submitted by such Excluded Party.

(x) “Governmental Entity” means any court, tribunal or any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority, official or instrumentality of such governmental or political subdivision, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

(y) “Hazardous Substances” means any toxic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, hazardous material or hazardous waste, whether solid, liquid or gas, that is subject to regulation, control or remediation, or for which liability or standards of care are imposed under any Environmental Laws, including petroleum (including crude oil or any fraction thereof), asbestos, radioactive materials and polychlorinated biphenyls, or toxic mold.

(z) “Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person and its Subsidiaries for borrowed money, including obligations evidenced by notes, bonds, debentures or other similar instruments, (b) all reimbursement obligations of such Person and its Subsidiaries under letters of credit to the extent such letters of credit have been drawn, (c) obligations of such Person and its Subsidiaries in respect of interest rate, currency or other swaps, hedges or similar derivative arrangements (valued at the termination value thereof as of the time of determination), (d) all capital lease obligations of such Person and its Subsidiaries, (e) all obligations of such Person and its Subsidiaries for guarantees of another Person in respect of any items set forth in clauses (a) through (d), and (f) all outstanding prepayment premium obligations of such Person and its Subsidiaries, if any, and accrued interest, fees and expenses related to any of the items set forth in clauses (a) through (c) if such items were prepaid as of the date of determination. For the avoidance of doubt, “Indebtedness” shall not include any liability for Taxes and shall not include any Indebtedness from the Company to a wholly-owned Company Subsidiary (or vice versa) or between wholly-owned Company Subsidiaries.

(aa) “Intellectual Property” means intellectual property rights, including in the following: (a) United States and non-U.S. patents, provisional patent applications, patent applications, continuations, continuations-in-part, extensions, divisions, reissues, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) and improvements thereto, (b) United States, state and non-U.S. trademarks, service marks, trade names, corporate names, designs, logos, slogans, social media identifiers, domain names and general intangibles of like nature, including all goodwill associated therewith, and any registrations and applications to register the foregoing, (c) United States and non-U.S. copyrights and mask works (as defined in 17 U.S.C. §901) and pending applications to register the same and (d) trade secrets and confidential ideas, know-how, concepts, methods, processes, formulae, technology, algorithms, models, reports, data, customer or tenant lists, supplier lists, mailing lists, business plans and other proprietary information, all of which derive value, monetary or otherwise, from being maintained in confidence.

(bb) “Intervening Event” means a material event, development or change in circumstances with respect to the Company and the Company Subsidiaries, taken as a whole, that occurred or arose after the date of this Agreement, which (a) was unknown to, nor reasonably foreseeable by, the Company Board as of or prior to the date of this Agreement and (b) first becomes known to or by the Company Board prior to the receipt of the Company Requisite Vote; provided, however that none of the following will constitute, or be considered in determining whether there has been, an Intervening Event: (i) the receipt, existence of or terms of an Inquiry or Company Acquisition Proposal or any matter relating thereto or consequence thereof and (ii) changes in the market price or trading volume of the Company Shares or the Company Depositary Shares or the fact that the Company meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period (provided, however, that the underlying causes of such change or fact shall not be excluded by this clause (ii)).

(cc) “Joint Venture Agreements” means the organizational and other governing documents of the Company Subsidiaries set forth in Section 8.12(cc) of the Company Disclosure Letter.

(dd) “know” or “knowledge” means, with respect to the Company, the actual knowledge of such persons listed in Section 8.12(dd) of the Company Disclosure Letter, and with respect to Parent, the actual knowledge of the persons listed in Schedule A hereto.

(ee) “Law” means any federal, state, local or foreign law (including common law), statute, code, directive, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree of any Governmental Entity.

(ff) “Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, restriction on transfer, purchase option, right of first refusal, easement, security interest, charge, encumbrance, deed of trust, right-of-way or other encumbrance of any nature, whether voluntarily incurred or arising by operation of Law.

(gg) “Material Company Lease” means any lease, sublease or occupancy agreement of real property (other than Ground Leases) under which the Company or any Company Subsidiary is the tenant or subtenant or serves in a similar capacity and that (x) provides for annual rentals of $1,000,000 or more or (y) relates to real property comprising more than 25,000 square feet of space; provided that any such lease, sublease or occupancy agreement between the Company and any Company Subsidiary or between Company Subsidiaries shall not constitute a Material Company Lease.

(hh) “Material Space Lease” means any one or more leases, subleases, licenses or occupancy agreements of a particular real property under which the Company or any Company Subsidiary is the landlord or sub-landlord or serves in a similar capacity, (x) providing for annual rentals of $500,000 or more or (y) relating to an individual real property comprising more than 25,000 square feet of space; provided that any such lease, sublease or occupancy agreement between the Company and any Company Subsidiary or between Company Subsidiaries shall not constitute a Material Space Lease.

(ii) “Parent Parties” means, collectively, Parent, Merger Sub I, Merger Sub II, the Guarantor or any of their respective former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, affiliates, successors or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate, successor or assignee of any of the foregoing.

(jj) “Partnership Agreement” means (a) prior to the Partnership Conversion, the Agreement of Limited Partnership of the Partnership dated as of March 17, 1998, as amended on January 1, 2017, September 21, 2017, December 7, 2017 and November 4, 2019, and (b) following the Partnership Conversion, the Agreement of Limited Partnership of the Partnership as adopted pursuant to Section 5.16.

(kk) “Partnership Conversion Documents” means, collectively, the Plan of Conversion, the documentation attached as exhibits thereto and other relevant documentation pursuant to which the Partnership Conversion shall be effected.

(ll) “Permitted Liens” means (a) any Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith and for which appropriate reserves have been established on the Company Financial Statements in accordance with GAAP (to the extent required by GAAP), (b) mechanic’s, workmen’s, repairmen’s, carrier’s, warehousemen’s or other like Liens (i) arising in the ordinary course for amounts not yet due and payable or the amount or validity of which is being contested in good faith and for which appropriate reserves have been established on the Company Financial Statements in accordance with GAAP (to the extent required by GAAP) or (ii) arising in connection with construction in progress for amounts not yet due and payable, (c) Liens for which title insurance coverage has been obtained pursuant to a title insurance policy issued to the Company or any Company Subsidiary prior to the date hereof, (d) easements, overlaps, encroachments and any matters that would be disclosed by an accurate survey or a personal inspection of the property (other than matters that, individually or in the aggregate, materially adversely impair the current use, operation or value of the subject real property), (e) Liens securing Indebtedness for borrowed money existing as of the date hereof or that the Company or a Company Subsidiary is permitted to enter into pursuant to the terms of Section 5.1, (f) (i) rights of tenants under Company Space Leases, as tenants only, and (ii) rights of other parties in possession, in the case of clause (ii), without any right of first refusal, right of first offer or other option to purchase any Company Real Property (or any portion thereof), (g) title to any portion of any owned or leased real property lying within the boundary of any public or private road, easement or right of way, (h) Liens created, imposed or promulgated by Law or by any Governmental Entities, including zoning regulations, use restrictions and building codes, (i) such other non-monetary Liens or imperfections of title, easements, covenants, rights of way, restrictions and other similar charges or encumbrances disclosed in policies or commitments of title insurance that, individually or in the aggregate, do not, and would not reasonably be expected to, materially impair the existing use, operation or value of the property or asset affected by the applicable Lien, (j) Liens, rights or obligations created by or resulting from the acts or omission of Parent, Merger Sub I or Merger Sub II or any of their affiliates and their respective investors, lenders, employees, officers, directors, members, shareholders, agents, representatives, contractors, invitees or licensees or any Person claiming by, through or under any of the foregoing, and (k) any other Liens that individually or in the aggregate, would not reasonably be expected to materially adversely impair the current use, operation or value of the subject real property or asset.

(mm) “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

(nn) “Prior Sale Agreement” means any purchase or sale Contract relating to any fee interest real property or leasehold interest in any Ground Lease conveyed, transferred, assigned or otherwise disposed of by the Company or any Company Subsidiaries since January 1, 2020.

(oo) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

(pp) “Reportable Transaction” shall have the meaning ascribed to the term “reportable transaction” in Section 1.6011-4(b) of the Treasury Regulations.

(qq) “Representative” means, with respect to any Person, such Person’s directors, partners, managers, officers, employees, consultants, advisors (including counsel, accountants, investment bankers, experts, consultants and financial advisors), agents and other representatives and, in the case of Parent, its financing sources.

(rr) “Retirement Plan” means the Retirement Plan for Non-Employee Directors.

(ss) “SEC” means the U.S. Securities and Exchange Commission.

(tt) “Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

(uu) “Series X Deposit Agreement” means the Deposit Agreement between the Company, American Stock Transfer & Trust Company, LLC, as depositary, and the holders from time to time of the depositary receipts described herein relating to the Series X Preferred Stock, dated as of September 12, 2017.

(xx) “Series Y Deposit Agreement” means the Deposit Agreement between the Company, American Stock Transfer & Trust Company, LLC, as depositary, and the holders from time to time of the depositary receipts described herein relating to the Series Y Preferred Stock, dated as of November 30, 2017.

(yy) “Series Z Deposit Agreement” means the Deposit Agreement between the Company, American Stock Transfer & Trust Company, LLC, as depositary and the holders from time to time of the depositary receipts described herein relating to the Series Z Preferred Stock, dated as of October 24, 2019.

(vv) “Service Provider” means any employee, director or individual independent contractor of the Company or any Company Subsidiaries.

(ww) “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the “present fair saleable value” of such Person’s total assets exceeds the value of such Person’s total “liabilities, including a reasonable estimate of the amount of all contingent and other liabilities,” as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, (b) such Person will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or intends to engage and (c) such Person will be able to pay all of its liabilities (including contingent liabilities) as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay all of its liabilities (including contingent liabilities) as they mature” mean that such Person will be able to generate enough cash from operations, asset dispositions, existing financing or refinancing, or a combination thereof, to meet its obligations as they become due.

(xx) “Specified Space Lease” means any one or more leases, subleases, licenses or occupancy agreements of any real property set forth on Section 8.12(xx) of the Company Disclosure Letter under which the Company or any Company Subsidiary is the landlord or sub-landlord or serves in a similar capacity.

(yy) “Specified Terms” means the terms set forth on Section 8.12(yy) of the Company Disclosure Letter.

(zz) “Subsidiary” means, with respect to a Person, another Person at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is owned or controlled directly or indirectly by such first Person and/or by one or more of its Subsidiaries or of which such first Person and/or one of its Subsidiaries serves as a general partner (in the case of a partnership) or a manager or managing member (in the case of a limited liability entity) or similar function.

(aaa) “Superior Proposal” means a bona fide written Company Acquisition Proposal (except that, for purposes of this definition, the references in the definition of “Company Acquisition Proposal” to “15%” shall be replaced by “50%”) made by a third party on terms that the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, (A) would result, if consummated, in a transaction that is more favorable to the Company’s shareholders (solely in their capacity as such) from a financial point of view than the Company Merger and (B) is reasonably likely to be consummated, after taking into account (x) the financial, legal, regulatory and any other aspects of such proposal, (y) the likelihood and timing of consummation (as compared to the Company Merger) and (z) any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent (including pursuant to Section 5.6 of this Agreement).

(bbb) “Tax” and “Taxes” means any and all federal, state, local or non-U.S. net income, gross income, gross receipts, windfall profit, severance, property, transfer, production, sales, use, ad valorem, license, excise, value added, stamp, franchise, occupation, premium, environmental, employment, payroll, withholding, social security (or similar, including FICA), estimated, alternative or add-on minimum tax, or any other tax, custom, duty, impost, levy, governmental fee or other like assessment or charge in the nature of tax, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity.

(ccc) “Tax Protection Agreement” means any written Contract to which the Company or any Company Subsidiary is a party pursuant to which: (a) any liability to holders of equity of a Company Subsidiary (including holders of Partnership Units) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (b) in connection with the deferral of income Taxes of a holder of equity of a Company Subsidiary (including holders of Partnership Units), the Company or any of the Company Subsidiaries have agreed to (i) maintain a minimum level of debt or continue a particular debt or allow such holder to guarantee any debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, (iv) operate (or refrain from operating) in a particular manner, (v) only dispose of assets in a particular manner, (vi) use (or refrain from using) a specified method of taking into account book Tax disparities under Section 704(c) of the Code with respect to one or more properties and/or (vii) use (or refrain from using) a particular method of allocating one or more liabilities of such party or any of its direct or indirect subsidiaries under Section 752 of the Code; (c) limited partners of the Partnership have guaranteed, indemnified or assumed debt of the Partnership; and/or (d) any other agreement that would require the general partner of a Partnership to consider separately the interests of any limited partner.

(ddd) “Tax Return” means any return, report, document, declaration or any other information return or similar statement filed or required to be filed with respect to any Tax, including any information return, claim for refund, election or declaration of estimated Tax and including any schedule or attachment thereto, and any amendments thereof.

(eee) “Transfer Right” means, with respect to the Company or any Company Subsidiary, a buy/sell, put option, call option, option to purchase, a marketing right, a forced sale, tag or drag right or a right of first offer, right of first refusal or right that is similar to any of the foregoing, pursuant to the terms of which the Company or any Company Subsidiary could be required to purchase or sell the applicable equity interests of any Person or any real property.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

PS BUSINESS PARKS, INC.

By:	/s/ Stephen W. Wilson
	Name:	Stephen W. Wilson
	Title:	President and Chief Executive Officer

PS BUSINESS PARKS, L.P.

By: PS Business Parks, Inc., its general partner

By:	/s/ Stephen W. Wilson
	Name:	Stephen W. Wilson
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Sequoia Parent LP

By: Sequoia Parent GP LLC, its general partner

By:	/s/ David Levine
	Name:	David Levine
	Title:	Senior Managing Director and Vice President

Sequoia Merger Sub I LLC

By: Sequoia Parent LP, its sole member
By: Sequoia Parent GP LLC, its general partner

By:	/s/ David Levine
	Name:	David Levine
	Title:	Senior Managing Director and Vice President

Sequoia Merger Sub II LLC

By: Sequoia Parent LP, its sole member
By: Sequoia Parent GP LLC, its general partner

By:	/s/ David Levine
	Name:	David Levine
	Title:	Senior Managing Director and Vice President

[Signature Page to Agreement and Plan of Merger]

Exhibit C

PS BUSINESS PARKS, INC.

AMENDED AND RESTATED CHARTER

ARTICLE I

NAME

The name of the corporation (the “Corporation”) is:

PS Business Parks, Inc.

The Board of Directors of the Corporation (the “Board of Directors”), without stockholder approval, may amend the charter of the Corporation (the “Charter”) to change the name of the Corporation as provided in Section 2-605 of the Maryland General Corporation Law (the “MGCL”).

ARTICLE II

PURPOSES AND POWERS

Section 2.1    Purposes. The purposes for which the Corporation is formed are to engage in any lawful act or activity, including, without limitation or obligation, engaging in business as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”), for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in effect. The foregoing purposes and objects shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other article of the Charter and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and objects of the Corporation and shall be in addition to and not in limitation of the general powers of corporations under the general laws of Maryland.

Section 2.2    Powers. The Corporation shall have all of the powers granted by law to Maryland corporations and all other powers set forth in the Charter that are not inconsistent with law and are appropriate to promote and attain its purposes.

ARTICLE III

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is [                    ]. The name of the resident agent of the Corporation in the State of Maryland is [                    ]. The Corporation may have such offices or places of business within or outside the State of Maryland as the Board of Directors may from time to time determine.

ARTICLE IV

BOARD OF DIRECTORS

Section 4.1    Powers. Subject to any express limitations contained in the Charter or in the bylaws of the Corporation (the “Bylaws”), (a) the business and affairs of the Corporation shall be managed under the direction of Board of Directors and (b) the Board of Directors shall have full, exclusive and absolute power, control and authority over the Corporation and any and all property of the Corporation. The Board of Directors may take any

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action as in its sole judgment and discretion is necessary or appropriate to conduct the business and affairs of the Corporation. This Charter shall be construed with the presumption in favor of the grant of power and authority to the Board of Directors. Any construction of the Charter or determination made in good faith by the Board of Directors concerning its powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Board of Directors included in the Charter or in the Bylaws shall in no way be limited or restricted by reference to or inference from the terms of this or any other provision of the Charter or the Bylaws or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Directors or the directors under the general laws of the State of Maryland or any other applicable law.

Section 4.2    Number of Directors. The number of directors constituting the entire Board of Directors is currently set at [                    ], but may hereafter be increased or decreased by the Board of Directors or the stockholders in accordance with the provisions set forth in the Bylaws, but shall never be fewer than the minimum number required by the MGCL nor more than fifteen (15). Any vacancy on the Board of Directors may be filled in the manner provided in the Bylaws. The names of the directors who shall serve until the next annual meeting of stockholders and until their successors are duly elected and qualified are:

[                    ]

[                    ]

[                    ]

[                    ]

Section 4.3    Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock, as hereinafter defined, to elect or remove one or more directors, any director may be removed from office at any time, with or without cause, by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors.

Section 4.4    REIT Qualification. The Board of Directors, without any action by the stockholders of the Corporation, shall have the authority to cause the Corporation to elect to qualify for U.S. federal income tax treatment as a REIT. Following such election, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors, without any action by the stockholders of the Corporation, may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. In addition, the Board of Directors, without any action by the stockholders of the Corporation, shall have and may exercise, on behalf of the Corporation, without limitation, the power to determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VI of this Charter is no longer required in order for the Corporation to qualify as a REIT.

Section 4.5    Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation, the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; the number of shares of stock of any class of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business

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and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

Section 4.6    Approval of Extraordinary Actions. Notwithstanding any provision of law permitting any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater proportion of votes, any action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter. With respect to any merger or other extraordinary action requiring stockholder approval under Section 3-105 of the MGCL, the affirmative vote of holders of a majority of outstanding shares of the Corporation’s Series X, Series Y and Series Z Preferred Stock (voting as a single class) (a “Preferred Holder Vote”) shall also be required to approve any such transaction, unless the Corporation is the surviving company in the transaction (or the acquiring corporation in the case of a statutory share exchange) and the preferences, privileges and restrictions granted to or imposed upon such series of Preferred Stock are not changed as the result of the transaction, in which case such series of Preferred Stock shall not have any voting rights with respect to the transaction.

Section 4.7    Subtitle 8. In accordance with Section 3-802(c) of the MGCL, the Corporation is prohibited from electing to be subject to the provisions of Sections 3-803, 3-804 or 3-805 of the MGCL.

ARTICLE V

STOCK

Section 5.1    Authorized Shares. The Corporation has authority to issue 250,000,000 shares of stock, consisting of 200,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and 50,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $2,500,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section 5.2, 5.3 or 5.4 of this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board of Directors and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 5.2    Common Stock. Subject to the provisions of Article VI, each share of Common Stock shall entitle the holder thereof to one vote on each matter upon which holders of Common Stock are entitled to vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of Common Stock or Preferred Stock.

Section 5.3    Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, in one or more classes or series of Common Stock or Preferred Stock. 9,200 shares of the Corporation’s authorized Preferred Stock shall be designated as “5.25% Cumulative Preferred Stock, Series X” (“Series X Preferred Stock”), 8,000 shares of the Corporation’s authorized Preferred Stock shall be designated as “5.20% Cumulative Preferred Stock, Series Y” (“Series Y Preferred Stock”), and 13,000 shares of the Corporation’s authorized Preferred Stock shall be designated as “4.875% Cumulative Preferred Stock, Series Z” (“Series Z Preferred Stock”). The rights, preferences and privileges and other terms and conditions of the Series X Preferred Stock, Series Y Preferred Stock and Series Z Preferred Stock are as set forth in Annexes A, B and C, respectively.

Section 5.4    Classification and Reclassification of Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to

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distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VI and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the SDAT. Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 5.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations or actions by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.

Section 5.5    Authorization by the Board of Directors of Stock Issuance. The Board of Directors, without approval of the stockholders of the Corporation, may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

Section 5.6    Preemptive and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock of the Corporation pursuant to Section 5.4 or as may otherwise be provided by contract, no holder of shares of stock shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 or Title 3, Subtitle 7 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 5.7     Transferable Shares; Preferential Dividends. Notwithstanding any other provision in the Charter, no determination shall be made by the Board of Directors nor shall any transaction be entered into by the Corporation that would cause any shares or other beneficial interest in the Corporation not to constitute “transferable shares” or “transferable certificates of beneficial interest” under Section 856(a)(2) of the Code or that would cause any distribution to constitute a preferential dividend as described in Section 562(c) of the Code.

Section 5.8    Stockholders’ Consent in Lieu of Meeting. Any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting by consent, in writing or by electronic transmission, in any manner permitted by the MGCL and set forth in the Bylaws.

Section 5.9    Charter and Bylaws. All persons who shall acquire a share of stock shall acquire the same subject to the provisions of the Charter and the Bylaws.

ARTICLE VI

RESTRICTIONS ON TRANSFER AND OWNERSHIP OF SHARES

Section 6.1.    Definitions. For the purpose of this Article VI, the following terms shall have the following meanings:

“Beneficial Ownership” shall mean ownership of Common Stock or Preferred Stock by a Person, whether the interest in the shares of Stock is held directly or indirectly (including by a nominee), and shall include

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interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code and interests that would be owned constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Beneficial Owner,” “Beneficially Own,” “Beneficially Owns,” and “Beneficially Owned” shall have correlative meanings.

“Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 6.8, provided that each such organization must be described in Sections 501(c)(3), 170(b)(1)(A) and 170(c)(2) of the Code.

“Charitable Trust” shall mean the trust created pursuant to Section 6.8.1.

“Charitable Trustee” shall mean the Person that is initially appointed by the Corporation, or any successor subsequently designated by the Corporation, to serve as trustee of the Charitable Trust provided that such Person is unaffiliated with the Corporation or the Purported Owner.

“Exchange” shall mean the New York Stock Exchange.

“IRS” shall mean the United States Internal Revenue Service.

“Market Price” shall mean, with respect to any class or series of Stock, the last reported sales price on the Exchange of such shares on the day immediately preceding the relevant date, or if such shares are not then traded on the Exchange, the last reported sales price of such shares on the day immediately preceding the relevant date as reported on any exchange or quotation system or for which such shares may be traded, provided, however, that if the Board of Directors determines in good faith that a lower price is appropriate, then the Market Price shall be such lower price as determined in good faith by the Board of Directors, or if such shares are not then traded over any exchange or quotation system, the Market Price shall be the price determined in good faith by the Board of Directors of the Corporation as the fair market value of shares on the relevant date.

“Operating Partnership Agreement” shall mean that certain Agreement of Limited Partnership of PS Business Parks, L.P. dated March 17, 1998, as amended from time to time.

“Ownership Limit” shall mean the maximum amount of Common Stock and/or Preferred Stock that may be Beneficially Owned by a Person under Section 6.2.1, determined without regard to any exception or waiver that may be granted under Section 6.4 (but taking into account ownership permitted under Section 6.2.2).

“Partnership” shall mean PS Business Parks, L.P., a Maryland limited partnership.

“Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity; but does not include, to the extent appropriate to facilitate a public offering or private placement of Stock, an underwriter that participates in such a public offering or private placement provided that the ownership of Stock by such underwriter would not result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code and would not otherwise result in the Corporation failing to qualify as a REIT.

“Purported Owner” shall mean, with respect to any purported acquisition that would result in a violation of the limitations in Section 6.2, the Person who would have owned shares of Stock if such acquisition had been valid under Section 6.2 and, if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Purported Owner would have so owned.

“Stock” shall mean shares of stock of the Corporation that are Common Stock or Preferred Stock.

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“Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition of Stock, as well as any other event that causes a Person to acquire Beneficial Ownership, including (i) the granting or exercise of any option or warrant, convertible security, pledge, security interest, or similar right to acquire Stock or entering into any agreement for the sale, transfer or other disposition of Stock or (ii) the sale, transfer, assignment or other disposition of any securities (or rights convertible into or exchangeable for Stock), (iii) a change in the capital structure of the Corporation, (iv) a change in the relationship between two or more Persons that causes a change in ownership of Stock by application of Section 544 of the Code, as modified by Section 856(h), or (v) Transfers of interests in other entities that result in changes in Beneficial Ownership of Stock; in each case, whether voluntarily or involuntarily, whether owned of record or Beneficially Owned, and whether by operation of law or otherwise.

Section 6.2.     Ownership Limitations.

Section 6.2.1     Basic Ownership Limits. Except as provided in Section 6.2.2 and Section 6.3, no Person shall Beneficially Own shares of Common Stock or any series of Preferred Stock in excess of the Ownership Limit set forth in this Section 6.2.1. In the case of Common Stock, the Ownership Limit is 7.0% of the outstanding shares of Common Stock. In the case of any series of Preferred Stock, the Ownership Limit is 9.9% of the outstanding shares of such series of Preferred Stock.

Section 6.2.2     Basic Restrictions. Notwithstanding any other provision of the Charter, the restrictions set forth in this Section 6.2 shall not apply to shares of any class of Stock Beneficially Owned by Sequoia Parent LP or any of its affiliates, or any investment funds or investment vehicles affiliated with, managed or advised by, Blackstone, Inc. or any of its affiliates or any portfolio company (as such term is commonly understood in the private equity industry) of Blackstone, Inc. or of any such investment fund or investment vehicle (collectively, the “Sponsor Holders”).

Section 6.2.3     No Ownership Producing “Closely Held” Status. Notwithstanding any other provisions contained in the Charter, no Person shall Beneficially Own shares of any class of Stock of the Corporation to the extent that, if effective, such Beneficial Ownership would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is purportedly held during the second half of a taxable year) or otherwise would result in the Corporation failing to qualify as a REIT.

Section 6.3    Remedies.

Section 6.3.1    Transfers in Trust. If, notwithstanding the other provisions contained in this Article VI, there is a purported Transfer or other event that, if effective, would result in the violation of one or more of the restrictions on ownership and transfer described in Section 6.2, then that number of shares of Stock the Beneficial Ownership of which otherwise would cause such Person to violate Section 6.2 (rounded up to the next whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 6.8, effective as of the close of business on the day immediately prior to the date of such purported Transfer or other event, and such Person shall acquire no rights in such shares of Stock.

Section 6.3.2    Void Ab Initio. If the transfer to the Charitable Trust described in Section 6.3.1 would not be effective for any reason to prevent any Person from Beneficially Owning Stock in violation of Section 6.2, then the Transfer or other event that would otherwise cause such Person to violate Section 6.2 shall be void ab initio.

Section 6.3.3    No Ownership by Less than 100 Persons. Notwithstanding any other provision of the Charter, unless determined otherwise by the Board of Directors in its sole and absolute discretion, any Transfer of shares of Stock (whether or not such Transfer is the result of a transaction engaged in through the facilities of the Exchange or any other automated inter-dealer quotation system) that, if effective, would result in

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the Stock being owned beneficially by less than 100 persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Stock; provided, that the restrictions set forth in this Section 6.3.3 shall not apply to any Transfer to, or by, any of the Sponsor Holders (including pursuant to the merger of Sequoia Merger Sub I LLC with and into the Corporation).

Section 6.3.4    Other Actions. In addition to, and without limitation by, Sections 6.3.1 through 6.3.3 above, if the Board of Directors or its designees shall at any time determine in good faith that a Transfer or other event has taken place in violation of Article VI or that a Person intends to acquire or has attempted to acquire, ownership, beneficial ownership (determined under the principles of Section 856(a)(5) of the Code) or Beneficial Ownership of any Stock in violation of Article VI (whether or not the violation is intended), the Board of Directors or its designees shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, causing the Corporation to redeem Stock, refuse to give effect to such Transfer or other event on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 6.2 shall automatically result in the transfer to the Charitable Trust described in Section 6.3.1, without regard to any action (or non-action) by the Board of Directors, and if applicable, such Transfer or other event shall be void ab initio as provided above without regard to any action or inaction by the Board of Directors or its designees.

Section 6.3.5    No Limit on Authority. Nothing contained in Section 6.3 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation’s status as a REIT.

Section 6.4    Waivers and Exceptions.

Section 6.4.1     Board May Grant Exceptions. Subject to Section 6.2.3, the Board of Directors, in its sole and absolute discretion, may grant to any Person an exception to the Ownership Limit set forth in Section 6.2.1 with respect to Common Stock or any series of Preferred Stock if the Board of Directors shall have determined that the Corporation would not be “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the purported acquisition, Transfer or other event takes place during the second half of a taxable year) and would not otherwise fail to qualify as a REIT, after giving effect to an acquisition by such Person of Beneficial Ownership of the maximum amount of Common Stock and Preferred Stock permitted as a result of the exception to be granted, and taking into account the existing and permitted ownership by other Persons of the Stock of the Corporation (taking into account any other exceptions granted under this Section 6.4.1). If a member of the Board of Directors requests that the Board of Directors grant an exception to the Ownership Limit with respect to such member or with respect to any other Person if such member of the Board of Directors would be considered to be the Beneficial Owner of shares of Stock owned by such Person, such member of the Board of Directors shall not participate in the decision of the Board of Directors as to whether to grant any such exception.

Section 6.4.2    Conditions to Exceptions. As a condition to the granting of an exception under Section 6.4.1 to any Person, the Board of Directors may require such Person to provide the Board of Directors such representations and undertakings as the Board of Directors may, in its sole and absolute discretion, require (including, without limitation, an agreement as to a reduced Ownership Limit for such Person with respect to the Beneficial Ownership of one or more other classes of Stock not subject to the exception), and such Person must agree that any violation of such representations and undertakings or attempted violations will result in the application of the remedies set forth in Section 6.3 with respect to shares of Stock producing the violation or attempted violation. In addition, prior to granting any exception, the Board of Directors may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors, in its sole and absolute discretion as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT, provided, however, that obtaining a favorable ruling or opinion shall not be required for the Board of Directors to grant an exception.

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Section 6.5    Reporting of Transfers and Ownership.

Section 6.5.1    Notice of Restricted Transfers. Any Person (other than a Sponsor Holder) who acquires or attempts or intends to acquire Stock or other securities in violation of Article VI or any Person (other than a Sponsor Holder) who is a transferee in a Transfer or is otherwise affected by an event other than a Transfer that results in a violation of Article VI, shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted event, give at least 15 days prior written notice to the Corporation of such event, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such acquisition, ownership or other event on the Corporation’s status as a REIT and to ensure compliance with the limitations set forth in this Article VI.

Section 6.5.2    Owners Required to Provide Information. Each Person who is a beneficial owner or Beneficial Owner of Stock and each Person (including the stockholder of record) who is holding Stock for a Beneficial Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT, to ensure compliance with the limitations set forth in this Article VI, to comply with the requirements of any taxing authority or governmental agency, or to determine any such compliance.

Section 6.6    Ambiguity. In the case of an ambiguity or uncertainty in the interpretation or application of any of the provisions of this Article VI, including any definition contained in Section 6.1, the Board of Directors shall have the power to determine the interpretation or application of the provisions with respect to any situation based on the facts known to it. The value of outstanding shares of any class or series of the Stock of the Corporation may be determined by the Board of Directors in good faith, and any such determination shall be conclusive. If any provision of Article VI requires an action by the Board of Directors but does not provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Article VI.

Section 6.7    Legend. Each certificate for shares of any class of Stock shall bear substantially the following legend or such other legend as the Corporation may from time-to-time determine to be appropriate:

“The shares of Stock represented by this certificate are subject to restrictions on ownership and transfer for the purpose of assisting the Corporation to maintain its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended. Except as set forth in Article VI of the Corporation’s Charter, no person may Beneficially Own (i) more than 7.0% of the outstanding shares of Common Stock of the Corporation, or (ii) more than 9.9% of the outstanding shares of any series of Preferred Stock of the Corporation, with certain further restrictions and exceptions as are set forth in the Corporation’s Charter. Any Person who attempts to own or Beneficially Own Stock in excess of the above limitations must notify the Corporation in writing at least 15 days prior to such attempt. If any of the restrictions on transfer or ownership set forth in Article VI of the Charter are violated, the Stock represented hereby will be automatically transferred to the Charitable Trustee of a Charitable Trust for the benefit of a Charitable Beneficiary pursuant to the terms of Article VI of the Charter. In addition, attempted transfers of Stock in violation of the limitations described above (as modified or expanded upon in Article VI of the Charter), may be void ab initio. All capitalized terms in this legend have the meanings defined in the Corporation’s Charter, as the same may be amended from time to time. The Corporation will furnish to the holder hereof, upon request and without charge, a copy of the Charter. Requests for the Charter may be directed to the corporate secretary.”

Section 6.8    Transfer of Stock in Trust.

Section 6.8.1    Ownership in Trust; Status of Shares Held in Charitable Trust. Upon any purported Transfer (whether or not such Transfer is the result of a transaction engaged in through the facilities of the Exchange or any other automated inter-dealer quotation system) or other event that results in the transfer of Stock to a Charitable Trust pursuant to Section 6.3, such shares of Stock shall be deemed to have been transferred

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to the Charitable Trustee in its capacity as Charitable Trustee for the exclusive benefit of one or more Charitable Beneficiaries. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 6.8.6. Shares of Stock so held in Charitable Trust shall remain issued and outstanding shares of Stock of the Corporation and shall be entitled to the same rights and privileges on identical terms and conditions as are all other issued and outstanding shares of Stock of the same class and series.

The Purported Owner shall not benefit economically from ownership of any shares of Stock held in Charitable Trust by the Charitable Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in Charitable Trust. The Purported Owner of shares of Stock in violation of Section 6.2 shall have no claim, cause of action, or any other recourse whatsoever against the purported transferor of such shares.

Section 6.8.2    Distribution and Dividend Rights. The Charitable Trustee shall have all rights to distributions and dividends with respect to shares of Stock held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any distributions or dividend declared but unpaid shall be paid when due to the Charitable Trustee. Any distributions or dividends paid prior to the discovery by the Corporation that the shares of Stock have been transferred to the Charitable Trustee with respect to such shares shall be paid over to the Charitable Trustee by the recipient upon demand. The Corporation may take all measures that it determines reasonably necessary to recover the amount of any such distribution, including, if necessary, withholding any portion of future distributions payable on shares of Stock of the Purported Owner or amounts otherwise payable to the Purported Owner (such as pursuant to Section 6.8.4); and, as soon as reasonably practicable following the Corporation’s receipt or withholding thereof, shall pay over to the Charitable Trustee, the distributions so received or withheld, as the case may be. Any distributions or dividends so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary.

Section 6.8.3    Rights upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of the Corporation, the Charitable Trustee shall be entitled to receive, ratably with each other holder of Stock of the class or series of Stock that is held in the Charitable Trust, that portion of the assets of the Corporation available for distribution to the holders of such class or series (determined based upon the ratio that the number of shares of such class or series of Stock held by the Charitable Trustee bears to the total number of shares of such class or series of Stock then outstanding). The Charitable Trustee shall distribute any such assets received in respect of the Stock held in the Charitable Trust in any liquidation, dissolution or winding up of, or distribution of the assets of the Corporation in accordance with Section 6.8.4.

Section 6.8.4    Sale of Shares by Charitable Trustee. As reasonably promptly as possible after receiving notice from the Corporation that shares of Stock have been transferred to the Charitable Trust, in an orderly fashion so as not to affect the Market Price of the shares held in the Charitable Trust materially and adversely, the Charitable Trustee shall sell the shares held in Charitable Trust to a Person, designated by the Charitable Trustee, whose ownership of the shares of Stock held in the Charitable Trust would not violate the ownership limitations set forth in Section 6.2. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Purported Owner and to the Charitable Beneficiary as provided in this Section 6.8.4.

The Charitable Trustee shall first pay all reasonable expenses of the Charitable Trust and of the Corporation incurred in connection with the formation of the Charitable Trust and disposition of the shares. The Purported Owner shall receive out of any excess the lesser of (1) (x) the price per share such Purported Owner paid for the Stock in the purported Transfer that resulted in the transfer of shares of Stock to the Charitable Trust, or (y) if the Transfer or other event that resulted in the transfer of shares of Stock to the Charitable Trust was not a transaction in which the Purported Owner gave full value for such shares of Stock, a price per share equal to the Market Price on the date of the purported Transfer or other event that resulted in the transfer of such shares of Stock to the Charitable Trust and (2) the price per share received by the Charitable Trustee from the sale or other

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disposition of the shares held in the Charitable Trust. Any net sales proceeds in excess of the amount payable to the Purported Owner shall be immediately paid to the Charitable Beneficiary.

If, prior to the discovery by the Corporation that shares of Stock have been transferred to the Charitable Trustee, such shares are sold by the Purported Owner, then (i) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Purported Owner received an amount for such shares that exceeds the amount such Purported Owner was entitled to receive pursuant to this Section 6.8.4, such excess shall be paid to the Charitable Trustee upon demand.

The Charitable Trustee shall have the right and power (but not the obligation) to offer any share of Stock held in the Charitable Trust for sale to the Corporation on such terms and conditions as the Charitable Trustee shall determine appropriate.

Each Charitable Beneficiary and Purported Owner waive any and all claims that they may have against the Charitable Trustee and the Corporation arising out of the disposition of shares, except for claims arising out of the gross negligence or willful misconduct of such Charitable Trustee or the Corporation, or the Charitable Trustee’s or the Corporation’s failure to make payments in accordance with Section 6.8.

Section 6.8.5    Voting and Notice Rights. The Charitable Trustee shall have all voting rights and rights to receive any notice of any meetings, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. The Purported Owner shall have no voting rights with respect to shares held in Charitable Trust. Any vote by or on behalf of a Purported Owner as a holder of shares of Stock prior to the discovery by the Corporation that the shares of Stock have been transferred to the Charitable Trust shall be subject to rescission by the Charitable Trustee if the rescission is permitted by applicable law and the Board of Directors concludes that the rescission will not materially and adversely affect the Corporation. In the case of any such rescission, to the extent permitted by applicable law, any such votes shall be void ab initio with respect to the shares held by the Charitable Trustee.

Notwithstanding the provisions of this Article VI, until the Corporation has received notification that shares of Stock have been transferred to the Charitable Trustee, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

Section 6.8.6    Designation of Charitable Beneficiary(ies). By written notice to the Charitable Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (1) the shares of Stock held in the Charitable Trust would not violate the restrictions set forth in Section 6.2 in the hands of such Charitable Beneficiary and (2) each Charitable Beneficiary is described in Sections 501(c)(3), 170(b)(1)(A) and 170(c)(2) of the Code.

Section 6.9    Settlement. Nothing in this Article VI shall preclude the settlement of any transaction entered into through the facilities of the Exchange (but the fact that settlement of a transaction is permitted shall not negate the effect of any other provision and all of the provisions shall apply to the purported transferee of the shares of Stock in such transaction).

ARTICLE VII

LIMITATION OF LIABILITY AND INDEMNIFICATION

OF DIRECTORS AND OFFICERS

Section 7.1    Limitation of Director and Officer Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the

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amendment nor repeal of this Section 7.1, nor the adoption or amendment of any other provision of the Charter or Bylaws of the Corporation inconsistent with this Section 7.1, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of directors and officers of a Maryland corporation for money damages in a suit by or on behalf of the Corporation or by any stockholder, no director or officer of the Corporation shall be liable to the Corporation or to any stockholder for money damages except to the extent that (a) the director or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (b) a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director’s or officer’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Section 7.2    Indemnification.

(a)    To the maximum extent permitted by Maryland law in effect from time to time, and in accordance with applicable provisions of the Bylaws and any indemnification agreement or resolution of the Board of Directors in effect from time to time, the Corporation shall indemnify, and pay or reimburse the reasonable expenses in advance of final disposition of a proceeding to, (i) any present or former director or officer of the Corporation against any claim or liability to which he or she may become subject by reason of service in such capacity, and (ii) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan, limited liability company or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. In addition, the Corporation may, with the approval of the Board of Directors, provide such indemnification and advancement of expenses to any individual who served a predecessor of the Corporation in any of the capacities described in (i) or (ii) above and to any employee or agent of the Corporation or a predecessor of the Corporation. Neither the amendment nor repeal of this Section 7.2, nor the adoption or amendment of any other provision of this Charter or the Bylaws inconsistent with this Section 7.2, shall apply to or affect in any respect the applicability of this section with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.

(b)    The Corporation may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any person described in the preceding paragraph against any liability which may be asserted against such person.

(c)    The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

ARTICLE VIII

CERTAIN TRANSACTIONS

Section 8.1    Business Combinations. Any business combination (as defined in Section 3-601(e) of the MGCL) between the Corporation and any other person or entity or group of persons or entities is exempt from the provisions of Subtitle 6 of Title 3 of the MGCL.

Section 8.2    Control Share Acquisitions. Notwithstanding any other provision of the Charter or the Bylaws, Title 3, Subtitle 7 of the MGCL shall not apply to any acquisition by any person of shares of stock of the Corporation.

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Section 8.3    Extraordinary Transactions with Interested Parties. Prior to approving any agreement relating to a consolidation, merger, share exchange or transfer of assets between the Corporation and an Interested Party (defined below) that is required to be approved by the Corporation’s stockholders pursuant to Section 3-105 of the MGCL or other applicable laws or regulations and which requires a Preferred Holder Vote, the Corporation shall obtain, and shall furnish to the Corporation’s stockholders, an affirmative opinion in writing from a third party as to the fairness (from a financial point of view) of the consideration to the stockholders of the Corporation. For purposes of this Section 8.3, an “Interested Party” shall mean any person who (a) directly or indirectly controls the Corporation, (b) is, or is directly or indirectly controlled by, an officer or director of the Corporation, or (c) is an entity in which a material financial interest is held by any director or executive officer of the Corporation.

Section 8.4    Transactions Between the Corporation and its Directors, Officers, Employees and Agents. Subject to any express restrictions in the Charter or the Bylaws or by resolution of the Board of Directors, the Corporation may enter into any contract or transaction of any kind with any person, including any Director, officer, employee or agent of the Corporation, or any person affiliated with a Director, officer, employee or agent of the Corporation, whether or not any of them has a financial interest in such transaction, provided, however, that in the case of any contract or transaction in which any Director, officer, employee or agent of the Corporation (or any person affiliated with such person) has a material financial interest in such transaction, then: (a) the fact of the interest shall be disclosed or known to: (i) the Board of Directors, and the Board of Directors shall approve or ratify the contract or transaction by the affirmative vote of a majority of the Directors who did not have an interest in the contract or transaction, even if such disinterested Directors constitute less than a quorum, or (ii) the stockholders entitled to vote on the matter, and the contract or transaction shall be authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the persons who did have an interest in the contract or transaction; or (b) the contract or transaction is fair and reasonable to the Corporation.

ARTICLE IX

DURATION

The Corporation shall continue perpetually unless terminated pursuant to any applicable provision of the MGCL.

ARTICLE X

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including, without limitation, any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Except as set forth below and except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of not less than a majority of all the shares of stock of the Corporation then outstanding and entitled to be cast on the matter.

ARTICLE XI

SEVERABILITY

If any provision of the Charter shall be held invalid or unenforceable in any respect, such holding shall apply only to the extent of any such invalidity or unenforceability and shall not in any manner affect, impair or render invalid or unenforceable any other provision of the Charter in any jurisdiction.

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ANNEX A

5.25% CUMULATIVE PREFERRED STOCK, SERIES X

The following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the 5.25% Cumulative Preferred Stock, Series X (the “Series X Preferred Stock”) as set forth below shall be deemed to be part of Article V of the Articles of Amendment and Restatement (the “Charter”) of PS Business Parks, Inc. (the “Corporation”), with any necessary or appropriate changes to the enumeration or lettering of sections or subsections hereof:

(a)	Dividend Rights.

(1)    Dividends shall be payable in cash on the shares of Series X Preferred Stock when, as and if declared by the Board of Directors, out of funds legally available therefor: (i) for the period (the “Initial Dividend Period”) from the Deemed Original Issue Date (as defined below) to but excluding January 1, 2018 (to be paid on December 28, 2017), and (ii) for each quarterly dividend period thereafter (the Initial Dividend Period and each quarterly dividend period being hereinafter individually referred to as a “Dividend Period” and collectively referred to as “Dividend Periods”), which quarterly Dividend Periods shall be in four equal amounts and shall commence on January 1, April 1, July 1 and October 1 in each year (each, a “Dividend Period Commencement Date”), commencing on January 1, 2018, and shall end on and include the day next preceding the next Dividend Period Commencement Date, at a rate per annum equal to 5.25% of the $25,000 per share stated value thereof (the “Dividend Rate”). Dividends on each share of Series X Preferred Stock shall be cumulative from the Deemed Original Issue Date of such share and shall be payable, without interest thereon, when, as and if declared by the Board of Directors, on or before March 31, June 30, September 30 and December 31 (except in the case of the dividend for the Initial Dividend Period which will be paid December 28, 2017) of each year, commencing on December 28, 2017 (for the period from the Deemed Original Issue Date to but excluding January 1, 2018) or, in the case of shares of Series X Preferred Stock with a Deemed Original Issue Date after December 28, 2017, the first such dividend payment date following such Deemed Original Issue Date; provided, that if any such day shall be a Saturday, Sunday, or a day on which banking institutions in the State of New York or the State of California are authorized or obligated by law to close, or a day which is or is declared a national or a New York or California state holiday (any of the foregoing a “Non-Business Day”), then the payment date shall be the next succeeding day which is not a Non-Business Day. Each such dividend shall be paid to the holders of record of shares of Series X Preferred Stock as they appear on the stock register of the Corporation on such record date, not more than 45 days nor less than 15 days preceding the payment date thereof, as shall be fixed by the Board of Directors. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not more than 45 days nor less than 15 days preceding the payment date thereof, as may be fixed by the Board of Directors. After full cumulative dividends on Series X Preferred Stock have been paid or declared and funds therefor set aside for payment, including for the then current Dividend Period, the holders of shares of Series X Preferred Stock will not be entitled to any further dividends with respect to that Dividend Period.

“Deemed Original Issue Date” means (a) in the case of any share which is part of the first issuance of shares of Series X Preferred Stock or part of a subsequent issuance of shares of Series X Preferred Stock prior to January 1, 2018, the date of such first issuance and (b) in the case of any share which is part of a subsequent issuance of shares of Series X Preferred Stock on or after January 1, 2018, the later of (x) January 1, 2018 and (y) the latest Dividend Period Commencement Date which precedes the date of issuance of such share and which succeeds the last Dividend Period for which full cumulative dividends have been paid; provided that, in the case of any share which is part of a subsequent issuance, the date of issuance of which falls between (i) the record date for dividends payable on the first succeeding dividend payment date and (ii) such dividend payment date, the “Deemed Original Issue Date” means the date of the Dividend Period Commencement Date that immediately follows the date of issuance.

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(2)    Dividends payable on shares of Series X Preferred Stock for any period greater or less than a full Dividend Period, including the Initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(3)    The Corporation shall not declare or pay or set apart for payment any dividends on any series of preferred shares ranking, as to dividends, on a parity with the shares of Series X Preferred Stock unless full cumulative dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for payment thereof is set apart for payment, for all Dividend Periods terminating on or prior to the date of payment of any such dividends on such other series of preferred shares. When dividends are not paid in full upon the shares of Series X Preferred Stock and any other series of preferred shares ranking on a parity therewith as to dividends (including, without limitation, the shares of the Corporation’s 5.20% Cumulative Preferred Stock, Series Y (the “Series Y Preferred Stock”), and 4.875% Cumulative Preferred Stock, Series Z (the “Series Z Preferred Stock”)), all dividends declared upon shares of Series X Preferred Stock and any other series of preferred shares ranking on a parity therewith as to dividends shall be declared pro rata so that the amount of dividends declared per share on the shares of Series X Preferred Stock and such other series of preferred shares shall in all cases bear to each other that same ratio that the accumulated dividends per share on the shares of Series X Preferred Stock and such other series of preferred shares bear to each other. Except as provided in the preceding sentence, unless full cumulative dividends on the shares of Series X Preferred Stock have been paid or declared and funds therefor set aside for payment for all past Dividend Periods, no dividends (other than in shares of the Corporation’s common stock, par value $.01 per share (together with any other shares of capital stock of the Corporation into which such shares shall be reclassified or changed, the “Common Shares”), or another stock ranking junior to the shares of Series X Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be made upon the Common Shares or on any other stock of the Corporation ranking junior to or on a parity with the shares of Series X Preferred Stock as to dividends or upon liquidation. Unless full cumulative dividends on the shares of Series X Preferred Stock have been paid or declared and funds therefor set apart for payment for all past Dividend Periods, no Common Shares or any other stock of the Corporation ranking junior to or on a parity with the shares of Series X Preferred Stock as to dividends or upon liquidation shall be redeemed, purchased, or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation or any subsidiary, except by conversion into or exchange for stock of the Corporation ranking junior to the shares of Series X Preferred Stock as to dividends and upon liquidation.

(b)	Liquidation.

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of shares of Series X Preferred Stock are entitled to receive out of the assets of the Corporation available for distribution to shareholders, before any distribution of assets is made to holders of Common Shares or any other class or series of shares ranking junior to the shares of Series X Preferred Stock upon liquidation, liquidating distributions in the amount of $25,000 per share plus all accumulated and unpaid dividends (whether or not earned or declared) for the then current and all past Dividend Periods. If, upon any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation the amounts payable with respect to the shares of Series X Preferred Stock and any other shares of the Corporation ranking as to any such distribution on a parity with the shares of Series X Preferred Stock are not paid in full, the holders of shares of Series X Preferred Stock and of such other shares (including the shares of the Series Y Preferred Stock, and the Series Z Preferred Stock) will share ratably in any such distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Series X Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation.

(1)    Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the

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payment date stated therein, to each record holder of the shares of Series X Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

(2)    For purposes of liquidation rights, a reorganization, consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation shall be deemed not to be a liquidation, dissolution or winding up of the Corporation.

(c)	Redemption.

(1)    Except as provided in clause (9) below, the shares of Series X Preferred Stock are not redeemable prior to September 21, 2022. On and after such date, the shares of Series X Preferred Stock are redeemable at the option of the Corporation, by resolution of the Board of Directors, in whole or in part, from time to time upon not less than 30 nor more than 60 days’ notice, at a cash redemption price of $25,000 per share plus all accumulated and unpaid dividends (whether or not earned or declared) to the date of redemption.

(2)    If fewer than all the outstanding shares of Series X Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by the Board of Directors, and such shares shall be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Board of Directors.

(3)    Notwithstanding the foregoing, if any dividends, including any accumulation, on the shares of Series X Preferred Stock are in arrears, no shares of Series X Preferred Stock shall be redeemed unless all outstanding shares of Series X Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire, directly or indirectly, any shares of Series X Preferred Stock; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Series X Preferred Stock pursuant to a purchase or exchange offer provided such offer is made on the same terms to all holders of shares of Series X Preferred Stock.

(4)    Immediately prior to any redemption of shares of Series X Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a dividend payment record date and prior to the corresponding dividend payment date, in which case each holder of shares of Series X Preferred Stock at the close of business on such dividend payment record date shall be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such dividend payment date. Except as expressly provided herein above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of Series X Preferred Stock called for redemption.

(5)    A notice of redemption (which may be contingent on the occurrence of a future event) will be mailed by the Corporation by first class mail, postage pre-paid, to each record holder of the shares of Series X Preferred Stock to be redeemed, not less than 30 nor more than 60 days prior to such redemption date, to the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. The failure to give such notice or any defect in the notice or in its mailing will not affect the validity of the proceedings for the redemption of any Series X Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the number of shares of Series X Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accumulate on such redemption date. If fewer than all the shares of Series X Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series X Preferred Stock to be redeemed from such holder.

(6)    In order to facilitate the redemption of shares of Series X Preferred Stock, the Board of Directors may fix a record date for the determination of the shares to be redeemed, such record date to be not less than 30 nor more than 60 days prior to the date fixed for such redemption.

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(7)    Notice having been given as provided above, from and after the date fixed for the redemption of shares of Series X Preferred Stock by the Corporation (unless the Corporation shall fail to make available the money necessary to effect such redemption), the holders of shares selected for redemption shall cease to be shareholders with respect to such shares and shall have no interest in or claim against the Corporation by virtue thereof and shall have no voting or other rights with respect to such shares, except the right to receive the moneys payable upon such redemption from the Corporation, less any required tax withholding amount, without interest thereon, upon surrender (and endorsement or assignment of transfer, if required by the Corporation and so stated in the notice) of their certificates, and the shares represented thereby shall no longer be deemed to be outstanding. If fewer than all the shares represented by a certificate are redeemed, a new certificate shall be issued, without cost to the holder thereof, representing the unredeemed shares. The Corporation may, at its option, at any time after a notice of redemption has been given, deposit the redemption price for the shares of Series X Preferred Stock designated for redemption and not yet redeemed, plus any accumulated and unpaid dividends thereon to the date fixed for redemption, with the transfer agent or agents for Series X Preferred Stock, as a trust fund for the benefit of the holders of the shares of Series X Preferred Stock designated for redemption, together with irrevocable instructions and authority to such transfer agent or agents that such funds be delivered upon redemption of such shares and to pay, on and after the date fixed for redemption or prior thereto, the redemption price of the shares to their respective holders upon the surrender of their share certificates. From and after the making of such deposit, the holders of the shares designated for redemption shall cease to be shareholders with respect to such shares and shall have no interest in or claim against the Corporation by virtue thereof and shall have no voting or other rights with respect to such shares, except the right to receive from such trust fund the moneys payable upon such redemption, without interest thereon, upon surrender (and endorsement, if required by the Corporation) of their certificates, and the shares represented thereby shall no longer be deemed to be outstanding. Any balance of such moneys remaining unclaimed at the end of the five-year period commencing on the date fixed for redemption shall be repaid to the Corporation upon its request expressed in a resolution of its Board of Directors.

(8)    Any shares of Series X Preferred Stock that shall at any time have been redeemed or otherwise reacquired shall, after such redemption, have the status of authorized but unissued preferred shares, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors.

(9)    If the Board of Directors of the Corporation shall, at any time and in good faith, be of the opinion that ownership of securities of the Corporation has or may become concentrated to an extent that may prevent the Corporation from qualifying as a real estate investment trust under the REIT Provisions of the Internal Revenue Code (as defined below), then the Board of Directors shall have the power, by lot or other means deemed equitable by them to prevent the transfer of and/or to call for redemption a number of shares of Series X Preferred Stock sufficient, in the opinion of the Board of Directors, to maintain or bring the direct or indirect ownership thereof into conformity with the requirements of such a real estate investment trust under the REIT Provisions of the Internal Revenue Code. The redemption price to be paid for shares of Series X Preferred Stock so called for redemption, on the date fixed for redemption, shall be the closing price of the shares on the principal national stock exchange on which the shares are listed on the last business day prior to the redemption date, or if no sales of shares were made on such date, the average of the highest bid and the lowest asked quotations on the last business day prior to the redemption date as reported by the National Quotation Bureau, Incorporated or a similar organization selected from time to time by the Corporation or if there be no such bid and asked quotations, $25,000 per share; provided that if interests in shares of Series X Preferred Stock are represented by depositary shares, then the redemption price shall be determined in accordance with the foregoing, but with respect to one depositary share, multiplied by the number of depositary shares that together represent an interest in one share of Series X Preferred Stock. From and after the date fixed for redemption by the Board of Directors, the holder of any shares of Series X Preferred Stock so called for redemption shall cease to be entitled to any distributions, voting rights and other benefits with respect to such shares of Series X Preferred Stock, other than the right to payment of the redemption price determined as aforesaid. “REIT Provisions of the Internal Revenue Code” shall mean Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. In order to

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exercise the redemption option set forth in this clause (9), with respect to the shares of Series X Preferred Stock, the Corporation shall mail a notice of redemption by first class mail, postage pre-paid, to each record holder of the shares of Series X Preferred Stock to be redeemed, not less than 30 nor more than 60 days prior to such redemption date, to the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. The failure to give such notice or any defect in the notice or in its mailing will not affect the validity of the proceedings for the redemption of any Series X Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the number of shares of Series X Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accumulate on such redemption date. If fewer than all the shares of Series X Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series X Preferred Stock to be redeemed from such holder.

(d)    Voting Rights. The shares of Series X Preferred Stock shall not have any voting powers either general or special, except as required by law, except that:

(1)    If the Corporation shall fail to pay full cumulative dividends on the shares of Series X Preferred Stock or any other of its preferred shares for six quarterly dividend payment periods, whether or not consecutive (a “Dividend Default”), the holders of all outstanding preferred shares that are similarly entitled to this right, voting as a single class without regard to series, will be entitled to elect two Directors until full cumulative dividends for all past dividend payment periods on all preferred shares have been paid or declared and funds therefor set apart for payment. Such right to vote separately as a class to elect Directors shall, when vested, be subject, always, to the same provisions for the vesting of such right to elect Directors separately as a class in the case of future Dividend Defaults. At any time when such right to elect Directors separately as a class shall have so vested, the Corporation may call, and, upon the written request of the holders of record of not less than 10% of the total number of preferred shares of the Corporation then outstanding, shall call, a special meeting of stockholders for the election of Directors. In the case of such a written request, such special meeting shall be held within 90 days after the delivery of such request and, in either case, at the place and upon the notice provided by law and in the Bylaws of the Corporation, provided that the Corporation shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing Annual Meeting of Shareholders of the Corporation and the holders of all classes of outstanding preferred shares are afforded the opportunity to elect such Directors (or fill any vacancy) at such Annual Meeting of Shareholders. Directors elected as aforesaid shall serve until the next Annual Meeting of Shareholders of the Corporation or until their respective successors shall be elected and qualified. If, prior to the end of the term of any Director elected as aforesaid, a vacancy in the office of such Director shall occur during the continuance of a Dividend Default by reason of death, resignation, or disability, such vacancy shall be filled for the unexpired term by the appointment of a new Director for the unexpired term of such former Director, such appointment to be made by the remaining Director elected as aforesaid.

(2)    The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Series X Preferred Stock, voting separately as a class, will be required for any amendment to the Charter that will adversely alter or change the powers, preferences, privileges or rights of the shares of Series X Preferred Stock, except as set forth below. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Series X Preferred Stock and any other series of preferred shares similarly entitled to this right and ranking on a parity with Series X Preferred Stock as to dividends and upon liquidation (including the shares of the Series Y Preferred Stock and the Series Z Preferred Stock), voting as a single class without regard to series, will be required to issue, authorize or increase the authorized amount of any class or series of shares ranking prior to Series X Preferred Stock as to dividends or upon liquidation or to issue or authorize any obligation or security convertible into or evidencing a right to purchase any such security. In addition, the Charter may be amended to increase the number of authorized preferred shares ranking on a parity with or junior to Series X Preferred Stock or to create another class of preferred shares ranking on a parity with or junior to Series X Preferred Stock without the vote of the holders of outstanding shares of Series X Preferred Stock.

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(3)    Nothing herein shall be taken to require a class vote or consent in connection with the authorization, designation, increase or issuance of any shares of any class or series (including additional preferred shares of any series) that rank junior to or on a parity with Series X Preferred Stock as to dividends or liquidation rights or in connection with the authorization, designation, increase or issuance of any bonds, mortgages, debentures or other debt obligations of the Corporation.

(e)    Conversion. The shares of Series X Preferred Stock are not convertible into shares of any other class or series of the capital stock of the Corporation.

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ANNEX B

5.20% CUMULATIVE PREFERRED STOCK, SERIES Y

The following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the 5.20% Cumulative Preferred Stock, Series Y (the “Series Y Preferred Stock”) as set forth below shall be deemed to be part of Article V of the Articles of Amendment and Restatement (the “Charter”) of PS Business Parks, Inc. (the “Corporation”), with any necessary or appropriate changes to the enumeration or lettering of sections or subsections hereof:

(a)	Dividend Rights.

(1)    Dividends shall be payable in cash on the shares of Series Y Preferred Stock when, as and if declared by the Board of Directors, out of funds legally available therefor: (i) for the period (the “Initial Dividend Period”) from the Deemed Original Issue Date (as defined below) to but excluding April 1, 2018 (to be paid on March 29, 2018), and (ii) for each quarterly dividend period thereafter (the Initial Dividend Period and each quarterly dividend period being hereinafter individually referred to as a “Dividend Period” and collectively referred to as “Dividend Periods”), which quarterly Dividend Periods shall be in four equal amounts and shall commence on January 1, April 1, July 1 and October 1 in each year (each, a “Dividend Period Commencement Date”), commencing on April 1, 2018, and shall end on and include the day next preceding the next Dividend Period Commencement Date, at a rate per annum equal to 5.20% of the $25,000 per share stated value thereof (the “Dividend Rate”). Dividends on each share of Series Y Preferred Stock shall be cumulative from the Deemed Original Issue Date of such share and shall be payable, without interest thereon, when, as and if declared by the Board of Directors, on or before March 31, June 30, September 30 and December 31 (except in the case of dividend for the Initial Dividend Period which will be paid March 29, 2018) of each year, commencing on March 29, 2018 (for the period from the Deemed Original Issue Date to but excluding April 1, 2018) or, in the case of shares of Series Y Preferred Stock with a Deemed Original Issue Date after March 29, 2018, the first such dividend payment date following such Deemed Original Issue Date; provided, that if any such day shall be a Saturday, Sunday, or a day on which banking institutions in the State of New York or the State of California are authorized or obligated by law to close, or a day which is or is declared a national or a New York or California state holiday (any of the foregoing a “Non-Business Day”), then the payment date shall be the next succeeding day which is not a Non-Business Day. Each such dividend shall be paid to the holders of record of shares of Series Y Preferred Stock as they appear on the stock register of the Corporation on such record date, not more than 45 days nor less than 15 days preceding the payment date thereof, as shall be fixed by the Board of Directors. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not more than 45 days nor less than 15 days preceding the payment date thereof, as may be fixed by the Board of Directors. After full cumulative dividends on Series Y Preferred Stock have been paid or declared and funds therefor set aside for payment, including for the then current Dividend Period, the holders of shares of Series Y Preferred Stock will not be entitled to any further dividends with respect to that Dividend Period.

“Deemed Original Issue Date” means (a) in the case of any share which is part of the first issuance of shares of Series Y Preferred Stock or part of a subsequent issuance of shares of Series Y Preferred Stock prior to April 1, 2018, the date of such first issuance and (b) in the case of any share which is part of a subsequent issuance of shares of Series Y Preferred Stock on or after April 1, 2018, the later of (x) April 1, 2018 and (y) the latest Dividend Period Commencement Date which precedes the date of issuance of such share and which succeeds the last Dividend Period for which full cumulative dividends have been paid; provided that, in the case of any share which is part of a subsequent issuance, the date of issuance of which falls between (i) the record date for dividends payable on the first succeeding dividend payment date and (ii) such dividend payment date, the “Deemed Original Issue Date” means the date of the Dividend Period Commencement Date that immediately follows the date of issuance.

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(2)    Dividends payable on shares of Series Y Preferred Stock for any period greater or less than a full Dividend Period, including the Initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(3)    The Corporation shall not declare or pay or set apart for payment any dividends on any series of preferred shares ranking, as to dividends, on a parity with the shares of Series Y Preferred Stock unless full cumulative dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for payment thereof is set apart for payment, for all Dividend Periods terminating on or prior to the date of payment of any such dividends on such other series of preferred shares. When dividends are not paid in full upon the shares of Series Y Preferred Stock and any other series of preferred shares ranking on a parity therewith as to dividends (including, without limitation, the shares of the Corporation’s 5.25% Cumulative Preferred Stock, Series X (the “Series X Preferred Stock”), and 4.875% Cumulative Preferred Stock, Series Z (the “Series Z Preferred Stock”)), all dividends declared upon shares of Series Y Preferred Stock and any other series of preferred shares ranking on a parity therewith as to dividends shall be declared pro rata so that the amount of dividends declared per share on the shares of Series Y Preferred Stock and such other series of preferred shares shall in all cases bear to each other that same ratio that the accumulated dividends per share on the shares of Series Y Preferred Stock and such other series of preferred shares bear to each other. Except as provided in the preceding sentence, unless full cumulative dividends on the shares of Series Y Preferred Stock have been paid or declared and funds therefor set apart for payment for all past Dividend Periods, no dividends (other than in shares of the Corporation’s common stock, par value $.01 per share (together with any other shares of capital stock of the Corporation into which such shares shall be reclassified or changed, the “Common Shares”), or another stock ranking junior to the shares of Series Y Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be made upon the Common Shares or on any other stock of the Corporation ranking junior to or on a parity with the shares of Series Y Preferred Stock as to dividends or upon liquidation. Unless full cumulative dividends on the shares of Series Y Preferred Stock have been paid or declared and funds therefor set apart for payment for all past Dividend Periods, no Common Shares or any other stock of the Corporation ranking junior to or on a parity with the shares of Series Y Preferred Stock as to dividends or upon liquidation shall be redeemed, purchased, or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation or any subsidiary, except by conversion into or exchange for stock of the Corporation ranking junior to the shares of Series Y Preferred Stock as to dividends and upon liquidation.

(b)    Liquidation. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of shares of Series Y Preferred Stock are entitled to receive out of the assets of the Corporation available for distribution to shareholders, before any distribution of assets is made to holders of Common Shares or any other class or series of shares ranking junior to the shares of Series Y Preferred Stock upon liquidation, liquidating distributions in the amount of $25,000 per share plus all accumulated and unpaid dividends (whether or not earned or declared) for the then current and all past Dividend Periods. If, upon any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation the amounts payable with respect to the shares of Series Y Preferred Stock and any other shares of the Corporation ranking as to any such distribution on a parity with the shares of Series Y Preferred Stock are not paid in full, the holders of shares of Series Y Preferred Stock and of such other shares (including the shares of the Series X Preferred Stock and the Series Z Preferred Stock) will share ratably in any such distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Series Y Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation.

(1)    Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the shares of Series Y Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

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(2)    For purposes of liquidation rights, a reorganization, consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation shall be deemed not to be a liquidation, dissolution or winding up of the Corporation.

(c)    Redemption.

(1)    Except as provided in clause (9) below, the shares of Series Y Preferred Stock are not redeemable prior to December 7, 2022. On and after such date, the shares of Series Y Preferred Stock are redeemable at the option of the Corporation, by resolution of the Board of Directors, in whole or in part, from time to time upon not less than 30 nor more than 60 days’ notice, at a cash redemption price of $25,000 per share plus all accumulated and unpaid dividends (whether or not earned or declared) to the date of redemption.

(2)    If fewer than all the outstanding shares of Series Y Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by the Board of Directors, and such shares shall be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Board of Directors.

(3)    Notwithstanding the foregoing, if any dividends, including any accumulation, on the shares of Series Y Preferred Stock are in arrears, no shares of Series Y Preferred Stock shall be redeemed unless all outstanding shares of Series Y Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire, directly or indirectly, any shares of Series Y Preferred Stock; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Series Y Preferred Stock pursuant to a purchase or exchange offer provided such offer is made on the same terms to all holders of shares of Series Y Preferred Stock.

(4)    Immediately prior to any redemption of shares of Series Y Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a dividend payment record date and prior to the corresponding dividend payment date, in which case each holder of shares of Series Y Preferred Stock at the close of business on such dividend payment record date shall be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such dividend payment date. Except as expressly provided herein above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of Series Y Preferred Stock called for redemption.

(5)    A notice of redemption (which may be contingent on the occurrence of a future event) will be mailed by the Corporation by first class mail, postage pre-paid, to each record holder of the shares of Series Y Preferred Stock to be redeemed, not less than 30 nor more than 60 days prior to such redemption date, to the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. The failure to give such notice or any defect in the notice or in its mailing will not affect the validity of the proceedings for the redemption of any Series Y Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the number of shares of Series Y Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accumulate on such redemption date. If fewer than all the shares of Series Y Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series Y Preferred Stock to be redeemed from such holder.

(6)    In order to facilitate the redemption of shares of Series Y Preferred Stock, the Board of Directors may fix a record date for the determination of the shares to be redeemed, such record date to be not less than 30 nor more than 60 days prior to the date fixed for such redemption.

(7)    Notice having been given as provided above, from and after the date fixed for the redemption of shares of Series Y Preferred Stock by the Corporation (unless the Corporation shall fail to make available the

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money necessary to effect such redemption), the holders of shares selected for redemption shall cease to be shareholders with respect to such shares and shall have no interest in or claim against the Corporation by virtue thereof and shall have no voting or other rights with respect to such shares, except the right to receive the moneys payable upon such redemption from the Corporation, less any required tax withholding amount, without interest thereon, upon surrender (and endorsement or assignment of transfer, if required by the Corporation and so stated in the notice) of their certificates, and the shares represented thereby shall no longer be deemed to be outstanding. If fewer than all the shares represented by a certificate are redeemed, a new certificate shall be issued, without cost to the holder thereof, representing the unredeemed shares. The Corporation may, at its option, at any time after a notice of redemption has been given, deposit the redemption price for the shares of Series Y Preferred Stock designated for redemption and not yet redeemed, plus any accumulated and unpaid dividends thereon to the date fixed for redemption, with the transfer agent or agents for Series Y Preferred Stock, as a trust fund for the benefit of the holders of the shares of Series Y Preferred Stock designated for redemption, together with irrevocable instructions and authority to such transfer agent or agents that such funds be delivered upon redemption of such shares and to pay, on and after the date fixed for redemption or prior thereto, the redemption price of the shares to their respective holders upon the surrender of their share certificates. From and after the making of such deposit, the holders of the shares designated for redemption shall cease to be shareholders with respect to such shares and shall have no interest in or claim against the Corporation by virtue thereof and shall have no voting or other rights with respect to such shares, except the right to receive from such trust fund the moneys payable upon such redemption, without interest thereon, upon surrender (and endorsement, if required by the Corporation) of their certificates, and the shares represented thereby shall no longer be deemed to be outstanding. Any balance of such moneys remaining unclaimed at the end of the five-year period commencing on the date fixed for redemption shall be repaid to the Corporation upon its request expressed in a resolution of its Board of Directors.

(8)    Any shares of Series Y Preferred Stock that shall at any time have been redeemed or otherwise reacquired shall, after such redemption, have the status of authorized but unissued preferred shares, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors.

(9)    If the Board of Directors of the Corporation shall, at any time and in good faith, be of the opinion that ownership of securities of the Corporation has or may become concentrated to an extent that may prevent the Corporation from qualifying as a real estate investment trust under the REIT Provisions of the Internal Revenue Code (as defined below), then the Board of Directors shall have the power, by lot or other means deemed equitable by them to prevent the transfer of and/or to call for redemption a number of shares of Series Y Preferred Stock sufficient, in the opinion of the Board of Directors, to maintain or bring the direct or indirect ownership thereof into conformity with the requirements of such a real estate investment trust under the REIT Provisions of the Internal Revenue Code. The redemption price to be paid for shares of Series Y Preferred Stock so called for redemption, on the date fixed for redemption, shall be the closing price of the shares on the principal national stock exchange on which the shares are listed on the last business day prior to the redemption date, or if no sales of shares were made on such date, the average of the highest bid and the lowest asked quotations on the last business day prior to the redemption date as reported by the National Quotation Bureau, Incorporated or a similar organization selected from time to time by the Corporation or if there be no such bid and asked quotations, $25,000 per share; provided that if interests in shares of Series Y Preferred Stock are represented by depositary shares, then the redemption price shall be determined in accordance with the foregoing, but with respect to one depositary share, multiplied by the number of depositary shares that together represent an interest in one share of Series Y Preferred Stock. From and after the date fixed for redemption by the Board of Directors, the holder of any shares of Series Y Preferred Stock so called for redemption shall cease to be entitled to any distributions, voting rights and other benefits with respect to such shares of Series Y Preferred Stock, other than the right to payment of the redemption price determined as aforesaid. “REIT Provisions of the Internal Revenue Code” shall mean Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. In order to exercise the redemption option set forth in this clause (9), with respect to the shares of Series Y Preferred Stock, the Corporation shall mail a notice of redemption by first class mail, postage pre-paid, to each record holder of

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the shares of Series Y Preferred Stock to be redeemed, not less than 30 nor more than 60 days prior to such redemption date, to the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. The failure to give such notice or any defect in the notice or in its mailing will not affect the validity of the proceedings for the redemption of any Series Y Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the number of shares of Series Y Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accumulate on such redemption date. If fewer than all the shares of Series Y Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series Y Preferred Stock to be redeemed from such holder.

(d)    Voting Rights. The shares of Series Y Preferred Stock shall not have any voting powers either general or special, except as required by law, except that:

(1)    If the Corporation shall fail to pay full cumulative dividends on the shares of Series Y Preferred Stock or any other of its preferred shares for six quarterly dividend payment periods, whether or not consecutive (a “Dividend Default”), the holders of all outstanding preferred shares that are similarly entitled to this right, voting as a single class without regard to series, will be entitled to elect two Directors until full cumulative dividends for all past dividend payment periods on all preferred shares have been paid or declared and funds therefor set apart for payment. Such right to vote separately as a class to elect Directors shall, when vested, be subject, always, to the same provisions for the vesting of such right to elect Directors separately as a class in the case of future Dividend Defaults. At any time when such right to elect Directors separately as a class shall have so vested, the Corporation may call, and, upon the written request of the holders of record of not less than 10% of the total number of preferred shares of the Corporation then outstanding, shall call, a special meeting of stockholders for the election of Directors. In the case of such a written request, such special meeting shall be held within 90 days after the delivery of such request and, in either case, at the place and upon the notice provided by law and in the Bylaws of the Corporation, provided that the Corporation shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing Annual Meeting of Shareholders of the Corporation and the holders of all classes of outstanding preferred shares are afforded the opportunity to elect such Directors (or fill any vacancy) at such Annual Meeting of Shareholders. Directors elected as aforesaid shall serve until the next Annual Meeting of Shareholders of the Corporation or until their respective successors shall be elected and qualified. If, prior to the end of the term of any Director elected as aforesaid, a vacancy in the office of such Director shall occur during the continuance of a Dividend Default by reason of death, resignation, or disability, such vacancy shall be filled for the unexpired term by the appointment of a new Director for the unexpired term of such former Director, such appointment to be made by the remaining Director elected as aforesaid.

(2)    The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Series Y Preferred Stock, voting separately as a class, will be required for any amendment to the Charter that will adversely alter or change the powers, preferences, privileges or rights of the shares of Series Y Preferred Stock, except as set forth below. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Series Y Preferred Stock and any other series of preferred shares similarly entitled to this right and ranking on a parity with Series Y Preferred Stock as to dividends and upon liquidation (including the shares of the Series X Preferred Stock and the Series Z Preferred Stock), voting as a single class without regard to series, will be required to issue, authorize or increase the authorized amount of any class or series of shares ranking prior to Series Y Preferred Stock as to dividends or upon liquidation or to issue or authorize any obligation or security convertible into or evidencing a right to purchase any such security. In addition, the Charter may be amended to increase the number of authorized preferred shares ranking on a parity with or junior to Series Y Preferred Stock or to create another class of preferred shares ranking on a parity with or junior to Series Y Preferred Stock without the vote of the holders of outstanding shares of Series Y Preferred Stock.

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(3)    Nothing herein shall be taken to require a class vote or consent in connection with the authorization, designation, increase or issuance of any shares of any class or series (including additional preferred shares of any series) that rank junior to or on a parity with Series Y Preferred Stock as to dividends or liquidation rights or in connection with the authorization, designation, increase or issuance of any bonds, mortgages, debentures or other debt obligations of the Corporation.

(e)    Conversion. The shares of Series Y Preferred Stock are not convertible into shares of any other class or series of the capital stock of the Corporation.

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ANNEX C

4.875% CUMULATIVE PREFERRED STOCK, SERIES Z

The following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the 4.875% Cumulative Preferred Stock, Series Z (the “Series Z Preferred Stock”) as set forth below shall be deemed to be part of Article V of the Articles of Amendment and Restatement (the “Charter”) of PS Business Parks, Inc. (the “Corporation”), with any necessary or appropriate changes to the enumeration or lettering of sections or subsections hereof:

(a)    Dividend Rights.

(1)    Dividends shall be payable in cash on the shares of Series Z Preferred Stock when, as and if declared by the Board of Directors, out of funds legally available therefor: (i) for the period (the “Initial Dividend Period”) from the Deemed Original Issue Date (as defined below) to but excluding January 1, 2020 (to be paid on December 31, 2019), and (ii) for each quarterly dividend period thereafter (the Initial Dividend Period and each quarterly dividend period being hereinafter individually referred to as a “Dividend Period” and collectively referred to as “Dividend Periods”), which quarterly Dividend Periods shall be in four equal amounts and shall commence on January 1, April 1, July 1 and October 1 in each year (each, a “Dividend Period Commencement Date”), commencing on January 1, 2020, and shall end on and include the day next preceding the next Dividend Period Commencement Date, at a rate per annum equal to 4.875% of the $25,000 per share stated value thereof (the “Dividend Rate”). Dividends on each share of Series Z Preferred Stock shall be cumulative from the Deemed Original Issue Date of such share and shall be payable, without interest thereon, when, as and if declared by the Board of Directors, on or before March 31, June 30, September 30 and December 31 of each year, commencing on December 31, 2019 or, in the case of shares of Series Z Preferred Stock with a Deemed Original Issue Date after December 31, 2019, the first such dividend payment date following such Deemed Original Issue Date; provided, that if any such day shall be a Saturday, Sunday, or a day on which banking institutions in the State of New York or the State of California are authorized or obligated by law to close, or a day which is or is declared a national or a New York or California state holiday (any of the foregoing a “Non-Business Day”), then the payment date shall be the next succeeding day which is not a Non-Business Day. Each such dividend shall be paid to the holders of record of shares of Series Z Preferred Stock as they appear on the stock register of the Corporation on such record date, not more than 45 days nor less than 15 days preceding the payment date thereof, as shall be fixed by the Board of Directors. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not more than 45 days nor less than 15 days preceding the payment date thereof, as may be fixed by the Board of Directors. After full cumulative dividends on Series Z Preferred Stock have been paid or declared and funds therefor set aside for payment, including for the then current Dividend Period, the holders of shares of Series Z Preferred Stock will not be entitled to any further dividends with respect to that Dividend Period.

“Deemed Original Issue Date” means (a) in the case of any share which is part of the first issuance of shares of Series Z Preferred Stock or part of a subsequent issuance of shares of Series Z Preferred Stock prior to January 1, 2020, the date of such first issuance and (b) in the case of any share which is part of a subsequent issuance of shares of Series Z Preferred Stock on or after January 1, 2020, the later of (x) January 1, 2020 and (y) the latest Dividend Period Commencement Date which precedes the date of issuance of such share and which succeeds the last Dividend Period for which full cumulative dividends have been paid; provided that, in the case of any share which is part of a subsequent issuance, the date of issuance of which falls between (i) the record date for dividends payable on the first succeeding dividend payment date and (ii) such dividend payment date, the “Deemed Original Issue Date” means the date of the Dividend Period Commencement Date that immediately follows the date of issuance.

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(2)    Dividends payable on shares of Series Z Preferred Stock for any period greater or less than a full Dividend Period, including the Initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(3)    The Corporation shall not declare or pay or set apart for payment any dividends on any series of preferred shares ranking, as to dividends, on a parity with the shares of Series Z Preferred Stock unless full cumulative dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for payment thereof is set apart for payment, for all Dividend Periods terminating on or prior to the date of payment of any such dividends on such other series of preferred shares. When dividends are not paid in full upon the shares of Series Z Preferred Stock and any other series of preferred shares ranking on a parity therewith as to dividends (including, without limitation, the shares of the Corporation’s 5.25% Cumulative Preferred Stock, Series X (the “Series X Preferred Stock”), and 5.20% Cumulative Preferred Stock, Series Y (the “Series Y Preferred Stock”)), all dividends declared upon shares of Series Z Preferred Stock and any other series of preferred shares ranking on a parity therewith as to dividends shall be declared pro rata so that the amount of dividends declared per share on the shares of Series Z Preferred Stock and such other series of preferred shares shall in all cases bear to each other that same ratio that the accumulated dividends per share on the shares of Series Z Preferred Stock and such other series of preferred shares bear to each other. Except as provided in the preceding sentence, unless full cumulative dividends on the shares of Series Z Preferred Stock have been paid or declared and funds therefor set apart for payment for all past Dividend Periods, no dividends (other than in shares of the Corporation’s common stock, par value $.01 per share (together with any other shares of capital stock of the Corporation into which such shares shall be reclassified or changed, the “Common Shares”), or another stock ranking junior to the shares of Series Z Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be made upon the Common Shares or on any other stock of the Corporation ranking junior to or on a parity with the shares of Series Z Preferred Stock as to dividends or upon liquidation. Unless full cumulative dividends on the shares of Series Z Preferred Stock have been paid or declared and funds therefor set apart for payment for all past Dividend Periods, no Common Shares or any other stock of the Corporation ranking junior to or on a parity with the shares of Series Z Preferred Stock as to dividends or upon liquidation shall be redeemed, purchased, or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation or any subsidiary, except by conversion into or exchange for stock of the Corporation ranking junior to the shares of Series Z Preferred Stock as to dividends and upon liquidation.

(b)    Liquidation. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of shares of Series Z Preferred Stock are entitled to receive out of the assets of the Corporation available for distribution to shareholders, before any distribution of assets is made to holders of Common Shares or any other class or series of shares ranking junior to the shares of Series Z Preferred Stock upon liquidation, liquidating distributions in the amount of $25,000 per share plus all accumulated and unpaid dividends (whether or not earned or declared) for the then current and all past Dividend Periods. If, upon any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation the amounts payable with respect to the shares of Series Z Preferred Stock and any other shares of the Corporation ranking as to any such distribution on a parity with the shares of Series Z Preferred Stock are not paid in full, the holders of shares of Series Z Preferred Stock and of such other shares (including the shares of the Series X Preferred Stock and the Series Y Preferred Stock) will share ratably in any such distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Series Z Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation.

(1)    Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the shares of Series Z Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

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(2)    For purposes of liquidation rights, a reorganization, consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation shall be deemed not to be a liquidation, dissolution or winding up of the Corporation.

(c)	Redemption.

(1)    Except as provided in clause (9) below, the shares of Series Z Preferred Stock are not redeemable prior to November 4, 2024. On and after such date, the shares of Series Z Preferred Stock are redeemable at the option of the Corporation, by resolution of the Board of Directors, in whole or in part, from time to time upon not less than 30 nor more than 60 days’ notice, at a cash redemption price of $25,000 per share plus all accumulated and unpaid dividends (whether or not earned or declared) to the date of redemption.

(2)    If fewer than all the outstanding shares of Series Z Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by the Board of Directors, and such shares shall be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Board of Directors.

(3)    Notwithstanding the foregoing, if any dividends, including any accumulation, on the shares of Series Z Preferred Stock are in arrears, no shares of Series Z Preferred Stock shall be redeemed unless all outstanding shares of Series Z Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire, directly or indirectly, any shares of Series Z Preferred Stock; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Series Z Preferred Stock pursuant to a purchase or exchange offer provided such offer is made on the same terms to all holders of shares of Series Z Preferred Stock.

(4)    Immediately prior to any redemption of shares of Series Z Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a dividend payment record date and prior to the corresponding dividend payment date, in which case each holder of shares of Series Z Preferred Stock at the close of business on such dividend payment record date shall be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such dividend payment date. Except as expressly provided herein above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of Series Z Preferred Stock called for redemption.

(5)    A notice of redemption (which may be contingent on the occurrence of a future event) will be mailed by the Corporation by first class mail, postage pre-paid, to each record holder of the shares of Series Z Preferred Stock to be redeemed, not less than 30 nor more than 60 days prior to such redemption date, to the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. The failure to give such notice or any defect in the notice or in its mailing will not affect the validity of the proceedings for the redemption of any Series Z Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the number of shares of Series Z Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accumulate on such redemption date. If fewer than all the shares of Series Z Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series Z Preferred Stock to be redeemed from such holder.

(6)    In order to facilitate the redemption of shares of Series Z Preferred Stock, the Board of Directors may fix a record date for the determination of the shares to be redeemed, such record date to be not less than 30 nor more than 60 days prior to the date fixed for such redemption.

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(7)    Notice having been given as provided above, from and after the date fixed for the redemption of shares of Series Z Preferred Stock by the Corporation (unless the Corporation shall fail to make available the money necessary to effect such redemption), the holders of shares selected for redemption shall cease to be shareholders with respect to such shares and shall have no interest in or claim against the Corporation by virtue thereof and shall have no voting or other rights with respect to such shares, except the right to receive the moneys payable upon such redemption from the Corporation, less any required tax withholding amount, without interest thereon, upon surrender (and endorsement or assignment of transfer, if required by the Corporation and so stated in the notice) of their certificates, and the shares represented thereby shall no longer be deemed to be outstanding. If fewer than all the shares represented by a certificate are redeemed, a new certificate shall be issued, without cost to the holder thereof, representing the unredeemed shares. The Corporation may, at its option, at any time after a notice of redemption has been given, deposit the redemption price for the shares of Series Z Preferred Stock designated for redemption and not yet redeemed, plus any accumulated and unpaid dividends thereon to the date fixed for redemption, with the transfer agent or agents for Series Z Preferred Stock, as a trust fund for the benefit of the holders of the shares of Series Z Preferred Stock designated for redemption, together with irrevocable instructions and authority to such transfer agent or agents that such funds be delivered upon redemption of such shares and to pay, on and after the date fixed for redemption or prior thereto, the redemption price of the shares to their respective holders upon the surrender of their share certificates. From and after the making of such deposit, the holders of the shares designated for redemption shall cease to be shareholders with respect to such shares and shall have no interest in or claim against the Corporation by virtue thereof and shall have no voting or other rights with respect to such shares, except the right to receive from such trust fund the moneys payable upon such redemption, without interest thereon, upon surrender (and endorsement, if required by the Corporation) of their certificates, and the shares represented thereby shall no longer be deemed to be outstanding. Any balance of such moneys remaining unclaimed at the end of the five-year period commencing on the date fixed for redemption shall be repaid to the Corporation upon its request expressed in a resolution of its Board of Directors.

(8)    Any shares of Series Z Preferred Stock that shall at any time have been redeemed or otherwise reacquired shall, after such redemption, have the status of authorized but unissued preferred shares, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors.

(9)    If the Board of Directors of the Corporation shall, at any time and in good faith, be of the opinion that ownership of securities of the Corporation has or may become concentrated to an extent that may prevent the Corporation from qualifying as a real estate investment trust under the REIT Provisions of the Internal Revenue Code (as defined below), then the Board of Directors shall have the power, by lot or other means deemed equitable by them to prevent the transfer of and/or to call for redemption a number of shares of Series Z Preferred Stock sufficient, in the opinion of the Board of Directors, to maintain or bring the direct or indirect ownership thereof into conformity with the requirements of such a real estate investment trust under the REIT Provisions of the Internal Revenue Code. The redemption price to be paid for shares of Series Z Preferred Stock so called for redemption, on the date fixed for redemption, shall be the closing price of the shares on the principal national stock exchange on which the shares are listed on the last business day prior to the redemption date, or if no sales of shares were made on such date, the average of the highest bid and the lowest asked quotations on the last business day prior to the redemption date as reported by the National Quotation Bureau, Incorporated or a similar organization selected from time to time by the Corporation or if there be no such bid and asked quotations, $25,000 per share; provided that if interests in shares of Series Z Preferred Stock are represented by depositary shares, then the redemption price shall be determined in accordance with the foregoing, but with respect to one depositary share, multiplied by the number of depositary shares that together represent an interest in one share of Series Z Preferred Stock. From and after the date fixed for redemption by the Board of Directors, the holder of any shares of Series Z Preferred Stock so called for redemption shall cease to be entitled to any distributions, voting rights and other benefits with respect to such shares of Series Z Preferred Stock, other than the right to payment of the redemption price determined as aforesaid. “REIT Provisions of the Internal Revenue Code” shall mean Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. In order to exercise the

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redemption option set forth in this clause (9), with respect to the shares of Series Z Preferred Stock, the Corporation shall mail a notice of redemption by first class mail, postage pre-paid, to each record holder of the shares of Series Z Preferred Stock to be redeemed, not less than 30 nor more than 60 days prior to such redemption date, to the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. The failure to give such notice or any defect in the notice or in its mailing will not affect the validity of the proceedings for the redemption of any Series Z Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the number of shares of Series Z Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accumulate on such redemption date. If fewer than all the shares of Series Z Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series Z Preferred Stock to be redeemed from such holder.

(d)    Voting Rights. The shares of Series Z Preferred Stock shall not have any voting powers either general or special, except as required by law, except that:

(1)    If the Corporation shall fail to pay full cumulative dividends on the shares of Series Z Preferred Stock or any other of its preferred shares for six quarterly dividend payment periods, whether or not consecutive (a “Dividend Default”), the holders of all outstanding preferred shares that are similarly entitled to this right, voting as a single class without regard to series, will be entitled to elect two Directors until full cumulative dividends for all past dividend payment periods on all preferred shares have been paid or declared and funds therefor set apart for payment. Such right to vote separately as a class to elect Directors shall, when vested, be subject, always, to the same provisions for the vesting of such right to elect Directors separately as a class in the case of future Dividend Defaults. At any time when such right to elect Directors separately as a class shall have so vested, the Corporation may call, and, upon the written request of the holders of record of not less than 10% of the total number of preferred shares of the Corporation then outstanding, shall call, a special meeting of stockholders for the election of Directors. In the case of such a written request, such special meeting shall be held within 90 days after the delivery of such request and, in either case, at the place and upon the notice provided by law and in the Bylaws of the Corporation, provided that the Corporation shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing Annual Meeting of Shareholders of the Corporation and the holders of all classes of outstanding preferred shares are afforded the opportunity to elect such Directors (or fill any vacancy) at such Annual Meeting of Shareholders. Directors elected as aforesaid shall serve until the next Annual Meeting of Shareholders of the Corporation or until their respective successors shall be elected and qualified. If, prior to the end of the term of any Director elected as aforesaid, a vacancy in the office of such Director shall occur during the continuance of a Dividend Default by reason of death, resignation, or disability, such vacancy shall be filled for the unexpired term by the appointment of a new Director for the unexpired term of such former Director, such appointment to be made by the remaining Director elected as aforesaid.

(2)    The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Series Z Preferred Stock, voting separately as a class, will be required for any amendment to the Charter that will adversely alter or change the powers, preferences, privileges or rights of the shares of Series Z Preferred Stock, except as set forth below. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Series Z Preferred Stock and any other series of preferred shares similarly entitled to this right and ranking on a parity with Series Z Preferred Stock as to dividends and upon liquidation (including the shares of the Series X Preferred Stock and the Series Y Preferred Stock), voting as a single class without regard to series, will be required to issue, authorize or increase the authorized amount of any class or series of shares ranking prior to Series Z Preferred Stock as to dividends or upon liquidation or to issue or authorize any obligation or security convertible into or evidencing a right to purchase any such security. In addition, the Charter may be amended to increase the number of authorized preferred shares ranking on a parity with or junior to Series Z Preferred Stock or to create another class of preferred shares ranking on a parity with or junior to Series Z Preferred Stock without the vote of the holders of outstanding shares of Series Z Preferred Stock.

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(3)    Nothing herein shall be taken to require a class vote or consent in connection with the authorization, designation, increase or issuance of any shares of any class or series (including additional preferred shares of any series) that rank junior to or on a parity with Series Z Preferred Stock as to dividends or liquidation rights or in connection with the authorization, designation, increase or issuance of any bonds, mortgages, debentures or other debt obligations of the Corporation.

(e)    Conversion. The shares of Series Z Preferred Stock are not convertible into shares of any other class or series of the capital stock of the Corporation.

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Exhibit B

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”), dated as of April 24, 2022, is entered into by and between Sequoia Parent LP, a Delaware limited partnership (“Parent”), PS Business Parks, Inc., a Maryland corporation (the “Company”) (solely with respect Section 9 and Sections 14 through 22) and the undersigned stockholder (the “Stockholder”).

RECITALS

WHEREAS, concurrently herewith, the Company, PS Business Parks, L.P., a California limited partnership (the “Partnership”, provided that references herein to the Partnership shall include the Partnership following the Partnership Conversion (as defined in the Merger Agreement (as defined below))), Parent, Sequoia Merger Sub I LLC, a Maryland limited liability company (“Merger Sub I”) and Sequoia Merger Sub II LLC, a Maryland limited liability company (“Merger Sub II”), are entering into an Agreement and Plan of Merger dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not otherwise defined in this Agreement and the term “affiliate” shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein) (i) Merger Sub I will merge with and into the Company, with the Company surviving such merger and (ii) Merger Sub II will merge with and into the Partnership, with the Partnership surviving such merger (collectively, the “Mergers”);

WHEREAS, as of the date hereof, the Stockholder is the record and a “beneficial owner” (as used within this Agreement, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of and is entitled to dispose of and vote the number of (i) Company Shares as set forth opposite the Stockholder’s name on Schedule A hereto (the “Owned Shares” and, together with any additional Company Shares (or any securities convertible into or exercisable or exchangeable for any of the foregoing) in which the Stockholder has or acquires record or beneficial ownership on or after the date hereof and up to the date on which each of the Company Requisite Vote is obtained, including by purchase, as a result of a stock dividend or distribution, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”) and (ii) Common Partnership Units as set forth opposite the Stockholder’s name on Schedule A hereto (the “Owned Units” and, together with any additional Common Partnership Units (or any securities convertible into or exercisable or exchangeable for any of the foregoing) in which the Stockholder has or acquires record or beneficial ownership on or after the date hereof and up to the later of the date on which the Partnership Requisite Vote is obtained and the completion of the Partnership Conversion, including by purchase, as a result of a unit distribution, unit split, recapitalization, combination, reclassification, exchange or change of such units, or upon exercise or conversion of any securities, the “Covered Units”; the Covered Shares and the Covered Units, collectively, the “Covered Securities”); and

WHEREAS, as a condition and inducement to the willingness of Parent to enter into the Merger Agreement, the parties hereto are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Agreement to Vote. Prior to the Termination Date (as defined herein), the Stockholder, solely in its capacity as a stockholder of the Company or limited partner of the Partnership, irrevocably and unconditionally agrees that, at any meeting of the stockholders of the Company or partners of the Partnership (whether annual or special and whether or not an adjourned or postponed meeting), including the Company Shareholders’ Meeting, and in connection with any written consent of the stockholders of the Company or partners of the Partnership or in any other circumstances where a vote of stockholders of the Company or partners of the Partnership is sought, the Stockholder shall:

(a) when such meeting is held, appear at such meeting or otherwise cause the Covered Shares (in the case of any meeting or written consent of the stockholders of the Company) or the Covered Units (in the case of any meeting or written consent of the partners of the Partnership) to be counted as present thereat for the purpose of establishing a quorum;

(b) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Covered Shares (in the case of any meeting or written consent of the stockholders of the Company) or the Covered Units (in the case of any meeting or written consent of the partners of the Partnership) owned as of the record date for such meeting (or the date that any written consent is executed by the Stockholder) in favor of the adoption of the Merger Agreement and the approval of the Company Merger or the Partnership Merger and the Partnership Conversion, as applicable, and any other matters necessary or presented or proposed for consummation of the Mergers and the other transactions contemplated by the Merger Agreement; and

(c) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Covered Shares (in the case of any meeting or written consent of the stockholders of the Company) or the Covered Units (in the case of any meeting or written consent of the partners of the Partnership) against any Company Acquisition Proposal and any other action that could reasonably be expected to impede, interfere with, materially delay, materially postpone or adversely affect the Mergers or other transactions contemplated by the Merger Agreement or result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Company or the Partnership under the Merger Agreement or of the Stockholder under this Agreement.

The obligations of the Stockholder specified in this Section 1 shall apply whether or not (A) the Company Merger or any action described above is recommended by the Company Board, (B) the Partnership Merger or Partnership Conversion or any action described above is approved or recommended by the general partner of the Partnership or (C) the Company Board, the general partner of the Partnership or any of their committees have effected an Adverse Recommendation Change. Nothing in this Agreement shall limit or restrict the Stockholder, or any affiliate or designee of the Stockholder, who serves as a member of the Company Board or as an officer, employee or agent of the Company in acting in his or her capacity as a director, officer, employee or agent of the Company and exercising his or her fiduciary duties and responsibilities in such capacity; it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a stockholder of the Company or partner of the Partnership and shall not apply to the Stockholder’s, affiliate’s or designee’s actions, judgments or decisions as a director, officer, employee or agent of the Company. For the avoidance of doubt, this Section 1 shall terminate and not apply to the Stockholder in the event any amendment or modification to the Merger Agreement reduces the amount or changes the form of consideration payable in any of the Mergers or otherwise amends or modifies the Merger Agreement in a manner adverse (directly or indirectly) to the Stockholder (any such amendment or modification, an “Adverse Amendment”), unless the Stockholder has consented in writing to such Adverse Amendment. Nothing in this Agreement shall require the Stockholder to redeem any Common Partnership Units or restrict the Stockholder from redeeming any Common Partnership Units (it being understood that any Company Shares received as a result of such redemption shall be Covered Securities subject to the terms and conditions of this Agreement).

2. No Inconsistent Agreements. The Stockholder covenants and agrees that the Stockholder shall not, at any time prior to the Termination Date, (i) enter into any voting agreement or arrangement or voting trust with respect to any of the Covered Securities that is inconsistent with the Stockholder’s obligations pursuant to this

Agreement, (ii) grant or permit the grant of a proxy, power of attorney or other authorization or consent with respect to any of the Covered Securities that is inconsistent with the Stockholder’s obligations pursuant to this Agreement, (iii) enter into any Contract or other undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent the Stockholder from satisfying, its obligations pursuant to this Agreement, (iv) take or cause to be taken any other action that would in any way interfere with, or prohibit or prevent the Stockholder from satisfying, its obligations pursuant to this Agreement or (v) knowingly approve or consent to any of the foregoing; provided, that, for the avoidance of doubt, the Stockholder shall be permitted to take any action that the Company is permitted to take pursuant to Section 5.6 of the Merger Agreement.

3. Termination. This Agreement (except to the extent provided below in this Section 3) shall automatically terminate upon the earliest of (i) the Partnership Merger Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms or (iii) if there occurs any Adverse Amendment without the prior written consent of the Stockholder (such earliest date being referred to herein as the “Termination Date”); provided, that the provisions set forth in this Section 3 and Section 8 through Section 22 shall survive the termination of this Agreement unless the Merger Agreement is terminated prior to the Partnership Merger Effective Time in accordance with its terms; provided, further, nothing herein shall relieve (x) Parent or, with respect to actions to be taken or performed by the Company after the Closing, the Company of any liability for any breach of Section 9 or any willful breach of any other provision of this Agreement or (y) the Stockholder or, with respect to the actions to be taken or performed by the Company prior to the Closing set forth in the third sentence of Section 9(a), the Company for any willful breach of any provision of this Agreement; provided, however, notwithstanding anything in this Agreement to the contrary, in no event shall (1) any party have any liability for any damages resulting from a breach of this Agreement other than in connection with a breach of the type described in clauses (x) and (y) of the immediately preceding proviso and (2) the Stockholder have any liability for any monetary damages for a breach of Section 5(a) (without limiting any liability the Company may have under the Merger Agreement).

4. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent as follows:

(a) The Stockholder is the beneficial owner and the only record owner of, and has good, valid and marketable title to, the Covered Securities, free and clear of Liens other than as created by this Agreement, the Partnership Agreement or any other agreement entered into between the Stockholder and Parent or transfer restrictions arising out of securities Laws. As of the date hereof, other than the Owned Shares and Owned Units, the Stockholder and its Subsidiaries (for the avoidance of doubt, other than the Company and its Subsidiaries) do not own beneficially or of record, and does not have any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any Company Shares or Common Partnership Units (or any securities convertible into or exchangeable or exercisable for any of the foregoing) or any interest therein, other than Company Shares upon redemption of the Owned Units.

(b) The Stockholder (i) except as provided in this Agreement, has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Covered Securities, (ii) has not entered into any voting agreement or arrangement or voting trust with respect to any Covered Securities that is inconsistent with its obligations pursuant to this Agreement, (iii) has not granted a proxy, power of attorney or other authorization or consent with respect to any Covered Securities that is inconsistent with its obligations pursuant to this Agreement and (iv) has not entered into any Contract or other undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent the Stockholder from satisfying, its obligations pursuant to this Agreement.

(c) The Stockholder (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (ii) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a legal, valid and binding obligation of Parent, constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

(d) Other than the filings and reports pursuant to and in compliance with the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Stockholder from, or to be given by the Stockholder to, or be made by the Stockholder with, any Governmental Entity in connection with the execution, delivery and performance by the Stockholder of this Agreement.

(e) The execution, delivery and performance of this Agreement by the Stockholder does not and will not constitute or result in (i) a breach or violation of, or a default under, the governing documents of the Stockholder or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification, cancellation or acceleration (or the right of modification, cancellation or acceleration) of any obligations under or the creation of a Lien on any of the properties, rights or assets (including the Covered Securities) of the Stockholder pursuant to any Contract binding upon the Stockholder or, assuming compliance with the matters referred to in Section 4(d), under any applicable Law to which the Stockholder is subject, except, in the case of clause (ii), for any such breach, violation, termination, default, loss, creation, modification, cancellation or acceleration that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Mergers or the other transactions contemplated by the Merger Agreement.

(f) As of the date of this Agreement, there is no action, proceeding or investigation pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder that questions the beneficial or record ownership of the Owned Shares or Owned Units or the validity of this Agreement, or that could reasonably be expected to prevent or materially delay the Stockholder’s ability to perform its obligations hereunder.

(g) The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Stockholder contained herein.

5. Certain Covenants of the Stockholder. Except in accordance with the terms of this Agreement, the Stockholder covenants and agrees as follows:

(a) No Solicitation. The Stockholder shall not, nor shall it, direct, authorize or instruct any of its Representatives to, and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly, take any action that would violate Section 5.6 of the Merger Agreement (or cause the Company to violate Section 5.6 of the Merger Agreement) if the Stockholder were deemed a Representative of the Company for purposes of such Section 5.6 of the Merger Agreement; provided, that to the extent that the Company is permitted to take any action and/or not prohibited from taking any action pursuant to Section 5.6 of the Merger Agreement, the Stockholder and its Representatives also shall be so permitted and/or not prohibited; provided, further, that the foregoing shall not serve to limit or restrict any actions taken by the Stockholder in any capacity other than as stockholder of the Company. Notwithstanding anything to the contrary herein, this Agreement shall not restrict the ability of the Stockholder to review any Company Acquisition Proposal and to discuss and confirm to the Company and to any party who has submitted a Company Acquisition Proposal, including any Company Acquisition Proposal that the Company Board shall have determined constitutes a Superior Proposal, the willingness of the Stockholder to support and sign a voting agreement in the event of any termination of the Merger Agreement in accordance with its terms in connection with such Superior Proposal.

(b) Transfer of the Covered Securities. Until the Termination Date, the Stockholder hereby agrees not to, directly or indirectly, sell, transfer, pledge, encumber, assign, hedge, swap, convert, gift-over or otherwise dispose of (including by sale, merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by liquidation or dissolution, by dividend or distribution, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), or enter into any Contract, option or other agreement, arrangement or understanding with respect to the Transfer of any of the Covered Securities; provided that the Stockholder may redeem its Common Partnership Units pursuant to the terms of the Partnership Agreement (it being understood that any Company Shares received as a result of such redemption shall be Covered Securities subject to the terms and conditions of this Agreement). Any Transfer in violation of this Section 5 with respect to the Covered Securities shall be null and void.

(c) Waiver of Appraisal and Dissenters’ Rights and Actions. The Stockholder hereby (i) waives and agrees not to exercise any rights of appraisal, rights to dissent from or rights of an objecting stockholder with respect to the Mergers that the Stockholder may have (it being expressly acknowledged that no dissenters’ or appraisal rights shall be available with respect to the Mergers) and (ii) agrees not to commence or participate in, assist or knowingly encourage, and to take all actions necessary to opt out of any class in, any class action with respect to any action or claim, derivative or otherwise, against Parent, the Company, the Partnership or any other Company Subsidiaries or affiliates and each of their successors and assigns and their respective directors and officers relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Mergers, including any such claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement (including any claim seeking to enjoin or delay the closing of the Mergers) or (B) alleging a breach of any fiduciary duty of the Company Board or the general partner of the Partnership in connection with the Merger Agreement or the transactions contemplated thereby.

6. Further Assurances. Subject to the terms and conditions of this Agreement, from time to time, at Parent’s reasonable request and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary and reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement.

7. Changes in Capital Stock. In the event of a stock or unit split, stock dividend or unit distribution, or any change in the Company’s capital stock or partnership interests in the Partnership by reason of any split-up, reverse stock or unit split, recapitalization, combination, reclassification, exchange of shares, units or the like between the date of this Agreement and the Partnership Merger Effective Time, the terms “Owned Shares”, “Owned Units” and “Covered Securities” shall be deemed to refer to and include such shares or partnership interests as well as all such stock dividends and unit distributions and any securities into which or for which any or all of such shares or partnership interests may be changed or exchanged or which are received in such transaction.

8. Commercial Agreements.

(a) Only if the Closing occurs, the Stockholder agrees that, until the date that is six (6) months following the Closing Date, it shall not, and shall cause its controlled affiliates not to, deliver a notice of termination of the License Agreement, dated as of January 2, 1997, between Public Storage and the Company (f/k/a American Office Park Properties, Inc.), unless there occurs a material breach of such agreement by the Company.

(b) The Stockholder shall take all actions within its control that are necessary to enable the Company to comply with Section 5.17(a) of the Merger Agreement, subject to the terms and conditions of Section 5.17(a) of the Merger Agreement, including that the terminations specified therein will include customary releases of the parties.

(c) Only if the Closing occurs, for a period of (x) with respect to the matters set forth in clauses (A) and (B) of the definition of “Proper Purpose”, one (1) year following the Closing and (y) with respect to the matters set forth in clause (C) of the definition of “Proper Purpose”, six (6) years following the Closing, the Stockholder agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to Parent, during normal business hours, as soon as reasonably practicable after receipt of reasonable advance written request therefor, any information (or a copy thereof) to the extent relating to the Company or its Subsidiaries in the possession or under the control of the Stockholder or its controlled affiliates which Parent reasonably requests to the extent that such information is reasonably required for a Proper Purpose; provided, however, the Stockholder shall not be required to (or to cause any controlled affiliate to) afford such access or furnish such information to the extent that the Stockholder believes in good faith that doing so would be reasonably likely to: (i) result in a risk of loss or waiver of attorney-client privilege, attorney work product or other legal privilege; (ii) violate any obligations of the Stockholder with respect to confidentiality to any third party or otherwise breach, contravene or violate any Contract to which the Stockholder is party or (iii) breach, contravene or violate any applicable Law (provided that the Stockholder shall use reasonable best efforts to allow for such access or disclosure in a manner that does not result in the events set out in clauses (i) through (iii)). “Proper Purpose” means (A) to comply in all material respects with applicable Law, (B) to enable the Company to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Closing Date occurs or the immediately prior fiscal year thereto, or (C) in connection with the Company’s preparation of any Tax Returns or conduct of any Tax proceedings, in each case, only with respect to such information to the extent related to the Company or its Subsidiaries and, in the case of subclause (C), is in respect of taxable periods prior to the date of Closing. Notwithstanding the foregoing, in no event shall the Stockholder be required to create any information or to change the format in which existing information appears. The Stockholder shall use commercially reasonable efforts to preserve and keep, or cause to be preserved and kept, all books and records (including electronically stored data and information) in respect of the Company and its Subsidiaries in the possession or under the control of the Stockholder or its controlled affiliates for the periods during which it is required to provide or make available such books and records to Parent pursuant to the first sentence of this Section 8(c).

(d) Parent agrees to reimburse the Stockholder for the reasonable costs and expenses of gathering, copying, transporting and/or otherwise complying with Section 8(c) and Section 8(e).

(e) On or promptly after the Closing Date, the Stockholder shall use commercially reasonable efforts to transfer to the Company copies of all books and records exclusively relating to the Company or its Subsidiaries in the possession or under the control of the Stockholder or its controlled affiliates (including, so long as exclusively related to the Company or its Subsidiaries, Tax Returns of the Company or its Subsidiaries, any materials exclusively related to the preparation or support thereof and other books and records exclusively related to Taxes paid or payable by the Company or any of its Subsidiaries). Notwithstanding the foregoing, in no event shall the Stockholder be required to create any information or to change the format in which existing information appears.

9. REIT Matters.

(a) To the extent the Company qualifies as a REIT at the Closing (without regard to the effect of Closing or post-Closing events that affect the Company’s pre-Closing REIT qualification), Parent and the Company shall, and shall cause their respective Subsidiaries to, take all actions, and refrain from taking all actions, as are reasonably necessary to ensure that, after the Company Merger Effective Time, the Company will continue to qualify for taxation as a REIT for U.S. federal income tax purposes for its taxable year that includes the Closing Date (the “Relevant REIT Year”). The Company shall timely and properly make the necessary distributions under Section 858(a) of the Code with respect to the Company’s taxable year ended December 31, 2021. In accordance with the Company’s obligation under Section 5.13(a) of the Merger Agreement, the Stockholder shall timely request that the Company jointly execute an IRS Form 8875 on a protective basis with the Stockholder to be effective no later than March 31, 2022 (to treat the Company as a TRS of the Stockholder to the extent that the Company fails to qualify as a REIT for the Company’s 2022 taxable year), and the Company shall, and Parent shall cause the Company to, take all actions within its control to cause such election to be validly and timely filed. In the event that there is a final determination that the Company failed to qualify as a REIT for the Relevant REIT Year and it is asserted by a Governmental Entity that the TRS election made is not effective, the Stockholder shall notify the Company, and shall consult with Parent and its advisors as to the defense of such position.

(b) Upon the Stockholder’s request, Parent and the Company shall provide the Stockholder, at the Stockholder’s expense, with information reasonably necessary for the Stockholder to evaluate and report its REIT compliance with respect to the Company’s REIT qualification for the Relevant REIT Year, including as reasonably necessary for the Stockholder to obtain a Stockholder REIT qualification opinion from Hogan Lovells US LLP or to provide to its auditors.

(c) The Company shall, and Parent shall cause the Company to, provide to Hogan Lovells US LLP within thirty (30) days of the close of the Relevant REIT Year an updated tax representation letter in the form of Exhibit A attached hereto, with such changes as are mutually agreeable to the Company and the Stockholder, executed on behalf of the Company by an authorized Person with personal knowledge as to the factual representations set forth in such letter as to the organization and operation of the Company, covering only the Relevant REIT Year.

(d) All items of income, gain, loss, deduction and credit of the Partnership allocable to the Stockholder for the portion of the Relevant REIT Year that ends at the Closing shall be allocated based on the “interim closing method” under Code Section 706 and the Treasury Regulations thereunder.

(e) If an audit is commenced, an adjustment is proposed or any other claim is made by any Governmental Entity with respect to any issue that is reasonably expected to affect the Company’s REIT qualification for the Relevant REIT Year or any prior taxable years (a “Tax Contest”), then Parent and the Company shall promptly notify the Stockholder and afford the Stockholder, at the Stockholder’s election, which election shall be made within fifteen (15) days of receiving notice of such Tax Contest, and at the Stockholder’s sole expense, the opportunity to participate in the conduct of the Tax Contest and shall consider in good faith any comments presented by the Stockholder with respect to such Tax Contest and, if the Stockholder does not elect to participate in such Tax Contest, Parent and the Company shall keep the Stockholder reasonably informed of such Tax Contest.

(f) To the extent the provisions of the Bipartisan Budget Act of 2015 apply to a tax audit of the Partnership for the Relevant REIT Year, the Company shall not cause the Stockholder to file an amended tax return, unless required under applicable Law.

(g) Notwithstanding anything in this Agreement to the contrary, the obligations of the Company and Parent pursuant to this Section 9 shall be subject to the occurrence of and effective as of (and following) the Partnership Merger Effective Time.

10. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties hereto.

11. Waiver. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. The failure or delay of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

12. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be delivered by hand, by prepaid overnight carrier or by electronic mail to the parties hereto at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

if to the Stockholder:

Public Storage 701 Western Avenue Glendale, California 91201
Attention: Nathan Vitan, Chief Legal Officer
Email: nvitan@publicstorage.com

with a copy (which shall not constitute notice) to:

PS Business Parks, Inc. 701 Western Avenue Glendale, California 91201
Attention: Stephen W. Wilson, Chief Executive Officer
Email: swilson@psbusinessparks.com

and to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
Attention:	Adam O. Emmerich Viktor Sapezhnikov
Email:	aoemmerich@wlrk.com vsapezhnikov@wlrk.com

if to Parent, or to the Company after the Closing, to it at:

Sequoia Parent LP c/o Blackstone Inc. 345 Park Avenue New York, New York 10154
Attn:	David Levine Ryan Karnes
Email:	realestatenotices@blackstone.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017
Attention:	Brian M. Stadler Matthew B. Rogers
Email:	bstadler@stblaw.com mrogers@stblaw.com

if to the Company prior to the Closing:

PS Business Parks, Inc. 701 Western Avenue Glendale, California 91201
Attention: Stephen W. Wilson, Chief Executive Officer
Email: swilson@psbusinessparks.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
Attention:	Adam O. Emmerich Viktor Sapezhnikov
Email:	aoemmerich@wlrk.com vsapezhnikov@wlrk.com

Each such notice and communication shall be deemed to have been duly given or made (a) if delivered by hand, when such delivery is made at the address specified in this Section 12, (b) if delivered by overnight courier service, the next Business Day after it is sent to the addresses specified in this Section 12, or (c) if delivered by electronic mail, on the date of sending (or if sent after 5:00 p.m. (New York City time) on the next day) if no automated notice of delivery failure is received by the sender.

13. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Securities. All rights, ownership and economic benefits of and relating to the Covered Securities of the Stockholder shall remain vested in and belong to the Stockholder, and Parent shall have no authority to direct the Stockholder in the voting or disposition of any of the Covered Securities, except as otherwise provided herein. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person for the purposes of Rule 13d-5(b)(1) of the Exchange Act or for any other similar provision of applicable Law.

14. Entire Agreement. This Agreement (and to the extent applicable, the Merger Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof. Each of the parties hereto hereby acknowledges and agrees, on behalf of itself, its affiliates and each of their respective Representatives, that, in connection with such party’s entry into this Agreement, neither such party nor any of its affiliates or any of their respective Representatives has relied on any representations or warranties except, in the case of Parent, for the representations and warranties of the Stockholder expressly set forth in Section 4 of this Agreement.

15. No Third-Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any suit, claim, action, investigation or proceeding that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto.

16. Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a) This Agreement and all disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the Laws of the State of Maryland (other than with respect to issues relating to the Partnership Conversion that are required to be governed by the CRULPA), in each case without regard to its rules of conflict of laws that would result in the application of any laws other than those specified above. Each of the parties hereto hereby (i) irrevocably submits to and agrees to be subject to the personal jurisdiction of the Circuit Court of Baltimore City, Maryland and/or the U.S. District Court for the District of Maryland (the “Chosen Courts”), for the purpose of any claim, action, suit or proceeding (whether based in contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement hereof, (ii) irrevocably agrees that all such claims, actions, suits or proceedings may and shall be brought before, and determined by, only a Chosen Court with subject matter jurisdiction over such claim(s), action(s), suit(s) or proceeding(s), (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) agrees that it will not (except for a suit on the judgment as expressly permitted by the final sentence of this Section 16(a)) bring any claim, action, suit or proceeding relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Chosen Court. In any judicial proceeding, each of the parties further consents to the assignment of any proceeding in the Courts of the State of Maryland to the Business and Technology Case Management Program pursuant to Maryland Rule 16-205 (or any successor thereof). Each of the parties hereto irrevocably consents to the service of the summons and complaint and any other process in any other claim, suit, action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, in the manner provided by Section 12 hereof and nothing in this Section 16 hereof shall affect the right of any party hereto to serve legal process in any other manner permitted by Law. Each party hereto agrees that a final judgment in any claim, suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16(b).

17. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable or delegable (as the case may be), in whole or in part, by operation of Law or otherwise, without the prior written consent of Parent (in the case of an assignment or delegation by the Stockholder) and the Stockholder (in the case of an assignment or delegation by Parent), and any attempted or purported assignment or delegation in violation of this Section 17 shall be null and void. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns in accordance with and subject to the terms of this Agreement.

18. Enforcement. The parties hereto agree that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including the Stockholder’s obligations to vote its Covered Securities as provided in this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without any requirement for the posting of security, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) any party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

19. Severability. If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

20. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall be considered one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement.

21. Interpretation and Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or is favoring any party by virtue of the authorship of any provision of this Agreement. The words “hereto,” “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The headings and contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All references in this Agreement to Sections shall refer to sections of this Agreement unless the context shall require otherwise. The words “include,” “includes” and “including” shall not be limiting and shall be deemed to be followed by the phrase “without limitation.” The word “day” means calendar day, and any reference to a number of days shall refer to calendar days (unless Business Days are specified). When calculating the period of time before which, within which or following which any act is to be done or step is to be taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any reference in this Agreement to “$” means U.S. dollars. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”. The word “or” is not exclusive and the words “will” and “will not” are expressions of command and not merely expressions of future intent or expectation, in each case, unless the context otherwise requires. Except as otherwise specifically provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith. Except as otherwise specifically provided herein, all references in this Agreement to any agreement (including this Agreement), Contract, document or instrument mean such agreement, Contract, document or instrument as amended, supplemented, qualified, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto, in each case as of the date hereof and only to the extent made available as of the date hereof.

22. Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the transactions contemplated by the Merger Agreement, including the Mergers, are consummated.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized persons thereunto duly authorized) as of the date first written above.

SEQUOIA PARENT LP

By:	Sequoia Parent GP LLC, its general partner

By:	/s/ David Levine
Name: David Levine
Title: Senior Managing Director and Vice President

[Signature Page to Support Agreement]

PS BUSINESS PARKS, INC.
(solely with respect to Section 9 and Sections 14 through 22)

By:	/s/ Stephen W. Wilson
Name: Stephen W. Wilson
Title: President and Chief Executive Officer

[Signature Page to Support Agreement]

STOCKHOLDER

PUBLIC STORAGE

By:	/s/ Joseph D. Russell, Jr.
Name: Joseph D. Russell, Jr.
Title: President and Chief Executive Officer

[Signature Page to Support Agreement]

Schedule A

Stockholder	Company Shares	Common Partnership Units
Public Storage	7,158,354	7,305,355

Exhibit C

April 24, 2022

The Board of Directors

PS Business Parks, Inc.

701 Western Avenue

Glendale, California 91201-2349

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of PS Business Parks, Inc., a Maryland corporation (the “Company”), of the consideration to be paid to such holders in the Transaction (as defined below). Pursuant to the Agreement and Plan of Merger, dated as of April 24, 2022 (the “Agreement”), by and among the Company, Sequoia Parent L.P., a Delaware limited partnership (the “Acquiror”), Sequoia Merger Sub I LLC, a Maryland limited liability company, Sequoia Merger Sub II LLC, a Maryland limited liability company, and PS Business Parks, L.P., a California limited partnership (the “Partnership”), (i) Merger Sub II will be merged with and into the Partnership, with the Partnership being the surviving entity (the “Partnership Merger”), and each outstanding common partnership unit (each, a “Common Partnership Unit”) of the Partnership, other than the Excluded Units (as defined in the Agreement), will be converted into the right to receive $187.50 per unit in cash, and (ii) Merger Sub I will be merged with and into the Company, with the Company being the surviving entity (the “Company Merger” and together with the Partnership Merger, the “Transaction”), and each outstanding share of Company Common Stock, other than shares of Company Common Stock owned by the Acquiror or Merger Sub I or any wholly-owned subsidiary of the Company, the Acquiror or Merger Sub I will be converted into the right to receive $187.50 per share in cash (the “Consideration”).

In connection with preparing our opinion, we have (i) reviewed a draft dated April 24, 2022 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (iv) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company, and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or the Partnership or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and the Acquiror, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger on the Company’s syndicated credit facility in August 2021, sole lead arranger on the Acquiror’s syndicated credit facility in November 2021, joint lead bookrunner on the Acquiror’s offering of debt securities in September 2021, and joint lead bookrunner on the Acquiror’s offering of equity securities in November 2021. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Acquiror, for which it receives customary compensation or other financial benefits. In addition, during the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Acquiror’s portfolio companies for which we and such affiliates have received customary compensation. Such services during such period have included providing debt syndication, equity underwriting, debt underwriting and financial advisory services to the Acquiror’s portfolio companies. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with Public Storage (“Public Storage”), a shareholder of the Company that owns approximately 26% (or 7.2 million shares) of the Company Common Stock and would own approximately 41.4% (or 14.5 million shares) of the outstanding shares of the Company Common Stock if it redeemed its Common Partnership Units for Company Common Stock, for which we and such affiliates have received customary compensation. Such services during such period have included acting as active bookrunner on an offering of Public Storage’s debt securities in November 2021, joint bookrunning manager on an offering of Public Storage’s debt securities in April 2021, active bookrunner on an offering of Public Storage’s debt securities in January 2021. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company, the Acquiror, and Public Storage. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, the Acquiror or Public Storage for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

PS BUSINESS PARKS, INC.
ATTN: INVESTOR SERVICES DEPARTMENT 701 WESTERN AVE.
GLENDALE, CA 91201-2349
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VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on July 14, 2022 for shares held directly and by 11:59 p.m. Eastern Time on July 12, 2022 for shares held in a 401(k) Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on July 14, 2022 for shares held directly and by 11:59 p.m. Eastern Time on July 12, 2022 for shares held in a 401(k) Plan. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D86947-S47298 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
PS BUSINESS PARKS, INC.
The Board of Directors recommends you vote FOR proposals 1, 2 and 3. For Against Abstain
1. To approve the merger (the “Company Merger”) of Sequoia Merger Sub I LLC (“Merger Sub I”), a wholly owned subsidiary of Sequoia Parent LP ! ! ! (“Parent”), with and into PS Business Parks, Inc. (the “Company”), pursuant to the Agreement and Plan of Merger, dated as of April 24, 2022, as it may be amended from time to time, by and among the Company, PS Business Parks, L.P., Parent, Merger Sub I and Sequoia Merger Sub II LLC, and the other transactions contemplated by the Merger Agreement (the “proposal to approve the Company Merger”).
2. To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers that ! ! ! is based on or otherwise relates to the Company Merger.
3. To approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting ! ! ! to approve the proposal to approve the Company Merger.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com.
D86948-S47298
PS BUSINESS PARKS, INC. 701 Western Avenue Glendale, California 91201-2349
Proxy for our Special Meeting of Stockholders to be held on July 15, 2022 This Proxy/Instruction Card is Solicited on Behalf of the Board of Directors
The undersigned stockholder, a record holder of common stock of PS Business Parks, Inc. (“Common Stock”), and/or a participant in the PS Business Parks, Inc. 401(k)/Profit Sharing Plan (the “401(k) Plan”), hereby (i) appoints Adeel Khan and Nathaniel A. Vitan, or either of them, with power of substitution, as proxies, to appear and vote, as designated on the reverse side, all the shares of Common Stock held of record by the undersigned stockholder on June 7, 2022, at the Special Meeting of Stockholders to be held on July 15, 2022 (the “Special Meeting”) and any adjournments or postponements thereof, and/or (ii) authorizes and directs the trustee of the 401(k) Plan (the “Trustee”) to vote or execute proxies to vote, as instructed on the reverse side, all the shares of Common Stock credited to the undersigned’s account under the 401(k) Plan on June 7, 2022, at the Special Meeting and any adjournments or postponements thereof. In their discretion, the proxies and/or the Trustee are authorized to vote upon such other business as may properly come before the meeting.
THE PROXIES AND/OR THE TRUSTEE WILL VOTE ALL SHARES OF COMMON STOCK TO WHICH THIS PROXY/INSTRUCTION CARD RELATES IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN WITH RESPECT TO COMMON STOCK HELD OF RECORD BY THE UNDERSIGNED STOCKHOLDER, THE PROXIES WILL VOTE SUCH COMMON STOCK IN FAVOR OF PROPOSALS 1,
2, AND 3. IF NO DIRECTION IS GIVEN WITH RESPECT TO COMMON STOCK CREDITED TO THE UNDERSIGNED STOCKHOLDER’S ACCOUNT
UNDER THE 401(k) PLAN, THE TRUSTEE WILL VOTE SUCH COMMON STOCK IN THE SAME PROPORTION AS SHARES FOR WHICH VOTING INSTRUCTIONS HAVE BEEN RECEIVED, UNLESS REQUIRED BY LAW TO EXERCISE DISCRETION IN VOTING SUCH SHARES.
401(k) Plan Participants—The undersigned stockholder, if a participant in the 401(k) Plan, hereby authorizes and directs Principal Financial Group as Trustee for the 401(k) Plan to vote and exercise all proxies to vote, as instructed on the reverse side, all shares of Common Stock allocated to the undersigned’s account as of June 7, 2022 at the Special Meeting and any adjournments or postponements thereof. The undersigned understands that the undersigned is to mail this confidential voting instruction card to Broadridge, acting as tabulation agent or vote by PHONE OR INTERNET, as described on the reverse side of this card, and that the undersigned’s instructions must be received by Broadridge no later than 11:59 p.m., Eastern Time, on July 12, 2022. If the undersigned’s instructions are not received by that time and date, or if the voting instructions are invalid because this form is not properly signed and dated, the shares in the undersigned’s account will be voted in accordance with the terms of the 401(k) Plan document.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.
Continued and to be signed on reverse side